                                                                    EXHIBIT 99.1


          SUBJECT TO COMPLETION OR AMENDMENT, DATED SEPTEMBER 24, 1997


                             INFORMATION STATEMENT

                             ITT DESTINATIONS, INC.

                     DISTRIBUTION OF SHARES OF COMMON STOCK

     This Information Statement is being furnished in connection with the distribution (the "Destinations Distribution") by ITT Corporation ("ITT") to holders of its Common Stock, no par value ("ITT Common Stock"), of all the outstanding shares of Common Stock, par value $.01 per share ("Company Common Stock"), of ITT Destinations, Inc. (the "Company"), which will hold ITT's hotels and gaming business after the Destinations Distribution.


     Shares of Company Common Stock are being distributed to holders of ITT
Common Stock of record as of the close of business on             , 1997 (the
"Record Date"). Each such holder will receive one share of Company Common Stock for each share of ITT Common Stock held on the Record Date. The Destinations
Distribution will occur at 12:00 midnight on             , 1997. Stockholders of
ITT will not be required to pay for shares of Company Common Stock received in the Destinations Distribution. The Company has applied to have the Company Common Stock listed on The New York Stock Exchange, Inc. under the symbol "ITT."


                            ------------------------

NO STOCKHOLDER APPROVAL OF THE DESTINATIONS DISTRIBUTION IS REQUIRED OR SOUGHT. ITT IS NOT SOLICITING PROXIES AND STOCKHOLDERS ARE REQUESTED NOT TO SEND A PROXY
 TO ITT OR THE COMPANY. STOCKHOLDERS SHOULD NOT SEND ANY ITT STOCK CERTIFICATES
                             TO ITT OR THE COMPANY.

                            ------------------------


SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED IN ADDITION TO THE
           OTHER INFORMATION INCLUDED IN THIS INFORMATION STATEMENT.


                            ------------------------

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION, THE MISSISSIPPI GAMING COMMISSION OR THE INDIANA GAMING COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS INFORMATION STATEMENT IS
                      ACCURATE OR COMPLETE. ANY REPRESEN-
                 TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Stockholders of ITT with inquiries related to the Destinations Distribution should contact ITT's information agent, Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, telephone number: (800) 223-2064. Stockholders may also direct written inquiries to Director of Investor Relations, ITT Destinations, Inc., 1330 Avenue of the Americas, New York, New York 10019-5490.

           The date of this Information Statement is          , 1997.

                             INFORMATION STATEMENT

                               TABLE OF CONTENTS


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QUESTIONS AND ANSWERS ABOUT THE DESTINATIONS DISTRIBUTION AND OTHER MATTERS...........    1

SUMMARY...............................................................................    8

RISK FACTORS..........................................................................   16

THE DESTINATIONS DISTRIBUTION.........................................................   21
General...............................................................................   21
Manner of Effecting the Destinations Distribution.....................................   21
Reasons for Furnishing This Information Statement.....................................   21
Comprehensive Plan....................................................................   22
Reasons for the Comprehensive Plan....................................................   23
Certain Indebtedness..................................................................   26
Strategic Investment..................................................................   29
Conditions to the Destinations Distribution...........................................   29
Effect of the Destinations Distribution on the Hilton Offer...........................   30
Recommendation of the Board of Directors of ITT with Respect to the Hilton
  Transaction.........................................................................   32
Federal Income Tax Consequences of the Distributions..................................   34
Listing and Trading of Company Common Stock...........................................   37

DIVIDEND POLICY.......................................................................   38

ITT DESTINATIONS, INC. SELECTED HISTORICAL FINANCIAL AND OPERATING DATA...............   39

ITT DESTINATIONS, INC. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS..........   40
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1997....................   40
Unaudited Pro Forma Consolidated Income for the Six Months Ended June 30, 1997........   41
Unaudited Pro Forma Consolidated Income for the Year Ended December 31, 1996..........   42
Notes to Unaudited Pro Forma Consolidated Financial Statements........................   43

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   44
Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996...........   44
Year Ended December 31, 1996 Compared With Year Ended December 31, 1995...............   46
Year Ended December 31, 1995 Compared With Year Ended December 31, 1994...............   48
Liquidity and Capital Resources.......................................................   50

BUSINESS..............................................................................   53
General...............................................................................   53
Hilton Transaction....................................................................   53
Continued Refinement and Implementation of Strategic Plan.............................   54
Business Segments.....................................................................   55
Hotel Operations......................................................................   55
Gaming Operations.....................................................................   64
Gaming Assets Identified for Disposition..............................................   66
Dispositions..........................................................................   66
Employees.............................................................................   67
Competition...........................................................................   67
Exposure to Currency Fluctuations.....................................................   68
Intellectual Property.................................................................   68
Governmental Regulation and Related Matters...........................................   69
Other.................................................................................   77

REGULATORY APPROVALS..................................................................   77
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Nevada Gaming Regulatory Approvals....................................................   77
New Jersey Gaming Regulatory Approvals................................................   79
Mississippi Gaming Regulatory Approvals...............................................   80
Ontario, Canada Gaming Regulatory Approvals...........................................   82
Nova Scotia, Canada Gaming Regulatory Approvals.......................................   82
Indiana Gaming Regulatory Approvals...................................................   82
Communications Act of 1934............................................................   82

LEGAL PROCEEDINGS.....................................................................   82

THE COMPANY'S RELATIONSHIP WITH ITT AFTER THE DESTINATIONS DISTRIBUTION...............   84
Distribution Agreements...............................................................   85
Tax Allocation Agreements.............................................................   85
Intellectual Property Agreements......................................................   86
Employee Benefits Agreement...........................................................   87

MANAGEMENT AND EXECUTIVE COMPENSATION.................................................   89
Board of Directors....................................................................   89
Committees of the Board of Directors..................................................   91
Directors' Retirement Policy..........................................................   92
Directors' Compensation...............................................................   92
Directors' Benefits...................................................................   92
Restricted Stock Plan for Non-Employee Directors......................................   93
Certain Relationships and Related Transactions........................................   93
Executive Officers of the Company.....................................................   94
Compensation of Executive Officers....................................................   97
Annual Incentive Bonus Plan...........................................................   98
Option Grants of ITT Common Stock to the Company Executives in Last Fiscal Year.......   98
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.....   99
Severance Agreements..................................................................  100
Employment Contract...................................................................  100
1997 Stock Plan.......................................................................  101
Pension Plans.........................................................................  101
Compensation Committee Interlocks and Insider Participation...........................  104

PROJECTED BENEFICIAL OWNERSHIP........................................................  105

DESCRIPTION OF CAPITAL STOCK..........................................................  107
Authorized Capital Stock..............................................................  107
Company Common Stock..................................................................  107
Company Preferred Stock...............................................................  107
Authorized But Unissued Capital Stock.................................................  107
Rights Plan...........................................................................  108
No Preemptive Rights..................................................................  110
Nevada General Corporation Law........................................................  110
Provisions of the Company's Articles of Incorporation and By-laws Affecting a Change in Control..........................................................................  112

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS...............................  115

AVAILABLE INFORMATION.................................................................  116

ITT DESTINATIONS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE........  F-1


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

                             QUESTIONS AND ANSWERS
             ABOUT THE DESTINATIONS DISTRIBUTION AND OTHER MATTERS

Q1:   WHAT IS THE DESTINATIONS DISTRIBUTION?

A: The Destinations Distribution is part of the plan of ITT Corporation ("ITT") to separate itself into three distinct publicly owned companies focused on (a) hotels and gaming, (b) telephone directories publishing and
      (c) post-secondary technical education.

Q2: ARE THESE TRANSACTIONS SIMILAR TO THE SUCCESSFUL 1995 DIVISION OF THE BUSINESSES OF ITT?


A: Yes. ITT has substantial experience with the benefits of spin-off transactions. In 1994, ITT's predecessor spun-off its forestry products subsidiary to create an independent company. In addition, ITT is the product of the December 1995 separation of a conglomerate (which was then known as "ITT Corporation") that controlled the businesses now operated by ITT as well as ITT Industries, Inc. (a New York Stock Exchange listed company trading under the symbol "IIN" that manufactures a wide variety of high technology and industrial products) and The Hartford Financial Services Group, Inc. (formerly "ITT Hartford Group, Inc.," a New York Stock Exchange listed company trading under the symbol "HIG" that operates one of the largest multiline insurance companies in the United States).



       Holders of ITT stock (who have retained the common stock of Rayonier Inc., ITT Industries, Inc., and The Hartford Financial Services Group, Inc. previously distributed by ITT) for the five years through July 1997 have seen their investment outperform the Standard & Poor's 500 Index by more than 70% and increase in aggregate value by approximately $15 billion during the same period.


       The separation of ITT's three businesses being undertaken now is similar to the 1995 separation by the former ITT Corporation and represents another step in the transition of the former ITT conglomerate to a group of individually accountable, strategically focused organizations.

Q3:   WHAT IS THE DIFFERENCE BETWEEN ITT AND THE COMPANY?

A: ITT operates in three principal business areas: hotels and gaming, telephone directories publishing and post-secondary technical education. ITT conducts its hotels and gaming business through its subsidiaries, ITT Sheraton Corporation ("Sheraton"), Ciga S.p.A. ("Ciga") and Caesars World, Inc. ("Caesars"). ITT conducts its telephone directories publishing business through its wholly-owned subsidiary, ITT World Directories, Inc. ("ITT World Directories"), and its post-secondary technical education business through its 83.3%-owned subsidiary, ITT Educational Services, Inc. ("ITT Educational").

       To carry out the separation of its businesses, ITT is placing its hotels and gaming business in a newly-formed Nevada subsidiary, ITT Destinations, Inc. (the "Company"). ITT is separating its businesses into three distinct publicly-owned companies, by distributing to the holders of ITT's common stock, no par value ("ITT Common Stock"), (i) all the outstanding shares of common stock, par value $.01 per share ("Company Common Stock"), of the Company (the "Destinations Distribution") and (ii) all the shares owned by ITT of the common stock, par value $.01 per share ("ITT Educational Common Stock"), of ITT Educational (the "ITT Educational Distribution" and, together with the Destinations Distribution, the "Distributions"). After the Distributions, ITT intends to change its name to "ITT Information Services, Inc." ("ITT ISI") and the Company intends to change its name to "ITT Corporation." Although the Company is newly formed, this document describes the historic activities of ITT's hotels and gaming business as though they were conducted by the Company. This document uses the term "ITT ISI" in reference to ITT after the Distributions, at which time ITT World Directories will be ITT's only direct subsidiary.

       After the Distributions are complete, ITT will still own its subsidiary that operates its telephone directories publishing business and

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

       shares of ITT Common Stock will represent an ownership interest in that business. Ownership of ITT's hotels and gaming business will be represented by the shares of Company Common Stock that stockholders will receive in the Destinations Distribution and ownership of ITT's post-secondary technical education business will be represented by the shares of ITT Educational Common Stock that stockholders will receive in the ITT Educational Distribution.

Q4: WHAT OTHER ACTIONS ARE TAKING PLACE AROUND THE TIME OF THE DESTINATIONS DISTRIBUTION?

A: The Destinations Distribution is one element of a comprehensive plan (the "Comprehensive Plan") approved by the Board of Directors of ITT (the "ITT Board"). The other major elements of the Comprehensive Plan are:

       ITT Educational Distribution. In the ITT Educational Distribution, ITT will separate its post-secondary technical education business from its telephone directories publishing business in a transaction similar to, but separate from, this one. In that transaction, ITT will distribute to its stockholders all the shares that it holds of its subsidiary that operates its post-secondary technical education business, ITT Educational. ITT stockholders will receive a separate information statement describing the ITT Educational Distribution.


       Stock Tender Offer. On July 17, 1997, ITT commenced an offer to repurchase up to 30 million shares of ITT Common Stock, or approximately 25.7% of all its outstanding shares, from the public for a price per share of $70, net to the seller in cash (the "Stock Tender Offer"). The Stock Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, September 29, 1997.



       Allocation of Indebtedness. ITT plans to allocate its indebtedness between its hotels and gaming business and its telephone directories publishing business in a manner that is appropriate for the credit capacity and capitalization requirements of each business. Because the financial responsibility standards of the U.S. Department of Education applicable to ITT Educational limit the amount of indebtedness ITT Educational may incur, no indebtedness will be allocated to ITT Educational. ITT's preferred means of making this allocation is to replace ITT's existing indebtedness with indebtedness issued by the entity that ultimately will be liable for such indebtedness. Accordingly, on August 11, 1997, ITT commenced an offer to repurchase all the publicly held debt securities issued by it, aggregating $2 billion in principal amount (the "Debt Tender Offer" and, together with the Stock Tender Offer, the "Tender Offers"). The Debt Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, September 29, 1997. In conjunction with the Debt Tender Offer, ITT plans to repay certain other indebtedness.


Q5:   HOW WILL ITT FINANCE THE TENDER OFFERS?


A: ITT plans to finance the Debt Tender Offer and the repayment of a portion of certain other indebtedness with cash received from the Company as consideration (along with additional shares of Company Common Stock) for certain assets transferred to the Company prior to the Destinations Distribution (the "First Payment") and the proceeds of a cash dividend from the Company (the "Second Payment"). ITT plans to finance the Stock Tender Offer and the repayment of a portion of such other indebtedness with a combination of available cash, borrowings under new bank credit facilities and debt financing by ITT ISI and the subsidiaries it will have after the Distributions and the proceeds of a cash dividend from the Company (the "Third Payment"). The Company will finance the First, Second and Third Payments with borrowings under a new bank credit facility. After the Destinations Distribution, the Company will have approximately $4.2 billion of outstanding indebtedness and ITT ISI will have approximately $1.275 billion of outstanding indebtedness.


       The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") have delivered a letter to ITT stating that they are highly confident that they will be able to arrange credit facilities and debt securities offerings for the Company and ITT ISI and

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

its subsidiaries in amounts sufficient to consummate the Tender Offers and the other elements of the Comprehensive Plan. In addition, Chase and CSI have delivered commitment letters (the "Commitment Letters") to ITT providing for credit facilities in aggregate principal amounts of (a) $5 billion for the Company (the "Company Credit Facilities"), (b) $385 million for ITT Promedia CVA ("Promedia"), a Belgian company and a wholly owned subsidiary of ITT ISI (the "Promedia Credit Facilities"), and (c) $270 million for ITT Publimedia B.V. ("Publimedia"), a Dutch company and a wholly owned subsidiary of Promedia (the "Publimedia Credit Facilities"). The significant debt of the Company after the Distributions and the terms of the Company Credit Facilities could have adverse consequences for the Company and its stockholders. See "Risk Factors -- Leverage and Debt Service" and "-- Restrictions Imposed by Financings."


       In addition to these credit facilities, Promedia has issued DM 500 million of 9 1/8% Senior Subordinated Notes due 2007 (the "Promedia Notes") and Publimedia has issued $225 million of 9 3/8% Senior Subordinated Notes due 2007 (the "Publimedia Notes" and, together with the Promedia Notes, the "Subsidiary Notes"). The Subsidiary Notes are unsecured and subordinated and have covenants that are typical for high yield offerings. ITT also expects to arrange interim bank financing in an aggregate principal amount of approximately $225 million (the "Interim Credit Facilities" and, together with the Promedia Credit Facilities and the Publimedia Credit Facilities, the "ITT ISI Credit Facilities"). ITT expects that the Interim Credit Facilities will be repaid with the proceeds of the Strategic Investment (as defined herein). See "The Destinations Distribution -- Strategic Investment."


       To read more about these financings, see "The Destinations
       Distribution -- Certain Indebtedness."

Q6:   WHAT IS HAPPENING WITH ITT'S STRATEGIC PLAN?

A: The Comprehensive Plan is another step in ITT's refinement of its strategic plan to focus on hotels and gaming and explore and exploit opportunities to enhance the value of ITT within that focus. This initiative already has resulted in the sale of certain of ITT's assets, a continued focus on cost containment, continued efforts to grow the hotels and gaming business and the pursuit of transactions that are expected to enhance the profitability, return on assets or cash flows of that business.

       Sale of Assets. As part of its focus on its core business, ITT sold its interest in Alcatel Alsthom for $830 million, sold a 39.8% interest in Madison Square Garden, L.P. ("Madison Square Garden") for $500 million and contracted through "put" and "call" options to sell its remaining 10.2% interest for at least $150 million and, with its partner, Dow Jones & Company, Inc. ("Dow Jones"), entered into an agreement to sell television station WBIS+ for $257.5 million. The closing of the sale of ITT's interest in WBIS+ is subject to regulatory approval, and is expected to occur in the fourth quarter of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of
       Operations -- Liquidity and Capital Resources -- Asset Dispositions and Capital Expenditures."

       Cost Containment. The Company plans to continue to focus on cost containment opportunities in its hotels and gaming business. As part of this program, ITT implemented a significant restructuring of its World Headquarters operations (for which it recognized a one-time, pre-tax charge of $58 million), reducing headcount by 65% and annual expenses by at least $20 million. These cost savings were achieved even while providing for affected employees' enhanced severance payments, enhanced pension payments and placement services. As a more narrowly focused entity, the Company plans to continue to reduce costs and complete its evolutionary process by eliminating the vestiges of its former conglomerate parent. Specifically, the Company plans to focus on reducing

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

       overhead costs at both its hotels and gaming headquarters as well as operations. Management of the Company believes that these efforts, which are currently underway, will result in approximately $10 million to $15 million in additional overhead savings during 1998.

       Growth of the Hotels and Gaming Business. Within the parameters of the strategic plan, ITT is actively pursuing opportunities to grow its hotels and gaming business. Since January 1, 1997, ITT has acquired three hotels and signed or acquired 82 franchise agreements and management contracts in 20 different countries, totalling more than 20,000 rooms, including contracts to manage four former Ritz Carlton hotels. The Company will continue to purchase hotels and interests in hotels, add new franchises and seek out additional management opportunities throughout the world. Such efforts will depend upon individual market conditions and factors affecting the hotel industry generally.

       Enhanced Profitability, Return on Assets and Cash Flows. ITT believes transactions involving hotel or gaming properties that enhance the profitability, return on assets or cash flows of its hotels and gaming operations further the goal of strengthening ITT's core business. These transactions may include, among other things, joint ventures to develop, purchase or operate properties and conversions of owned properties to managed properties. For example, ITT recently entered into a long-term strategic alliance with FelCor Suite Hotels, Inc. ("FelCor"), pursuant to which FelCor acquired five of ITT's hotel properties and ITT retained long-term contracts to manage such hotels, and an agreement in principle with Davis Gaming, L.L.C. ("Davis Gaming"), a Delaware limited liability company owned by Marvin Davis, to form a 50/50 joint venture to own The Desert Inn Resort and Casino (the "Desert Inn") in Las Vegas, Nevada and the 34 acre parcel of land adjacent to the Desert Inn, pursuant to which ITT will receive $250 million in cash and retain a 50% ownership interest and a long-term contract to manage this property. ITT is holding the Desert Inn (pending execution of definitive agreements with Davis Gaming for the joint venture relating to the Desert Inn) and The Sheraton Casino in Tunica, Mississippi, for sale and is also conducting detailed reviews of its options with regard to its ownership interest in Ciga and certain luxury and other hotels, taking into account the best interests of its stockholders and ITT.

       The Company will benefit from the implementation by ITT of, and will continue to pursue, this strategic plan.

Q7: WHY IS ITT SEPARATING ITS HOTELS AND GAMING BUSINESS FROM ITS TELEPHONE DIRECTORIES PUBLISHING AND POST-SECONDARY TECHNICAL EDUCATION BUSINESSES?

A: The Comprehensive Plan is intended to enhance the value of the ongoing investment of stockholders of ITT as well as further the interests of ITT's employees, creditors, customers, and the economies and communities in which ITT operates. ITT has operated three distinct businesses with different characteristics, competitive environments and growth prospects. Separating ITT's businesses and allowing them to operate independently is expected to result in, among other things, increased strategic focus, a flattening of organizational structures, the implementation of narrowly-tailored incentive compensation plans and enhanced public market understanding and valuations of these businesses. The ITT Board also took account of the tax-free nature of spin-offs and ITT's prior positive experience with such transactions. Additionally, the Comprehensive Plan is expected to provide significant benefits to other constituents of ITT, relative both to the proposed acquisition of ITT by Hilton Hotels Corporation ("Hilton") and ITT's existing structure. See "The Destinations Distribution -- Reasons for the Comprehensive Plan."

Q8:   WHY IS THIS TRANSACTION STRUCTURED AS A DISTRIBUTION?

A: The Distributions are the most tax-efficient means of separating ITT's businesses. Prior to the Distributions, Cravath, Swaine & Moore, counsel to ITT, will deliver an opin-

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


      ion to ITT stating that, for U.S. Federal income tax purposes, the Distributions will be tax-free to ITT and its stockholders and further that an acquisition of ITT, ITT Educational or the Company by Hilton after the Distributions should not adversely affect the tax-free nature of the Distributions. The opinion is subject to certain factual representations and assumptions. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") concerning the U.S. Federal income tax consequences of the Distributions, and the IRS could take a position contrary to Cravath, Swaine & Moore's opinion. To read about the Federal income tax consequences of the Distributions, see "The Destinations Distribution -- Federal Income Tax Consequences of the Distributions."


      ITT as an independent entity can consummate such a tax-free spin-off immediately; an acquiror (whether by purchase or merger) in a transaction that is taxable in whole or in part (including the acquisition of ITT proposed by Hilton) would be unable to undertake a tax-free distribution of ITT assets for a period of five years. Compared to a taxable sale of ITT's telephone directories publishing business and post-secondary technical education business, the Distributions will save ITT in excess of $500 million in U.S. Federal income taxes. Further, the tax-free nature of transactions such as the Distributions is under increasing scrutiny in the Congress. Accordingly, it is possible that in the future legislation will be passed that might eliminate or restrict the ability of ITT to undertake the Distributions on a tax-free basis.

Q9:   WHAT WILL ITT STOCKHOLDERS RECEIVE IN THE DESTINATIONS DISTRIBUTION?

A: In the Destinations Distribution, ITT stockholders will receive one share of Company Common Stock and one right (a "Right") issued under the Company's Stockholders Rights Plan (the "Rights Plan") for each share of ITT Common Stock that they own. After the Destinations Distribution, ITT stockholders will still own their ITT shares and the same stockholders will still own all of ITT's businesses, but as separate investments rather than a single investment.

       After the Distributions, ITT will send a letter to stockholders that will explain the way to allocate tax basis in the shares distributed to them and in ITT shares.

Q10:  WHAT DOES AN ITT STOCKHOLDER NEED TO DO NOW?

A: Nothing. Stockholder approval is not required under applicable law. The Company is NOT asking ITT stockholders for a proxy. ITT has decided not to submit the Destinations Distribution for a vote of ITT stockholders because under Nevada law such a vote is not required. The 1995 division of the businesses of ITT's predecessor was submitted for advisory approval of stockholders as part of a series of stockholder proposals related to the terms of that transaction that required stockholder approval. In 1995, certain elements of ITT's predecessor's plan required stockholder approval, although the distributions themselves did not. The board of directors of ITT's predecessor reserved the right to proceed with that transaction even if stockholder approval was not obtained. In the context of the Destinations Distribution, no other transaction in the Comprehensive Plan requires stockholder approval, including the organization of the Company, the Stock Tender Offer, the Debt Tender Offer or the ITT Educational Distribution.

       ITT stockholders should NOT send in their ITT stock certificates. ITT stockholders will automatically receive their shares of Company Common Stock.

Q11:  WHAT EFFECT WILL THIS HAVE ON THE OFFER BY HILTON FOR ITT SHARES?

A: On January 31, 1997, HLT Corporation ("HLT"), a wholly owned subsidiary of Hilton, commenced a tender offer (the "Hilton Offer") to purchase 61,145,475 shares, approximately 50.1% of the outstanding shares, of ITT Common Stock at a purchase price of $55 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in HLT's Offer to

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

      Purchase dated January 31, 1997 (the "Hilton Offer to Purchase"). Hilton stated that if the Hilton Offer were successful, Hilton intended to consummate a merger (the "Proposed Squeeze Out Merger" and, together with the Hilton Offer, the "Hilton Transaction") pursuant to which each share of ITT Common Stock not tendered and purchased pursuant to the Hilton Offer (other than shares owned by Hilton and its subsidiaries or held in ITT's treasury) would be converted into the right to receive a number of shares of Hilton common stock having a nominal value of $55 per share, subject to unspecified collar provisions. On August 7, 1997, Hilton amended the Hilton Offer to increase the offered purchase price to $70 per share of ITT Common Stock and to indicate that each share not tendered pursuant to the Hilton Offer would be converted in the Proposed Squeeze Out Merger into the right to receive a number of shares of Hilton common stock having a nominal value of $70 per share subject to unspecified collar provisions. The ITT Board has unanimously determined that the Hilton Transaction, including the Hilton Offer, as amended, is inadequate and not in the best interests of ITT.


       The ITT Board believes that the business justifications for the Comprehensive Plan are compelling without regard to the Hilton Offer and intends to pursue the plan even if Hilton withdraws its interest in acquiring ITT. However, in reviewing the Comprehensive Plan, the ITT Board took account of the possibility that the transactions contemplated by the Comprehensive Plan could adversely affect the Hilton Offer. The ITT Board also considered appropriate governance mechanisms for the Company designed to achieve the objectives of fostering management continuity needed to implement the Company's strategic plan, deterring abusive takeover tactics and, if necessary, maximizing the Company's negotiating leverage in the face of a hostile offer and thereby protecting the interests of the Company's stockholders and other constituencies. A detailed discussion of the reasons why the ITT Board approved the Comprehensive Plan as in the best interests of the stockholders and other constituencies of ITT is set forth under "The Destinations Distribution -- Reasons For the Comprehensive Plan."



       The ITT Board also considered the advice of counsel to ITT that, although there is no IRS ruling or case law that is dispositive of the issue, in such counsel's view, the Destinations Distribution should not create a tax-related impediment to an unsolicited offer by Hilton to acquire the Company after the Destinations Distribution. The ITT Board recognized that this advice was based on an interpretation of tax laws and the provisions of pending legislation as of the time it was expressed, rather than binding precedent, and accordingly was not free from doubt and was subject to revision if pending tax legislation changed.


       As a result of the Comprehensive Plan, including the Destinations Distribution, and in light of statements by Hilton that it is interested in the Company's hotels and gaming business, it is likely that Hilton will withdraw the Hilton Offer after completion of the Destinations Distribution. Although ITT is not able to predict Hilton's future actions, Hilton has stated publicly that if ITT completes the Destinations Distribution, Hilton will abandon its attempt to acquire ITT and will not pursue an acquisition of the Company.


       If Hilton were to acquire the Company, and all employees who are entitled to severance payments were terminated, the aggregate amount of all such severance payments would be approximately $165 million. See "Management and Executive Compensation -- Severance Agreements."


       Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles") and the Company's Amended and Restated By-laws (the "By-laws"), the Rights Plan and certain provisions of Chapter 78 of Nevada Revised Statues, the General Corporation Law of the State of Nevada (the "NGCL"), may have the effect of delaying or making more difficult an acquisition of control of the Company in a transaction that is not approved by the Board of Directors of the Company (the "Board"). See "The Destinations Distribu-
tion -- Effect of the Destinations Distribution on the Hilton Offer."

Q12:  WHOM SHOULD ITT STOCKHOLDERS CALL IF THEY HAVE ADDITIONAL QUESTIONS?

A: Additional questions relating to the Destinations Distribution should be directed to the Company's information agent, Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, telephone number: (800) 223-2064. Written inquiries may also be directed to Director of Investor Relations, ITT Destinations, Inc., 1330 Avenue of the Americas, New York, New York 10019-5490.

SUMMARY

     This summary highlights selected information from this document, and may not contain all the information that is important to ITT stockholders. To understand the Destinations Distribution fully, ITT stockholders should read this entire document carefully, as well as those additional documents referred to in this summary and elsewhere. See "Additional Information."

THE DISTRIBUTIONS

     The Destinations Distribution is part of the plan of ITT to separate itself into three distinct publicly owned companies focused on (a) hotels and gaming,
(b) telephone directories publishing and (c) post-secondary technical education.


     ITT has substantial experience with the benefits of spin-off transactions. In 1994, ITT's predecessor spun-off its forestry products subsidiary to create an independent company. In addition, ITT is the product of the December 1995 separation of a conglomerate (which was then known as "ITT Corporation") that controlled the businesses now operated by ITT as well as ITT Industries, Inc. (a New York Stock Exchange listed company trading under the symbol "IIN" that manufactures a wide variety of high technology and industrial products) and The Hartford Financial Services Group, Inc. (formerly "ITT Hartford Group, Inc.," a New York Stock Exchange listed company trading under the symbol "HIG" that operates one of the largest multiline insurance companies in the United States).



     Holders of ITT stock (who have retained the common stock of Rayonier Inc., ITT Industries, Inc., and The Hartford Financial Services Group, Inc. previously distributed by ITT) for the five years through July 1997 have seen their investment outperform the Standard & Poor's 500 Index by more than 70% and increase in aggregate value by approximately $15 billion during the same period. The separation of ITT's three businesses being undertaken now is similar to the 1995 separation by the former ITT Corporation and represents another step in the transition of the former ITT conglomerate to a group of individually accountable, strategically focused organizations.


     ITT conducts its hotels and gaming business through its subsidiaries, Sheraton, Ciga and Caesars, conducts its telephone directories publishing business through its wholly-owned subsidiary, ITT World Directories, and conducts its post-secondary technical education business through its 83.3%-owned subsidiary, ITT Educational.

     To carry out the separation of its businesses, ITT is placing its hotels and gaming business in a newly-formed Nevada subsidiary, the Company. ITT is separating its businesses into three distinct publicly-owned companies, by distributing to the stockholders of ITT (i) all the shares of Company Common Stock in the Destinations Distribution and (ii) all the shares owned by ITT of ITT Educational Common Stock in the ITT Educational Distribution.

     After the Distributions, ITT's only business will be its telephone directories publishing business and the shares of ITT Common Stock held by ITT stockholders will represent an ownership interest in that business. ITT will continue to own ITT World Directories, which, directly and through operating subsidiaries, will continue to conduct the telephone directories publishing business. Ownership of ITT's hotels and gaming business will be represented by the shares of Company Common Stock that ITT stockholders will receive in the Destinations Distribution and ownership of ITT's post-secondary technical education business will be represented by the shares of ITT Educational Common Stock that ITT stockholders will receive in the ITT Educational Distribution.

THE DESTINATIONS DISTRIBUTION

     In the Destinations Distribution, ITT stockholders will receive one share of Company Common Stock for each share of ITT Common Stock that they own. This represents a continuing interest in ITT's hotels and gaming business. Each share of Company Common Stock automatically will include a Right issued under the Rights Plan (see "Description of Capital Stock -- Rights Plan" for a description of the Rights Plan).

     Based on 116,528,691 shares of ITT Common Stock outstanding as of June 30, 1997 and the number of shares of ITT Common Stock offered for purchase in the Stock Tender Offer, 86,528,691 shares of Company Common Stock will be distributed. The shares to be distributed will constitute all of the outstanding shares of Company Common Stock immediately after the Destinations Distribution. Stockholders will not be required to pay for any shares of Company Common Stock or to sur-render or exchange shares of ITT Common Stock to receive shares of Company Common Stock.

     After the Distributions, ITT intends to change its name to "ITT Information Services, Inc." and the Company intends to change its name to "ITT Corporation." Although the Company is newly formed, this document describes the historic activities of ITT's hotels and gaming business as though it was conducted by the Company. This document uses the term "ITT ISI" in reference to ITT after the Distributions, at which time ITT World Directories will be its only direct subsidiary.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Destinations Distribution has been structured so that neither ITT nor its stockholders will recognize any gain or loss for U.S. Federal income tax purposes in connection with the Destinations Distribution. Prior to the Distributions, Cravath, Swaine & Moore, counsel to ITT, will deliver an opinion to ITT stating that, for U.S. Federal income tax purposes, the Distributions will be tax-free to ITT and to its stockholders and further that an acquisition of ITT, ITT Educational or the Company by Hilton after the Distributions should not adversely affect the tax-free nature of the Distributions. The opinion is subject to certain factual representations and assumptions. No ruling has been or will be sought from the IRS concerning the U.S. Federal income tax consequences of the Distributions, and the IRS could take a position contrary to Cravath, Swaine & Moore's opinion. In the event that the Distributions failed to qualify as tax-free spinoffs under Section 355 of the Internal Revenue Code of 1986 (the "Code") (or if, as a result of the application of Section 355(e) to the Distributions, ITT recognized taxable gain with respect to the Distributions), the Company estimates that the aggregate shared corporate-level U.S. Federal income tax liability in that regard of ITT ISI, ITT Educational and the Company would be approximately $1.4 billion. Generally, under the Tax Allocation Agreement and the Amended and Restated Tax Allocation Agreement (each as defined herein), the Company will be responsible for the full amount of such liability, unless such liability arises as a result of certain actions or omissions of ITT Educational and/or ITT ISI. See "The Company's Relationship With ITT After the Destinations Distribution--Tax Allocation Agreements." In addition, if the Distributions failed to qualify as tax-free under Section 355 of the Code, the Company estimates that the aggregate tax liability to ITT's stockholders (after considering an assumed portion of tax-exempt stockholders) would be approximately $1.4 billion. None of ITT ISI, ITT Educational or the Company will be obligated to indemnify ITT's stockholders for any such tax liability.


     ITT as an independent entity can consummate a tax-free spin-off of ITT assets immediately; an acquiror (whether by purchase or merger) in a transaction that is taxable in whole or in part (including the acquisition of ITT proposed by Hilton) would be unable to undertake a tax-free spin-off of ITT assets for a period of five years. Compared to a taxable sale of the Company's telephone directories publishing business and post-secondary technical education business, the Distributions will save ITT in excess of $500 million in U.S. Federal income taxes. Further, the tax-free nature of transactions such as the Distributions is under increasing scrutiny in the Congress. Accordingly, it is possible that in the future legislation will be passed that might eliminate or restrict the ability of ITT to undertake the Distributions on a tax-free basis.

ACCOUNTING TREATMENT

     For the Company's financial reporting purposes, the Destinations Distribution will be accounted for as if ITT's information services segment, which consists of ITT's telephone directories publishing and post-secondary technical education businesses, were being spun off from ITT and discontinued.

EFFECTS OF THE DESTINATIONS DISTRIBUTION ON THE RIGHTS OF ITT STOCKHOLDERS

     After the Destinations Distribution, ITT stockholders will be stockholders of both ITT and the Company. The Company will be governed by Nevada law and the Company's Articles and By-laws, which differ in certain ways from those of ITT. ITT will continue to be governed by Nevada law and ITT's Articles of Incorporation and By-laws.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES, BY-LAWS AND RIGHTS PLAN

     Certain provisions of the Articles and By-laws may provide the Board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of the Company. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board, (ii) the classification of the

Board into three classes, each of which will serve for a term of three years,
(iii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iv) requirements for advance notice for raising business or making nominations at stockholders' meetings and (v) the requirement of a supermajority vote to remove directors with or without cause. These provisions may make difficult an acquisition of the Company in a transaction not approved by the Board. In addition, as a result of the classified Board, at least two annual meetings of stockholders may be required for the Company's stockholders to change a majority of the members of the Board.

     The Company's Rights Plan, which is described elsewhere in this Information Statement, will also make an acquisition of control of the Company in a transaction that is not approved by the Board more difficult. See "Description of Capital Stock -- Rights Plan."

DIVIDEND POLICY OF THE COMPANY

     After the Destinations Distribution, the Company does not intend to pay cash dividends on Company Common Stock for the foreseeable future. Whether the Company pays cash dividends (and the amount of any such dividends) will be at the discretion of the Board. The Company expects that it will be restricted from paying cash dividends by the terms of its new credit agreement and other debt instruments. Future dividend decisions will be based on, and affected by, a number of factors, including the terms of any credit facility, indenture or other agreement binding upon the Company at such time and the Company's operating results and financial requirements.

     ITT has not declared or paid any dividends to date and it is not expected that ITT ISI will pay any dividends for the foreseeable future. ITT Educational has not paid any dividends since its initial public offering in December 1994, and anticipates that it will not pay any cash dividends for the foreseeable future.

LISTING AND TRADING OF THE COMPANY COMMON STOCK

     The Company has applied to have the Company Common Stock listed on The New York Stock Exchange, Inc. (the "NYSE"), under the symbol "ITT." After the Destinations Distribution, ITT Common Stock will continue to be listed on the NYSE, but under the symbol "INF."
     There may be a temporary, "when-issued" market for Company Common Stock shortly before the Destinations Distribution. If there is, stockholders will be able to sell their right to receive shares of Company Common Stock separately from shares of ITT Common Stock, subject to completion of the Destinations Distribution. Such stockholders would have to deliver the shares of Company Common Stock to the buyer promptly after the Destinations Distribution.

     Additionally, there may exist a "when-distributed" market for shares of ITT Common Stock during this period in which stockholders may sell shares of ITT Common Stock, but retain the right to receive shares of Company Common Stock in the Destinations Distribution with respect to such ITT Common Stock.

COMPREHENSIVE PLAN

     The Destinations Distribution is an element of the Comprehensive Plan approved by the ITT Board. The Comprehensive Plan is intended to enhance the value of the ongoing investment of stockholders as well as to further the interests of ITT's employees, creditors, customers and the economies and communities in which ITT operates. The other major elements of the Comprehensive Plan are:

     ITT Educational Distribution. In the ITT Educational Distribution, ITT will separate its post-secondary technical education business from its telephone directories publishing business in a transaction similar to, but separate from, the Destinations Distribution. In that transaction, ITT will distribute to each of its stockholders approximately 0.25 shares of the common stock, par value $.01 per share ("ITT Educational Common Stock"), of ITT Educational, the ITT subsidiary that operates its post-secondary technical education business, for each share of ITT Common Stock owned by them. Stockholders of ITT will receive a separate information statement describing the ITT Educational Distribution.

     Immediately following the Distributions, ownership of ITT's businesses will be comprised of (i) shares of Company Common Stock (which will represent ownership of ITT's hotels and gaming business), (ii) shares of ITT Common Stock (which will represent ownership of ITT's telephone directories publishing business) and (iii) shares of ITT Educational Common Stock (which will represent ownership of ITT's post-secondary technical education business).


     Stock Tender Offer. On July 17, 1997, ITT commenced the Stock Tender Offer for up to 30 million shares, or approximately 25.7% of all the outstanding shares, of ITT Common Stock, at a price of $70 per share, net to the seller in cash. The Stock Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, September 29, 1997.



     Allocation of Indebtedness. ITT plans to allocate the indebtedness of ITT between ITT's hotels and gaming business and telephone directories publishing business in a manner that is appropriate for the credit capacity and capitalization requirements of each business. Because the financial responsibility standards of the U.S. Department of Education applicable to ITT Educational limit the amount of indebtedness ITT Educational may incur, no indebtedness will be allocated to ITT Educational. ITT's preferred means of making this allocation is to replace ITT's existing indebtedness with indebtedness issued by the entity that ultimately will be liable for such indebtedness. Accordingly, on August 11, 1997, ITT commenced the Debt Tender Offer to repurchase all the publicly held debt securities issued by it, aggregating $2 billion in principal amount. The Debt Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, September 29, 1997. In conjunction with the Debt Tender Offer, ITT plans to repay certain other indebtedness.


LITIGATION RELATING TO THE COMPREHENSIVE PLAN

     On July 16, 1997, ITT filed a complaint in the U.S. District Court for the District of Nevada seeking, among other relief, a declaratory judgment that Hilton cannot show that the ITT Board, in approving the Comprehensive Plan, acted outside its powers or failed to exercise its powers in good faith with a view to the interests of ITT. ITT also filed a motion with the court seeking a speedy hearing on its claims.

     On August 5, 1997, Hilton filed in the Nevada Federal court answers and counterclaims to ITT's complaint, claiming, among other things, that the ITT Board has breached its fiduciary duties and that ITT has made material misstatements and omissions.


     On August 25, 1997, Hilton filed a motion in the Nevada Federal court for injunctive and preliminary relief seeking, among other things, to enjoin ITT from proceeding with the Comprehensive Plan. On August 27, 1997, the court set a hearing date for Hilton's preliminary injunction motion of September 29, 1997. On September 9, 1997, ITT filed a memorandum in opposition to Hilton's motion. On September 22, 1997, Hilton filed a reply memorandum in response to ITT's memorandum in opposition.


CONTINUED REFINEMENT AND IMPLEMENTATION OF STRATEGIC PLAN

     The Comprehensive Plan is another step in ITT's refinement of its strategic plan to focus on hotels and gaming and explore and exploit opportunities to enhance the value of ITT within that focus. This initiative already has resulted in the sale of certain of ITT's assets, a continued focus on cost containment, continued efforts to grow the hotels and gaming business and the pursuit of transactions that are expected to enhance the profitability, return on assets or cash flows of that business.

     Sale of Assets. As part of its focus on its core business, ITT sold its interest in Alcatel Alsthom for $830 million, sold a 39.8% interest in Madison Square Garden for $500 million and contracted through "put" and "call" options to sell its remaining 10.2% interest for at least $150 million and, with its partner, Dow Jones, entered into an agreement to sell television station WBIS+ for $257.5 million. The closing of the sale of ITT's interest in WBIS+ is subject to regulatory approval, and is expected to occur in the fourth quarter of 1997. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources -- Asset Dispositions and Capital Expenditures."

     Cost Containment. The Company plans to continue to focus on cost containment opportunities in its hotels and gaming business. As part of this program, ITT implemented a significant restructuring of its World Headquarters operations (for which it recognized a one-time, pre-tax charge of $58 million), reducing headcount by 65% and annual expenses by at least $20 million. These cost savings were achieved even while providing for affected employees' enhanced severance payments, enhanced pension payments and placement services. As a more narrowly focused entity, the Company plans to continue to reduce costs and complete its evolutionary process by eliminating the vestiges of its former conglomerate parent. Specifically, the Company plans to focus on reducing overhead costs at both its hotels and gaming headquarters as well as operations. Management of the Company believes that these efforts, which are currently underway, will result in approximately $10 million to $15 million additional in overhead savings during 1998.

     Growth of the Hotels and Gaming Business. Within the parameters of the strategic plan, ITT is actively pursuing opportunities to grow its hotels and gaming business. Since January 1, 1997, ITT has acquired hotels and signed or acquired 82 franchise agreements and management contracts in 20 countries, totalling more than 20,000 rooms, including contracts to manage four former Ritz Carlton hotels. The Company will continue to purchase hotels and interests in hotels, add new franchises and seek out additional management opportunities throughout the world. Such efforts will depend upon individual market conditions and factors affecting the hotel industry generally.

     Enhanced Profitability, Return on Assets and Cash Flows. ITT believes transactions that enhance the profitability, return on assets or cash flows of its hotels and gaming operations further the goal of strengthening ITT's core business. These transactions may include, among other things, joint ventures to develop, purchase or operate properties and conversions of owned properties to managed properties. For example, ITT recently entered into a long-term strategic alliance with FelCor, pursuant to which FelCor acquired five of ITT's hotel properties and ITT retained long-term contracts to manage such hotels, and an agreement in principle with Davis Gaming to form a 50/50 joint venture to own the Desert Inn in Las Vegas, Nevada and the 34 acre parcel of land adjacent to the Desert Inn, pursuant to which ITT will receive $250 million in cash and retain a 50% ownership interest and a long-term contract to manage this property. ITT is also holding the Desert Inn (pending execution of definitive agreements with Davis Gaming for the joint venture relating to the Desert Inn) and The Sheraton Casino in Tunica, Mississippi, for sale and is also conducting detailed reviews of its options with regard to its ownership interest in Ciga and certain luxury and other hotels, taking into account the best interests of its stockholders and ITT.

     The Company will benefit from the implementation by ITT of, and will continue to pursue, this strategic plan.

STRATEGIC INVESTMENT

     At its July 15, 1997 meeting, the ITT Board approved a definitive agreement, dated as of July 15, 1997, between ITT and CDRV Acquisition, L.L.C. ("CDRV"), an entity affiliated with Clayton, Dubilier & Rice ("CD&R"), for a substantial minority investment by CDRV in ITT ISI, which will hold the telephone directories publishing business following the Distributions. Following the Distributions, CDRV will purchase approximately 32.9% of the outstanding common stock of ITT ISI and warrants to purchase shares representing an additional 13.7% of the outstanding common stock of ITT ISI for aggregate consideration of $225 million (the "Strategic Investment"). Such warrants will have a ten year term and permit CDRV to buy common stock of ITT ISI at a 50% premium to CDRV's initial purchase price. Consummation of the Strategic Investment is subject to certain conditions including, among other things, approval of the stockholders of ITT ISI following the Distributions as required by the rules of the NYSE. Completion of the Strategic Investment (the proceeds from which are expected to be used primarily to reduce indebtedness of ITT ISI) is not a condition to the Destinations Distribution and is expected to occur in the fourth quarter of 1997. Neither CDRV nor CD&R is currently affiliated with ITT or the Company. Following completion of the Strategic Investment, ITT ISI will have approximately $1.05 billion in debt, giving ITT ISI an initial enterprise value, based on the Strategic Investment, of approximately $1.7 billion.

     In addition, at the July 15, 1997 meeting, the ITT Board approved the purchase by ITT for $254 million of BellSouth Corporation's minority interest in ITT World Directories, which will be the only direct subsidiary of ITT ISI after the Distributions. The purchase of this interest, which has been consummated, allows ITT ISI to have 100% of the benefit of the results of operations of ITT World Directories, allows for a better understanding of ITT ISI by the investment community, simplifies the corporate and organizational structure of ITT World Directories and allows for a more effective implementation of the allocation of ITT's indebtedness. In connection with this transaction, BellSouth

Corporation received a pro rata portion of a dividend paid by ITT World Directories, resulting in additional proceeds to BellSouth Corporation of $11 million.

CERTAIN INDEBTEDNESS


     ITT plans to finance the Stock Tender Offer, the Debt Tender Offer and the repayment of certain other indebtedness with a combination of available cash, approximately $1.275 billion from proceeds of the Subsidiary Notes and borrowings under the ITT ISI Credit Facilities and $3.3 billion in cash received from the Company in connection with the First, Second and Third Payments. The Company will finance the First, Second and Third Payments and certain other expenses with borrowings under the Company Credit Facilities. After the Destinations Distribution, the Company will have approximately $4.2 billion of outstanding indebtedness and ITT ISI and its subsidiaries will have approximately $1.275 billion of outstanding indebtedness.



     Chase and CSI have delivered a letter to ITT stating that they are highly confident that they will be able to arrange credit facilities and debt securities offerings for the Company and ITT ISI and its subsidiaries in amounts sufficient to consummate the Tender Offers and the other elements of the Comprehensive Plan. In addition, Chase and CSI have delivered the Commitment Letters to ITT providing for credit facilities in aggregate principal amounts of
(a) $5 billion for the Company, (b) $385 million for Promedia and (c) $270 million for Publimedia. In addition to these credit facilities, Promedia has issued DM 500 million of the Promedia Notes and Publimedia has issued $225 million of the Publimedia Notes. These Subsidiary Notes are unsecured and subordinated and have covenants that are typical for high yield offerings. ITT also expects to arrange the Interim Credit Facilities in an aggregate principal amount of $225 million. ITT expects that the Interim Credit Facilities will be repaid with the proceeds of the Strategic Investment. See "The Destinations Distribution -- Certain Indebtedness" and "-- Strategic Investment."


THE COMPANY'S RELATIONSHIP WITH ITT AFTER THE DESTINATIONS DISTRIBUTION

     Following the Destinations Distribution, the Company will be an independent public company and ITT will have no continuing stock ownership interest in the Company. The Company will enter into agreements with ITT governing the relationship between the Company and ITT after the Destinations Distribution. The Company will also have an agreement with ITT for the allocation of tax and other liabilities and obligations. The Company will indemnify ITT against liabilities, litigation and claims arising out of the Company's businesses following the Destinations Distribution and ITT will indemnify the Company against liabilities, litigation and claims arising out of ITT's other businesses following the Destinations Distribution. The Company and ITT will have no common officers following the Destinations Distribution.

     The Board will consist of all eleven persons who are currently directors of ITT. Three of the current directors of ITT are expected to remain directors of ITT following the Destinations Distribution.

FORWARD LOOKING STATEMENTS

     This Information Statement and other materials filed or to be filed by the Company with the Securities and Exchange Commission (the "Commission"), as well as information included in oral statements or other written statements made or to be made by the Company, contain statements which constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which does not apply to initial public offerings. These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulations) and competition, the terms of the Distributions and all other statements regarding the intent, plans, belief or expectations of the Company, its directors or its officers. Stockholders are cautioned that such forward looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward looking statements. These risks and uncertainties include, but are not limited to, those relating to leverage and debt service (including sensitivity to fluctuations in interest rates), compliance with covenants in loan agreements, conditions in the hotels and gaming industries, global, domestic and local economic conditions, additional capital requirements, new or intensified competition, volatility of gaming results, changes in the hotel rate and occupancy environment, efforts of others to acquire the Company or its assets, development and construction activities (and completion of such activities in a timely manner), dependence on existing management and changes in, or changes in the application or enforcement of, applicable laws or regulations. Consequently, all the forward looking statements contained in this Information Statement are qualified by the information contained or incorporated herein, including, but not limited to, the information contained under this heading and in "Risk Factors," "The Destinations Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     The Company has no obligation to publicly release any revision to any forward looking statement contained or incorporated herein to reflect any future events or occurrences.

                             ITT DESTINATIONS, INC.

                         SUMMARY FINANCIAL INFORMATION

     The following table summarizes certain selected consolidated financial data which has been derived from the Company's audited consolidated financial statements as of and for the three years ended December 31, 1996 and the Company's unaudited consolidated financial statements as of and for the two years ended December 31, 1993 and for the six months ended June 30, 1997 and 1996 and as of June 30, 1997. The summary financial information contained herein is prepared to reflect the discontinuance of ITT's information services segment, which includes ITT's telephone directories publishing business (ITT World Directories) and post-secondary technical education business (ITT Educational). The information set forth below should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related Notes thereto included in this Information Statement. The following information is qualified in its entirety by the information and financial statements appearing elsewhere in this Information Statement.


                                          SIX MONTHS ENDED
                                              JUNE 30,                       YEARS ENDED DECEMBER 31,
                                          -----------------     --------------------------------------------------
                                           1997       1996       1996       1995       1994       1993       1992
                                          ------     ------     ------     ------     ------     ------     ------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues................................  $2,815     $2,740     $5,718     $5,396     $3,876     $3,184     $3,109
Income (loss) from continuing operations
  before accounting changes(1)..........  $  259     $   86     $  183     $  117     $   44     $  (38)    $  (68)
Earnings (loss) per share from
  continuing operations before
  accounting changes(1).................  $ 2.19     $  .72     $ 1.55     $  .98     $  .37     $ (.32)    $ (.58)
OPERATING DATA:
Hotel operating income (loss)...........  $  181     $  158     $  371     $  197     $  152     $   76     $  (30)
Gaming operating income.................      98        117        212        168         --         --         --
Dispositions and other operating income
  (loss)(1).............................    (120)       (43)       (84)        29        (13)      (111)       (54)
                                          ------     ------     ------     ------     ------     ------     ------
Total operating income (loss)...........  $  159     $  232     $  499     $  394     $  139     $  (35)    $  (84)
EBITDA(2):
  Hotel Segment.........................     270        230        530        376        239        167         70
  Gaming Segment........................     132        149        277        243         --         --         --
  Corporate expenses and overhead.......     (39)       (46)       (75)       (93)      (110)      (115)      (118)
                                          ------     ------     ------     ------     ------     ------     ------
         Total..........................     363        333        732        526        129         52        (48)
Cash from continuing operating
  activities............................  $    1     $  108     $  377     $  400     $  164     $   67     $   10
Cash from (used for) investing
  activities............................   1,233        (82)      (595)    (2,686)    (1,450)      (332)      (132)
Cash from (used for) financing
  activities............................  (1,102)       (41)       250      2,024        610        392        520
Number of employees (in thousands)......      33         34         33         34         21         14         14


                                                                              AT DECEMBER 31,
                                            AT JUNE 30,      --------------------------------------------------
                                                1997          1996       1995       1994       1993       1992
                                            ------------     ------     ------     ------     ------     ------
BALANCE SHEET DATA:
Total assets..............................     $8,160        $8,922     $8,225     $4,873     $3,629     $3,131
Long-term debt, including allocated debt
  and capital leases......................     $1,789        $2,893     $2,634     $  599     $  169     $  186

---------------
(1) Excluding several one-time items and the results of certain assets held for sale, income from continuing operations and earnings per share from continuing operations for the first six months of 1997 were $99 and $0.83, respectively, compared with $83 and $.69, respectively, for the first six months of 1996. These comparable year-over-year results represent increases of 19% and 20% in income from continuing operations and earnings per share from continuing operations, respectively. The one-time items reflected in the 1997 results include (i) a $183 pre-tax gain on the sale of 7.5 million shares of Alcatel Alsthom, (ii) a $200 pre-tax gain on the sale of the Company's 39.8% ownership interest in Madison Square Garden, (iii) a $58 pre-tax charge in connection with the restructuring of the Company's World Headquarters operations and (iv) a $29 pre-tax charge for costs associated with the Hilton Offer.


(2) EBITDA, as defined in the following sentence, is presented here as an alternative measure of our ability to generate cash flow and should not be construed as an alternative to operating income or to cash flows from operating activities (which have been determined in accordance with generally accepted accounting principles). EBITDA was computed above as earnings before interest, taxes, depreciation, amortization, gains on asset sales, assets held for sale, restructuring charges, service fee income and miscellaneous income (expense), net. Management believes the EBITDA information presented supplementally is a useful measure of operating performance because it is industry practice to evaluate hotel and gaming properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and because it is customarily used by certain investors and analysts together with net income and cash flow from operations as defined by generally accepted accounting principles, in evaluating a company's ability to service its debt. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt. Because of the significance of items excluded in determining EBITDA, this information should not be considered as an alternative to any measure of performance or liquidity nor should it be considered as an indicator of the overall financial performance of the Company. The Company's definition of EBITDA as presented herein may not be comparable to similarly titled measures of other companies due to the inclusion or exclusion of certain financial measures.

                                    RISK FACTORS

     The following factors should be considered in addition to other information included in this Information Statement.

LEVERAGE AND DEBT SERVICE

     Upon the consummation of the Distributions and the Tender Offers, the Company will be more leveraged than ITT was prior to the consummation of such transactions and will have indebtedness that is substantial in relation to its stockholders' equity. As of June 30, 1997, on a pro forma basis after giving effect to the Distributions and the Tender Offers, the Company and its consolidated subsidiaries would have had an aggregate of approximately $4.2 billion of outstanding indebtedness (representing approximately 68% of its total capitalization).

     The Company's leverage could have important consequences for stockholders, including the following: (i) the Company's ability to obtain additional financing on favorable terms may be impaired in the future; (ii) a portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on the Company's indebtedness, thereby reducing the funds available for other purposes; (iii) covenants contained in the Company Credit Facilities or other financing agreements may restrict the Company's ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions, engage in certain mergers or consolidations, make capital expenditures, or engage in other corporate activities; and (iv) the Company may be more leveraged than some of its competitors, which may affect its ability to adjust rapidly to changing market conditions and could make the Company more vulnerable in the event of a downturn in general economic conditions or in the Company's business.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on the Company's financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond the Company's control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. Although the Company's management believes that the Company's cash flow will be adequate to meet interest and principal payments, there can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. See "The Destinations
Distribution -- Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY FINANCINGS

     The Company intends to enter into the Company Credit Facilities prior to the consummation of the Destinations Distribution. The Company Credit Facilities are expected to contain certain financial and other covenants, including maintenance of certain financial tests and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions. A failure to comply with the covenants included in the Company Credit Facilities would generally result in an event of default thereunder, permitting lenders under the Company Credit Facilities to accelerate the maturity of and to foreclose upon the collateral securing such indebtedness. Under such circumstances, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations, including its obligations under the Company Credit Facilities. See "The Destinations Distribution--Certain Indebtedness."

     The obligations of the Company under the Company Credit Facilities are expected to be secured by a first priority perfected security interest in: (i) all of the tangible (excluding mortgages on real property) and intangible assets of the Company and its direct and indirect domestic subsidiaries (excluding gaming subsidiaries), (ii) all of the capital stock and intercompany obligations of each of the Company's direct and indirect domestic subsidiaries (excluding gaming subsidiaries) and (iii) 66% of the capital stock and intercompany obligations of certain of the Company's foreign subsidiaries. See "The Destinations Distribution--Certain Indebtedness."

COMPETITION

     HOTEL OPERATIONS. Competition in the hotel industry is vigorous and is generally based on quality and consistency of service, attractiveness of facilities and locations, availability of a global reservation system, price and other factors. Room revenues, which are determined by occupancy levels and room rates, have continued to be constrained in certain of the markets in which the Company's hotels are located as a result of economic factors, overbuilt markets, price sensitive customers and other factors. The principal competitors of Sheraton hotels include Marriott, Westin, Hyatt, Four Seasons, Hilton and various other hotels, motels and inns located in the markets in which Sheraton hotels compete. Ciga faces similar competitive dynamics in its markets.

     GAMING OPERATIONS. The Company's gaming operations face intense competition from other companies in the gaming industry. The Company's Las Vegas properties compete primarily with casino/hotels on the Las Vegas "strip," and to a lesser extent with operations outside of Las Vegas and the state of Nevada. Although the Las Vegas market has absorbed recent growth, the trend of industry expansion is expected to continue over the next several years. It is possible that the expansion of existing casinos and the opening of additional casino/hotels may further increase competition. The Company's casino facilities in Stateline, Nevada; Atlantic City, New Jersey; and Tunica, Mississippi also face intense competition for similar reasons and under similar circumstances. The Company's hotel/casino and casino operations are likely to experience increased competition if other states authorize casino gaming, and this may adversely affect the Company's results. Competition in the gaming industry is generally based on the quality of the facilities and services and the entertainment offered at such facilities. In addition, the Company believes that name and reputation are significant competitive factors. See
"Business -- Competition."

REGULATION

     The Company's gaming operations are subject to the casino gaming laws, regulations and supervisory procedures of Nevada, New Jersey, Indiana, Mississippi, Ontario and Nova Scotia. Such laws, regulations and supervisory procedures are extensive and reflect certain public policy considerations as to
(i) the integrity of casino gaming operations and their participants, (ii) the need for strict governmental and regulatory control of casino gaming operations,
(iii) the creation of economic development, taxes and employment, and (iv) the maintenance and development of public confidence and trust in casino gaming regulation and control. Changes to such laws, regulations and supervisory procedures could have an adverse effect on the Company's casino gaming operations. See "Business -- Governmental Regulation and Related Matters."

     The riverboat under construction by the Company in Harrison County, Indiana, must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety and must hold a Certificate of Seaworthiness or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessel and require individual licensing of all personnel involved with the operation of the vessel. Loss of the vessel's Certificate of Seaworthiness or the American Bureau of Shipping approval would preclude the vessel's use as a floating casino.

     As is the case with any owner or operator of real property, the Company is subject to a variety of Federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws with respect to currently owned properties and to have complied with environmental laws in the past with properties no longer owned by the Company could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. While the Company is unaware of any significant environmental hazard on properties it owns or has owned, in the event of any discovery of such hazard, severe penalties, including the costs of remediation, could be sought against the Company.

CONSTRUCTION AND DEVELOPMENT RISKS

     Construction projects, including the planned Harrison County riverboat project, entail significant risks, including management's ability to control and manage such projects effectively, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, difficulties in obtaining governmental permits or other regulatory approvals and unanticipated cost increases. No assurance can be given that the budgeted costs of the Company's current and future projects will not be exceeded or that any such projects will commence operations within contemplated schedules, if at all. In addition, the scope of the licenses, permits and authorizations required to construct and open a new facility or expand an existing facility are extensive, and the failure to obtain, or delay in obtaining, such licenses, permits and authorizations could prevent or delay the completion of construction or opening of all or part of such facilities, affect the design of features of the project or increase completion costs.

     Any development of new facilities will require the Company to make a substantial capital investment and, depending on timing, may require additional debt or equity financing. There can be no assurance that the cash flow generated by the operations of the Company or any other new venture will be sufficient to service any additional debt which may be incurred in connection therewith. There also can be no assurance that additional financing in respect of such development efforts can be obtained which is acceptable to the Company. Further, there can be no assurance that any expansion or development projects will add proportionately to the Company's results of operations or generate acceptable returns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


CERTAIN PROJECTIONS



     Officers of the Company have been publicly quoted as saying that the Company has the ability to add $170 million to its cash flow in 1998. As a result of its approximately $1.2 billion investment in gaming facilities and as part of the regular budgeting and monitoring process, the Company regularly evaluates its capital investments in its existing and new facilities and estimates the return it expects to receive from such investments. The $170 million cash flow growth anticipated in the near future is expected to come primarily from three large capital investment projects -- significant expansions and renovations at Caesars Palace in Las Vegas, Nevada and Caesars Atlantic City in Atlantic City, New Jersey and a nearly $300 million investment in a new riverboat complex in Indiana. In the Company's opinion, these statements do not conflict with, nor are they inconsistent with, the information contained in this Information Statement. The anticipated cash flow growth is based on the Company's historical returns and expectations in respect of these projects and current market conditions, the Company's understanding of the reported results of similar investments by other companies and the Company's expectations regarding the timetable for completion of these projects and the obtaining of regulatory approvals required in respect thereof. As is the case with any projections, however, the Company cannot make any assurance that such cash flow growth will be achieved. Actual cash flow growth may be less than that anticipated and the difference may be material, particularly as a result of the factors discussed under "Summary -- Forward Looking Statements." In considering this projection and any other projection of the Company, readers should carefully review the information set forth under the sections entitled
"Summary -- Forward Looking Statements," "ITT Destinations, Inc. Unaudited Pro Forma Consolidated Financial Statements," "ITT Destinations, Inc. Selected Historical Financial and Operating Data," "Business" and the financial statements of the Company attached hereto and consider such projections in view of, and as limited by, such information.


CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCOPORATION AND BY-LAWS

     Certain provisions of the Company's Articles and By-laws may provide the Board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of the Company and could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of our stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the management of the Company without the concurrence of the Board. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board (see "Description of Capital Stock--Authorized But Unissued Capital Stock"), (ii) the classification of the Board into three classes, each of which serves for a term of three years, (iii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iv) requirements for advance notice for raising business or making nominations at stockholders' meetings and
(v) the requirement of a super-majority vote to remove directors with or without cause. See "Description of Capital Stock--Provisions of the Company's Articles of Incorporation and By-laws Affecting a Change in Control." Certain provisions of Nevada corporate law may also have an anti-takeover effect. See "Description of Capital Stock--Nevada General Corporation Law." In addition, the Rights Plan may render an unsolicitated takeover of the Company more difficult or less likely to occur or might prevent such a takeover. See "Description of Capital Stock--Rights Plan." For a discussion of certain approvals required under applicable gaming laws in the case of certain acquisitions of securities of the Company, see "Business--Governmental Regulation and Related Matters."

TAX MATTERS

     Cravath, Swaine & Moore, counsel to ITT, is of the opinion that, for U.S. Federal income tax purposes, the Distributions will qualify as tax-free spin-offs under Section 355 of the Code. As a result, no gain or loss will be recognized by (and no amount will be includible in the income of) either ITT or the holders of ITT Common Stock solely as a result of the distribution or receipt of shares of Company Common Stock and ITT Educational Common Stock in connection with the Distributions.

     Although there is no IRS ruling or case law that is dispositive of the issues, Cravath, Swaine & Moore is also of the opinion that, under existing U.S. Federal income tax laws (including recently enacted Section 355(e) of the Code (the "New Legislation")), an acquisition of ITT, ITT Educational or the Company by Hilton should not adversely affect the tax-free status of the Distributions. That opinion is based on an interpretation of tax laws, including the New Legislation, rather than on binding precedent, and accordingly is not free from doubt.

     If the Distributions occurred and failed to qualify under Section 355 of the Code as tax-free spin-offs (or if, as a result of the application of the New Legislation to the Distributions, ITT recognized taxable gain with respect to the Distributions), the resulting corporate-level U.S. Federal income tax liability would be material (any such resulting corporate-level tax liability, a "Distribution Tax"). ITT estimates that the aggregate corporate U.S. Federal income tax liability that would result under the preceding sentence would be approximately $1.4 billion.

     Under the relevant statutory rules, the Company, ITT ISI and ITT Educational would each be severally liable for any corporate-level tax that arises in connection with either the Destinations Distribution or the ITT Educational Distribution, however, pursuant to the Tax Allocation Agreement and the Amended and Restated Tax Allocation Agreement, the Company will be liable for any Distribution Tax unless such Distribution Tax arises as a result of certain actions or omissions of ITT Educational and/or ITT ISI. See "The Company's Relationship with ITT after the Destinations Distribution--Tax Allocation Agreements" for a more detailed discussion of the Tax Allocation Agreement and the Amended and Restated Tax Allocation Agreement.

     In addition, if the Distributions failed to qualify under Section 355 of the Code as tax-free spin-offs, ITT estimates that the aggregate U.S. Federal income tax liability of ITT's stockholders (after considering an assumed portion of tax-exempt stockholders) would be approximately $1.4 billion. None of the Company, ITT ISI or ITT Educational will be obligated to indemnify ITT's stockholders for any such tax. See "The Destinations Distribution -- Federal Income Tax Consequences of the Distributions" for a detailed discussion of the U.S. Federal income tax consequences of the Distributions.


NO PRIOR PUBLIC TRADING MARKET; VARIATION IN QUARTERLY OPERATING RESULTS


     Prior to the Destinations Distribution, there has been no public market for the Company Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. Until Company Common Stock is fully distributed and an orderly market develops in Company Common Stock, the price at which such stock trades may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The price of Company Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Company Common Stock, (ii) developments affecting the Company's businesses generally, (iii) the Company's dividend policy, (iv) investor perception of the Company's business and the hotel and gaming industries generally and (v) general economic and market conditions. In the short term, the Company's stock price may also be impacted by developments in Hilton's efforts to acquire ITT.

     As a result of the Distributions, the trading price of ITT Common Stock will be lower immediately following the Distributions as compared to the trading price of ITT Common Stock immediately prior to the Distributions, although the receipt of the shares of Company Common Stock and ITT Educational Common Stock is expected to offset such effect. The aggregate market values of ITT Common Stock, Company Common Stock and ITT Educational Common Stock after the Distributions may be less than, equal to or greater than the market value of ITT Common Stock prior to the Distributions.

     The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations, and quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the Company Common Stock in a manner unrelated to the longer term operating prospects of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         THE DESTINATIONS DISTRIBUTION

GENERAL

     The ITT Board unanimously has approved the distribution of all of the outstanding shares of Company Common Stock to all holders of ITT Common Stock.
The Destinations Distribution is being made on           , 1997 (the
"Distribution Date") to stockholders of record of ITT at the close of business on that date (the Distribution Date is also the "Record Date"). In the Destinations Distribution, stockholders will receive one share of Company Common Stock for each share of ITT Common Stock held on the Record Date. Stockholders will not be required to pay for shares of Company Common Stock received in the Destinations Distribution, or to surrender or exchange shares of ITT Common Stock in order to receive shares of Company Common Stock. Stockholders will not vote on the Destinations Distribution, and stockholders have no appraisal rights in connection with the Destinations Distribution.

     After the Destinations Distribution, the Company will be an independent public company. The number and identity of the Company's stockholders immediately after the Destinations Distribution will be the same as the number and identity of the stockholders of ITT at the close of business on the Record Date. Immediately after the Destinations Distribution, the Company expect to have approximately 56,000 holders of record of shares of Company Common Stock and 86,528,691 shares of Company Common Stock outstanding, based on the number of record stockholders and outstanding shares of ITT Common Stock on June 30, 1997 and the number of shares of ITT Common Stock offered for purchase in the Stock Tender Offer. The Destinations Distribution will not affect the number of outstanding shares of ITT Common Stock or your rights as an ITT stockholder.

     After the Distributions, ITT intends to change its name to "ITT Information Services, Inc." and the Company intends to change its name to "ITT Corporation."

     See "-- Reasons for the Comprehensive Plan" for a discussion of the background and the ITT Board's reasons for adapting the Comprehensive Plan, including the Destinations Distribution.

MANNER OF EFFECTING THE DESTINATIONS DISTRIBUTION


     Prior to the Destinations Distribution, ITT delivered all outstanding shares of Company Common Stock to The Bank of New York, the Company's transfer agent and, for purposes of the Destinations Distribution, the distribution agent (the "Distribution Agent"). The Distribution Agent will mail, beginning on or about the Distribution Date, certificates representing the shares of Company Common Stock to ITT stockholders of record on the Record Date. Stockholders will receive one share of Company Common Stock for each share of ITT Common Stock held on the Record Date.


     The Board has adopted a Rights Plan. Certificates evidencing shares of Company Common Stock issued in the Destinations Distribution also represent an identical number of Rights issued under the Rights Plan. See "Description of Capital Stock -- Rights Plan." Unless the context otherwise requires, references to Company Common Stock include the Rights.

     In order to be entitled to receive shares of Company Common Stock in the Destinations Distribution, a person must be a stockholder of ITT at the close of
business on the Record Date, which is           , 1997.

     If stockholders of ITT have questions relating to the Destinations Distribution, they should contact the Company's information agent, Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, telephone number:
(800) 223-2064. Stockholders may also direct written inquiries to the Company's Director of Investor Relations, ITT Destinations, Inc., 1330 Avenue of the Americas, New York, New York 10019-5490.

REASONS FOR FURNISHING THIS INFORMATION STATEMENT

     This Information Statement is being furnished to stockholders of ITT who will receive shares of Company Common Stock in the Destinations Distribution solely to provide information to them concerning the Destinations Distribution and the shares of Company Common Stock they will receive in the Destinations Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of the Company's securities or those of ITT. The Company believes the information contained in this Information Statement is accurate as of the date set forth on its cover. Changes may occur after that date, and the Company will not update the information except in the normal course of its public disclosure practices.

COMPREHENSIVE PLAN

     The Destinations Distribution is an element of the Comprehensive Plan approved by the ITT Board. The other major elements of the Comprehensive Plan are:

     ITT EDUCATIONAL DISTRIBUTION. In the ITT Educational Distribution, ITT will separate its post-secondary technical education business from its telephone directories publishing business in a transaction similar to, but separate from, the Destinations Distribution. In that transaction, ITT will distribute to each of its stockholders approximately 0.25 of a share of ITT Educational Common Stock, which represents ownership of the ITT subsidiary that operates its post-secondary technical education business, for each share of ITT Common Stock owned by them on the record date for the ITT Educational Distribution. Stockholders of ITT will receive a separate information statement describing the ITT Educational Distribution.

     Immediately following both Distributions, each ITT stockholder's ownership of ITT's businesses will be comprised of (i) shares of Company Common Stock (which will represent ownership of ITT's hotels and gaming business), (ii) shares of ITT Common Stock (which will represent ownership of ITT's telephone directories publishing business) and (iii) shares of ITT Educational Common Stock (which will represent ownership of ITT's post-secondary technical education business).


     STOCK TENDER OFFER. On July 17, 1997, ITT commenced the Stock Tender Offer for up to 30 million shares, or approximately 25.7% of all the outstanding shares, of ITT Common Stock, at a price of $70 per share, net to the seller in cash. The Stock Tender Offer will expire at 5:00 p.m., New York City time, on Monday, September 29, 1997, unless and until ITT, in its sole discretion, shall have extended the period of time during which the Stock Tender Offer is open. If the Stock Tender Offer is oversubscribed, shares of ITT Common Stock tendered before the expiration date will be subject to proration. ITT expects, although it is not obligated, to extend the Stock Tender Offer, subject to the other terms and conditions thereof, until such time as all required approvals for the Stock Tender Offer and the Destinations Distribution are obtained.


     The Stock Tender Offer is not conditioned upon any minimum number of shares of ITT Common Stock being tendered, but is, however, subject to certain other conditions, including (i) receipt of financing on acceptable terms, (ii) satisfaction of all conditions to consummation of the Destinations Distribution (other than in respect of the Stock Tender Offer), (iii) ITT being satisfied, in its reasonable discretion, that there exists no significant impediment, or a material likelihood of a significant impediment, to the timely consummation of the Destinations Distribution on substantially the terms described herein, (iv) receipt of regulatory approvals, (v) the absence of threatened, instituted or pending actions, proceedings or other litigation, (vi) the absence of actions, statutes, rules, regulations, legislation, interpretations, judgments, orders or injunctions negatively affecting the Comprehensive Plan, (vii) there not existing certain material adverse changes, (viii) the absence of certain takeover proposals or other material transactions and (ix) other customary conditions. ITT intends to terminate the Stock Tender Offer if Hilton or any affiliate of Hilton acquires a material number of shares of ITT Common Stock pursuant to the Hilton Transaction or otherwise or if any of Hilton's nominees are elected to the ITT Board.

     The terms and conditions of the Stock Tender Offer are set forth in more detail in the Offer to Purchase dated as of July 17, 1997, a Supplement to the Offer to Purchase dated as of August 27, 1997, and a related Letter of Transmittal, which are a part of a Tender Offer Statement on Schedule 13E-4 filed with the Commission by ITT.

     ALLOCATION OF INDEBTEDNESS. ITT plans to allocate its indebtedness between its hotels and gaming business and its telephone directories publishing business in a manner that is appropriate for the credit capacity and capitalization requirements of each business. Because the financial responsibility standards of the

U.S. Department of Education applicable to ITT Educational limit the amount of indebtedness ITT Educational may incur no indebtedness will be allocated to ITT Educational. As of June 30, 1997, approximately $1.0 billion of indebtedness was allocated to ITT ISI and its subsidiaries and approximately $1.098 billion was allocated to the Company. In July 1997, ITT incurred an additional $254 million of indebtedness to purchase BellSouth Corporation's minority interest in ITT World Directories. This additional indebtedness will be allocated to ITT ISI. The carrying amount of all allocated indebtedness approximated its fair value. ITT's preferred means of making this allocation is to replace ITT's existing indebtedness with indebtedness issued by the entity that ultimately will be liable for such indebtedness. Accordingly, as part of the Comprehensive Plan, on August 11, 1997, ITT commenced the Debt Tender Offer to repurchase all the publicly held debt securities issued by it, aggregating $2 billion in principal amount. The Debt Tender Offer will expire at 5:00 p.m., New York City time, on Monday, September 29, 1997, unless extended. In conjunction with the Debt Tender Offer, ITT plans to repay certain other indebtedness.


     The Debt Tender Offer is not conditioned upon any minimum amount of debt securities being tendered but is, however, subject to certain other conditions, including (i) receipt of financing on acceptable terms, (ii) satisfaction of all conditions to the Stock Tender Offer, (iii) ITT being satisfied, in its reasonable discretion, that there exists no significant impediment, or a material likelihood of a significant impediment, to the timely consummation of the Destination Distribution on substantially the terms described herein, (iv) receipt of regulatory approvals, (v) the absence of threatened, instituted or pending actions, proceedings or other litigation, (vi) the absence of actions, statutes, rules, regulations, legislation, interpretations, judgments, orders or injunctions negatively affecting the Comprehensive Plan, (vii) there not existing certain material adverse changes, (viii) the absence of certain takeover proposals or other material transactions, (ix) the trustee under the indentures under which the debt securities were issued not taking certain adversarial actions and (x) other customary conditions.

     The terms and conditions of the Debt Tender Offer are set forth in more detail in the Offer to Purchase dated as of August 11, 1997 and a related Letter of Transmittal.

REASONS FOR THE COMPREHENSIVE PLAN

     The Destinations Distribution is a part of ITT's Comprehensive Plan. The Comprehensive Plan is intended to enhance the value of the ongoing investment of stockholders of ITT as well as to further the interests of ITT's employees, creditors, customers, and the economies and communities in which ITT operates. ITT has operated three distinct businesses with different characteristics, competitive environments and growth prospects. Because ITT's telephone directories publishing and post-secondary technical education businesses are distinct from ITT's core hotels and gaming business, during 1996 subsequent to becoming an independent public company, ITT began to recognize that these businesses would eventually be separated from ITT's core business, just as ITT's forest products, insurance and industrial products businesses have previously become independent publicly traded companies. Separating ITT's businesses and allowing them to operate independently is expected to result in, among other things, increased strategic focus and enhanced market understanding and valuations of these businesses. In approving the Comprehensive Plan, the ITT Board took account of the tax-free nature of spin-offs and ITT's prior positive experience with such transactions. ITT as an independent entity can consummate such a tax-free spin-off; an acquiror (whether by purchase or merger) in a transaction that is taxable in whole or in part (including the Hilton Transaction) would be unable to undertake a tax-free spin-off of ITT assets for a period of five years. Compared to a taxable sale of ITT's telephone directories publishing business and post-secondary technical education business, the Distributions will save ITT in excess of $500 million in U.S. Federal income taxes. Further, the tax-free nature of transactions such as the Distributions is under increasing scrutiny in the Congress. Accordingly, it is possible that in the future legislation will be passed that might eliminate or restrict the ability of ITT to undertake the Distributions on a tax-free basis. Additionally, the Comprehensive Plan is expected to provide significant benefits to other constituents of ITT, relative both to the Hilton Transaction and ITT's existing structure.

     ITT'S PRIOR EXPERIENCE. ITT has substantial experience with the benefits of spin-off transactions. In 1994, ITT's predecessor spun-off its forestry products subsidiary to create an independent company. In addition, ITT itself is the product of the December 1995 separation of a conglomerate that controlled the businesses now operated by ITT as well as ITT Industries, Inc. (a New York Stock Exchange listed company trading under the symbol "IIN" that manufactures a wide variety of high technology and industrial products) and The Hartford Financial Services Group, Inc. (formerly "ITT Hartford Group, Inc.," a New York Stock Exchange listed company trading under the symbol "HIG" that operates one of the largest multiline insurance companies in the United States). Holders of ITT stock (who have retained the common stock of Rayonier Inc., ITT Industries, Inc. and The Hartford Financial Services Group, Inc. previously distributed by ITT) for the five years through July 1997 have seen their investment outperform the Standard & Poor's 500 Index by more than 70% and increase in aggregate value by approximately $15 billion during this same period. The separation of ITT's three businesses being undertaken now is similar to the 1995 separation by the former ITT Corporation and represents another step in the transition of the former ITT conglomerate to a group of individually accountable, strategically focused organizations.


     SEPARATION OF BUSINESSES. The ITT Board believes that the Comprehensive Plan will be beneficial to each of ITT's existing businesses because, among other things, it will separate businesses with distinct financial, investment and operating characteristics so that each business can adopt strategies and pursue objectives more appropriate to its specific business plan than is possible under ITT's present combined structure and without the limitations caused by competition for resources from the other businesses. Separation will also allow each company to attain a capital structure that is appropriate for its competitive environment and financial characteristics, which may involve increased leverage.

     OPTIMIZE FOCUS. Following the Distributions, each business' management will be in an improved position to control capital funding and acquisition initiatives and the implementation of business strategies. Management of each independent company will be able to concentrate its attention and financial resources wholly on its business, while responding solely to the characteristics and competitive disciplines of its own industries.

     "DELAYERING" OF ORGANIZATIONS. The Comprehensive Plan will allow both ITT ISI and ITT Educational to eliminate at least one tier of corporate level administration. Specifically, the Distributions will permit both ITT ISI and ITT Educational to eliminate the management oversight and reporting functions currently performed by ITT's world headquarters staff and release such staff from those responsibilities. In addition, ITT anticipates that following implementation of the Comprehensive Plan, each of the three companies formed by the Distributions will continue to search for additional opportunities to rationalize the organization and administration of their respective businesses. In that connection, following the Distributions, the individual businesses will be able to determine which corporate functions they wish to perform internally and which they wish to obtain from third party service providers, all of which should contribute to increased efficiency.

     NARROWLY-TAILORED COMPENSATION. The Comprehensive Plan will allow each of the businesses to design incentive plans that relate more directly to its own business characteristics and performance (currently certain of ITT's incentive compensation plans, such as stock-based compensation, are necessarily affected by the performance of ITT as a whole, as compared to the individual businesses of ITT). Each business will be able to more closely tie compensation incentives for key employees to the performance of that business. Consequently, each company and its respective stockholders should benefit from the positive effects of the closer links between each business' incentive compensation arrangements for key employees and the performance of its business.

     ENHANCED INVESTOR UNDERSTANDING. Investors ultimately should be able to evaluate better the financial performance of each of ITT's three businesses and their respective strategies, thereby enhancing the likelihood that each will achieve an appropriate market valuation. Moreover, as narrowly-focused companies, each business should fit more readily into traditional industry groupings, thus attracting the attention of dedicated industry analysts willing and able to compare each company and its strategies to companies in the same or similar businesses.

     INCREASED PUBLIC FLOAT FOR ITT EDUCATIONAL. Approximately 16.7% of the ITT Educational Common Stock is currently publicly traded. On completion of the Comprehensive Plan, 100% of the ITT Educational

Common Stock of this business will be publicly held. This significant increase in public float is expected to increase the liquidity of the ITT Educational Common Stock and thereby raise its market profile in the long term.

     TAX-FREE NATURE OF THE DISTRIBUTIONS. Cravath, Swaine & Moore has advised the ITT Board that, in its opinion, the Distributions will be tax free for U.S. Federal income tax purposes to ITT and its stockholders. ITT as an independent entity can consummate such a transaction immediately. An acquiror of ITT (whether by purchase or merger) in a transaction that is taxable in whole or in part (including the Hilton Transaction) would be unable to undertake a tax-free spin-off of ITT assets for a period of five years. In contrast, a taxable sale of ITT's remaining non-core businesses would result in corporate-level taxation (which, given ITT's low tax basis in those businesses, would exceed $500 million) and the distribution of the after-tax proceeds of such sale in the form of a dividend would constitute taxable income to ITT's stockholders.

     BENEFITS OF TELEPHONE DIRECTORIES PUBLISHING "STUB." Utilizing ITT's telephone directories publishing business as the "stub" company (out of which ITT's hotels and gaming and post-secondary technical education businesses will be distributed) allows a substantially greater amount of debt in ITT ISI's overseas subsidiaries, thereby more closely matching liabilities with operating assets without the incurrence of adverse U.S. tax consequences. The tax laws in effect at the time the ITT Board approved the Comprehensive Plan permitted ITT ISI to sell up to 49.9% of the telephone directories publishing business to new investors, such as CDRV, without jeopardizing the tax-free status of the Distributions compared to a limit of 20% that applied if that business were spun-off. The chosen structure may also encourage bondholders to participate in the Debt Tender Offer, because holders who fail to do so will retain obligations of ITT ISI, which will be relatively more highly leveraged than the Company.

     BENEFITS TO OTHER CONSTITUENTS. The Comprehensive Plan, by creating three healthy independent public companies, is expected to further the interests of ITT's employees, creditors, customers and the economies and communities in which ITT operates. Among the expected benefits that were identified by the ITT Board are:

     - Business Partners. ITT's hotel franchisees and owners of managed hotels have entered into long-term relationships with ITT based on, among other things, Sheraton's efforts since 1937 to cultivate the profile of Sheraton as a premier brand name in the hotel business. This strategy will be unaffected by the Distributions and will protect existing franchisees and owners of managed hotels from the potential diminishment of the Sheraton brand name and management expertise that might occur if Hilton were successful in acquiring ITT and selling or licensing the Sheraton brand name to a hotel and motel franchisor of multiple brands. ITT has received communications from existing franchisees indicating their concerns regarding any proposed transfer of the Sheraton brand name to a conglomerate franchisor. To that end, an association representing owners of Sheraton franchisees has informed ITT that approximately 90% of Sheraton franchisees that responded to its survey believe their business will be adversely affected if the Hilton Transaction is successful.

     - Employees. The displacement to employees of ITT that would be expected to occur following consummation of a hostile acquisition such as the Hilton Transaction is expected to be significantly greater than any disruption caused by the Distributions. In addition, a hostile acquisition can result in disruption to existing and retired employees through modifications to, or elimination of, pension and other health and welfare benefits. Also, following the Distributions, the ability of each company to tailor its incentive compensation programs to reflect each company's unique competitive environment should benefit employees and improve morale compared both to the Hilton Transaction and ITT before the Distributions. Furthermore, certain of ITT's key operating employees at the hotel and casino property level have indicated their unwillingness to continue in their positions if the Hilton Transaction occurs.

     - Creditors. The Debt Tender Offer is designed to accommodate concerns that ITT's public bondholders may have and to enhance the ability of the independent companies to obtain new credit on favorable terms consistent with their credit characteristics. The ITT Board believes that the Debt Tender Offer, although not a condition to the completion of the other parts of the Comprehensive Plan, will be helpful in effectuating the Comprehensive Plan. ITT believes that covenants in its existing public indebtedness do not limit ITT's ability to carry out the Distributions. As a practical matter, however, a substantial amount of ITT's indebtedness will need to be allocated to the hotels and gaming business in order for the telephone directories publishing business to remain viable after the Distributions. Unlike other structures which could engender acrimonious relations between ITT and its bondholders and other constituents, the Debt Tender Offer is designed to minimize market fluctuations in ITT's debt securities and ITT believes it is consistent with its tradition of equitable treatment of bondholders. (ITT's predecessor undertook a similar debt repurchase process prior to the spin-off transactions that created ITT and ITT attributes the ready access to the debt capital markets it has experienced in part to the actions of its predecessor.) Although ITT ISI and the Company will be more highly leveraged as a result of the Comprehensive Plan, pre-existing bondholders will have an opportunity to sell their securities rather than be forced to retain lower graded debt. This process, by reemphasizing ITT's commitment to equitable treatment of bondholders, is expected to facilitate access to the debt capital markets by the three companies resulting from the Distributions on terms appropriate for their respective businesses.

     - ITT Technical Institute Students. Although the U.S. Department of Education has informed ITT that the Educational Distribution will constitute a change of control under its regulations, ITT believes a spin-off of ITT Educational (as opposed to a sale or other disposition transaction) should not constitute a "change-of-control" under the regulations of educational accrediting commissions and many state educational authorities and therefore does not involve as great a risk of loss of accreditation and access to financial aid and the potentially devastating consequences to students that a sale or other disposition transaction could entail. In the event a governmental authority insists that a spin-off does constitute a "change-of-control," the distribution to stockholders of the stock of ITT Educational will be coordinated so as to provide sufficient time to obtain all approvals needed to avoid an adverse effect on such business and its students. In such a case, the Destinations Distribution might be completed before the ITT Educational Distribution.

     - Communities. The separation of ITT into three independent companies is expected to provide significant benefits to the economies and communities in which ITT operates. In general, maintaining the existing number of independent competitors in the hotels and gaming business should provide more societal benefits than will a reduction in the number of competitors. As opposed to acquisition transactions, which frequently involve the consolidation of functions at a distant headquarters or otherwise result in job loss at the local level, spin-off transactions (by creating independent companies with independent headquarters) can be expected to result in increased opportunities at the local level. In addition, as independent companies, each of ITT's businesses will continue their respective strategies. For Destinations, this strategy includes capital expenditures to construct and acquire new properties and to expand and upgrade existing properties and transactions that are intended to enhance profitability, return on assets or cash flows. For ITT Educational, this strategy involves continuing management's efforts to rationally expand the number of schools in jurisdictions throughout the United States. For ITT ISI, this strategy focuses on management's efforts to maintain its strong market share and develop new products in the jurisdictions in which it has historically operated as well as to seek acquisitions and develop new businesses in countries in which emerging and mature economies are expected to yield a high demand for printed telephone directories and new related products. Finally, each of the independent companies can be expected to continue ITT's historic commitment to community service and charitable giving.

CERTAIN INDEBTEDNESS


     ITT plans to finance the Stock Tender Offer, the Debt Tender Offer and the repayment of certain other indebtedness with a combination of approximately $1.275 billion from proceeds of the Subsidiary Notes and borrowings under the ITT ISI Credit Facilities and $3.3 billion in cash received from us in connection with the First, Second and Third Payments. The Company plans to finance the First, Second and Third Payments and certain other expenses with borrowings under the Company Credit Facilities. After the Destinations Distribution, the Company will have approximately $4.2 billion of outstanding indebtedness and ITT ISI will have approximately $1.275 billion of outstanding indebtedness. ITT has received a letter from Chase and CSI stating that they are highly confident that they will be able to arrange credit facilities and debt securities offerings for the Company and ITT ISI and its subsidiaries in amounts sufficient to consummate the Tender Offers and the other elements of the Comprehensive Plan.

     ITT has also received the Commitment Letters whereby CSI has agreed to structure, arrange and syndicate, and Chase has committed to provide a portion of (a) the Company Credit Facilities in an aggregate principal amount of $5 billion, (b) the Promedia Credit Facilities in an aggregate principal amount of $385 million and (c) the Publimedia Credit Facilities in an aggregate principal amount of $270 million. The terms of definitive agreements for the Company Credit Facilities, the Promedia Credit Facilities and the Publimedia Credit Facilities have not yet been finalized. The following is a summary of the anticipated principal terms of such facilities based upon the Commitment Letters. This summary is subject to completion of definitive agreements and is qualified in its entirety by reference to the Commitment Letters, which are filed as exhibits to the Company's Registration Statement on Form 10, of which this Information Statement is a part.

     The $5 billion Company Credit Facilities will include (a) a $1.5 billion
2- 1/2-year term loan facility and a $2.5 billion 5-year term loan facility, each to be fully drawn at closing and (b) a $1 billion 5-year revolving credit facility. Chase has committed to provide up to $500 million of these facilities and agreed to use commercially reasonable efforts to syndicate the balance. Loans under the Company Credit Facilities will be prepayable at any time and will be subject to mandatory prepayment in certain circumstances (i) upon the incurrence of certain indebtedness, (ii) upon the sale or disposition of certain assets and (iii) in an amount equal to 50% of the Company's excess cash flow. The Company Credit Facilities will be guaranteed by each of the Company's direct and indirect domestic subsidiaries other than gaming subsidiaries. The Company Credit Facilities will be secured by a perfected first priority security interest in all of the Company's and its subsidiaries' (other the gaming subsidiaries) tangible (other than mortgages on real property) and intangible assets (including, without limitation, the Sheraton reservation system, each of the Sheraton franchise agreements and intellectual property (including the Sheraton trademark)) and all the capital stock and intercompany obligations of each of the Company's direct or indirect domestic subsidiaries (excluding gaming subsidiaries) and 66% of the capital stock and all the intercompany obligations of first-tier foreign subsidiaries. In addition, the Company Credit Facilities will contain (a) customary affirmative covenants, (b) financial covenants that will require the Company to maintain certain financial ratios and (c) negative covenants that will limit the ability of the Company and its subsidiaries to incur indebtedness, liens, pledges and guarantees, to consummate mergers, consolidations, liquidations, dissolutions and certain sales of assets, to enter certain leases and sale and leaseback transactions, to make dividends and other payments in respect of its capital stock, to make capital expenditures, acquisitions, investments, loans, advances, optional payments and modifications to certain debt instruments, to engage in transactions with affiliates, to change its fiscal year or lines of business, and to restrict certain distributions from subsidiaries. The Company Credit Facilities also will contain customary representations and warranties and events of default.

     The $385 million Promedia Credit Facilities will include (a) a $210 million 6-year term loan facility, a $65 million 7-year term loan facility and a $60 million 8-year term loan facility, each to be fully drawn at closing, and (b) a $50 million 6-year revolving credit facility. All amounts will be loaned in their equivalent in Belgian francs. Chase has committed to provide up to $60 million of these facilities and agreed to use commercially reasonable efforts to syndicate the balance. Loans under the Promedia Credit Facilities will be prepayable in amounts to be agreed upon and will be subject to mandatory prepayment in certain circumstances (i) upon the incurrence of certain indebtedness by ITT ISI and its subsidiaries (excluding those by Publimedia and its subsidiaries), (ii) upon the sale or disposition of certain assets by ITT ISI and its subsidiaries (excluding those by Publimedia and its subsidiaries) and (iii) in an amount equal to 75% of the excess cash flow of Promedia and its subsidiaries (excluding Publimedia and its subsidiaries). The Promedia Credit Facilities will be guaranteed by ITT ISI and ITT World Directories. The Promedia Credit Facilities will be secured by a security interest in certain tangible and intangible assets of ITT ISI and ITT World Directories and assets of Promedia as to which it is commercially reasonable to provide security based on the costs and legal difficulties of obtaining such a security interest in relation to the value of the security to be afforded thereby. The Promedia Credit Facilities will contain (a) customary affirmative covenants, (b) financial covenants that will require Promedia to maintain certain financial ratios and (c) negative covenants that will limit the ability of Promedia to incur indebtedness, liens, pledges and guarantees, to consummate mergers, consolidations, liquidations, dissolutions and certain sales of assets, to enter certain leases and sale and leaseback transactions, to make dividends and other payments in respect of its capital stock, to make capital expenditures, acquisitions, investments, loans, advances, optional payments and modifications to certain debt instruments, to amend its charter or by-laws, to engage in transactions with affiliates, to change its fiscal year or lines of business, to restrict certain distributions from subsidiaries and joint ventures, to create new subsidiaries or joint ventures and to make certain restricted payments. The Promedia Credit Facilities will contain customary representations and warranties and events of default.

     The $270 million Publimedia Credit Facilities will include (a) a $120 million 6-year term loan facility, a $50 million 7-year term loan facility and a $50 million 8-year term loan facility, each to be fully drawn at closing, and
(b) a $50 million 6-year revolving credit facility. All amounts will be loaned in their equivalent in Dutch guilders. Chase has committed to provide up to $40 million of these facilities and agreed to use commercially reasonable efforts to syndicate the balance. Loans under the Publimedia Credit Facilities will be prepayable at any time and will be subject to mandatory prepayment in certain circumstances (i) upon the incurrence of certain indebtedness, (ii) upon the sale or disposition of certain assets and (iii) in an amount equal to 75% of the excess cash flow of Publimedia and its subsidiaries. The Publimedia Credit Facilities will be secured by a security interest in 100% of the stock of Publimedia's direct and indirect subsidiaries. The Publimedia Credit Facilities will contain (a) customary affirmative covenants, (b) financial covenants that will require Publimedia to maintain certain financial ratios; and (c) negative covenants that will limit the ability of Publimedia to incur indebtedness, liens, pledges and guarantees, to consummate mergers, consolidations, liquidations, dissolutions, and certain sales of assets, to enter certain leases and sale and leaseback transactions, to make dividends and other payments in respect of its capital stock, to make capital expenditures, acquisitions, investments, loans, advances, optional payments and modifications to certain debt instruments, to amend its charter or by-laws, to engage in transactions with affiliates, to change its fiscal year or lines of business, to restrict certain distributions from subsidiaries and joint ventures, to create new subsidiaries or joint ventures and to make certain restricted payments. The Publimedia Credit Facilities will contain customary representations and warranties and events of default.

     The agreements and commitments of Chase and CSI with respect to the Company Credit Facilities, the Promedia Credit Facilities and the Publimedia Credit Facilities are subject to certain conditions, including conditions relating to
(a) material adverse conditions or changes in or affecting the business, operations, property or financial condition or prospects of ITT or the Company, and their respective subsidiaries, taken as a whole, (b) the satisfaction of Chase and CSI with the structure and serviceability of the financings of ITT and its subsidiaries, (c) the disclosure of material and adverse information affecting ITT or the Company, as the case may be, (d) material adverse litigation affecting the Comprehensive Plan or such credit facilities; provided that litigation or other similar proceedings seeking to challenge the Comprehensive Plan but which have not had the effect of enjoining any of or all the elements of the Comprehensive Plan shall not prevent the satisfaction of this condition, (e) material disruptions or material adverse changes in financial, banking or capital market conditions, (f) competing offerings, placements or arrangements by or on behalf of ITT, (g) definitive documentation and (h) certain other customary conditions. The closings under each of the Company Credit Facilities, Promedia Credit Facilities and Publimedia Credit Facilities will be conditioned on the closings under the other two credit facilities.


     In addition to the credit facilities described above, Promedia has issued DM 500 million of the Promedia Notes and Publimedia has issued $225 million of the Publimedia Notes. These Subsidiary Notes are unsecured and subordinated and have covenants that are typical for high yield offerings.



     ITT also expects to arrange the Interim Credit Facilities in an aggregate principal amount of $225 million. ITT expects that the Interim Credit Facilities will be repaid with the proceeds of the Strategic Investment. See "-- Strategic Investment." It is expected that the obligations of ITT ISI under the Interim Credit Facilities will be secured by ITT ISI's interest in the capital stock of ITT World Directories. The Interim Credit Facilities are expected to contain covenants that, among other things, restrict the ability of ITT ISI and its subsidiaries (other than Promedia and its subsidiaries) to incur indebtedness, pay dividends or make distributions, create liens on assets, make investments, loans or advances, sell assets, engage in mergers or consolidations, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

     ITT expects to effect the borrowings under the Company Credit Facilities and the ITT ISI Credit Facilities and the issuance of the Subsidiary Notes at or around the time the Tender Offers are consummated. There can be no assurance, however, that ITT will be able to arrange the Company Credit Facilities or the ITT ISI Credit Facilities or that ITT will be able to arrange alternative financing in amounts sufficient to consummate the Tender Offers and the other elements of the Comprehensive Plan. See "Risk Factors -- Leverage and Debt Service" and "-- Restrictions Imposed by Financings."


STRATEGIC INVESTMENT

     At the July 15, 1997 meeting, the ITT Board approved a definitive agreement, dated as of July 15, 1997, between ITT and CDRV, an entity affiliated with CD&R, for the Strategic Investment by CDRV in ITT ISI, which will hold the telephone directories publishing business following the Distributions. In the Strategic Investment, CDRV will purchase, after the Distributions, approximately 32.9% of the outstanding common stock of ITT ISI and warrants to purchase shares representing an additional 13.7% of the outstanding common stock of ITT ISI for aggregate consideration of $225 million. Such warrants will have a ten year term and permit CDRV to buy common stock of ITT ISI at a 50% premium to CDRV's initial purchase price. Consummation of the Strategic Investment is subject to certain conditions including, among other things, approval of the stockholders of ITT ISI following the Distributions as required by the rules of the NYSE. Completion of the Strategic Investment (the proceeds from which are expected to be used primarily to reduce indebtedness of ITT ISI) is not a condition to the Destinations Distribution and is expected to occur in the fourth quarter of 1997. Neither CDRV nor CD&R is currently affiliated with ITT or the Company. Following completion of the Strategic Investment, ITT ISI will have approximately $1.05 billion in debt (see "-- Certain Indebtedness"), giving ITT ISI an initial enterprise value, based on the Strategic Investment, of approximately $1.7 billion.

     In addition, at the July 15, 1997 meeting, the ITT Board approved the purchase by ITT for $254 million of BellSouth Corporation's minority interest in ITT World Directories, which will be the only direct subsidiary of ITT ISI after the Distributions and will, directly and through operating subsidiaries, continue to conduct the telephone directories publishing business. The purchase of this interest, which was consummated on July 15, 1997, allows ITT ISI to have 100% of the benefit of the results of operations of ITT World Directories, allows for a better understanding of ITT ISI by the investment community, simplifies the corporate and organizational structure of ITT World Directories and allows for a more effective implementation of the allocation of ITT's indebtedness. In connection with this transaction, BellSouth Corporation received a pro rata portion of a dividend paid by ITT World Directories, resulting in additional proceeds to BellSouth Corporation of $11 million.

CONDITIONS TO THE DESTINATIONS DISTRIBUTION

     ITT's plan to consummate the Destinations Distribution is subject to the following conditions:


     (a) All necessary approvals of any governmental or regulatory bodies having been obtained, including approval by the gaming authorities of the states of Nevada, New Jersey and Mississippi, and by the Federal Communications Commission. ITT has applied for approval of the Destinations Distribution by the gaming authorities of the states of Nevada, New Jersey and Mississippi and by the Federal Communications Commission. Approval of the Destinations Distribution has been granted by the Mississippi gaming authorities. The Federal Communications Commission granted approval of a pro forma change in control of the ITT subsidiary that holds an interest in the licensee of WBIS+(TV); applications are pending before the gaming authorities of Nevada and New Jersey. See "Regulatory Approvals." There can be no assurance that these approvals will be obtained or whether they will be obtained in a timely manner.


     (b) All necessary consents of third parties having been obtained. ITT is not aware of any material third party consents that are required in connection with the Destinations Distribution.

     (c) Final action by the ITT Board declaring the Destinations Distribution.

     (d) The satisfaction of all conditions to the Tender Offers (other than the conditions to the Destinations Distribution). See "-- The Comprehensive
Plan -- Stock Tender Offer" and "-- Allocation of Indebtedness" for a description of the conditions to the Tender Offers.

     (e) The shares of Company Common Stock to be distributed in the Destinations Distribution having been approved for listing on the NYSE, subject to official notice of issuance. ITT has applied for the listing of the Company Common Stock to be distributed in the Destinations Distribution on the NYSE.

     (f) The Company's Registration Statement on Form 10 under the Exchange Act relating to Company Common Stock having become effective under the Exchange Act. The Company has filed its Registration Statement on Form 10 with the Commission; the Commission has not yet declared it effective.

     (g) There not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the transactions contemplated by the Comprehensive Plan. See "Legal Proceedings" for a description of litigation relating to the Comprehensive Plan.

     (h) The receipt by ITT of an opinion of counsel that the Destinations Distribution will be tax-free to ITT and its stockholders. See "-- Federal Income Tax Consequences of the Distributions."

     The Destinations Distribution is not conditioned upon the completion of the Strategic Investment or the ITT Educational Distribution. The ITT Board has retained discretion to abandon, defer or modify the Comprehensive Plan and each element of the Comprehensive Plan (including the Destinations Distribution) in light of changed circumstances, and, if the ITT Board does so, the Destinations Distribution could be abandoned, deferred or modified. The conditions to any element of the Comprehensive Plan (including the Destinations Distribution) may be waived by the ITT Board. However, the ITT Board will not waive the requirement of receipt of an opinion of counsel that the Destinations Distribution will be tax-free to ITT and its stockholders. Accordingly, the terms of the Comprehensive Plan (including the Destinations Distribution) remain subject to modification, and there can be no assurance that the Comprehensive Plan will occur as described herein.

EFFECT OF THE DESTINATIONS DISTRIBUTION ON THE HILTON OFFER

     On January 31, 1997, HLT, a wholly owned subsidiary of Hilton, commenced the Hilton Offer to purchase 61,145,475 shares, approximately 50.1% of the outstanding shares, of ITT Common Stock, at a purchase price of $55 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Hilton Offer to Purchase. Hilton stated that, if the Hilton Offer were successful, it intended to consummate the Proposed Squeeze Out Merger pursuant to which all shares of ITT Common Stock not tendered and purchased pursuant to the Hilton Offer (other than shares of ITT Common Stock owned by Hilton and its subsidiaries or held in ITT's treasury) would be converted into the right to receive a number of shares of Hilton common stock having a nominal value of $55 per share, subject to unspecified collar provisions. On August 7, 1997, Hilton amended the Hilton Offer to increase the offered purchase price to $70 per share of ITT Common Stock and to indicate that each share not tendered pursuant to the Hilton Offer would be converted in the Proposed Squeeze Out Merger into the right to receive a number of shares of Hilton common stock having a nominal value of $70 per share of ITT Common Stock, subject to unspecified collar provisions.

     On March 21, 1997, Hilton filed with the Commission definitive proxy materials pursuant to the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (the "Hilton Proxy Statement"). Pursuant to the Hilton Proxy Statement Hilton is soliciting proxies in support of proposals for (i) the replacement of the current ITT Board by nominees of Hilton, (ii) the stockholders of ITT to urge the ITT Board to arrange for the sale of ITT to Hilton or to any bidder offering a higher price and (iii) each provision of the Amended and Restated By-laws of ITT adopted on or after July 23, 1996 and prior to the adoption of such proposal to be repealed.

     At a meeting held on February 11, 1997, the ITT Board unanimously determined that the Hilton Transaction, including the Hilton Offer, is inadequate and not in the best interests of ITT. At a meeting held on July 15, 1997, the ITT Board reassessed the Hilton Transaction in light of developments since February 11, including the Comprehensive Plan, agreements for the disposition of certain assets, ongoing cost rationalization at ITT and its subsidiaries and acquisitions of hotels and management and franchise agreements, and unanimously reaffirmed its conclusion that the Hilton Transaction, including the Hilton Offer, is inadequate and not in the best interests of ITT. At a meeting held on August 14, 1997, the ITT Board reassessed the revised Hilton Transaction in light of developments since July 15, including the Comprehensive Plan, and unanimously reaffirmed its conclusion that the Hilton Transaction, including the Hilton Offer, as amended, is inadequate and not in the best interests of ITT. Accordingly, the ITT Board continues to recommend unanimously that the stockholders of ITT reject the Hilton Transaction and not tender their shares of ITT Common Stock pursuant to the Hilton Offer or take any other action to facilitate the Hilton Offer. On August 14, 1997, the ITT Board also reaffirmed its determination that, in light of the prospects of each of ITT's businesses, the attractiveness of the Distributions and the other elements of the Comprehensive Plan and certain other factors, ITT's and its stockholders interests would be best served if ITT (and particularly the core businesses of ITT) were to remain independent and pursue the Comprehensive Plan. For a discussion of the recommendation of the ITT Board in this regard, see
"-- Recommendation of the Board of Directors of ITT With Respect to the Hilton Transaction."

     The summary of certain information contained in the Hilton Offer to Purchase and the Hilton Proxy Statement is not intended to be complete and is qualified in its entirety by reference to the Hilton Offer to Purchase and the Hilton Proxy Statement. Hilton has filed with the Commission a Tender Offer Statement on Schedule 14D-1 and amendments thereto (collectively the "Hilton
Schedule 14D-1"), of which the Hilton Offer to Purchase constitutes a part. The Hilton Offer to Purchase and the Hilton Schedule 14D-1, including the exhibits and amendments thereto, and the Hilton Proxy Statement may be examined and copies may be obtained as described under "Available Information." Any shares of ITT Common Stock tendered pursuant to the Hilton Offer may be withdrawn by the tendering stockholders at any time prior to the expiration of the Hilton Offer, which is presently scheduled for Monday, September 29, 1997.

     For a description of certain litigation relating to the Hilton Transaction, see "Legal Proceedings."


     The ITT Board believes that the business justifications for the Comprehensive Plan are compelling without regard to the Hilton Offer and intends to pursue the plan even if Hilton withdraws its interest in acquiring ITT. However, in reviewing the Comprehensive Plan, the ITT Board took account of the possibility that the transactions contemplated by the Comprehensive Plan could adversely affect the Hilton Offer. The ITT Board also considered appropriate governance mechanisms for the Company designed to achieve the objectives of fostering management continuity needed to implement the Company's strategic plan, deterring abusive takeover tactics and, if necessary, maximizing the Company's negotiating leverage in the face of a hostile offer and thereby protecting the interests of the Company's stockholders and other constituencies. The ITT Board also considered the advice of counsel to ITT that, although there is no IRS ruling or case law that is dispositive of the issue, in such counsel's view, the Destinations Distribution should not create a tax-related impediment to an unsolicited offer by Hilton to acquire the Company after the Destinations Distribution. The ITT Board recognized that this advice was based on an interpretation of tax laws and the provisions of pending legislation as of the time it was expressed, rather than binding precedent, and accordingly was not free from doubt and was subject to revision if pending tax legislation changed.


     As a result of the Comprehensive Plan, including the Destinations Distribution, and in light of statements by Hilton that it is interested in the Company's hotels and gaming business, it is likely that Hilton will withdraw the Hilton Offer after completion of the Destinations Distribution. Although ITT is unable to predict Hilton's future actions, Hilton has stated publicly that if ITT completes the Destinations Distribution, Hilton will abandon its attempts to acquire ITT and will not pursue an acquisition of the Company.
Company's own assets and cash flows or who cannot consummate a tender offer without acquiring a very high percentage of the Company's securities. See
"-- Federal Income Tax Consequences of the Distributions," "Description of Capital Stock -- Rights Plan," "-- Nevada General Corporation Law" and
"-- Provisions of the Company's Articles of Incorporation and By-laws Affecting a Change in Control."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ITT WITH RESPECT TO THE HILTON TRANSACTION


     In the process of reviewing the Comprehensive Plan the ITT Board considered many factors, including the factors set forth under "Risk Factors." Although the ITT Board carefully considered, and discussed with its advisors, many of the factors set forth under "Risk Factors," the ITT Board unanimously approved the Comprehensive Plan. The ITT Board has also unanimously determined that the Hilton Transaction, including the Hilton Offer, as amended, is inadequate and not in the best interests of ITT. The ITT Board has not separately determined whether there are any positive aspects of the Hilton Transaction.


     At a meeting held on August 14, 1997, the ITT Board reassessed the Hilton Transaction in light of developments since July 15, including the Comprehensive Plan, and unanimously reaffirmed its conclusion that the Hilton Transaction, including the Hilton Offer, as amended, is inadequate and not in the best interests of ITT. Accordingly, the ITT Board continues to recommend unanimously that the stockholders of ITT reject the Hilton Transaction and not tender their shares of ITT Common Stock pursuant to the Hilton Offer or take any other action to facilitate the Hilton Offer. On August 14, 1997, the ITT Board also reaffirmed its determination that, in light of the prospects of each of ITT's businesses, the attractiveness of the Distributions and the other elements of the Comprehensive Plan and certain other factors, ITT's and its stockholders interests would be best served if ITT (and particularly the core businesses of ITT) were to remain independent and pursue the Comprehensive Plan.

     The ITT Board based its determination on its review and consideration of the interests of ITT's stockholders and all other factors permitted by applicable law, including the interests of ITT's employees, suppliers, creditors and customers; the economy of Nevada and the nation; the interests of the communities in which ITT operates and of society; and the long and short-term interests of ITT and its stockholders, including the possibility that these interests may be best served by the continued independence of ITT. The ITT Board also reaffirmed its determination that, in light of the prospects of each of ITT's businesses, the attractiveness of the Distributions and the other elements of the Comprehensive Plan and other factors described below, ITT's and its stockholders' interests would be best served if ITT (and particularly the core business of ITT) were to remain independent and pursue the Comprehensive Plan.

     In reaffirming its recommendation that stockholders of ITT should reject the Hilton Transaction, the ITT Board considered a number of factors, including, without limitation, the following:

          (i) the ITT Board's belief, based on the factors further described below and other considerations, that the Hilton Transaction, including the Hilton Offer, does not reflect the inherent value of ITT;

          (ii) the ITT Board's familiarity with, and management's review of, ITT's businesses, financial condition, results of operations, business strategy and future prospects, including the nature of the markets in which ITT operates and ITT's position in such markets;

          (iii) a presentation by Goldman, Sachs & Co. ("Goldman Sachs") and Lazard Freres & Co. LLC ("Lazard Freres"), financial advisors to ITT, concerning ITT, Hilton and the financial aspects of the Hilton Transaction, and the opinions of Goldman Sachs and Lazard Freres to the effect that, as of August 14, 1997, the consideration to be received by stockholders of ITT pursuant to the Hilton Transaction, including the Hilton Offer, is inadequate; such opinions were expressed after review of many of the factors referred to herein and various financial criteria used in assessing an offer, and were based on various assumptions and subject to various limitations, which were reviewed for the ITT Board as part of the presentation of Goldman Sachs and Lazard Freres;

          (iv) the ITT Board's continued belief that, in light of the prospects of each of ITT's businesses, the pursuit of the Comprehensive Plan and the successful implementation by the three companies of their long-term strategic plans will produce greater value for the stockholders of ITT and greater benefits for ITT's employees, creditors, customers, and the economies and communities in which ITT operates than the Hilton Transaction, including the Hilton Offer; in that regard, the ITT Board noted that the $70 per share of ITT Common Stock offered by ITT in the Stock Tender Offer and offered by Hilton in the Hilton Offer are not comparable as the Stock Tender Offer does not involve a change in control of ITT;

          (v) the potential negative impact of the involvement of HFS Incorporated ("HFS") in the Hilton Transaction on the value of ITT's Sheraton and Four Points hotel businesses, the potential disruption of hotel management contracts and franchise arrangements of ITT (as evidenced by communications from existing hotel owners and franchisees opposing any plan for HFS to assume these contracts and insisting upon contractual "change-in-control" provisions that would be triggered by the Hilton Transaction), and the potential for competition, cannibalization and conflicts between Hilton properties, Ladbroke Group plc properties and Sheraton and/or Four Points properties following any combination of Hilton and ITT; in that regard, the ITT Board noted the additional uncertainty as to HFS's strategy following its announced merger with CUC International and the continuing absence of information regarding the role of HFS in the Hilton Transaction;

          (vi) the ITT Board's belief that an acquisition of ITT by Hilton could have an adverse effect on the business and prospects of the combined entity as a result of Hilton's management's lack of a proven "track record" in growing a large chain of owned, managed or franchised full service, international hotels;

          (vii) the continuing uncertainty as to the actual value of the Proposed Squeeze Out Merger to the stockholders of ITT, resulting from, among other things, the lack of disclosure in the Hilton 14D-1 concerning the Proposed Squeeze Out Merger, including the manner in which the number of shares of Hilton common stock to be issued in the Proposed Squeeze Out Merger would be determined, the failure of Hilton to give sufficient assurance in the Hilton 14D-1 that the Proposed Squeeze Out Merger will qualify for tax-free "reorganization" status and the concern of the ITT Board about possible adverse effects on the value of an investment in Hilton securities following any combination with ITT;

          (viii) the lack of sufficient disclosure in the Hilton 14D-1 regarding the proposed financing of the Hilton Offer, and the resulting impossibility of determining if restrictive covenants or other conditions to such financing would have an unduly negative impact on the ability of Hilton to maintain and/or expand the proposed combined business and the effect of the Hilton Transaction on Hilton's capital structure and credit ratings; in that regard, the ITT Board noted that Hilton has consummated two debt offerings since the commencement of the Hilton Offer that expressly require Hilton to pay increased interest rates on such indebtedness in the event that Hilton's credit ratings fall below specified thresholds as a result of significant acquisitions;

          (ix) the fact that, as a result of uncertainties about the actual value of the Proposed Squeeze Out Merger and the merits of a longer-term investment in Hilton, the Hilton Transaction is structured as a two-tiered, front-end loaded transaction that is intended to coerce stockholders to tender their shares of ITT Common Stock into the Hilton Offer to avoid receiving in the Proposed Squeeze Out Merger shares of Hilton common stock that may or may not have a value of $70 per share;

          (x) the ITT Board's concern that Hilton may have had access to and misused confidential ITT information;

          (xi) the ITT Board's concern about press reports of investigations taking place into possible activities of a key Hilton executive and concern about senior gaming executives' possible prior activities in several gaming jurisdictions;

          (xii) the ITT Board's belief that there are undue economic concentration and other gaming law issues relating to a combination of ITT and Hilton, which create uncertainty as to whether the conditions of the Hilton Offer will be met; in that regard, the ITT Board noted that the Hilton Offer is conditioned on the receipt of all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, casino gaming regulatory authorities with jurisdiction in respect of ITT's active gaming operations required or necessary in connection with the Hilton Offer and the Proposed Squeeze Out Merger;

          (xiii) the disruptive effect the Hilton Offer and the Proposed Squeeze Out Merger are having on ITT and the potential adverse effect on the interests of ITT's employees, creditors and customers; the economies of the State of Nevada and the nation; and the interests of the communities in which ITT operates and of society;

          (xiv) the commitment of the ITT Board and the management of ITT to protecting the best interests of the stockholders of ITT and enhancing the value of ITT;


          (xv) the ITT Board's belief that consummation of the Hilton Transaction would result in a change in control of ITT Educational under the regulations of the U.S. Department of Education, the state educational authorities that regulate ITT Educational's business and the accrediting commissions that accredit each ITT Technical Institute; that an unapproved change of control of ITT Educational could result in the suspension of access to certain Federal financial aid funds for ITT Educational and its students and could result in the loss of accreditation for individual ITT Technical Institutes; and that any of the foregoing could result in a material adverse change in the business, financial condition and results of operations of ITT Educational and thus could materially adversely affect students at ITT Technical Institutes, ITT Educational's public stockholders and ITT; in that regard, the ITT Board noted the absence of an express condition in the Hilton Offer with respect to obtaining required approvals from educational regulatory authorities and the apparent absence of formal efforts on the part of Hilton to apply for and obtain such approvals; and



          (xvi) the trading performance of ITT Common Stock following the Hilton Offer.



     The foregoing discussion of the information and factors considered and given weight by the ITT Board covers the material factors considered but is not intended to be exhaustive. In view of the variety of factors considered in its evaluation, the ITT Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the ITT Board may have given different weights to different factors.



FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTIONS



     Set forth below is a discussion of all material Federal income tax consequences of the Distributions to stockholders of ITT.



     Prior to the Destinations Distribution, ITT will receive an opinion of Cravath, Swaine & Moore, counsel to ITT, that for Federal income tax purposes:



          1. ITT's contribution of certain assets to the Company prior to the Destinations Distribution (the "Contribution") will qualify as a tax-free "reorganization" under Section 368(a)(1)(D) of the Code.



          2. The Distributions will qualify as tax-free spin-offs under Section 355 of the Code.



          3. No gain or loss will be recognized by ITT as a result of the Contribution or the Distributions.



          4. No gain or loss will be recognized by (and no amount will be included in the income of) the holders of ITT Common Stock solely as a result of their receipt of shares of Company Common Stock and ITT Educational Common Stock in the Distributions.


          5. The tax basis of the ITT Common Stock and Company Common Stock held immediately after the Destinations Distribution by any holder will equal such holder's tax basis in its ITT Common Stock immediately before the Destinations Distribution, allocated between the ITT Common Stock and the Company Common Stock in proportion to the relative fair market values of the ITT Common Stock and Company Common Stock at the time of the Destinations Distribution; and in the event that the Distributions occur simultaneously, the tax basis of the ITT Common Stock, ITT Educational Common Stock and Company Common Stock held immediately after the Distributions by any holder will equal such holder's tax basis in its ITT Common Stock immediately before the Distributions, allocated among the ITT Common Stock, ITT Educational Common Stock and Company Common Stock in proportion to the relative fair market values of the ITT Common Stock, ITT Educational Common Stock and Company Common Stock at the time of the Distributions.


          6. The holding period of Company Common Stock and ITT Educational Common Stock received in the Distributions will include the holding period of the ITT Common Stock with respect to which

     Company Common Stock and ITT Educational Common Stock was distributed, provided that such ITT Common Stock was held as a capital asset on the relevant distribution date.



     This opinion of counsel will be based on current law and will be subject to certain assumptions and the accuracy of certain factual representations made by ITT, ITT Educational and the Company, which, if incorrect in certain respects, would jeopardize the conclusions reached by counsel in its opinion. ITT is not aware of any present facts or circumstances that would cause such assumptions or representations to be untrue. ITT, ITT Educational and the Company will agree to certain restrictions on future actions to provide further assurances that the Distributions will qualify as tax-free spin-offs. See "The Company's Relationship With ITT after the Destinations Distribution -- Tax Allocation Agreements." The Company will not seek a ruling from the IRS with respect to the Federal income tax consequences of the Distributions, and the IRS could take a position contrary to Cravath, Swaine & Moore's opinion.


     If the Contribution were not to qualify as a tax-free reorganization under
Section 368(a)(1)(D) of the Code, ITT would recognize gain equal to the excess of the fair market value of the assets transferred to the Company in connection with the Contribution over ITT's adjusted tax basis in such assets.

     In general, for the Distributions to qualify as tax-free spin-offs under
Section 355 of the Code, the following six principal conditions must be satisfied:

     1. ITT must distribute the Company Common Stock and ITT Educational Common Stock to its stockholders with respect to their ITT Common Stock.

     2. Immediately before the Distributions, ITT must own Company Common Stock and ITT Educational Common Stock possessing at least 80% of the total combined voting power of each of the Company and ITT Educational and 80% of the total number of all other classes of stock of each of the Company and ITT Educational.

     3. ITT must be executing the Distributions for a good and valid business purpose.

     4. ITT must distribute either (a) all the stock and securities that it owns in both the Company and ITT Educational or (b) an amount of Company Common Stock and ITT Educational Common Stock constituting control of each of the Company and ITT Educational (as defined in Section 368(c) of the Code). In the case of (b), ITT would also have to establish to the satisfaction of the IRS that ITT's retention of any Company Common Stock or ITT Educational Common Stock was not in pursuance of a plan having as one of its principal purposes the avoidance of Federal income tax.

     5. The Distributions must not be used principally by ITT as a device for the distribution of earnings and profits of ITT, ITT Educational and/or the Company.

     6. Immediately after the Distributions, ITT, ITT Educational and the Company must each be engaged in the active conduct of a trade or business. A company will be treated as actively engaged in a trade or business if it engages directly in such trade or business or substantially all its assets consist of stock of a controlled corporation that is so engaged. An active trade or business qualifies under Section 355 of the Code only if such trade or business
(a) was actively conducted throughout the five-year period ending on the date of the distribution (such five-year period, the "Five-Year Period"), (b) was not acquired within the Five-Year Period in a taxable transaction and (c) was not conducted by another corporation the control of which was acquired (directly or indirectly through one or more corporations) during the Five-Year Period in a taxable transaction.

     If the Distributions were not to qualify under Section 355 of the Code, then (i) ITT would not recognize any loss realized on the Distributions, but would recognize capital gain equal to the excess, if any, of (x) the fair market value of Company Common Stock and ITT Educational Common Stock on the relevant distribution date over (y) its adjusted tax basis in Company Common Stock and ITT Educational Common Stock and (ii) each holder of ITT Common Stock who receives shares of Company Common Stock and ITT Educational Common Stock in connection with the Distributions would be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares of Company Common Stock and ITT Educational Common Stock on the relevant distribution date, taxed first as a dividend to the extent of such holder's pro rata share of ITT's current and accumulated earnings and profits, and then as a nontaxable return of capital to the extent of such holder's adjusted tax basis in the ITT Common Stock (with any remaining amount being taxed as capital gain). ITT, ITT Educational and the Company will each be severally liable to the IRS for the full amount of the Federal capital gains tax described in (i) above that is not paid by the other. ITT, ITT Educational and the Company will indemnify each other for any liabilities resulting from any breach of their respective representations made to Cravath, Swaine & Moore in connection with its opinion.

     Under current law, if the IRS were to integrate the Distributions and a third party acquisition of the stock of any of ITT, ITT Educational or the Company, the Distributions would result in corporate-level gain for ITT, and the ITT stockholders' receipt of shares of Company Common Stock and ITT Educational Common Stock would be treated first as a dividend (to the extent of ITT's current and accumulated earnings and profits) and then as a reduction of each stockholder's basis in his, her or its shares of ITT Common Stock and then as capital gain, as discussed above.

     Moreover, recently enacted legislation (the "New Legislation") would cause ITT, but not ITT stockholders, to recognize taxable gain in connection with the Destinations Distribution (determined as if ITT had sold all the Company Common Stock for fair market value on the Distribution Date) if 50% or more of the Company Common Stock were acquired (or deemed to be acquired) and the Destinations Distribution and such acquisition (or deemed acquisition) were part of a plan (or were otherwise related). If, instead 50% or more of the ITT Common Stock were acquired (or deemed to be acquired) as part of a plan (or otherwise as a related transaction) with the Distributions, under the New Legislation, it appears that ITT, but not ITT stockholders, would recognize taxable gain in connection with the Distributions determined as if ITT had sold all the Company Common Stock and ITT Educational Common Stock for fair market value on the Distribution Date. For this purpose, the Strategic Investment will be treated as an acquisition of not less than 32.9% of the ITT Common Stock, and perhaps as much as 46.6% of the ITT Common Stock. Under the New Legislation, any acquisition of ITT Educational Common Stock, Company Common Stock or ITT Common Stock, as the case may be, within the period beginning two years prior to the Distribution Date and ending two years after the Distribution Date will be presumed to be part of such a plan (or an otherwise related transaction) unless the Company or ITT, as the case may be, is able to rebut such presumption.

     Although there is no IRS ruling or case law that is dispositive of these issues, Cravath, Swaine & Moore is of the opinion that, under existing U.S. Federal income tax laws, including the New Legislation, an acquisition of any of ITT, ITT Educational or the Company by Hilton should not adversely affect the tax-free status of the Distributions. This opinion is based on an interpretation of tax laws, including the New Legislation, rather than on binding precedent, and accordingly is not free from doubt. None of ITT, ITT Educational or the Company is obligated to indemnify any holder of ITT Common Stock who receives Company Common Stock in the Destinations Distribution for any tax liabilities.

     If the Distributions occurred and failed to qualify under Section 355 of the Code as tax-free spin-offs (or if, as a result of the application of the New Legislation to the Distributions, ITT recognized taxable gain with respect to the Distributions), the resulting corporate-level U.S. Federal income tax liability (a "Distribution Tax") would be material. ITT estimates that the corporate-level U.S. Federal income tax liability that would result under the preceding sentence would be approximately $1.4 billion. Under the relevant statutory rules, ITT, the Company and ITT Educational would be severally liable for any tax that arises in connection with either the Destinations Distribution or the ITT Educational Distribution.

     In connection with the Tax Allocation Agreement, the Company will agree to be liable for any Distribution Tax unless the actions or omissions (including actions or omissions taken with respect to the stock or assets) of ITT Educational and/or ITT materially contribute to the incurrence of such Distribution Tax. If the actions or omissions (including actions or omissions taken with respect to the stock or assets) of the Company, ITT and/or ITT Educational materially contribute to the incurrence of such Distribution Tax, then the companies so acting or omitting to act will be liable for any such Distribution Tax, on a pro rata basis if more than one of the companies is so liable.

     In connection with the Amended and Restated Tax Allocation Agreement, the Company generally will be liable for any Distribution Tax that arises as a result of the Distributions failing to qualify as tax-free spin-offs under Section 355 of the Code, and 90% of any Distribution Tax that arises as a result of the application of Section 355(e) of the Code to the Distributions. Nevertheless, if the actions or omissions (including actions or omissions taken with respect to the stock or assets) of ITT Educational materially contribute to the incurrence of any Distribution Tax, ITT Educational generally will be liable for such Distribution Tax. Further, if ITT, CD&R or certain other persons named in the agreement with respect to the Strategic Investment breach any of their covenants or obligations made in connection with that agreement, ITT generally will be liable for any Distribution Tax arising in connection with or as a result of such breach. See "The Company's Relationship with ITT After the Destinations Distribution -- Tax Allocation Agreements" for a more detailed discussion of both the Tax Allocation Agreement and Amended and Restated Tax Allocation Agreement.

     In addition, if the Distributions failed to qualify under Section 355 of the Code as tax-free spin-offs, ITT estimates that the aggregate U.S. Federal income tax liability of ITT's stockholders (after considering an assumed portion of tax-exempt stockholders) would be approximately $1.4 billion. None of ITT, ITT Educational or the Company will be obligated to indemnify ITT's stockholders for any such tax.

     Under the backup withholding rules, a holder of ITT Common Stock or Company Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of any redemption, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required by the backup withholding rules or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be credited against a holder's U.S. Federal income tax liability. ITT or the Company may require holders of ITT Common Stock or Company Common Stock, respectively, to establish an exemption from backup withholding or to make arrangements satisfactory to ITT or the Company, as applicable, with respect to the payment of backup withholding. A holder who does not provide ITT or the Company with his, her or its correct current taxpayer identification number, or who does not otherwise establish an exemption from backup withholding, may also be subject to penalties imposed by the IRS. Assuming the Distributions qualify as tax-free under Section 355 of the Code, a holder of ITT Common Stock generally will not be subject to backup withholding with respect to the receipt of Company Common Stock in connection with the Destinations Distribution.

     ITT STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DESTINATIONS DISTRIBUTION, INCLUDING THE EFFECTS OF FOREIGN, STATE AND LOCAL TAX LAWS AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

LISTING AND TRADING OF COMPANY COMMON STOCK

     The Company has applied to have the Company Common Stock listed on the NYSE under the symbol "ITT." On the first NYSE trading day following the Distribution Date, "regular way" trading in respect of Company Common Stock will begin. After the Destinations Distribution, ITT Common Stock will continue to be listed on the NYSE, but under the symbol "INF."

     There may be a temporary, "when-issued" market for Company Common Stock shortly before the Destinations Distribution. If there is, stockholders will be able to sell their right to receive shares of Company Common Stock separately from shares of ITT Common Stock, subject to completion of the Destinations Distribution. Such stockholders would have to deliver the shares of Company Common Stock to the buyer promptly after the Destinations Distribution.

     Additionally, there may exist a "when-distributed" market for shares of ITT Common Stock during this period in which stockholders may sell shares of ITT Common Stock, but retain the right to receive shares of Company Common Stock in the Destinations Distribution with respect to such ITT Common Stock.

     Stockholders are advised to consult their brokers or financial advisors prior to making any of the foregoing transactions.

     The Company cannot predict the specific price at which Company Common Stock will trade after the Distribution Date. Until Company Common Stock is fully distributed and an orderly market develops in

Company Common Stock, the price at which such stock trades may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The price of Company Common Stock will be determined in the marketplace and may be influenced by many factors, including
(i) the depth and liquidity of the market for Company Common Stock, (ii) developments affecting the Company's businesses generally, (iii) the Company's dividend policy, (iv) investor perception of the Company's business and the hotel and gaming industries generally and (v) general economic and market conditions. In the short term, the Company's stock price may also be impacted by developments in Hilton's efforts to acquire ITT.

     As a result of the Distributions, the trading price of ITT Common Stock will be lower immediately following the Distributions as compared to the trading price of ITT Common Stock immediately prior to the Distributions, although the receipt of the shares of Company Common Stock and ITT Educational Common Stock is expected to offset such effect. The aggregate market values of ITT Common Stock, Company Common Stock and ITT Educational Common Stock after the Distributions may be less than, equal to or greater than the market value of ITT Common Stock prior to the Distributions.

     The shares of Company Common Stock ITT stockholders receive in the Destinations Distribution will be freely transferable, unless a stockholder is deemed to be an "affiliate" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed affiliates of the Company after the Destinations Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain of our officers and directors. Persons who are affiliates of the Company will be permitted to sell their shares of Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.

                                DIVIDEND POLICY

     After the Destinations Distribution, the Company does not intend to pay cash dividends on shares of Company Common Stock for the foreseeable future. Whether the Company pays cash dividends (and the amount of any such dividends) will be at the discretion of the Board. The Company expects that Company Credit Facilities and other debt instruments of the Company will limit the Company's ability to declare and pay dividends on its stock, as well as its ability to distribute, liquidate, purchase or acquire its stock either directly or through any subsidiary. Future dividend decisions will be based on, and affected by, a number of factors, including the terms of any credit facility, indenture or other agreements binding upon the Company at such time and its operating results and financial requirements.

                             ITT DESTINATIONS, INC.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following table summarizes certain selected consolidated financial data of the Company which have been derived from its audited consolidated financial statements as of and for the three years ended December 31, 1996, and its unaudited consolidated financial statements as of and for the two years ended December 31, 1993 and for the six months ended June 30, 1997 and 1996 and as of June 30, 1997. The financial and operating data contained in this Information Statement reflect the discontinuance of ITT's information services segment, which includes ITT's telephone directories publishing business (ITT World Directories) and post-secondary technical education business (ITT Educational). The following financial and operating data should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements.


                                                                SIX MONTHS
                                                              ENDED JUNE 30,             YEARS ENDED DECEMBER 31,
                                                              ---------------   ------------------------------------------
                                                               1997     1996     1996     1995     1994     1993     1992
                                                              ------   ------   ------   ------   ------   ------   ------
                                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues....................................................  $2,815   $2,740   $5,718   $5,396   $3,876   $3,184   $3,109
Income (loss) from continuing operations before accounting
  changes(1)................................................  $  259   $   86   $  183   $  117   $   44   $  (38)  $  (68)
Earnings (loss) per share from continuing operations before
  accounting changes(1).....................................  $ 2.19   $  .72   $ 1.55   $  .98   $  .37   $ (.32)  $ (.58)
OPERATING DATA:
Hotel operating income (loss)...............................  $  181   $  158   $  371   $  197   $  152   $   76   $  (30)
Gaming operating income.....................................      98      117      212      168       --       --       --
Dispositions and other operating income (loss)(1)...........    (120)     (43)     (84)      29      (13)    (111)     (54)
                                                              ------   ------   ------   ------   ------   ------   ------
Total operating income (loss)...............................  $  159   $  232   $  499   $  394   $  139   $  (35)  $  (84)
EBITDA(2):
  Hotel Segment.............................................     270      230      530      376      239      167       70
  Gaming Segment............................................     132      149      277      243       --       --       --
  Corporate expenses and overhead...........................     (39)     (46)     (75)     (93)    (110)    (115)    (118)
                                                              ------   ------   ------   ------   ------   ------   ------
         Total..............................................     363      333      732      526      129       52      (48)
Cash from continuing operating activities...................  $    1   $  108   $  377   $  400   $  164   $   67   $   10
Cash from/(used for) investing activities...................   1,233      (82)    (595)  (2,686)  (1,450)    (332)    (132)
Cash from/(used for) financing activities...................  (1,102)     (41)     250    2,024      610      392      520
Number of employees (in thousands)..........................      33       34       33       34       21       14       14


                                                                                              AT DECEMBER 31,
                                                                  AT JUNE 30,    ------------------------------------------
                                                                      1997        1996     1995     1994     1993     1992
                                                                  ------------   ------   ------   ------   ------   ------
                                                                                 (IN MILLIONS)
BALANCE SHEET DATA:
Total assets....................................................     $8,120      $8,922   $8,225   $4,873   $3,629   $3,131
Long-term debt, including allocated debt and capital leases.....     $1,789      $2,893   $2,634   $  599   $  169   $  186

---------------
(1) Excluding several one-time items and the results of certain assets held for sale, 1997 income from continuing operations and earnings per share from continuing operations were $99 and $0.83, respectively, compared with $83 and $0.69, respectively for the first six months of 1996. These comparable year-over-year results represent increases of 19% and 20% in income from continuing operations and earnings per share from continuing operations, respectively. The one-time items reflected in these results include (i) a $183 pre-tax gain on the sale of 7.5 million shares of Alcatel Alsthom, (ii) a $200 pre-tax gain on the sale of the Company's 39.8% ownership interest in Madison Square Garden, (iii) a $58 pre-tax charge in connection with the restructuring of the Company's World Headquarters operations and (iv) a $29 pre-tax charge for costs associated with the Hilton Offer.


(2) EBITDA, as defined in the following sentence, is presented here as an alternative measure of our ability to generate cash flow and should not be construed as an alternative to operating income or to cash flows from operating activities (which have been determined in accordance with generally accepted accounting principles). EBITDA was computed above as earnings before interest, taxes, depreciation, amortization, gains on asset sales, assets held for sale, restructuring charges, service fee income and miscellaneous income (expense), net. Management believes the EBITDA information presented supplementally is a useful measure of operating performance because it is industry practice to evaluate hotel and gaming properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and because it is customarily used by certain investors and analysts together with net income and cash flow from operations as defined by generally accepted accounting principles, in evaluating a company's ability to service its debt. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt. Because of the significance of items excluded in determining EBITDA, this information should not be considered as an alternative to any measure of performance or liquidity nor should it be considered as an indicator of the overall financial performance of the Company. The Company's definition of EBITDA as presented herein may not be comparable to similarly titled measures of other companies due to the inclusion or exclusion of certain financial measures.

                             ITT DESTINATIONS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1997 and the Unaudited Pro Forma Consolidated Statements of Income for the six months ended June 30, 1997 and for the year ended December 31, 1996 are based upon the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements. The following pro forma financial information should be read in conjunction with the Consolidated Financial Statements and other financial information set forth in this Information Statement.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1997
                                 (IN MILLIONS)

                                                    STOCK                               DEBT       PRO FORMA
                                  JUNE 30, 1997    TENDER                    SALE OF   TENDER        AFTER
                                      ACTUAL        OFFER    DISTRIBUTIONS    WBIS+     OFFER    DISTRIBUTIONS
                                  --------------   -------   -------------   -------   -------   -------------

Total current assets.............    $    919                                                       $   919

Plant, property and equipment....       4,465                                                         4,465

Investments......................         434                                   (105)                   329

Goodwill, net....................       1,290                                                         1,290

Other assets.....................         949                                                           949

Net assets of discontinued
  operations.....................          63                       (63)                                 --
                                      -------       ------         ----         ----    ------      -------

                                     $  8,120                       (63)        (105)               $ 7,952
                                      =======                      ====         ====                =======

Notes payable and current
  maturities of long-term debt...    $    403                                                       $   403

Other current liabilities........         947                                                           947

Allocated debt of ITT............       1,098                                           (1,098)          --

Other long-term debt.............         691        2,100                      (105)    1,098        3,784

Deferred income taxes and other
  liabilities....................         622                                                           622

Net liabilities of discontinued
  operations.....................         815                      (815)                                 --

Minority interest................         198                                                           198

Common stock.....................       2,903       (2,902)                                               1

Additional paid in capital.......          --          802          752                               1,554

Cumulative translation
  adjustment.....................         (77)                                                          (77)

Retained earnings................         520                                                           520
                                      -------       ------         ----         ----    ------      -------
                                     $  8,120           --          (63)        (105)       --      $ 7,952
                                      =======       ======         ====         ====    ======      =======

      See accompanying Notes to Unaudited Pro Forma Financial Statements.

                    UNAUDITED PRO FORMA CONSOLIDATED INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                 (IN MILLIONS)

                                        SIX MONTHS                     SALE OF   SALE OF
                                           ENDED       STOCK   DEBT    ALCATEL   MADISON   SALE     OTHER      PRO FORMA
                                       JUNE 30, 1997   TENDER  TENDER  ALSTHOM   SQUARE     OF     UNUSUAL       AFTER
                                          ACTUAL       OFFER   OFFER   SHARES    GARDEN    WBIS+    ITEMS    DISTRIBUTIONS
                                       -------------   -----   -----   -------   -------   -----   -------   -------------
Revenues...............................    $ 2,815                                                              $ 2,815
Costs and expenses:
Salaries, benefits and other
  operating............................      2,129                                                                2,129
Selling, general and administrative....        335                                                                  335
Restructuring charge...................         58                                                    (58)           --
Depreciation and amortization..........        134                                                                  134
                                           ------      -----   -----    -----     -----    -----    -----        ------
                                            2,656                                                     (58)        2,598
                                           ------      -----   -----    -----     -----    -----    -----        ------
                                              159                                                     (58)          217
Interest expense, net..................        (76)      (86)     (7)      15        19        5                   (130)
Gain on sale of Alcatel Alsthom
  shares...............................        183                       (183)                                       --
Gain on sale of investment in Madison
  Square Garden........................        200                                 (200)                             --
Miscellaneous income (expense), net....        (18)                                  (4)       5       29            12
Provision for income taxes.............       (189)       36       3       71        74        0      (37)          (42)
Minority equity........................         --
                                           ------      -----   -----    -----     -----    -----    -----        ------
Income from continuing operations......    $   259       (50)     (4)     (97)     (111)      10       50       $    57
                                           ======      =====   =====    =====     =====    =====    =====        ======
Earnings per share from continuing
  operations...........................    $  2.19                                                              $  0.65
                                           ======                                                                ======

      See accompanying Notes to Unaudited Pro Forma Financial Statements.

                    UNAUDITED PRO FORMA CONSOLIDATED INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN MILLIONS)

                              YEAR
                             ENDED                            SALE OF    SALE OF
                            DEC. 31,     STOCK      DEBT      ALCATEL    MADISON                 PRO FORMA
                              1996      TENDER     TENDER     ALSTHOM    SQUARE     SALE OF        AFTER
                             ACTUAL      OFFER      OFFER     SHARES     GARDEN      WBIS+     DISTRIBUTIONS
                            --------    -------    -------    -------    -------    -------    -------------
Revenues..................  $ 5,718                                                               $ 5,718
Costs and expenses:
  Salaries, benefits and
     other operating......    4,291                                                                 4,291
  Selling, general and
     administrative.......      681                                                                   681
  Depreciation and
     amortization.........      247                                                                   247
                            -------     -------    -------    -------    -------    -------       -------
                              5,219                                                                 5,219
                            -------     -------    -------    -------    -------    -------       -------
                                499                                                                   499
Interest expense, net.....     (162)       (171)       (22)        56         41          5          (253)
Miscellaneous income
  (expense), net..........        3                                           (7)         6             2
Provision for income
  taxes...................     (150)         73          9        (24)       (15)        (5)         (110)
Minority equity...........       (7)                                                                   (7)
                            -------     -------    -------    -------    -------    -------       -------
Income from continuing
  operations..............  $   183         (96)       (13)        32         19          6       $   131
                            =======     =======    =======    =======    =======    =======       =======
Earnings per share from
  continuing operations...  $  1.55                                                               $  1.48
                            =======                                                               =======

      See accompanying Notes to Unaudited Pro Forma Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Consolidated Financial Statements may not be indicative of the results that would have occurred if the transactions discussed above had actually occurred on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical Consolidated Financial Statements and accompanying notes to such financial statements of the Company included elsewhere in this Information Statement. Set forth below is a discussion of the adjustments that are given effect in the Unaudited Pro Forma Consolidated Financial Statements.

BALANCE SHEET

     The accompanying Unaudited Pro Forma Consolidated Balance Sheet assumes that the following adjustments occurred as of June 30, 1997.

     - Pro forma effect is given to the Distributions by treating ITT World Directories and ITT Educational (book value of $(815) million and $63 million, respectively) as if, for financial reporting purposes, such corporations were spun-off from the Company.

     - Pro forma effect is given to the purchase of 30 million shares of ITT Common Stock for $70 per share pursuant to the Stock Tender Offer which will be financed with new indebtedness. See "The Destinations Distribution -- Other Transactions" and "-- Certain Indebtedness."

     - ITT has historically incurred indebtedness for its consolidated group generally at the parent level rather than at the operating level. In connection with the Distributions, a portion of the indebtedness incurred by ITT has been allocated to its hotels and gaming business. In connection with the Destinations Distribution, all of ITT's long-term indebtedness will be replaced, pursuant to the Debt Tender Offer and the repayment of other indebtedness, by indebtedness of ITT ISI and its subsidiaries and the Company. Thus, the $1.098 billion of long-term debt of ITT allocated to the Company and the $2.1 billion of debt incurred by ITT to fund the Stock Tender Offer will be replaced by an aggregate of $3.198 billion of debt of the Company. The Unaudited Pro Forma Consolidated Financial Statements assume that the new indebtedness of the Company will bear an average annual interest rate of approximately 8.15% based on currently prevailing interest rates. See "The Destinations Distribution -- Other Transactions" and "-- Certain Indebtedness."

     - Pro forma effect is given to the sale of the Company's interest in WBIS+ at its book value of $1.05 million. On May 12, 1997, ITT, in connection with Dow Jones & Company, Inc. reached a definitive agreement to sell WBIS+, Channel 31 in New York City, to Paxson Communications Corporation ("Paxson") for a purchase price of $257.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of
        Operations -- Liquidity and Capital Resources -- Asset Dispositions and Capital Expenditures."

STATEMENTS OF INCOME

     The accompanying Unaudited Pro Forma Consolidated Statements of Income assume the following adjustments:

     - Pro forma effect is given to the Stock Tender Offer, the Debt Tender Offer, the Distributions and the asset dispositions indicated in the Unaudited Pro Forma Consolidated Statements of Income as if such transactions had occurred at the beginning of the respective periods presented. See "The Destinations Distribution -- Other Transactions," "-- Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Asset Dispositions and Capital Expenditures."

     - Material non-recurring charges or credits and their related tax effects are excluded.

     - A $58 million pre-tax charge in connection with the restructuring of the Company's World Headquarters operations and a $29 million pre-tax charge for costs associated with the Hilton Offer are included in "Other Unusual Items" for the six months ended June 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

     This discussion and analysis of financial condition and results of operations is prepared to reflect the discontinuance of ITT's information services segment, which includes ITT's telephone directories publishing business (ITT World Directories) and post-secondary technical education business (ITT Educational). This financial reporting treatment is appropriate, even though in the Destinations Distribution it is ITT that will spin-off the Company's business, because of the relative significance of the hotels and gaming operations to ITT. The discussion set forth below discusses the Company's financial condition and results of operations on a historical basis and does not give effect to the effects on the Company of the Stock Tender Offer, the Debt Tender Offer, the sale of ITT's interests in Alcatel Alsthom, WBIS+ and Madison Square Garden or the incurrence of indebtedness related to the Comprehensive Plan. Such transactions will have the effect of increasing the Company's interest expense and reducing the number of outstanding shares of Company Common Stock used in calculating per share numbers. See "ITT Destinations, Inc. Unaudited Pro Forma Consolidated Financial Statements." For a discussion of certain adverse consequences of such increased leverage, see "Risk
Factors -- Leverage and Debt Service" and "-- Restrictions Imposed by
Financings."

     ITT was formerly a wholly owned subsidiary of a Delaware corporation known as ITT Corporation ("Old ITT"). On December 19, 1995, Old ITT (which has been renamed "ITT Industries, Inc.") distributed to its stockholders all of the outstanding shares of common stock of ITT and ITT Hartford Group, Inc. (which has been renamed "The Hartford Financial Services Group, Inc.") (the "1995 Spin-off").

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

     Revenues of $2,815 in the 1997 period increased 3% compared with $2,740 in the corresponding 1996 period. Hotels revenues, which increased 6% due to strong average daily rate gains, were the primary driver of this improvement. Excluding the results of the two gaming properties planned for disposition, Gaming revenues decreased 4% due to the impacts of the continued construction projects at Caesars Palace and Caesars Atlantic City.

     Salaries, benefits and other operating costs increased 3% in the period to $2,129 from $2,060 in the 1996 period. This increase primarily reflects the costs of acquired hotel properties.

     Selling, general and administrative expenses were essentially unchanged in 1997, as increases in the Hotels segment due to acquired properties were offset by continuing cost rationalization in the Gaming segment. The 1997 period reflects a $58 pre-tax charge in connection with the restructuring of the Company's World Headquarters operations.

     Excluding the restructuring charge and results of the two Gaming properties held for sale, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") were $363 in the 1997 period compared with $333 in the 1996 period, a 9% improvement. This improvement reflects significant increases in average room rates, particularly in owned and leased properties and the benefits from hotel acquisitions partially offset by the impacts of construction at Caesars Palace and Caesars Atlantic City. EBITDA is presented here as an alternative measure of the Company's ability to generate cash flow and should not be construed as an alternative to operating income or to cash flows from operating activities (which have been determined in accordance with generally accepted accounting principles). Management believes this discussion of EBITDA allows for a more complete analysis of results of operations. Because of the significance of items excluded in determining EBITDA, this information should not be considered as an alternative to any measure of performance or liquidity nor should it be considered as an indicator of the overall financial performance of the Company. Depreciation and amortization increased 19% compared with the prior period due primarily to the impact of various hotel acquisitions discussed above. Operating income increased 5% primarily resulting from higher average room rates.

     Net interest expense decreased to $76 in the 1997 period from $83 in the 1996 period. Excluding $6 of interest income on the Cablevision note included in the second quarter 1996 results, interest expense decreased 15%. This decrease was due principally to the lower average debt balance attributable to selected asset dispositions (see "-- Liquidity and Capital Resources" for a more detailed discussion of these asset dispositions).

     Miscellaneous expense reflects $29 for costs associated with the Hilton Offer. The Company also recorded pre-tax gains of $183 and $200 related to the sales of its remaining interest in the capital stock of Alcatel Alsthom and a 39.8% ownership interest in Madison Square Garden, respectively.

     Income tax expense increased in the 1997 quarter on higher pretax earnings due to improved operations and the sale of the Company's interest in the capital stock of Alcatel Alsthom. The minority equity benefit includes the net loss attributable to the minority stockholders of Ciga (this loss was due to the seasonality of its business).

     Income from continuing operations increased to $259 in the 1997 period from $86 in the 1996 period. Excluding several one-time items and the results of certain assets held for sale, income from continuing operations for the first six months of 1997 were $99 compared with $83 for the first six months of 1996. These comparable year-over-year results represent an increase of 19% from the 1996 results. The one-time items reflected in the 1997 results include (i) $183 pre-tax gain on the sale of 7.5 million shares of Alcatel Alsthom, (ii) a $200 pre-tax gain on the sale of the Company's 39.8% ownership interest in Madison Square Garden, (iii) a $58 pre-tax charge in connection with the restructuring of the Company's World Headquarters operations and (iv) a $29 pre-tax charge for costs associated with the Hilton Offer.

  BUSINESS SEGMENTS

     Revenues, EBITDA and operating income, excluding the effects of assets held for sale and minority equity, for each of the Company's two major business segments were as follows:

 SIX MONTHS ENDED JUNE 30, 1997                                      SIX MONTHS ENDED JUNE 30, 1996
---------------------------------                                   ---------------------------------
                        OPERATING                                                           OPERATING
REVENUES     EBITDA      INCOME                                     REVENUES     EBITDA      INCOME
--------     ------     ---------                                   --------     ------     ---------
 $2,220       $270        $ 181    ............Hotels............    $2,086       $230        $ 158

     Hotels generated EBITDA of $270 in the 1997 six month period, a 17% increase over $230 in the 1996 period. Owned and leased hotels continued to be the primary driver of this improved performance, with EBITDA increasing to $200 in the period from $177 a year ago. The EBITDA margin at these properties was 27% for the period, compared with 26% in the 1996 period. In North America, the average daily rate at owned hotels increased 10%, to $171, and REVPAR rose 10%, to $125.

 SIX MONTHS ENDED JUNE 30, 1997                                      SIX MONTHS ENDED JUNE 30, 1996
---------------------------------                                   ---------------------------------
                        OPERATING                                                           OPERATING
REVENUES     EBITDA      INCOME                                     REVENUES     EBITDA      INCOME
--------     ------     ---------                                   --------     ------     ---------
  $514        $132         $98     ............Gaming............    $  534       $149        $ 117

     Gaming's 1997 six month results, reflect EBITDA of $132 compared with $149 in the 1996 period. This decline is primarily related to the significant construction activity at Caesars Palace and at Caesars Atlantic City, which is expected to be completed by year-end.

     The Company currently has ongoing expansion projects at Caesars Palace and Caesars Atlantic City. These projects are expected to have a negative impact on performance until they are completed. These negative impacts are expected to primarily result from the noise, appearance and physical condition of the properties caused by the construction and, to a lesser extent, a slight reduction in the number of available rooms during certain project phases. A discussion of the Company's program to upgrade and expand its existing gaming operations appears under "-- Liquidity and Capital Resources."

  DISPOSITIONS

     At the two Gaming properties planned for disposition, the Desert Inn experienced a $17 EBITDA loss in the six months ended June 30, 1997 compared with an operating loss of $2 and EBITDA of $1 in the 1996 period, respectively. The 1997 losses were due to a negative win percentage in baccarat in the first quarter and ongoing construction disruption. The Sheraton Casino posted operating income and EBITDA of $3 and $6 for the six months ended June 30, 1997, respectively, compared with $7 and $11 in the 1996 period as a result of the continued effects of increased local competition.

     During February and March 1997, ITT sold its remaining interest in the capital stock of Alcatel Alsthom. Total proceeds from these sales were approximately $830, resulting in a pre-tax gain of $183. On May 12, 1997, ITT and Dow Jones reached a definitive agreement to sell WBIS+, Channel 31 in New York City, to Paxson for a purchase price of $257.5. The closing of the sale of ITT's interest in WBIS+ is subject to regulatory approval, and is expected to occur in the fourth quarter of 1997. On June 17, 1997, ITT sold 39.8% of its interest in Madison Square Garden. Total proceeds from this sale were approximately $500, resulting in a pre-tax gain of $200. On August 1, 1997, Sheraton entered into an agreement in principle with Davis Gaming to form a 50/50 joint venture to own the Desert Inn and the 34 acre parcel of land adjacent to the Desert Inn. This transaction, which is subject to the execution of definitive agreements, due diligence and certain other customary closing conditions, is expected to be completed by November 1, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Revenues of $5,718 in 1996 increased 6% compared with $5,396 in 1995. This growth was fueled by the Hotels segment, which realized an 11% increase in average room rates in its owned and leased properties as well as the benefit from hotel acquisitions which were made in late 1995 and during 1996. Gaming revenues rose 4% in 1996 due to the inclusion of a full year of Caesars results versus eleven months in 1995. Excluding this benefit, Gaming revenues decreased 2% due to construction disruption at The Desert Inn, which impacted casino operations for almost the entire year, and increased competition in the Tunica, Mississippi market, where The Sheraton Casino results were substantially below the previous year. During this period, management continued to aggressively pursue revenue growth as well as cost saving opportunities in each of its market segments through a variety of strategies including the cross promotion of its hotel and gaming assets and continued domestic and international expansion.

     Salaries, benefits and other operating costs increased 4% in 1996 to $4,291 from $4,117 representing the costs of the acquired properties and smaller increases in the cost of services. Overall, salaries, benefits and other operating costs represented 75% of revenues in 1996, down from 76% in 1995. This decrease reflects management's ongoing cost containment programs as well as the increases in average room rates noted above outpacing increases in costs.

     Selling, general and administrative expenses increased 3% to $681 in 1996 compared with $662 in 1995. Included in the 1995 period is a charge of $51 for severance and other costs associated with restructuring the headquarters of the Hotels business segment and a charge of $6 associated with the consolidation of certain administrative and other functions in the Gaming business segment. The 1995 results also include a benefit of $96 representing the reimbursement of overhead expenses related to world headquarters management and supervision of the entities which comprised Old ITT prior to the 1995 Spin-off ("service fee income"). Excluding the impact of these items, selling, general and administrative expenses declined approximately 3% in 1996, reflecting management's continuing commitment to cost containment.

     Excluding the prior year restructuring charges and service fee income, the Company generated EBITDA of $746 in 1996 compared with $579 in 1995, a 29% improvement. This improvement reflects the significant average room rate increases, the benefits from acquisitions in the Hotels business segment and other operational improvements. This overall increase was mitigated by significant adverse conditions at two of the Company's gaming properties, The Desert Inn and The Sheraton Casino. Depreciation and amortization increased 11% in 1996 compared with 1995 due to the impact of various acquisitions. Excluding the prior year restructuring charges and service fee income, operating income rose 40% in 1996 to $499 compared with $356 in 1995.

     Interest expense (before interest income of $68 in 1996 and $49 in 1995) decreased to $230 from $268 in 1995. During 1995, Old ITT allocated certain indebtedness between the Company and ITT Industries in anticipation of the 1995 Spin-off. As a result of such allocation, the interest expense reflected in 1995 is not necessarily indicative of the interest expense which would have been incurred if we had been an independent entity during such period.

     Income tax expense increased in 1996 due to higher pretax earnings and a higher effective tax rate, which was caused by a difference in the mix of the Company's worldwide earnings. In addition, during 1995 Old ITT allocated certain tax attributes between the companies in anticipation of the 1995 Spin-off. Such allocation reflects results that are not necessarily indicative of the income tax expense that the Company would have incurred if it had been an independent entity during such period.

     The minority equity represents the net income attributable to the minority stockholders of Ciga and increased due to higher earnings.

     Net income from continuing operations of $183 in 1996 improved 56% compared with $117 in 1995; the results of the factors discussed above.

  BUSINESS SEGMENTS

     Revenues, EBITDA and operating income, excluding the effects of the 1995 restructuring charges ($51 in Hotels and $6 in Gaming), for each of our two major business segments were as follows:

         YEAR ENDED 1996                                                     YEAR ENDED 1995
---------------------------------                                   ---------------------------------
                        OPERATING                                                           OPERATING
REVENUES     EBITDA      INCOME                                     REVENUES     EBITDA      INCOME
--------     ------     ---------                                   --------     ------     ---------
 $4,433       $530        $ 371    ............Hotels............    $4,164       $376        $ 248

     Hotels 1996 results reflect average room rate increases of 11% at owned and leased properties throughout the world. The average rate gains at these properties contributed to a 10% increase in REVPAR to $106 in 1996 from $96 in 1995, and was the primary contributor to a 14% revenue increase at owned and leased properties. Improvements in the owned and leased properties have a greater impact on the Hotels segment results than do improvements in managed properties, where the majority of the improvements are realized by the owners of those properties. Despite strong average rate gains, managed property revenues increased by only 3% in 1996 due to the termination of several hotel management contracts.

     Owned and leased properties, which generate 75% of the Hotel segment EBITDA, reflect a 37% EBITDA improvement. Excluding the effects of acquisitions, EBITDA from owned and leased properties improved 27%, as evidenced by a 42% improvement in New York (consisting of the St. Regis, the Sheraton New York, the Sheraton Manhattan and the Sheraton Russell properties), an 82% improvement in San Diego, California, a 58% improvement in Miami, Florida, and a 63% improvement in Rome (three properties). The primary contributors to the improved results at these properties were increased average room rates and cost containment. Acquisitions, which consist of properties purchased and constructed, contributed $32 of EBITDA in 1996 and include properties in London, Paris, Warsaw (Poland), Cancun (Mexico) and the Fiji Islands. EBITDA from franchised properties increased 7% on a 6% average room rate increase. Hotels' 41% EBITDA improvement and 50% operating income growth in 1996 compared with 1995 reinforce management's philosophy of maximizing operating results by attaining an optimal combination of rate and occupancy while enhancing the level of service and value to our customers. During this period, the Company continued to expand and enhance its image among world travelers through targeted renovations, upgrading standards and strategic acquisitions.

     During 1996, the Company signed agreements to manage seven new hotels to be opened in China. Included in the seven hotels is the Beijing International Club, which will open in 1997 and will include a 286-room hotel, an office building with more than 75,000 square feet of space for lease, a sports and recreation complex, 112 upscale apartments and a private membership club. The Company will own a 31% interest in this property. The remaining six hotels will be located in the cities of Suzhou, Guangzhou, Dongguan, Shenyang, Wuxi and Haikou and are scheduled for opening in the next two years. These seven hotels, combined with the five hotels currently managed in China, will give the Company more than 5,500 rooms in China and make the Company one of the largest up-scale international hotel managers and investors in the Asia Pacific region.

     At December 31, 1996, Hotel properties included 68 properties (17%) which were owned or leased, 135 properties (33%) which were managed under long-term agreements and 208 properties (50%) which were franchised, totaling over 128,000 rooms worldwide.

         YEAR ENDED 1996                                                     YEAR ENDED 1995
---------------------------------                                   ---------------------------------
                        OPERATING                                                           OPERATING
REVENUES     EBITDA      INCOME                                     REVENUES     EBITDA      INCOME
--------     ------     ---------                                   --------     ------     ---------
 $1,066       $277        $ 212    ............Gaming............    $  944       $243        $ 174

     Gaming's 1996 results include strong performances at Caesars Atlantic City in Atlantic City, New Jersey, Caesars Palace in Las Vegas, Nevada, and Caesars Tahoe in Stateline, Nevada. At Caesars Atlantic City, record revenues, EBITDA and operating income were the result of improved table and slot results despite higher marketing costs. Caesars Palace recorded improved revenues and flat EBITDA and operating income despite a third quarter decline in its premium play business and the negative effects that construction had on the operations. Caesars Tahoe improved its results through successful cost containment programs while maintaining gaming volume. All three of these properties also benefited from strong increases in average room rates and high occupancy levels.

     The Company currently has ongoing expansion projects at Caesars Palace and Caesars Atlantic City. These projects are expected to have a negative impact on performance until they are completed. These negative impacts are expected to primarily result from the noise, appearance and physical condition of the properties caused by the construction and, to a lesser extent, a slight reduction in the number of available rooms during certain project phases. A discussion of our program to upgrade and expand our existing gaming operations appears under "-- Liquidity and Capital Resources."

  DISPOSITIONS

     Results at the two gaming properties held for sale were negatively impacted by construction disruption at the Desert Inn and excess market capacity at The Sheraton Casino. The Desert Inn opened its newly renovated casino on December 26, 1996, however, construction disruption prior to this opening severely limited casino operations during the year. Increased competition in the Tunica market, which is expected to continue throughout 1997, contributed to results substantially below 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Revenues of $5,396 in 1995 increased 39% compared with $3,876 in 1994, reflecting the eleven month contribution of the Caesars acquisition as well as the full year contribution of Ciga and other significant hotel acquisitions completed during the latter half of 1994. Caesars revenues totaled $910 from the date of acquisition while Ciga and other hotel acquisitions contributed $586 in 1995 compared with $271 in 1994 from the dates of acquisition of these properties. Excluding the Caesars and hotel acquisitions discussed above, revenues increased 8% in 1995 primarily due to higher average room rates in owned and leased properties in North America and the inclusion of a full year's results of The Sheraton Casino.

     Salaries, benefits and other operating costs increased 26% in 1995 to $4,117 from $3,277, representing the costs of the acquired properties and smaller increases in the cost of services. Overall, salaries, benefits and other operating costs represented 76% of revenues in 1995, down from 85% in the comparable 1994 period, as higher average room rates and occupancy outpaced the increase in costs.

     Selling, general and administrative expenses increased 87% to $662 in 1995 compared with $354 in 1994, due primarily to the costs associated with the Caesars, Ciga and the other hotel acquisitions. In 1995, the Company embarked on a company-wide cost rationalization program aimed at reducing administrative costs. In June 1995, the Company announced the closing of the Caesars headquarters in Los Angeles; in September 1995, the Company provided for severance and other costs associated with the downsizing of the headquarters operations of the Hotels business segment totaling $51 pretax; and in December 1995, the Company recorded charges associated with the consolidation of certain administrative and other functions in the Gaming segment of $6 pre-tax.

     Selling, general and administrative expenses have been reduced by service fee income of $96 and $88 in 1995 and 1994, respectively, representing amounts received for overhead expenses related to world headquarters management and supervision of the entities comprising Old ITT prior to the 1995 Spin-off, including advice and assistance provided by the Company in connection with cash management, legal, accounting, tax and insurance services. The net cost of these services to us is not necessarily indicative of the costs that the Company would have incurred if it had been operated as an independent entity during such period.

     Operating income rose to $394 in 1995 compared with $139 in 1994, reflecting the impact of the acquisitions discussed above, as well as the impact of one-time charges related to the planned disposals of certain non-core assets and restructuring charges referred to above. Excluding the acquisitions and restructuring charges, operating income increased 58% primarily due to higher average room rates, particularly in owned properties in North America. Depreciation and amortization increased 110% compared with 1994 due primarily to the acquisitions discussed above.

     Interest expense (before interest income of $49 in 1995 and $14 in 1994) increased to $268 from $69 in 1994. This increase is primarily the result of the Caesars and hotel acquisitions discussed above as well as the March 1995 acquisition of Madison Square Garden Corporation.

     Income tax expense rose during 1995 due to higher pretax earnings which was partially offset by a decrease in the effective rate in 1995 compared with 1994.

     Net income from continuing operations increased to $117 in 1995, compared with $44 in 1994, the result of the factors discussed above.

  BUSINESS SEGMENTS

     Revenues, EBITDA and operating income, excluding the effects of the 1995 restructuring charges ($51 in Hotels and $6 in Gaming), for each of the Company's two major business segments were as follows:

         YEAR ENDED 1995                                                         YEAR ENDED 1994
---------------------------------                                       ---------------------------------
                        OPERATING                                                               OPERATING
REVENUES     EBITDA      INCOME                                         REVENUES     EBITDA      INCOME
--------     ------     ---------                                       --------     ------     ---------
 $4,164       $376        $ 248     ..............Hotels..............   $3,700       $239        $ 152

     The 1995 results reflect the full-year benefit of the Ciga and other significant hotel acquisitions made during 1994. The average room rate at our owned and leased properties increased 10% and was the primary contributor to a 10% increase in REVPAR to $96. EBITDA from owned and leased properties more than doubled in 1995. Excluding the effects of 1994 acquisitions, EBITDA from owned and leased properties improved 51%, with strong improvements throughout North America. The primary contributors to the improved results were the increase in average room rates and the benefits of cost containment programs. These increases reflected management's focus on attaining the optimal combination of rate and occupancy while enhancing the level of service and value to our customers. EBITDA from managed properties increased 24% due to the addition of several new management agreements. At December 31, 1995, Hotel properties included 68 properties (17%) which were owned or leased, 134 properties (32%) which were managed under long-term agreements and 214 properties (51%) which were franchised, totaling over 129,000 rooms worldwide.

         YEAR ENDED 1995                                                         YEAR ENDED 1994
---------------------------------                                       ---------------------------------
                        OPERATING                                                               OPERATING
REVENUES     EBITDA      INCOME                                         REVENUES     EBITDA      INCOME
--------     ------     ---------                                       --------     ------     ---------
 $  944       $243        $ 168      .............Gaming.............    $   --       $ --        $  --

     The January 1995 acquisition of the most internationally recognized brand name in gaming, Caesars, positioned us to be a competitive force in the gaming industry. The Gaming segment has key properties in both major U.S. jurisdictions, Las Vegas, Nevada and Atlantic City, New Jersey as well as other properties, both domestic and international.

  DISPOSITIONS

     EBITDA at The Sheraton Casino increased $24 to $29 from $5 in 1994 due to the inclusion of a full year of operating results from this property which opened in August 1994. Results at the Desert Inn during this period were flat due primarily to lower than anticipated hold percentages.

LIQUIDITY AND CAPITAL RESOURCES

     ITT plans to finance the Stock Tender Offer, the Debt Tender Offer and the repayment of certain other indebtedness with a combination of available cash, the proceeds from borrowings under the Promedia Credit Facilities and the Publimedia Credit Facilities, and the issuance of the Subsidiary Notes by Promedia and Publimedia and $3.3 billion in cash received from the Company in connection with the First, Second and Third Payments. The Company will finance the First, Second and Third Payments and certain other expenses with borrowings under the Company Credit Facilities. After the Destinations Distribution, the Company will be responsible for approximately $4.2 billion of outstanding indebtedness. See "The Destinations Distribution -- Certain Indebtedness."

     Cash flows are expected to be sufficient to service the Company's indebtedness, satisfy tax obligations and fund maintenance capital expenditures and other liquidity needs. Cash from continuing operations was $1 in the six months ended June 30, 1997, compared with $108 in the corresponding prior year period. This decrease was attributable to the taxes on the Company's gains on the sales of its interest in Madison Square Garden and its 7.5 million shares of Alcatel Alsthom. In accordance with SFAS No. 95, "Statement of Cash Flows," these taxes remain as a use of cash when computing cash flow from operating activities while proceeds from divestments are a component of cash flows from investing activities. Excluding these taxes, cash flow from continuing operations would have been $162 in the 1997 six month period. Cash from continuing operations was $377 in the 1996 full year compared with $400 in the corresponding 1995 period. This decrease was attributable to working capital increases which more than offset the increase in operating income. Cash from continuing operations increased significantly in the 1995 full year to $400 compared with $164 in 1994 primarily due to the Caesars acquisition, selected hotel acquisitions as well as working capital decreases.

     Cash from investing activities grew to $1,233 in the 1997 six months compared with a use of funds of $82 in the corresponding 1996 period. This increase reflects the gross proceeds from the Company's sales of certain assets discussed above as well as proceeds from a payment by Cablevision Systems Corporation ("Cablevision") to equalize its interest in Madison Square Garden. This increase was offset somewhat by the Company's continuing construction activity related to its gaming expansion projects as more fully discussed below. Cash used for investing activities was $595 in the 1996 full year compared with $2,606 in the 1995 period. Acquisitions, net of acquired cash, decreased to $364 in 1996 from $2,309 in 1995. Reflected in 1996 acquisitions is the purchase of WBIS+, as well as certain hotel acquisitions. The 1995 acquisitions reflect the Caesars and Madison Square Garden transactions and certain hotel purchases. Cash used for plant, property and equipment continued to grow in 1996 due primarily to construction activity in the Gaming segment. The 1994 acquisitions reflect several hotel purchases, notably the hotels owned by Ciga, the Phoenician, Sheraton on the Park and others.

     Cash used for financing activities increased to $1,102 in the 1997 six months compared with $41 as the Company used proceeds from asset sales to retire indebtedness. The Company generated cash from financing activities in the 1996, 1995, and 1994 full years primarily from debt issuances. The 1995 and 1994 financing activities also reflect funds (paid to) received from ITT Industries, Inc., prior to the 1995 Spin-off. Additional liquidity needs are expected to be funded through traditional debt or equity financing, asset sales or any combination thereof.

     The Company has entered into several forward exchange contracts with major financial institutions to hedge exchange rate exposure on the Company's foreign currency denominated assets. The Company is an end-user and does not utilize these hedging contracts for speculative purposes. The Company has strict policies regarding the financial stability and credit standing of its major counterparties. The aggregate contractual amount of these hedging contracts at June 30, 1997 was approximately $150 which approximated fair value. These hedging contracts mature at various periods through 1998. The Company's hedging activities and the exposure under all its hedging contracts is immaterial to the Company.

  ASSET DISPOSITIONS AND CAPITAL EXPENDITURES

     On February 11, 1997, ITT sold three million shares of the capital stock of Alcatel Alsthom for approximately $300. On March 27, 1997, ITT sold its remaining interest in the capital stock of Alcatel Alsthom for proceeds of approximately $530. Proceeds from these sales were used for general corporate purposes, including debt reduction.

     On February 18, 1997, ITT received $169 as payment of the remaining amount necessary to equalize the partnership interests of Cablevision and ITT in Madison Square Garden. On June 17, 1997, ITT closed the first transfer under its agreement, dated as of April 15, 1997, with Cablevision and certain of its affiliates (the "MSG Agreement"), to sell its 50% interest in Madison Square Garden to Cablevision for $650 plus the assumption of approximately $115 of indebtedness. At such closing, Madison Square Garden redeemed a portion of ITT's interest in Madison Square Garden, such that after such redemption ITT owned an 11.5% limited partnership interest in Madison Square Garden, for $493.5, and the general partner of Madison Square Garden redeemed all of the shares of \its capital stock owned by ITT for $6.5. In addition, at such closing, Cablevision caused SportsChannel Associates, a New York general partnership, to be contributed as a capital contribution to Madison Square Garden, which diluted ITT's limited partnership interest in Madison Square Garden to 10.2%. This continuing limited partnership interest and ITT's rights under the MSG Agreement will be retained by the Company. The Company has a "put" option to require Cablevision to purchase (or cause Madison Square Garden to redeem) half of the Company's continuing interest in Madison Square Garden for $75 on June 17, 1998 and the Company's other half of this continuing interest for an additional $75 (or if the first "put" option is not exercised on June 17, 1998, the Company's entire continuing interest for $150) on June 17, 1999. On June 17, 2000, Cablevision has the right to purchase (or cause Madison Square Garden to redeem) the Company's remaining interest in Madison Square Garden at a price determined by an investment banking firm to be fair market value, subject to a floor price equal to the proportionate "put" price. In addition, Cablevision has the right to purchase (or cause Madison Square Garden to redeem) the Company's remaining interest in Madison Square Garden upon a "change of control" (as defined in the MSG Agreement) of the Company, at a price equal to the proportionate put price, payable, at Cablevision's election, in cash or debt securities of Cablevision. The Company also has the right to cause to be contributed as a capital contribution to Madison Square Garden an aircraft owned by the Company at a value of $38. If the Company causes such contribution to occur, each of the "put" prices will be increased by $19 (or if the first "put" option is not exercised, $38) and the floor price in respect of Cablevision's third-year call right and the price payable upon the exercise of Cablevision's change of control call right will be correspondingly increased. In the event Cablevision does not exercise its third-year call right, the Company's percentage interest in Madison Square Garden will be increased to reflect a capital contribution to Madison Square Garden of $38 due to the contribution of the aircraft.

     On May 12, 1997, ITT and Dow Jones reached a definitive agreement to sell WBIS+, Channel 31 in New York City, to Paxson for a purchase price of $257.5. The closing of the sale of ITT's interest in WBIS+ is subject to regulatory approval, and is expected to occur in the fourth quarter of 1997. Paxson currently provides the station's programming under a time brokerage agreement until the transaction closes. ITT's rights under the agreements with Paxson will be retained by the Company.

     On June 30, 1997, we sold to FelCor five Sheraton hotels for $200 in cash and retained a 20-year contract to manage these hotels, subject to a limited change of control provision.

     ITT used the proceeds of the dispositions of shares of Alcatel Alsthom, the initial transfer of its interest in Madison Square Garden and the sale of five hotels to FelCor, aggregating approximately $1.53 billion, for general corporate purposes, including repayment of indebtedness.

     The Company has entered into an agreement in principle dated as of June 28, 1996, to form a joint venture with Planet Hollywood International, Inc. ("Planet Hollywood") to develop, own and operate "Planet Hollywood" themed hotel/casinos. The Company expects that the joint venture will initially develop a Planet

Hollywood Hotel and Casino in Las Vegas, Nevada, and later in Atlantic City, New Jersey, as market conditions warrant. Although the Company and Planet Hollywood have entered into an agreement in principle, the Company and Planet Hollywood have not completed the negotiation of definitive documentation. No specific terms for this joint venture have been agreed upon.

     On June 27, 1996, the Company announced a capital expenditure program to upgrade and expand its existing gaming operations. Approximately $495 is expected to be invested in Caesars Palace and approximately $280 is expected to be invested at Caesars Atlantic City. The Company is also in the process of renovating the Desert Inn. This renovation commenced in 1995 and is expected to be completed in the third quarter of 1997 with a total cost of approximately $175. In addition to the expansion of existing gaming operations, the Company has begun construction of a riverboat casino and a hotel in Harrison County, Indiana, at a cost of approximately $270. Construction on certain of these projects has commenced. Total capital expenditures related to these projects is estimated to be $840 and $270 in 1997 and 1998, respectively. The Company plans to finance this capital expenditure program from a combination of cash generated from operations, net proceeds received from the issuance of securities and the sale of non-strategic assets. Construction projects, including the Harrison County riverboat project, entail significant risks, including management's ability to control and manage such projects effectively, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, difficulties in obtaining governmental permits or other regulatory approvals and unanticipated cost increases. No assurance can be given that the budgeted costs of the Company's current and future projects will not be exceeded or that any such projects will commence operations within contemplated schedules, if at all. In addition, the scope of the licenses, permits and authorizations required to construct and open a new facility or expand an existing facility are extensive, and the failure to obtain, or delay in obtaining, such licenses, permits and authorizations could prevent or delay the completion of construction or opening of all or part of such facilities, affect the design of features of the project or increase completion costs.

     Capital expenditures totaled $182 in the first quarter of 1997, 25% and 75% at the Hotels and Gaming segments, respectively, compared with $84 in the first quarter of 1996, with 62% and 38% attributable to the Hotels and Gaming segments, respectively.

                                    BUSINESS

GENERAL

     The Company is engaged in the hotels and gaming business directly and through its subsidiaries Ciga and Caesars. Through the Sheraton, The Luxury Collection, Ciga, Four Points Hotels and Caesars brand names, the Company is represented in most major markets of the world. In 1996, the Company hosted over 50 million customer nights at its hotel properties in 62 countries. Gaming operations are marketed under either the Caesars or Sheraton brand names and service marks and are currently represented in Las Vegas (Nevada), Atlantic City (New Jersey), Halifax (Nova Scotia), Sydney (Nova Scotia), Lake Tahoe (Nevada), Tunica County (Mississippi), Lima (Peru), Cairo (Egypt), Windsor (Ontario) and Townsville (Australia).

     Sheraton is a worldwide hospitality network of over 420 owned, leased, managed and franchised properties, including hotels, resorts, casinos and inns. Sheraton's origins date back to 1937 with the acquisition of its first hotel in Springfield, Massachusetts. Following rapid expansion, in the 1940s Sheraton became the first hotel company to be listed on the NYSE. Sheraton was acquired by Old ITT in 1968 and developed into the leading hotel company it is today.

     Caesars is one of the world's leading companies in gaming. Caesars' flagship property is Caesars Palace in Las Vegas, Nevada. Caesars also owns and operates Caesars Atlantic City in Atlantic City, New Jersey, and Caesars Tahoe in Stateline, Nevada. In addition, Caesars owns one-half of a management company that operates Casino Windsor, which was opened in May 1994 in Windsor, Ontario. Caesars Palace, Las Vegas' first themed resort and casino, opened to much fanfare on August 6, 1966. Since that time, Caesars has worked almost constantly to upgrade its facilities and develop new properties. Caesars is committed to establishing its facilities as the best in the industry. Caesars was acquired by Old ITT in January 1995. In June 1996, the Company announced a capital expenditure program designed to increase and enhance Caesars' future growth. As part of that program, Caesars Palace and Caesars Atlantic City are being expanded and enhanced. The Company also is constructing the largest riverboat in the United States. This riverboat will be located in Harrison County, Indiana, on the Ohio River, across from Louisville, Kentucky.

     Prior to the Destinations Distribution, the Company was a wholly owned subsidiary of ITT. The Company was incorporated in Nevada on July 15, 1997, for the purpose of effecting the Destinations Distribution. Prior to December 19, 1995, ITT was a wholly owned subsidiary of Old ITT (which has been renamed "ITT Industries, Inc."). In the 1995 Spin-off, Old ITT distributed to its stockholders of record at the close of business on December 19, 1995 all of the outstanding shares of ITT Common Stock and the common stock of ITT Hartford Group, Inc. (which has been renamed "The Hartford Financial Services Group, Inc."). Holders of common stock of Old ITT received one share of ITT Common Stock for every share of Old ITT common stock held. In connection with the 1995 Spin-off, ITT, which was then named "ITT Destinations, Inc.," changed its name to "ITT Corporation." References to ITT prior to December 20, 1995 are references to Old ITT, the former parent corporation of ITT. Neither ITT nor the Company is affiliated with ITT Industries, Inc. or The Hartford Financial Services Group, Inc. Prior to the Destinations Distribution, and in order to facilitate the Destinations Distribution, Sheraton will be merged with and into the Company. In connection with the merger of the Company and Sheraton, all of the officers and directors of Sheraton will become officers and directors of ITT Sheraton Corporation, a Delaware corporation that the Company will form ("New Sheraton"). Following the Destinations Distribution, New Sheraton will be responsible for the operation of the Company's hotel business.

HILTON TRANSACTION

     On January 31, 1997, HLT, a wholly owned subsidiary of Hilton, commenced the Hilton Offer to purchase 61,145,475 shares, approximately 50.1% of the outstanding shares, of ITT Common Stock, at a purchase price of $55 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Hilton Offer to Purchase. Hilton stated that, if the Hilton Offer were successful, it intended to consummate the Proposed Squeeze Out Merger pursuant to which all shares of ITT Common Stock not tendered and purchased pursuant to the Hilton Offer (other than shares of ITT Common Stock owned by Hilton and its subsidiaries or held in ITT's treasury) would be converted into the right to receive a number of shares of Hilton common stock having a nominal value of $55 per share, subject to unspecified collar provisions. On August 7, 1997, Hilton amended the Hilton Offer to increase the offered purchase price to $70 per share of ITT Common Stock and to indicate that each share not tendered pursuant to the Hilton Offer would be converted in the Proposed Squeeze Out Merger into the right to receive the number of shares of Hilton common stock having a nominal value of $70 per share of ITT Common Stock, subject to unspecified collar provisions.

     At a meeting held on February 11, 1997, the ITT Board unanimously determined that the Hilton Transaction, including the Hilton Offer, is inadequate and not in the best interests of ITT. At a meeting held on July 15, 1997, the ITT Board reassessed the Hilton Transaction in light of developments since February 11, including the Comprehensive Plan, agreements for the disposition of certain assets, ongoing cost, rationalization at ITT and its subsidiaries and acquisitions of hotels and management and franchise agreements, and unanimously reaffirmed its conclusion that the Hilton Transaction, including the Hilton Offer, is inadequate and not in the best interests of ITT. At a meeting held on August 14, 1997, the ITT Board reassessed the revised Hilton Transaction in light of developments since July 15, including the Comprehensive Plan, and unanimously reaffirmed its conclusion that the Hilton Transaction, including the Hilton Offer, as amended, is inadequate and not in the best interests of ITT. Accordingly, the ITT Board continues to recommend unanimously that the stockholders of ITT reject the Hilton Transaction and not tender their shares of ITT Common Stock pursuant to the Hilton Offer or take any other action to facilitate the Hilton Offer. The ITT Board also reaffirmed its determination that, in light of the prospects of each of ITT's businesses, the attractiveness of the Distributions and the other elements of the Comprehensive Plan and certain other factors, ITT's and its stockholders interests would be best served if ITT (and particularly the core businesses of ITT) were to remain independent and pursue the Comprehensive Plan. See "The Destinations Distribution -- Reasons for the Comprehensive Plan" and "-- Recommendation of the Board of Directors of ITT With Respect to the Hilton Transaction."

CONTINUED REFINEMENT AND IMPLEMENTATION OF STRATEGIC PLAN

     During 1997, ITT has refined its strategic plan to focus on hotels and gaming and explored and exploited opportunities to enhance the value of ITT within that focus. This initiative has resulted in the sale of certain of ITT's assets, a continued focus on cost containment, continued efforts to grow the hotels and gaming business and the pursuit of transactions that are expected to enhance the profitability, return on assets or cash flows of that business.

     SALE OF ASSETS. As part of its focus on its core business, ITT sold its interest in Alcatel Alsthom for $830 million, sold a 39.8% interest in Madison Square Garden for $500 million and contracted through "put" and "call" options to sell its remaining 10.2% interest for at least $150 million and, with its partner, Dow Jones, entered into an agreement to sell television station WBIS+ for $257.5 million. The closing of the sale of ITT's interest in WBIS+ is subject to regulatory approval, and is expected to occur in the fourth quarter of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Asset Dispositions and Capital Expenditures."

     COST CONTAINMENT. The Company plans to continue to focus on cost containment opportunities in its hotels and gaming business. As part of this program, ITT implemented a significant restructuring of its World Headquarters operations (for which it recognized a one-time, pre-tax charge of $58 million), reducing headcount by 65% and annual expenses by at least $20 million. These cost savings were achieved even while providing for affected employees' enhanced severance payments, enhanced pension payments and placement services. As a more narrowly focused entity, the Company plans to continue to reduce costs and complete its evolutionary process by eliminating the vestiges of its former conglomerate parent. Specifically, the Company plans to focus on reducing overhead costs at both its hotels and gaming headquarters as well as operations. Management of the Company believes that these efforts, which are currently underway, will result in approximately $10 million to $15 million in additional overhead savings during 1998.

     GROWTH OF THE HOTELS AND GAMING BUSINESS. Within the parameters of the strategic plan, ITT is actively pursuing opportunities to grow its hotels and gaming business. Since January 1, 1997, ITT has acquired three hotels and signed or acquired 82 franchise agreements and management contracts in 20 different countries, totalling more than 20,000 rooms, including contracts to manage four former Ritz Carlton hotels. The

Company will continue to purchase hotels and interests in hotels, add new franchises and seek out additional management opportunities throughout the world. Such efforts will depend upon individual market conditions and factors affecting the hotel industry generally.

     ENHANCED PROFITABILITY, RETURN ON ASSETS AND CASH FLOWS. ITT believes transactions involving hotel or gaming properties that enhance the profitability, return on assets or cash flows of its hotels and gaming operations further the goal of strengthening ITT's core business. These transactions may include, among other things, joint ventures to develop, purchase or operate properties and conversions of owned properties to managed properties. For example, ITT recently entered into a long-term strategic alliance with FelCor, pursuant to which FelCor acquired five of ITT's hotel properties and ITT retained long-term contracts to manage such hotels, and an agreement in principle with Davis Gaming to form a 50/50 joint venture to own the Desert Inn in Las Vegas, Nevada, and the 34 acre parcel of land adjacent to the Desert Inn, pursuant to which ITT will receive $250 million in cash and retain a 50% ownership interest and a long-term contract to manage this property. ITT is also holding the Desert Inn (pending execution of definitive agreements with Davis Gaming for the joint venture relating to the Desert Inn) and The Sheraton Casino in Tunica, Mississippi, for sale and is also conducting detailed reviews of its options with regard to its ownership interest in Ciga and certain luxury and other hotels, taking into account the best interests of its stockholders and ITT. ITT's (and the Company's) reasons for determining to dispose of, or consider its options with respect to, such assets relate to the performance of such assets and the business environment in which the Company operates.

     The Company will benefit from the implementation by ITT of, and will continue to pursue, this strategic plan.

BUSINESS SEGMENTS

     The Company has two business segments, Hotels and Gaming. For information concerning the Company's business segments, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Business Segment information included in the notes to the Company's financial statements captioned "Distribution and Basis of Presentation," "Accounting Policies," "Restructuring," "Discontinued Operations," "Business Segment Information," "Basis of Presentation," "Gaming Operations" and "Net Assets Held for Sale," included elsewhere in this Information Statement.

HOTEL OPERATIONS

     The Company's revenues from hotel operations are derived worldwide from owned, leased and managed hotels and the Company's 70.3% ownership interest in Ciga, a group substantially comprised of luxury hotels in Europe. The Company also earns franchise fees by licensing the "Sheraton" and "Four Points Hotels" brands to owners of independent hotels. Revenues in the hotel business (excluding franchised hotels) are essentially a function of number of rooms, average daily rate charged for rooms and number of rooms occupied.

     The gaming operations in hotels in the Sheraton network and the gaming operations of Caesars are discussed below under "Gaming Operations." The tables contained in this section do not include information relating to hotel/casinos owned by us or Caesars.

     The table below sets forth as a percentage the sources of revenues of our hotel operations.

                                                        SIX MONTHS
                                                          ENDED          YEAR ENDED         YEAR ENDED
                                                      JUNE 30, 1997     DEC. 31, 1996    DEC. 31, 1995(4)
                                                      --------------    -------------    ----------------
Owned or Leased Hotels..............................         33%              33%                31%
Managed and Joint Venture Hotels(1).................         64               64                 66
Franchised Hotels(2)................................          1                1                  1
Other(3)............................................          2                2                  2
                                                            ---              ---                ---
                                                            100%             100%               100%

---------------
(1) Includes 100% of the revenues of managed and joint venture hotels.

(2) Includes franchise fees, not revenues of franchised hotels.

(3) Other revenues primarily include revenues from reservation services and Sheraton Club International fees.

(4) Beginning January 1, 1996, results of Caesars' Pocono resorts were included in Hotel operations. The 1995 results assume that the acquisition of Caesars' Pocono resorts was completed on January 1, 1995 and have been restated for an appropriate comparison with 1996. In addition, certain other hotel property results for 1995 have been reclassified for an appropriate comparison with 1996.

  OWNED AND LEASED HOTELS

     The following table illustrates, for owned and leased properties classified by geographic region and hotel type, the average number of years since purchase or major renovation, total revenues (in millions), average daily occupancy rate, average daily room rate, average revenue per available room, total number of rooms and the total number of properties. The amounts shown in the table reflect the U.S. dollar equivalent of all local currencies; in some cases, currency fluctuations may have a significant effect on the comparison of any region or individual property for the periods presented.

                                           SIX MONTHS       SIX MONTHS
                                              ENDED            ENDED         YEAR ENDED         YEAR ENDED
                                          JUNE 30, 1997    JUNE 30, 1996    DEC. 31, 1996    DEC. 31, 1995(4)
                                          -------------    -------------    -------------    ----------------
NORTH AMERICA - LUXURY:
Average number of years since purchase
  or major renovation...................           9                8                8                 7
Total revenues..........................      $113.3           $101.6           $193.3            $174.8
Average daily occupancy rate (1)........         81%              81%              75%               72%
Average daily rate (2)..................        $350             $321             $309              $280
REVPAR (3)..............................        $278             $259             $231              $201
Number of rooms at period end...........       1,152            1,091            1,145             1,091
Number of properties at period end......           3                3                3                 3
NORTH AMERICA - UPSCALE:
Average number of years since purchase
  or major renovation...................           4                4                4                 5
Total revenues..........................      $261.4           $249.1           $520.7            $434.2
Average daily occupancy rate (1)........         73%              73%              72%               73%
Average daily rate (2)..................        $148             $133             $137              $120
REVPAR (3)..............................        $107              $98              $99               $87
Number of rooms at period end...........       9,773           10,183            9,797             9,419
Number of properties at period end......          18               19               18                16

                                           SIX MONTHS       SIX MONTHS
                                              ENDED            ENDED         YEAR ENDED         YEAR ENDED
                                          JUNE 30, 1997    JUNE 30, 1996    DEC. 31, 1996    DEC. 31, 1995(4)
                                          -------------    -------------    -------------    ----------------
NORTH AMERICA - TOTAL:
Average number of years since purchase
  or major renovation...................           5                5                5                 5
Total revenues..........................      $374.7           $350.7           $714.0            $609.0
Average daily occupancy rate (1)........         74%              74%              72%               73%
Average daily rate (2)..................        $171             $153             $155              $136
REVPAR (3)..............................        $125             $114             $112               $99
Number of rooms at period end...........      10,925           11,274           10,942            10,510
Number of properties at period end......          21               22               21                19

EUROPE / CIGA - LUXURY:
Average number of years since purchase
  or major renovation...................           3                2                2                 1
Total revenues..........................      $112.4           $121.1           $263.3            $251.9
Average daily occupancy rate (1)........         68%              69%              66%               65%
Average daily rate (2)..................        $218             $205             $225              $203
REVPAR (3)..............................        $147             $141             $149              $131
Number of rooms at period end...........       3,380            3,476            3,188             3,290
Number of properties at period end......          18               18               17                17

EUROPE / CIGA - UPSCALE:
Average number of years since purchase
  or major renovation...................           5                4                4                 3
Total revenues..........................      $131.8            $90.4           $218.5            $156.0
Average daily occupancy rate (1)........         73%              72%              72%               73%
Average daily rate (2)..................        $120             $119             $129              $123
REVPAR (3)..............................         $87              $85              $93               $90
Number of rooms at period end...........       4,534            3,556            4,434             4,113
Number of properties at period end......          15               15               15                21

EUROPE / CIGA - TOTAL:
Average number of years since purchase
  or major renovation...................           4                3                3                 2
Total revenues..........................      $244.2           $211.5           $481.8            $407.9
Average daily occupancy rate (1)........         71%              70%              69%               69%
Average daily rate (2)..................        $160             $160             $171              $160
REVPAR (3)..............................        $113             $112             $119              $110
Number of rooms at period end...........       7,914            7,032            7,622             7,403
Number of properties at period end......          33               33               32                38

AFRICA / MIDDLE EAST - UPSCALE AND
  TOTAL:
Average number of years since purchase
  or major renovation...................         N/A(5)            16               16                15
Total revenues..........................                         $1.3             $2.5              $1.2
Average daily occupancy rate (1)........                          77%              67%               58%
Average daily rate (2)..................                          $11              $11               $11
REVPAR (3)..............................                           $9               $7                $7
Number of rooms at period end...........                          164              164               164
Number of properties at period end......                            2                2                 2

                                           SIX MONTHS       SIX MONTHS
                                              ENDED            ENDED         YEAR ENDED         YEAR ENDED
                                          JUNE 30, 1997    JUNE 30, 1996    DEC. 31, 1996    DEC. 31, 1995(4)
                                          -------------    -------------    -------------    ----------------
LATIN AMERICA - LUXURY:
Average number of years since purchase
  or major renovation...................           6                6                6                 9
Total revenues..........................       $16.7            $11.3            $25.9             $22.2
Average daily occupancy rate (1)........         63%              69%              63%               72%
Average daily rate (2)..................        $258             $241             $238              $196
REVPAR (3)..............................        $158             $165             $150              $141
Number of rooms at period end...........         425              244              425               244
Number of properties at period end......           2                1                2                 1

LATIN AMERICA - UPSCALE:
Average number of years since purchase
  or major renovation...................          11               14               14                13
Total revenues..........................       $88.8            $83.2           $172.3            $152.8
Average daily occupancy rate (1)........         73%              77%              69%               69%
Average daily rate (2)..................        $107             $100              $98               $96
REVPAR (3)..............................         $77              $77              $67               $66
Number of rooms at period end...........       4,247            4,015            4,008            44,034
Number of properties at period end......           9                8                8                 8

LATIN AMERICA - TOTAL:
Average number of years since purchase
  or major renovation...................          10               13               13                12
Total revenues..........................      $105.5            $94.5           $198.2            $175.0
Average daily occupancy rate (1)........         72%              77%              68%               69%
Average daily rate (2)..................        $119             $108             $106              $103
REVPAR (3)..............................         $85              $83              $73               $71
Number of rooms at period end...........       4,672            4,259            4,433             4,278
Number of properties at period end......          11                9               10                 9

ASIA PACIFIC - LUXURY:
Average number of years since purchase
  or major renovation...................           2                1                1                 1
Total revenues..........................       $24.5            $22.2            $14.5             $33.8
Average daily occupancy rate (1)........         82%              81%              84%               74%
Average daily rate (2)..................        $172             $158             $173              $130
REVPAR (3)..............................        $140             $128             $145               $97
Number of rooms at period end...........         559              559              559                --
Number of properties at period end......           1                1                1                --

ASIA PACIFIC - UPSCALE:
Average number of years since purchase
  or major renovation...................           2                                 2                 1
Total revenues..........................       $14.9            N/A(5)           $16.1             $17.2
Average daily occupancy rate (1)........         68%                               76%               76%
Average daily rate (2)..................        $146                              $142              $104
REVPAR (3)..............................         $94                              $108               $79
Number of rooms at period end...........         553                               567               391
Number of properties at period end                 2                                 2                --

                                           SIX MONTHS       SIX MONTHS
                                              ENDED            ENDED         YEAR ENDED         YEAR ENDED
                                          JUNE 30, 1997    JUNE 30, 1996    DEC. 31, 1996    DEC. 31, 1995(4)
                                          -------------    -------------    -------------    ----------------
ASIA PACIFIC - TOTAL:
Average number of years since purchase
  or major renovation...................           1                1                1                 0
Total revenues..........................       $39.4            $22.2            $30.6             $51.0
Average daily occupancy rate (1)........         75%              81%              79%               75%
Average daily rate (2)..................        $160             $158             $154              $119
REVPAR (3)..............................        $117             $128             $122               $89
Number of rooms at period end...........       1,112              559            1,126               391
Number of properties at period end......           3                1                3                --

---------------
(1) Occupied rooms in the period divided by rooms available for sale in the same period.

(2) Room revenues for the period divided by rooms occupied for the same period.

(3) Revenue per available room ("REVPAR") was computed as room revenue divided by rooms available for sale.

(4) Certain hotel property results for 1995 have been reclassified for an appropriate comparison with 1996.

(5) There were no properties in this geographic region for the period presented.

     The hotel properties that the Company owns and leases are, in many cases, subject to mortgage and lease indebtedness. As of June 30, 1997, the aggregate mortgage and lease indebtedness of such hotels was approximately $521 million. With respect to the Company's leased properties, one of the Company's subsidiaries generally leases the land upon which the hotel has been built and the hotel building. At the end of the lease, the buildings and other leasehold improvements revert to the landlord. Usually, one of the Company's subsidiaries is responsible for repairs, maintenance, operating expenses and lease rentals and retains managerial discretion over operations. Generally, the Company pays a percentage rental based on total revenues (as defined) or gross operating profit (as defined) for the facility, but sometimes with a minimum fixed annual rent or a preferential rent. During the years ended December 31, 1996 and December 31, 1995, the Company paid aggregate rentals, including rentals attributable to the leased properties, of $19 million and $22 million, respectively, and during the six months ended June 30, 1997 and June 30, 1996, the Company paid aggregate rentals, including rentals attributable to leased properties, of $10 million and $8 million, respectively.

     During 1996, the Company acquired three hotel properties: The Regent Hotel, Fiji, The Sheraton Fiji (which was previously managed by the Company), and The Park Lane Hotel, London. The aggregate purchase price for these hotels was approximately $135 million. The Company also purchased the 50% interest in Sheraton on the Park (in Sydney, Australia) not previously owned for $40 million and opened two newly-constructed hotels, the Sheraton Paris Airport Hotel (in Roissy, France) and the Sheraton Warsaw (in Warsaw, Poland). Late in 1995, the Company also acquired the Sheraton Skyline Hotel (in London, England) and the Sheraton Cancun (in Cancun, Mexico). These hotels are expected to further enhance the Company's geographic balance of owned hotels.

     On June 30, 1997, the Company sold to FelCor five Sheraton hotels for $200 million in cash. As part of that transaction, the Company retained a 20-year contract to manage these hotels, subject to a limited change of control provision. See "-- Managed and Joint Venture Hotels" below. The Company is also conducting detailed reviews of its options with regard to its interest in Ciga and certain luxury and other hotels. Further, the Company is, and expects to continue to be, in the business of purchasing and selling hotels and interests in hotels throughout the world. From time to time, depending upon individual market conditions and factors affecting the hotel industry generally, the Company may in the ordinary course of business buy or sell hotels individually or as part of a larger group.

  MANAGED AND JOINT VENTURE HOTELS

     Through subsidiaries the Company manages, usually under long-term agreements with the owner, a number of hotels throughout the world. The following table sets forth the number of properties, available room nights, average daily occupancy rate and average daily room rate for the six months ended June 30, 1997 and the years ended December 31, 1996 and December 31, 1995 for the hotels managed for third parties and joint venture hotels in the Sheraton network.

                                                      SIX MONTHS
                                                        ENDED           YEAR ENDED          YEAR ENDED
                                                    JUNE 30, 1997      DEC. 31, 1996     DEC. 31, 1995(3)
                                                    --------------    ---------------    ----------------
Number of properties at period end................           142                135                139
Available room nights.............................     8,800,434         18,401,316         18,419,248
Average daily occupancy rate(1)...................            71%                69%                70%
Average daily rate(2).............................          $134               $130               $122

---------------
(1) Occupied rooms in the period divided by rooms available for sale in the same period.

(2) Room revenues for the period divided by rooms occupied for the same period.

(3) Certain hotel property results for 1995 have been reclassified for an appropriate comparison with 1996.

     Under the Company's standard management agreement, it operates lodging facilities under long-term arrangements with property owners. The Company's responsibilities include hiring, training and supervising the managers and employees required to operate these facilities. For additional fees, the Company provides reservation services. The Company also coordinates national advertising and certain marketing and promo-tional services. The Company prepares and implements annual budgets for lodging facilities under its management and the Company is responsible for allocating property-owner funds for periodic maintenance and repair of buildings and furnishings. The Company's management fee is generally based on a percentage of the hotel's total revenues, plus, in certain instances, an incentive fee based on the hotel's operating performance. Since the Hilton Offer was commenced, owners of hotels negotiating or renegotiating management agreements have increasingly requested the right to terminate the management agreement upon a hostile change of control of the Company. Accordingly, some of the Company's management agreements entered into since the commencement of the Hilton Offer and, to a lesser extent, prior to the commencement of the Hilton Offer contain a provision granting the owner the option to terminate the agreement upon the occurrence of a change of control. ITT and its subsidiaries are parties to 37 new hotel management and franchise agreements that contain provisions permitting the other party to terminate such agreement upon a change of control resulting from an unsolicited acquisition proposal that was not approved by the ITT Board. ITT estimates that it will generate aggregate EBITDA of approximately $30 million in 1998 under these 37 agreements.

     On May 19, 1997, ITT and FelCor announced the creation of a long-term strategic alliance. As part of this strategic alliance, the Company expects to provide its expertise in the hotel business by making available the "Sheraton" hotel brand through long-term management agreements. Similarly, FelCor expects that it will provide its hotel expertise and hotel asset management skills by making available substantially all the capital necessary to acquire certain existing Sheraton brand hotels and hotels that may be converted to Sheraton brand hotels. As the first step in this strategic alliance, on June 30, 1997, the Company sold to FelCor five Sheraton hotels for $200 million in cash. As part of that transaction, the Company has retained a 20-year contract to manage these hotels, subject to a limited change of control provision. This transaction will remove the properties involved and their associated indebtedness from the Company's balance sheet while allowing the Company to earn fee income from managing the properties. Both parties will benefit from the continued operation of the properties under the Sheraton brand name. The management agreement for each hotel purchased by FelCor is terminable by FelCor upon the occurrence of a "change of control." Under each management agreement, "change of control" is defined as, at the relevant time, (i) any event resulting in any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of all classes of capital stock of the ultimate parent, at the relevant time, of Sheraton then outstanding and entitled to vote generally in elections of directors ("voting stock") and such beneficial ownership was acquired within a period of two years following a tender offer by such person (or any of its affiliates) for shares of voting stock of such parent of Sheraton or a solicitation of proxies with respect to voting stock of such parent of Sheraton by such person, if, in either case, such tender offer or solicitation of proxies was not approved by a majority of the Board of Directors of such parent of Sheraton in office at the time such tender offer or proxy solicitation was commenced, or (ii) a majority of the Board of Directors of the ultimate parent, at the relevant time, of Sheraton being constituted of individuals who were elected pursuant to a solicitation of proxies with respect to voting stock of such parent of Sheraton, if such solicitation of proxies was not approved by a majority of the Board of Directors of such parent of Sheraton in office at the time such solicitation of proxies was commenced.

     During 1996 and the first six months of 1997, the Company invested approximately $51 million and $14 million, respectively, in hotel joint ventures. This amount included investments in the Beijing International Club in Beijing, China, The Sheraton Suites Santa Fe near Mexico City, Mexico, and the Hotel Imperial, which is currently under construction in Kuala Lumpur, Malaysia. In each of these projects, the Company owns an equity interest and is, or will be, the manager of the respective hotel. The Company expects to continue to invest funds in hotel joint ventures which include a management contract.

     During 1996 and the first six months of 1997, the Company entered into agreements to manage 45 additional hotels, seven of which were opened as of June 30, 1997. In each of these transactions, the Company did not invest in the ownership of the hotel. Of these 45 hotels, 22 are in Asia, 11 are in Europe, six are in Africa/Middle East and two are in Latin America.

  GLOBAL OPERATIONS

     The Company's hotel operations are conducted worldwide. As of June 30, 1997, the Company had an equity interest of 50% or more in 21 properties in North America, 33 properties in Europe, 3 properties in the Asia/Pacific region and 11 properties in Latin America.

     The source of revenues in geographic terms of the Company's operations (excluding revenues from gaming operations and revenues based on reservations) is set forth in the following table for the six months ended June 30, 1997 and the years ended December 31, 1996 and December 31, 1995.

                                                        SIX MONTHS
                                                          ENDED          YEAR ENDED         YEAR ENDED
                                                      JUNE 30, 1997     DEC. 31, 1996    DEC. 31, 1995(3)
                                                      --------------    -------------    ----------------
Revenues
     North America(1)...............................         47%              45%                45%
     Europe.........................................         19               21                 21
     Africa/Middle East.............................          8                9                  8
     Latin America..................................          6                5                  5
     Asia/Pacific...................................         18               18                 19
     Headquarters and Other.........................          2                2                  2
                                                            ---              ---                ---
          Total.....................................        100%             100%               100%
                                                            ===              ===                ===
EBITDA(2)
     North America(1)...............................         53%              48%                53%
     Europe.........................................         21               27                 21
     Africa/Middle East.............................          3                3                  3
     Latin America..................................         13               12                 15
     Asia/Pacific...................................         13               10                 12
     Headquarters and Other.........................         (3)              --                 (4)
                                                            ---              ---                ---
          Total.....................................        100%             100%               100%
                                                            ===              ===                ===

---------------
(1) Includes franchise fees.


(2) EBITDA, as defined in the following sentence, is presented here as an alternative measure of our ability to generate cash flow and should not be construed as an alternative to operating income or to cash flows from operating activities (which have been determined in accordance with generally accepted accounting principles). EBITDA was computed above as earnings before interest, taxes, depreciation, amortization, gains on asset sales and miscellaneous expense, net. Management believes the EBITDA information presented supplementally is a useful measure of operating performance because it is industry practice to evaluate hotel and gaming properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and because it is customarily used by certain investors and analysts together with net income and cash flow from operations as defined by generally accepted accounting principles, in evaluating a company's ability to service its debt. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt. Because of the significance of items excluded in determining EBITDA, this information should not be considered as an alternative to any measure of performance or liquidity nor should it be considered as an indicator of the overall financial performance of the Company. The Company's definition of EBITDA as presented herein may not be comparable to similarly titled measures of other companies due to the inclusion or exclusion of certain financial measures.


(3) Beginning January 1, 1996, results of Caesars' Pocono resorts were included in Hotel operations. The 1995 results assume that the acquisition of Caesars' Pocono resorts was completed on January 1, 1995 and have been restated for an appropriate comparison with 1996. In addition, certain other hotel property results for 1995 have been reclassified for an appropriate comparison with 1996.

  FRANCHISE BUSINESS

     The Company's franchised properties are located primarily in North America. Of the Company's over 200 franchised hotels and inns, 22 are located outside of North America. For the Company's franchise business (which includes properties operated under the "Four Points Hotels" name), the following table illustrates the number of properties, available room nights, average daily occupancy rate and average daily room rate for the six months ended June 30, 1997 and the years ended December 31, 1996 and December 31, 1995.

                                                          SIX MONTHS
                                                             ENDED         YEAR ENDED       YEAR ENDED
                                                         JUNE 30, 1997    DEC. 31, 1996    DEC. 31, 1995
                                                         -------------    -------------    -------------
Number of properties at period end....................        214             208              214
Available room nights.................................     9,347,609       18,867,329       19,199,826
Average daily occupancy rate(1).......................        69%             67%              67%
Average daily rate(2).................................        $87             $81              $77

---------------
(1) Occupied rooms in the period divided by rooms available for sale in the same period.

(2) Room revenues for the period divided by rooms occupied for the same period.

     Franchised hotels are permitted to operate under the "Sheraton" trade name and to use the stylized "S" and wreath service mark. Franchised hotels are generally smaller than the hotels owned, leased or managed by the Company. The Company approves certain plans for, and the location of, franchised hotels and reviews their design.

     In general, each franchisee pays the Company an initial minimum fee, plus an additional fee for every room over 100. There is a continuing monthly license fee based on a percentage of the facility's room revenues. Although the Company does not directly participate in the day-to-day management or operation of franchised hotels, the hotels periodically are inspected to ensure that the Company's standards are maintained. Since the Hilton Offer was commenced, certain owners of hotels have requested the right to terminate the franchise agreement upon a change of control of the Company. Accordingly, some new or renewed franchise agreements entered into since the commencement of the Hilton Offer contain a provision granting the owner the option to terminate the agreement upon the occurrence of a change of control. ITT and its subsidiaries are parties to 37 new hotel management and franchise agreements that contain provisions permitting the other party to terminate such agreement upon a change of control resulting from an unsolicited acquisition proposal that was not approved by the ITT Board. ITT estimates that it will generate aggregate EBITDA of approximately $30 million in 1998 under these 37 agreements.

     In 1995, the Company began offering some of its franchised hotel owners the opportunity to convert inns which are franchised under the "Sheraton" name to the "Four Points Hotels" name, a new mid-priced hotel brand. As of March 31, 1997, the Company had 46 franchised properties operating under the Four Points Hotels brand name. Of these properties, 33 were properties converted from Sheraton franchises and 13 properties were converted from competing brands. The Company expects that each Four Points Hotel will be operated and marketed by its owners with a view toward providing hospitality services to the business-oriented traveler.

     During 1996 and the first six months of 1997, the Company entered into 49 new franchise license agreements, of which 26 were opened as of June 30, 1997. Of these, six will be operated under the Sheraton brand name and 20 will be operated under the Four Points Hotels brand name. At June 30, 1997, there were 214 franchised hotels in operation under the Sheraton and Four Points Hotels brand names.

GAMING OPERATIONS

     Currently, the Company's gaming operations are conducted at Caesars Palace in Las Vegas, Nevada; Caesars Atlantic City in Atlantic City, New Jersey; Caesars Tahoe in Stateline, Nevada; The Desert Inn in Las Vegas, Nevada; The Sheraton Casino in Tunica, Mississippi; and various other hotel/casino operations outside the United States. The Company is holding the Desert Inn (pending execution of definitive agreements with Davis Gaming for the joint venture relating to the Desert Inn described below) and The Sheraton Casino in Tunica for sale. Although the U.S. Department of Education has informed ITT that the Educational Distribution will constitute a change of control under its regulations.

     In June 1996, the Company announced a capital expenditure program to upgrade and expand its existing gaming operations. As part of this program, approximately $495 million is expected to be invested in Caesars Palace and approximately $280 million is expected to be invested at Caesars Atlantic City. The Company has also begun construction of a riverboat casino and a hotel in Harrison County, Indiana. A description of each of these initiatives appears below.

  CAESARS WORLD

     Caesars operates three destination gaming resorts: Caesars Palace in Las Vegas, Nevada; Caesars Tahoe in Stateline, Nevada; and Caesars Atlantic City in Atlantic City, New Jersey. Caesars also owns one-half of a management company that operates Casino Windsor, a casino opened on May 17, 1994, in Windsor, Canada, which is owned by the Government of the Province of Ontario. A Caesars subsidiary operates small casinos on two cruise ships in conjunction with the operator of the ships. Caesars' subsidiaries also own and operate four non-gaming resorts in the Pocono Mountains of Pennsylvania.

     CAESARS PALACE. Caesars Palace, which opened in 1966 as the first themed casino on the "strip" in Las Vegas, Nevada, is a casino/hotel complex located on approximately 80 acres. At June 30, 1997, Caesars Palace had approximately 1,400 hotel rooms and suites in service, 10 restaurants, a 1,126-seat showroom, a convention complex with approximately 100,000 square feet of meeting and banquet space, numerous bars and lounges, The Forum Shops (a retail shopping arcade), health spas, and an "Omnimax" theater. Currently, its casino is approximately 118,000 square feet, and it offers wagering limits that are among the highest in Nevada. In June 1996, Caesars unveiled "Caesars Magical Empire," which combines a dining experience with a unique "magical" entertainment program and theme.

     As part of the capital expenditure program announced for the Company's gaming operations, Caesars plans to invest approximately $495 million at Caesars Palace over two years. The project is intended to create a more attractive, exciting gaming environment, while satisfying substantial unmet room demand. The project will result in the addition of approximately 1,130 guestrooms, which will increase the total number of rooms at Caesars Palace to approximately 2,600. Construction of the new room tower at Caesars Palace has begun and is expected to be completed during the fall of 1997. Enhancements to the casino are expected to include the addition of gaming space for slot machines and table games. Other improvements are expected to include the development of the second phase of The Forum Shops with 250,000 square feet of retail space, the addition of 235,000 square feet of meeting and convention facilities and construction of a new health club and spa. The second phase of The Forum Shops opened on August 29, 1997.

     For the year ended December 31, 1996 and the six months ended June 30, 1997, the average occupancy rate at Caesars Palace was 91% for both periods and included occupancy of approximately 42% and 40%, respectively, of the available rooms and suites by guests receiving complimentary rooms. The average occupancy rate at Caesars Palace was 88% and 91% for the years ended December 31, 1995 and 1994, including occupancy of 42% and 43% of the available rooms and suites by guests receiving complimentary rooms.

     CAESARS TAHOE. Caesars Tahoe casino/hotel opened in 1979 and is located in Stateline, Nevada, adjacent to Lake Tahoe. At that time, Caesars entered into a long-term lease of the 24-acre property upon which the casino/hotel stands that expires in 2004. At June 30, 1997, Caesars Tahoe had 440 hotel rooms and suites in service, five restaurants, a 1,500-seat showroom, 16,000 square feet of convention space, a Roman-themed nightclub, a 40,000-square foot casino including a race and sports book, bars, shops, four outdoor tennis courts and an indoor health spa containing a swimming pool and a racquetball court.

     For the year ended December 31, 1996 and the six months ended June 30, 1997, the average occupancy rate at Caesars Tahoe was 83% for both periods and included occupancy of approximately 30% for both periods of the available rooms and suites by guests receiving complimentary rooms. The average occupancy rate at Caesars Tahoe was 86% and 89% for the years ended December 31, 1995 and 1994, including occupancy of 29% and 32% of the available rooms and suites by guests receiving complimentary rooms.

     Capital projects at Caesars Tahoe include the renovation of a buffet restaurant and the upgrading and improvement of gaming equipment.

     CAESARS ATLANTIC CITY. Caesars Atlantic City is a casino/hotel on the Boardwalk in Atlantic City, New Jersey. At June 30, 1997, it had approximately 550 rooms in service, a 78,000-square foot casino, including table games and slots and approximately 6,000 square feet of gaming space for keno, poker and race simulcasting. It also had 12 restaurants and bars, 10,000 square feet of meeting and banquet space, an 1,100-seat showroom, a shopping arcade, a Roman-themed transportation center which accommodates 2,500 cars and 11 buses, a health club and two tennis courts. The property upon which Caesars Atlantic City stands consists of approximately 8.1 acres, including contiguous parcels totaling approximately 5.4 acres bounded on three sides by Missouri, Arkansas and Pacific Avenues, with an entire block of Boardwalk frontage.

     Planned improvements at Caesars Atlantic City are expected to cost approximately $280 million over two years. These improvements will bring the total number of guestrooms to approximately 1,125 and will increase casino space by approximately 30,000 square feet. As part of this project, Caesars Atlantic City will construct a new entrance and central four-story atrium, a grand multi-function ballroom and expanded dining facilities. The design incorporates an elaborate Roman theme with Corinthian columns, large statues and extensive fountains. These improvements are expected to enable Caesars Atlantic City to increase its convention business and to satisfy substantial unmet room demand. The exterior renovations are designed to further enhance Caesars' visibility on the center of the Boardwalk to attract more "walk-in" patrons.

     In August 1996, Caesars acquired the Ocean One retail mall from The Equitable Life Assurance Society for approximately $20 million. The Ocean One mall is constructed on a pier which extends out 900 feet over the Atlantic Ocean and is located directly in front of the Boardwalk entrance to Caesars Atlantic City. Ocean One contains approximately 400,000 square feet of restaurant and retail space on three floors. Under current applicable local and state laws, Ocean One may not be used for gaming or lodging activities. In the event gaming and lodging is permitted by local and state laws on Ocean One, Caesars intends to evaluate the use of the property as a hotel and casino.

     For the year ended December 31, 1996 and the six months ended June 30, 1997, the average occupancy rate at Caesars Atlantic City of 96% and 94%, respectively, included occupancy of approximately 89% for both periods of the available rooms and suites by guests receiving complimentary rooms. The average occupancy rate at Caesars Atlantic City was 94% and 93% for the years ended December 31, 1995 and 1994, including occupancy of 84% and 77% of the available rooms and suites by guests receiving complimentary rooms.

     CASINO WINDSOR. Caesars owns a one-half interest in Windsor Casino Limited ("Windsor"). Windsor is the operator of Casino Windsor, a 50,000 square foot interim casino in Windsor, Ontario, which is owned by the Ontario provincial government. Caesars anticipates that the interim casino will be replaced by a permanent facility in early 1998, which is expected to include a hotel of approximately 400 rooms, a 75,000 square foot casino and entertainment and meeting facilities.

     HARRISON COUNTY RIVERBOAT DEVELOPMENT. In May 1996, Caesars was granted a certificate of suitability by the Indiana Gaming Commission to construct and operate what is expected to be the largest riverboat casino in the United States. The 80,000 square foot facility will be located on the Ohio River and is expected to dock in Indiana, across the river from Louisville, Kentucky. Construction of the riverboat has begun. The riverboat must comply with certain U.S. Coast Guard and American Bureau of Shipping requirements. See
"Business -- Government Regulation and Related Matters." Construction of the temporary land-based facility is subject to receipt of various consents, permits and approvals. Caesars expects to take delivery of the riverboat in February 1998 and, subject to the receipt of the consents, permits and approvals for the temporary land-based facility, commence gaming operations on such riverboat in March 1998. Construction of the permanent land-based facilities at the site will commence shortly after gaming operations begin and are expected to be completed within approximately 12 months. However, there can be no assurance that the necessary consents, permits and approvals for the operation of the riverboat or the construction of land-based facilities will be obtained, or will be obtained on a timely basis, or that construction will be completed as planned.

     THE DESERT INN. The Desert Inn, which the Company purchased in November 1993, is a casino/hotel complex located on approximately 200 acres on the "strip" in Las Vegas, Nevada. The Desert Inn is currently undergoing extensive renovations, the total cost of which is expected to be approximately $175 million. Upon completion of the current renovations, the Desert Inn is expected to have 715 hotel rooms and suites, five restaurants, a 636-seat showroom, a convention complex with approximately 24,500 square feet of meeting and banquet space, numerous bars and lounges, a shopping arcade, three swimming pools, tennis facilities, an 18 hole championship golf course, a spa and other facilities. Its casino is approximately 25,000 square feet. On August 1, 1997, Sheraton and Davis Gaming entered into an agreement in principle to form a 50/50 joint venture to own the Desert Inn and the 34 acre parcel of land adjacent to the Desert Inn, pursuant to which the Company will receive $250 million in cash and retain a 50% ownership interest in and a long-term contract to manage this property. The Company is holding the Desert Inn for sale (pending execution of definitive agreements with Davis Gaming).

     THE SHERATON CASINO. The Sheraton Casino opened in Tunica, Mississippi in August 1994. The Sheraton Casino has three restaurants, three bars and lounges and other facilities. Its casino has approximately 31,000 square feet of gaming space. Casino games include mini-baccarat, blackjack, craps, roulette, slot machines, Caribbean stud poker, big "6" and "Let it Ride." The performance of The Sheraton Casino has been adversely affected by increased competition in the Tunica market and the Company expects that this competition will continue.

     OTHER GAMING. The Company also operates casinos in Lima, Peru, at the Sheraton Lima Hotel & Casino, which has 438 rooms and suites; in Halifax, Nova Scotia, at the Sheraton Halifax Hotel & Casino, which has 351 rooms and suites; and in Sydney, Cape Breton, Nova Scotia, at the Sheraton Casino Sydney, which is a stand-alone casino. The Company also operates casinos in Australia and Egypt.

     The Company has entered into an agreement in principle to form a joint venture to develop, own and operate "Planet Hollywood" themed casino/hotels. The Company expects that the joint venture will initially develop a Planet Hollywood Hotel and Casino in Las Vegas, Nevada and later in Atlantic City, New Jersey, as market conditions warrant. Although the Company and Planet Hollywood have entered into an agreement in principle, the Company and Planet Hollywood have not completed the negotiation of definitive documentation.

     Caesars is actively exploring various gaming opportunities in the United States and internationally.

GAMING ASSETS IDENTIFIED FOR DISPOSITION

     The Company is holding the Desert Inn (pending execution of definitive agreements with Davis Gaming for the joint venture related to the Desert Inn) and The Sheraton Casino for sale. The Company plans to use the proceeds from the sales of these assets and from the joint venture with Davis Gaming (if consummated) primarily to reduce indebtedness.

DISPOSITIONS

     On February 11, 1997, ITT sold 3 million shares of the capital stock of Alcatel Alsthom for approximately $300. On March 27, 1997, ITT sold our remaining interest in the capital stock of Alcatel Alsthom for proceeds of approximately $530. Proceeds from these sales were used for general corporate purposes, including debt reduction.

     In July 1996, in partnership with Dow Jones, ITT purchased television station WNYC-TV from New York City. The purchase price of $207 million was split evenly by the two companies and the partnership is managed on a 50/50 basis. On May 12, 1997, ITT and Dow Jones reached a definitive agreement to sell WBIS+ to Paxson for a purchase price of $257.5 million. The closing of the sale of ITT's interest in WBIS+ is subject to regulatory approval and is expected to occur in the fourth quarter of 1997. Paxson currently provides the station's programming under a time brokerage agreement until the transaction closes. ITT's rights under the agreements with Paxson will be retained by the Company.

     In March 1995, Madison Square Garden, a limited partnership between subsidiaries of ITT and Cablevision, acquired the business of Madison Square Garden Corporation for approximately $1 billion. On June 17, 1997, ITT closed the first transfer under the MSG Agreement to sell its 50% interest in Madison Square Garden to Cablevision for $650 million plus the assumption of approximately $115 million of indebtedness. At such closing, Madison Square Garden redeemed a portion of ITT's interest in Madison Square Garden, such that after such redemption ITT owned an 11.5% limited partnership interest in Madison Square Garden, for $493.5 million, and the general partner of Madison Square Garden redeemed all of the shares of its capital stock owned by ITT for $6.5 million. In addition, at such closing, Cablevision caused SportsChannel Associates, a New York general partnership, to be contributed as a capital contribution to Madison Square Garden, which diluted ITT's limited partnership interest in Madison Square Garden to 10.2%. This continuing limited partnership interest and ITT's rights under the MSG Agreement will be retained by the Company. The Company has a "put" option to require Cablevision to purchase (or cause Madison Square Garden to redeem) half of the Company's continuing interest in Madison Square Garden for $75 million on June 17, 1998 and the Company's other half of this continuing interest for an additional $75 million (or if the first "put" option is not exercised on June 17, 1998, the Company's entire continuing interest for $150 million) on June 17, 1999. On June 17, 2000, Cablevision has the right to purchase (or cause Madison Square Garden to redeem) the Company's remaining interest in Madison Square Garden at a price determined by an investment banking firm to be fair market value, subject to a floor price equal to the proportionate "put" price. In addition, Cablevision has the right to purchase (or cause Madison Square Garden to redeem) the Company's remaining interest in Madison Square Garden upon a "change of control" (as defined in the MSG Agreement) of the Company at a price equal to the proportionate "put" price, payable, at Cablevision's election, in cash or debt securities of Cablevision. The Company has the right to cause to be contributed as a capital contribution to Madison Square Garden an aircraft owned by the Company at a value of $38 million. If the Company causes such contribution to occur, each of the "put" prices will be increased by $19 million (or if the first "put" option is not exercised, $38 million) and the floor price in respect of Cablevision's third-year call right and the price payable upon the exercise of Cablevision's change of control call right will be correspondingly increased. In the event Cablevision does not exercise its third-year call right, the Company's percentage interest in Madison Square Garden will be increased to reflect a capital contribution to Madison Square Garden of $38 million due to the contribution of the aircraft.

EMPLOYEES

     As of June 30, 1997 the Company and its subsidiaries employed on a full-time basis approximately 33,000 people. Of this number, 60% are employed in the United States. Approximately 38% of the U.S. employees are represented by labor unions. Generally, labor relations have been maintained in a normal and satisfactory manner.

COMPETITION

     HOTEL OPERATIONS. Competition in the hotel industry is vigorous and is generally based on quality and consistency of service, attractiveness of facilities and locations, availability of a global reservation system, price and other factors. Room revenues, which are determined by occupancy levels and room rates, have continued to be constrained in certain of the markets in which the Company's hotels are located as a result of economic factors, overbuilt markets, price sensitive customers and other factors. The principal competitors of Sheraton hotels include Marriott, Westin, Hyatt, Four Seasons, Hilton and various other hotels, motels and inns located in the markets in which Sheraton hotels compete. Ciga faces similar competitive dynamics in its markets.

     GAMING OPERATIONS. The Company's gaming operations face intense competition from other companies in the gaming industry. The Company's Las Vegas properties compete primarily with casino/hotels on the Las Vegas "strip", and to a lesser extent with operations outside of Las Vegas and the state of Nevada. Although the Las Vegas market has absorbed recent growth, the trend of industry expansion is expected to continue over the next several years. It is possible that the expansion of existing casinos and the opening of additional casino/hotels may further increase competition. The Company's casino facilities in Stateline, Nevada; Atlantic City, New Jersey; and Tunica, Mississippi also face intense competition for similar reasons and under similar circumstances. The Company's hotel/casino and casino operations are likely to experience increased competition if other states authorize casino gaming, and this may adversely affect the Company's results.

     Competition in the gaming industry is generally based on the quality of the facilities and services and the entertainment offered at such facilities. In addition, the Company believes that name and reputation are significant competitive factors.

EXPOSURE TO CURRENCY FLUCTUATIONS

     Certain of the Company's subsidiaries conduct operations worldwide. The Company, therefore, is exposed to the effects of fluctuations in relative currency values. Accordingly, the Company's operating results will be impacted by fluctuations in relative currency values. The Company has entered into several forward exchange contracts with major financial institutions to hedge exchange rate exposure on the Company's foreign currency denominated assets. The Company is an end-user and does not utilize these hedging contracts for speculative purposes. The Company has strict policies regarding the financial stability and credit standing of its major counterparties. The aggregate contractual amount of these hedging contracts at June 30, 1997 was approximately $150 which approximated fair value. These hedging contracts mature at various periods through 1998. The Company's hedging activities and the exposure under all its hedging contracts is immaterial to the Company.

     In 1996, approximately 44% of the Company's consolidated revenues were made outside the United States, of which Europe constituted 16%, the Asia-Pacific region constituted 14%, the Africa and Middle East region constituted 7% and other geographic regions constituted the balance.

INTELLECTUAL PROPERTY

     The Company owns and controls a number of trademarks, trade names, service marks, copyrights, patents, trade secrets, confidential information, and other intellectual property rights which are used in the operation of its businesses. These intellectual property rights include such recognizable trademarks and trade names as ITT, Sheraton, Caesars and Caesars Palace. However, while these trademarks, trade names and other intellectual property rights in the aggregate are of material importance to the Company's business, the Company believes that its business, as a whole, is not materially dependent upon any one intellectual property or related group of such properties. The Company is licensed to use certain trademarks, software, patents, technology and other intellectual property rights owned and controlled by others and, similarly, other companies are licensed to use certain trademarks, software, patents, technology and other intellectual property rights owned and controlled by the Company.

     ITT Educational currently has rights under a Trade Name and Service Mark License Agreement to continue to use the "ITT" name, mark and logo in the operation of its business for five years following the ITT Educational Distribution, renewable for an additional five years thereafter. Similarly, the Company expects to enter into an Intellectual Property License and Assignment Agreement with ITT ISI that provides for ITT ISI to continue to use the "ITT" name in its corporate name and trade name and a Trade Name and Service Mark License Agreement with ITT World Directories that provides for a license to ITT World Directories and its subsidiaries to continue to use the "ITT" name, mark and logo, in each case, in the operation of ITT ISI's telephone directories publishing business following the Distribution Date. ITT will agree to seek approval of its stockholders to change its corporate name from "ITT Corporation" to "ITT Information Services, Inc." at the first annual meeting of ITT stockholders following the Distribution Date. See "The Company's Relationship with ITT After the Destinations Distribution -- Distribution Agreement" and
"-- Intellectual Property Agreements."

GOVERNMENTAL REGULATION AND RELATED MATTERS

     CASINO GAMING -- GENERAL. The Company's casino gaming operations in Las Vegas, Nevada and Stateline, Nevada are conducted by Desert Palace, Inc. ("DPI"), which is a wholly owned subsidiary of Caesars Palace Corporation ("CPC"). CPC is a wholly owned subsidiary of Caesars (Caesars, CPC and DPI are collectively referred to as the "Caesars Nevada Companies"). Caesars' casino gaming operations in Atlantic City, New Jersey are conducted by Boardwalk Regency Corporation ("BRC"), which is a wholly owned subsidiary of Caesars New Jersey Inc. ("CNJ"). CNJ is a wholly owned subsidiary of Caesars (as required by the context, Caesars, CNJ and BRC are collectively referred to as the "Caesars New Jersey Companies"). In addition, DPI owns all of the issued and outstanding capital stock of Tele/Info, Inc., which is a Nevada licensed disseminator of horse race simulcasts for the purpose of receiving and disseminating live telecasts of horse racing information.

     The Desert Inn complex is owned and operated by Desert Inn Corporation ("SDI"), which is a wholly owned subsidiary of Sheraton Gaming Corporation ("SGC"). SGC is a wholly owned subsidiary of the Company (SGC and SDI are collectively referred to as the "Desert Inn Companies"). The Sheraton Casino in Tunica, Mississippi, is owned and operated by Sheraton Tunica Corporation ("STC"), which is a wholly owned subsidiary of SDI.

     CASINO GAMING REGULATION -- GENERAL. The ownership and/or operation of casino gaming facilities in the United States are subject to extensive Federal, state and local regulations. On the Federal level, in addition to all other relevant Federal regulation, the Company's casino gaming operations are specifically subject to the compliance with the Gambling Devices Act of 1962, as amended, and the Bank Secrecy Act, as amended; these govern the ownership, possession, manufacture, distribution and transportation in interstate commerce of gaming devices and the recording and reporting of currency transactions, respectively. The Company's Nevada casino gaming operations are subject to the Nevada Gaming Control Act (the "Nevada Act"), the regulations promulgated under the Nevada Act (the "Nevada Regulations") and various local ordinances and regulations (such ordinances and regulations, together with the Nevada Act and the Nevada Regulations, the "Nevada Gaming Law"). The Company's Nevada gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission") and the Nevada State Gaming Control Board (the "Nevada Control Board"), as well as various local, county and state regulatory agencies (collectively referred to as the "Nevada Gaming Authorities"). The Company's New Jersey casino gaming operations are subject to the New Jersey Casino Control Act (the "New Jersey Act") and the regulations promulgated under the New Jersey Act (the "New Jersey Regulations" and, together with the New Jersey Act, the "New Jersey Gaming Law"). The Company is subject to the licensing and regulatory control of the New Jersey Casino Control Commission (the "New Jersey Commission") and the New Jersey Department of Law & Public Safety, Division of Gaming Enforcement (the "New Jersey DGE"), as well as various local, county and state regulatory agencies (collectively referred to as the "New Jersey Gaming Authorities"). Due to the development of the Company's riverboat on the Ohio River in Harrison County, Indiana, the Company's casino gaming operations in Indiana are subject to the Indiana Gaming Control Act and the licensing and regulatory control of the Indiana Gaming Commission, as well as various local, county and state regulatory agencies. The Company's Mississippi casino gaming operations are subject to the Mississippi Gaming Control Act (the "Mississippi Act"), the regulations promulgated under the Mississippi Act (the "Mississippi Regulations") and various local ordinances and regulations (such ordinances and regulations, together with the Mississippi Act and the Mississippi Regulations, the "Mississippi Gaming Law"). The Company's Mississippi casino gaming operations are subject to the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission"), as well as various local, county and state regulatory agencies (collectively referred to as the "Mississippi Gaming Authorities"). The Company's Ontario casino gaming operations are subject to the Ontario Gaming Control Act (the "Ontario Act") and the licensing and regulatory control of the Ontario Gaming Control Commission (the "Ontario Commission"), as well as various local, provincial and federal regulatory agencies (collectively referred to as the "Ontario Gaming Authorities"). The Company's Nova Scotia casino gaming operations are subject to the Nova Scotia Gaming Control Act (the "Nova Scotia Act") and the licensing and regulatory control of the Nova Scotia

Gaming Control Commission (the "Nova Scotia Commission"), as well as various local, provincial and federal regulatory agencies (collectively referred to as the "Nova Scotia Gaming Authorities").

     The casino gaming laws, regulations and supervisory procedures of Nevada, New Jersey, Indiana, Mississippi, Ontario and Nova Scotia are extensive and reflect certain public policy considerations as to (i) the integrity of casino gaming operations and their participants, (ii) the need for strict governmental and regulatory control of casino gaming operations, (iii) the creation of economic development, taxes and employment, and (iv) the maintenance and development of public confidence and trust in casino gaming regulation and control. Changes to such laws, regulations and supervisory procedures could have an adverse effect on the Company's casino gaming operations.

     In connection with the Destinations Distribution, the Company is seeking certain approvals from the Nevada Gaming Authorities, the New Jersey Gaming Authorities and the Mississippi Gaming Authorities. See "Regulatory Approvals."

     NEVADA GAMING REGULATION. In general, Nevada's gaming laws, regulations and supervisory procedures seek to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity, (ii) establish and maintain responsible accounting practices and procedures, (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record-keeping, and making periodic reports to the applicable casino gaming authority, (iv) prevent cheating and fraudulent practices, and (v) provide a source of state and local revenues through taxation and licensing fees.

     SDI, as the operator of the Desert Inn, and DPI, as the operator of Caesars Palace and Caesars Tahoe, are required to be licensed by the Nevada Gaming Authorities. The casino gaming licenses are not transferable and must be renewed periodically by the payment of casino gaming license fees and taxes. The Nevada Commission requires that (i) SGC be registered as an intermediary company of SDI and (ii) CPC be registered as an intermediary company of DPI; the Nevada Commission also requires that the Company and Caesars be registered as publicly traded corporations. No person may become a stockholder of, or receive any percentage of profits from, SDI or DPI without first obtaining certain required licenses and approvals from the Nevada Gaming Authorities.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a corporation which is involved in gaming activities. Officers, directors and key employees of each of SDI and DPI must be individually licensed by, and changes in corporate positions must be reported to, the Nevada Gaming Authorities; the Nevada Gaming Authorities may disapprove a change in corporate position. Certain of the Company's officers, directors and key employees and those of the Company's subsidiaries who are actively and directly involved in the Company's gaming activities may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

     If the Nevada Gaming Authorities find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, the Desert Inn Companies or the Caesars Nevada Companies, the companies involved would be required to sever all relationships with such person. In addition, the Nevada Gaming Authorities may require a registered company or licensee to terminate the employment of any person who refuses to file appropriate disclosures.

     The Company, the Desert Inn Companies and the Caesars Nevada Companies are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all loans, leases, sales of securities and similar financing transactions by either SDI or DPI must be reported to or approved by the Nevada Commission. Nevada law prohibits a corporation registered by the Nevada Commission from making a public offering of its securities without the prior approval of the Nevada Commission if any part of the proceeds of the offering of the securities themselves are to be used either to (i) finance the construction, acquisition or operation of gaming facilities in Nevada, or (ii) retire or extend obligations incurred for one or more such purposes.

     If it is determined that Nevada gaming laws were violated by SDI or DPI, the gaming license each holds could be limited, conditioned, suspended or revoked. In addition, at the discretion of the Nevada Commission, the Company, the Desert Inn Companies and the persons involved could be subject to substantial fines for each separate violation of the Nevada gaming laws by The Desert Inn. Similarly, and also at the discretion of the Nevada Commission, the Company, the Caesars Nevada Companies and the persons involved could be subject to substantial fines for each separate violation of the Nevada gaming laws by either Caesars Palace or Caesars Tahoe. Further, a supervisor could be appointed by the Nevada Commission to operate either SDI's or DPI's gaming property and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of SDI's or DPI's gaming property) could be forfeited to the State of Nevada. Any suspension or revocation of either SDI's or DPI's license would have a materially adverse effect on SDI or DPI, as the case may be.

     The Nevada Gaming Authorities may investigate and require a finding of suitability of any holder of any class of the Company's voting securities at any time. Nevada law requires any person who acquires more than 5% of any class of the Company's voting securities to report the acquisition to the Nevada Commission and such person may be investigated and found suitable or not suitable. Any person who becomes a beneficial owner of more than 10% of any class of the Company's voting securities must apply for a finding of suitability by the Nevada Commission within 30 days after the Nevada Control Board Chairman mails a written notice requiring such filing, and must pay the costs and fees incurred by the Nevada Control Board in connection with the investigation. Under certain circumstances, an "institutional investor" who acquires more than 10% but not more than 15% of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability requirements if such institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business by such institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Board, any change in our corporate charter, by-laws, management, policies or operations or any of our casino gaming operations, or any other action which the Nevada Commission finds to be inconsistent with holding the Company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include (i) voting on all matters voted on by stockholders, (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations, and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial holders of its ownership interests.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or by the Chairman of the Nevada Control Board may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the Company's debt or equity voting securities beyond such period or periods of time as may be prescribed by the Nevada Commission may be guilty of a gross misdemeanor. The Company could be subject to disciplinary action if, without the prior approval of the Nevada Commission and after the Company receives notice that a person is unsuitable to be an equity or debt security holder or to have any other relationship with the Company, the Desert Inn Companies or the Caesars Nevada Companies, any of such entities either (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form, (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction, or (v) fails to pursue all lawful efforts to require such unsuitable person to relinquish his securities including, if necessary, the immediate purchase of such securities for cash at fair market value.

     Regulations of the Nevada Commission provide that control of a registered publicly traded corporation cannot be changed through merger, consolidation, acquisition of assets, management or consulting agreements, or any form of takeover without the prior approval of the Nevada Commission. Persons seeking approval to control a registered publicly traded corporation must satisfy the Nevada Commission as to a variety of stringent standards prior to assuming control of such corporation. The failure of a person to obtain such approval prior to assuming control over the registered publicly traded corporation may constitute grounds for finding such person unsuitable.

     Regulations of the Nevada Commission also prohibit certain repurchases of securities by registered publicly traded corporations without the prior approval of the Nevada Commission. Transactions covered by these regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of more than 3% of the outstanding securities of the registered publicly traded corporation. The regulations of the Nevada Commission also require prior approval for a "plan of recapitalization." Generally, a plan of recapitalization is a plan proposed by the management of a registered publicly traded corporation that contains recommended action in response to a proposed corporate acquisition opposed by management of the corporation if such acquisition itself would require the prior approval of the Nevada Commission.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively "Licensees"), and who proposes to become involved in a gaming operation outside the State of Nevada is required to deposit with the Nevada Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Control Board of the Licensees' participation in such foreign gaming; the revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Once such revolving fund is established, the Licensees may engage in gaming activities outside the State of Nevada without seeking the approval of the Nevada Commission provided (i) such activities are lawful in the jurisdiction where they are to be conducted and (ii) the Licensees comply with certain reporting requirements imposed by the Nevada Act. Licensees are subject to disciplinary action by the Nevada Commission if they (i) knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, (ii) fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, (iii) engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or (iv) employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

     NEW JERSEY GAMING REGULATION. The New Jersey gaming laws and regulations primarily concern (a) the financial stability and character of casino operators, their employees, their security holders and others financially interested in casino operations, and (b) the operating methods and the financial and accounting procedures used in connection with casino operations. The New Jersey gaming laws and regulations include detailed provisions concerning, among other things, (i) the type, manner and number of applications and licenses required to conduct casino gaming and ancillary activities, (ii) the licensing, regulation and curricula of gaming schools, (iii) the establishment of minimum standards of accounting and internal control, including the issuance and enforceability of casino credit, (iv) the manufacture, sale, distribution and possession of gaming equipment, (v) the rules of the games, (vi) the exclusion of undesirable persons, (vii) the use, regulation and reporting of junket activities, (viii) the possession, sale and distribution of alcoholic beverages, (ix) the regulation and licensing of suppliers to licensed casino operators, (x) the conduct of entertainment within licensed casino facilities, (xi) equal employment opportunity for employees of licensed casino operators, contractors for casino facilities and other entities, (xii) the payment of gross revenue taxes and similar fees and expenses, (xiii) the conduct of casino simulcasting and (xiv) the imposition and discharge of casino reinvestment development obligations. A number of these regulations require practices which are different from those in many casinos elsewhere and some of them result in casino operating costs greater than those in comparable facilities elsewhere. As a prerequisite to being licensed, a New Jersey casino/hotel facility must meet certain facilities requirements concerning, among other things, the size and number of guest rooms.

     In order to operate Caesars Atlantic City, BRC must be licensed by the New Jersey Commission, which has broad discretion with regard to the issuance, renewal, revocation or suspension of licenses. A New Jersey casino license is not transferable and must be renewed at designated periods of up to four years. Renewal is not automatic and involves an extensive review by the New Jersey DGE, a report by the New Jersey DGE to the New Jersey Commission, an independent review by the New Jersey Commission, and the affirmative vote of at least four of the five sitting Commissioners of the New Jersey Commission sitting in a scheduled open public meeting. BRC's license to operate Caesars Atlantic City was renewed on November 30, 1996 and expires on November 30, 2000.

     Except for certain banking and lending institutions exempted under the New Jersey Act, all financial backers, investors, mortgagees, debt holders, landlords under leases relating to our New Jersey casino/hotel facilities, all lenders to BRC, all officers and directors of BRC and all employees who work at Caesars Atlantic City have to be qualified, licensed, approved or registered by or with the New Jersey Commission. In addition, all contracts and leases entered into by BRC are subject to approval by the New Jersey Commission.

     As a prerequisite to BRC holding a license, the Company, Caesars and CNJ have to be approved by the New Jersey Commission due to their corporate relationship to BRC. Thus, any holder of our debt or equity securities or those of Caesars or CNJ must be found qualified; the qualification requirement may be waived based on an express finding by the New Jersey Commission, with the consent of the Director of the New Jersey DGE, that the security holder either
(a)(i) is not significantly involved in the activities of BRC, (ii) does not have the ability to control the Company, Caesars, CNJ or BRC, and (iii) does not have the ability to elect one or more members of the respective boards of directors of the Company, Caesars, CNJ or BRC, or (b) is an "institutional investor." The New Jersey Act presumes that any non-"institutional investor" security holder who owns or beneficially holds 5% or more of our equity securities has the ability to control the Company, Caesars, CNJ or BRC, unless such presumption is rebutted by clear and convincing evidence.

     The New Jersey Act and regulations define an "institutional investor" as
(i) any retirement fund administered by a public agency for the exclusive benefit of Federal, state or local public employees, (ii) an investment company registered under the Investment Company Act of 1940, (iii) a collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency, (iv) a closed and investment trust, (v) a chartered or licensed life insurance company or property and casualty insurance company,
(vi) banking or other licensed or chartered lending institutions, (vii) an investment advisor registered under the Investment Advisors Act of 1940, or
(viii) such other persons as the New Jersey Commission may determine for reasons consistent with the policies of the New Jersey Act. In the absence of a prima facie showing by the Director of the DGE that there is any cause to believe that such institutional investor may be found unqualified, upon application and for good cause shown, an institutional investor holding either (a) less than 10% of our equity securities or (b) debt securities constituting less than 20% of our outstanding debt and less than 50% of the issue involved may be granted a waiver of qualification as to such holdings if (i) such securities are those of a publicly traded corporation, (ii) the institutional investor's holdings of such securities were purchased for investment purposes only, and (iii) upon request by the New Jersey Commission, the institutional investor files with the New Jersey Commission a certified statement to the effect that the institutional investor has no intention of influencing or affecting the affairs of the Company, Caesars, CNJ or BRC; notwithstanding the foregoing, the institutional investor is permitted to vote on matters put to the vote of the outstanding security holders of the Company.

     If an institutional investor who has been granted a waiver subsequently determines to influence or affect the affairs of the Company, the institutional investor must provide to the New Jersey Commission not less than 30 days prior notice of such intent and the institutional investor must file with the New Jersey Commission an application for qualification before taking any action that may influence or affect our affairs; notwithstanding the foregoing, the institutional investor is permitted to vote on matters put to the vote of our outstanding security holders. If an institutional investor changes its investment intent, or if the New Jersey Commission finds reasonable cause to believe that the institutional investor may be found unqualified, no action other than divestiture shall be taken by such institutional investor with respect to its security holdings until there has been compliance with the interim casino authorization provisions of the New Jersey Act, including the execution of a trust agreement. The Company, Caesars, CNJ and BRC are required to immediately notify the New Jersey Commission and the New Jersey DGE of any information about, or action of, an institutional investor holding its equity or debt securities where such information or action may impact on the eligibility of such institutional investor for a waiver. If the New Jersey Commission finds an institutional investor unqualified or if the New Jersey Commission finds that, by reason of the extent or nature of its holdings, an institutional investor is in the position to exercise a substantial impact on the controlling interests of BRC so that qualification of the institutional investor is necessary to protect the public interest, the New Jersey Act vests in the New Jersey Commission the power to take all necessary action to protect the public interest, including the power to require that the institutional investor submit to qualification and become qualified under the New Jersey Act.

     An equity or debt security holder -- including institutional investors -- who is required to be found qualified by the New Jersey Commission must submit an application for qualification within 30 days after being ordered to do so or divest all security holdings within 120 days after the New Jersey Commission determines such qualification is required. The application for qualification must include a trust agreement by which the security holder places its interest in the Company's securities in trust with a trustee qualified by the New Jersey Commission. If the security holder is ultimately found qualified, the trust agreement is terminated. If the security holder is not found qualified or withdraws its application for qualification prior to a determination on qualification being made, the trustee will be empowered with all rights of ownership pertaining to such security holder's securities, including all voting rights and the power to sell the securities; in any event, the unqualified security holder will not be entitled to receive in exchange for its securities an amount in excess of the lower of (i) the actual cost the security holder incurred in acquiring the securities or (ii) the value of such securities, calculated as if the investment had been made on the date the trust became operative. If the security holder is not found qualified, it is unlawful for the security holder to (i) receive any dividends or interest on such securities,
(ii) exercise, directly or through any trustee or nominee, any right conferred by such securities, or (iii) receive any remuneration in any form from the Company, Caesars, CNJ or BRC or its holding or intermediary companies for services rendered or otherwise.

     Each officer, director, lender and certain other persons of the Company, Caesars and CNJ must be found qualified unless the New Jersey Commission, with the consent of the Director of the New Jersey DGE, finds that such officer, director, lender or other person of the Company, Caesars or CNJ is not significantly involved in the affairs of BRC and is thus waived from qualification. New Jersey law requires that an officer or director of the Company, Caesars or CNJ must apply for temporary qualification at least 30 days before assuming any duties; such temporary qualification, if granted by the New Jersey Commission, will be valid for a period not to exceed the earlier of (i) nine consecutive calendar months or (ii) the effective date of BRC's next casino license renewal.

     The New Jersey Act requires that each of the Company, Caesars, CNJ and BRC and its holding and intermediary companies maintain financial stability and capability. For purposes of these requirements, the New Jersey Commission has adopted regulations defining "financial stability" and has set forth certain standards for determining compliance with the financial stability regulations. Under the regulations of the New Jersey Commission, "financial stability" has been defined as (i) the ability to assure the financial integrity of casino operations by the maintenance of a casino bankroll or equivalent provisions adequate to pay winning wagers to casino patrons when due, (ii) the ability to meet ongoing operating expenses which are essential to the maintenance of continuous and stable casino operations, (iii) the ability to pay, as and when due, all local, state and federal taxes and any and all fees imposed by the New Jersey Act, (iv) the ability to make necessary capital and maintenance expenditures in a timely manner which are adequate to insure maintenance of a superior first class facility of exceptional quality as required by the New Jersey Act, and (v) the ability to pay, exchange, refinance or extend debts, including long-term and short-term principal and interest and capital lease obligations, which will mature or otherwise come due and payable during either the license term or within 12 months after the end of the license term or to otherwise manage such debts and any default with respect to the debts. The New Jersey Commission regulations provide that the financial stability standards concerning casino bankroll, operating expenses and capital and maintenance expenditures are met if the following is shown by clear and convincing evidence:
(i) casino bankroll -- the maintenance, on a daily basis, of a casino bankroll at least equal to the average daily casino bankroll, calculated on a monthly basis, for the corresponding month in a previous year, (ii) operating expenses -- the demonstration of the ability to achieve positive gross operating profit measured on an annual basis, and (iii) capital and maintenance expenditures -- the demonstration that its capital and maintenance expenditures over the five-year period, which includes the previous 36 calendar months and the upcoming license period, average at least 5% of net revenue per annum. The Company believes that, at current operating levels, BRC will have no difficulty in complying with these requirements.

     The New Jersey Commission has the authority to restrict or prohibit the transfer of cash or the assumption of liabilities by BRC if such action will adversely impact the financial stability of BRC and the prior approval of the New Jersey Commission is required to incur indebtedness and guarantees of affiliated indebtedness by BRC involving amounts greater than $25 million.

     If it were determined that New Jersey gaming laws were violated by BRC, BRC could be subject to fines or its casino license could be limited, conditioned, suspended or revoked. In addition, if a security holder of the Company, Caesars, CNJ or BRC is found disqualified but does not dispose of the securities, the New Jersey Commission is authorized to take any necessary action to protect the public interest, including the suspension or revocation of the casino license. The New Jersey Commission, however, will not take any action against the Company, Caesars, CNJ or BRC in connection with a disqualified holder if the New Jersey Commission finds that (i) the Company has provided in the Articles that the Company's securities are held subject to the condition that, if a holder thereof is found to be disqualified by the New Jersey Commission pursuant to the provisions of the New Jersey Act, such holder shall dispose of his interest in the Company, (ii) the Company has made a good faith effort, including the prosecution of all legal remedies, to comply with any order of the New Jersey Commission requiring the divestiture of the security interest held by the disqualified holder, and (iii) such disqualified holder does not have the ability to control the Company, Caesars, CNJ or BRC or to elect one or more members of the boards of directors of the Company, Caesars, CNJ or BRC. If BRC's license is revoked, not renewed or suspended for a period in excess of 120 days, the New Jersey Commission is empowered to appoint a conservator to operate, and to dispose of, BRC's casino/hotel facilities. If a conservator operates the casino/hotel facilities, payments to stockholders would be limited to a "fair return" on their investment, with any excess going to the State of New Jersey. If a conservator is appointed, the conservator's charges and expenses become a lien against the property which is paramount to all prior and subsequent liens.

     MISSISSIPPI GAMING REGULATION. Gaming in Mississippi can be legally conducted only on vessels of a certain minimum size either in navigable waters or counties bordering the Mississippi River or in the waters of the State of Mississippi which lie adjacent to the coastline of the three counties bordering the Gulf of Mexico. STC possesses a license for the ownership and operation of The Sheraton Casino in Tunica County, Mississippi issued by the Mississippi Commission pursuant to the Mississippi Act.

     The Mississippi Act does not restrict the amount or percentage of space on a vessel that may be utilized for casino gaming; the Mississippi Act also does not limit the number of licenses that the Mississippi Commission can grant for a particular area.

     The Company and STC are required to submit detailed financial, operating and other reports to the Mississippi Commission. Substantially all loans, leases, sales of securities and similar financing transactions entered into by the Company or by STC must be reported to or approved by the Mississippi Commission. The Company and STC are also required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require.

     Each of the directors, officers and certain key employees of the Company and STC who are actively and directly engaged in the administration or supervision of casino gaming in Mississippi, or who have any other significant involvement with the activities of STC, must be found suitable therefor and may be required to be licensed by the Mississippi Commission. A finding of suitability is comparable to licensing, and both require the submission of detailed personal financial information followed by a thorough investigation. An application for licensing may be denied for any cause deemed reasonable by the Mississippi Commission. Changes in licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a license, the Mississippi Commission has the authority to disapprove a change in corporate position. If the Mississippi Commission finds a director, officer or key employee of the Company or STC unsuitable for licensing or unsuitable to continue having a relationship with the Company or STC, such entity is required to suspend, dismiss and sever all relationships with such person. The Company and STC have similar obligations with regard to any person who fails or refuses to file appropriate applications. Each gaming employee must obtain a work permit; the Mississippi Commission may refuse to issue a work permit to a gaming employee (i) if the employee has committed larceny, embezzlement or any other crime of moral turpitude or knowingly violated the Mississippi Act or the regulations of the Mississippi Commission, or (ii) for any other reasonable cause.

     Mississippi gaming licenses are not transferable and must be renewed periodically. The Mississippi Commission is empowered to deny, limit, condition, revoke and/or suspend any license, finding of suitability or registration, and to fine any person as it deems reasonable and in the public interest, subject to the due process considerations of notice and an opportunity for a hearing. The Mississippi Commission may fine any licensee or other person which is subject to the Mississippi Act up to $100,000 for each violation of the Mississippi Act which is the subject of an initial complaint and up to $250,000 for each violation of the Mississippi Act which is the subject of any subsequent complaint. The Mississippi Act provides for judicial review of certain decisions of the Mississippi Commission; however, the filing for such judicial review does not automatically stay the action taken by the Mississippi Commission pending the court's review.

     License fees and taxes, computed in various ways depending on the type of casino gaming involved, are payable to the State of Mississippi and to the counties and cities in which gaming operations are located. Generally, these fees and taxes are based on a percentage of the gross gaming revenues received by the casino operation, the number of slot machines operated by such casino, or the number of table games operated by such casino. Moreover, several local governments have been authorized to impose either additional gross fees on adjusted gross gaming revenues or, alternatively, per person boarding fees and annual license fees based on the number of gaming devices aboard the vessel. License fees paid to the State of Mississippi are allowed as a credit against Mississippi state income taxes.

     In all other material respects, casino gaming regulation in Mississippi is similar to the regulation of casino gaming in Nevada and New Jersey.

     ONTARIO GAMING REGULATION. Windsor is required to comply with licensing requirements similar to Nevada and New Jersey and is also subject to operational regulation by the Province of Ontario.

     NOVA SCOTIA GAMING REGULATION. The Company's subsidiary that owns and operates the casino in the City of Halifax, Nova Scotia, and operates the casino in the City of Sydney, Nova Scotia, is required to comply with licensing requirements similar to the Province of Ontario and is also subject to operational regulation by the Province of Nova Scotia.

     INDIANA GAMING REGULATION. As a result of Caesars' riverboat casino development in Harrison County, Indiana, the Company is subject to the gaming regulations in force in that state. Indiana currently imposes regulations on gaming similar to and, in its opinion, no more restrictive than the gaming regulations in force in Nevada and New Jersey.

     The riverboat also must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety and must hold a Certificate of Seaworthiness or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessel and require individual licensing of all personnel involved with the operation of the vessel. Loss of the vessel's Certificate of Seaworthiness or the American Bureau of Shipping approval would preclude its use as a floating casino.

     CASINO GAMING -- RELATED PROVISIONS OF OUR ARTICLES OF INCORPORATION. The Company's Articles provide that (i) all of the Company's securities are subject to redemption by the Company to the extent necessary to prevent the loss, or to secure the reinstatement, of any casino gaming license held by the Company or any of the Company's subsidiaries in any jurisdiction within or without the United States, (ii) all of the Company's securities are held subject to the condition that if a holder thereof is found by a gaming authority in any such jurisdiction to be disqualified or unsuitable pursuant to any gaming law, such holder will be required to dispose of all such securities, and (iii) it is unlawful for any such disqualified person to (a) receive payments of

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

interest or dividends on any such securities, (b) exercise, directly or indirectly, any rights conferred by any such securities or (c) receive any remuneration in any form, for services rendered or otherwise, from the subsidiary that holds the gaming license in such jurisdiction.

     RESTRICTIONS ON ALIEN OWNERSHIP. The Communications Act of 1934, as amended (the "Communications Act"), restricts the ownership of Company Common Stock by "aliens". The Communications Act generally defines "aliens" to include persons who are not citizens of the United States, entities organized under laws other than those of the United States, foreign governments, entities controlled directly or indirectly by foreign nationals, and the representatives of foreign persons or foreign-controlled entities.

     Because the Company has shared control of a broadcast licensee, the limitations in Section 310(b)(4) of the Communications Act govern the permissible degree of alien ownership and control of Company Common Stock. Under
Section 310(b)(4), no more than 25 percent of the ownership nor more than 25 percent of the voting rights of a broadcast licensee may be held directly or indirectly by aliens. In assessing compliance with the 25 percent ceiling, the Federal Communications Commission (the "FCC") will consider direct and indirect alien interests using a multiplier, so that, for example, minority alien interests in U.S.-controlled corporations will count proportionally against the 25 percent ceiling. Alien voting interests are not treated proportionally, however, in any corporation that is alien controlled. The alien interest in any partnership with an alien partner also is not treated proportionally unless the alien partner is a limited partner that is insulated from material involvement in the business of the partnership within the meaning of the FCC's rules and policies.

     The By-laws provide that the amount of Company Common Stock owned of record or voted by aliens within the meaning of the FCC's rules and policies will not exceed 25 percent of the total outstanding stock of the Company. The restrictions on alien ownership under the Communications Act will no longer apply to Company Common Stock following the consummation of the planned sale of WBIS+ to Paxson. In addition, following such sale, the Company plans to amend the By-laws to remove the limitations on the ownership and voting of Company Common Stock by aliens.

OTHER

     In addition, a number of the Company's businesses are subject to other governmental regulation by law or through contractual arrangements. For example, Sheraton hotels in the United States are liquor retailers where permitted, licensed in each state in which they do such business and in certain states are subject to statutes that prohibit the Company or the hotel owner from being both a wholesaler and retailer of alcoholic beverages. Although the ownership and operation of hotel and casino properties could expose the Company to liability for environmental problems at those properties, the Company is not aware of any significant environmental liabilities associated with the ownership or operation of its existing hotel and casino properties.

                              REGULATORY APPROVALS

     Except as described in this section, ITT is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the Comprehensive Plan or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Comprehensive Plan. Should any such approval or other action be required, ITT currently contemplates that it will seek such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to ITT's business. See
"Business -- Governmental Regulation and Related Matters."

NEVADA GAMING REGULATORY APPROVALS

     STOCK TENDER OFFER. ITT believes that the Stock Tender Offer, in and of itself, does not require the prior approval of the Nevada Gaming Authorities. However, if the Stock Tender Offer involved the aggregate payment of cash to voting security holders in excess of 50% of the aggregate current market value of the securities, the Nevada Gaming Authorities may determine that the Comprehensive Plan, of which the Stock

Tender Offer is a part, constitutes a "plan of recapitalization" under the Nevada regulations, in which case ITT and the Company would be required to obtain the prior approval of the Nevada Commission prior to consummating the Stock Tender Offer and the Destinations Distribution.

     DEBT TENDER OFFER. ITT believes that the Debt Tender Offer, in and of itself, does not require the prior approval of the Nevada Gaming Authorities. However, since it is contemplated that the Debt Tender Offer will be financed in part by the Company Credit Facilities, the interaction of the Debt Tender Offer and the Company Credit Facilities may require the prior approval of the Nevada Gaming Authorities.

     DESTINATIONS DISTRIBUTION. Because the Destinations Distribution involves the pro rata distribution of all the shares of Company Common Stock to stockholders of ITT, the Company is seeking certain approvals, including the following approvals from the Nevada Commission: (i) registration of the Company, on an interim basis, as an intermediary/holding company for the Desert Inn, Caesars Palace in Las Vegas and Caesars Tahoe in Stateline (the "Nevada Licensees"); (ii) registration of the Company as a publicly traded corporation;
(iii) approval of the listing of the Company Common Stock on the NYSE; (iv) approval for continuous or delayed public offering by the Company or any affiliated company wholly owned by it which is or would thereby become a publicly traded corporation; and (v) such other approvals as may become necessary or desirable in connection with the Destinations Distribution and the other components of the Comprehensive Plan.

     In addition, the Nevada Gaming Authorities may require controlling stockholders, officers, directors and other persons associated with the Company having a material relationship or material involvement with the Nevada Licensees to be investigated and licensed as part of the approval process for the Destinations Distribution. The Nevada Gaming Authorities may deny an applicant for licensing or a finding of suitability for any cause that they deem reasonable. A finding of suitability is comparable to licensing and both require the submission of detailed personal and financial information followed by a thorough investigation. If the Nevada Gaming Authorities find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company and the Nevada Licensees, the companies involved would be required to sever all relationships with such person. Inasmuch as all the relevant officers, directors and other persons associated with the Company have already been subject to review by the Nevada Gaming Authorities, ITT believes that the investigation and licensing of such individuals will not present a substantial regulatory obstacle.

     In connection with obtaining the necessary approvals for the Destinations Distribution from the Nevada Gaming Authorities, ITT is seeking approval from the Nevada Commission for its de-registration.

     As noted above under "-- Stock Tender Offer," the interaction of the various transactions contemplated by the Comprehensive Plan may be sufficient to characterize the Comprehensive Plan as a plan of recapitalization under the Nevada Gaming Law, and, in turn, require ITT to seek additional approvals from the Nevada Gaming Authorities. In addition, to the extent that the financing utilized in the Comprehensive Plan involves agreements to (i) grant possessory security interests in the equity securities issued by the Nevada Licensees or any affiliated holding company, (ii) restrict the transfer of equity securities issued by any Nevada Licensee or any affiliated holding company or (iii) not encumber equity securities issued by any Nevada Licensee or any affiliated holding company, ITT and the Company will be required to obtain the prior approval of the Nevada Gaming Authorities.


     On July 16 and 21, 1997, ITT and the Company filed the relevant applications for approval with the Nevada Gaming Authorities in conjunction with the Comprehensive Plan. ITT and the Company will promptly file any additional applications or notices, if necessary, with the Nevada Gaming Authorities. On September 17, 1997, the Nevada Control Board unanimously recommended to the Nevada Commission that all approvals necessary for consummation of the Comprehensive Plan be granted. Such approvals are subject to the condition that the Federal District Court for the District of Nevada has not enjoined consummation of the Comprehensive Plan. The Nevada Commission is scheduled to consider the Company's applications relating to the Comprehensive Plan at a hearing on September 25, 1997. There can be no assurances, however, as to when the Nevada Commission will take final action. Further, any such approvals, if granted, do not constitute a finding, recommendation or approval by the Nevada Control Board or the Nevada Commission as to the accuracy or adequacy of the Destinations Distribution or the merits of the Comprehensive Plan.


NEW JERSEY GAMING REGULATORY APPROVALS

     STOCK TENDER OFFER. ITT believes that the Stock Tender Offer, in and of itself, does not require the prior approval of the New Jersey Gaming Authorities.

     DEBT TENDER OFFER. ITT believes that the Debt Tender Offer, in and of itself, does not require the prior approval of the New Jersey Gaming Authorities. However, it is contemplated that the Debt Tender Offer will be financed in whole or in part by the Company Credit Facilities, which will require the prior approval of the New Jersey Gaming Authorities.

     DESTINATIONS DISTRIBUTION. New Jersey Gaming Law requires prior approval from the New Jersey Commission before securities of a casino licensee or one of its holding companies that is not publicly traded can be transferred. In addition, any person acquiring the securities of a casino licensee or privately held holding company must become qualified by the New Jersey Commission or dispose of such securities. However, the New Jersey Act provides that the New Jersey Commission has the discretion to permit an entity to acquire and own securities of such licensee on an interim basis ("interim authorization") until that entity is plenarily qualified by the New Jersey Commission; during the period of interim authorization, the securities of such licensee must be held in a trust pursuant to the provisions of the New Jersey Act.

     Because the Destinations Distribution involves the pro rata distribution of all the shares of Company Common Stock to stockholders of ITT, the Company is seeking the following approvals, determinations and/or waivers from the New Jersey Commission: (i) approval of the transfer of the common stock of Caesars, including Caesars' interest in CNJ and BRC, to the Company as part of a corporate restructuring of ITT's gaming business, (ii) the determination that the interim authorization requirements -- including the establishment of a trust -- are inapplicable to such transfers, (iii) the determination that, after the Destinations Distribution, BRC and its holding and intermediary companies will possess the financial stability, integrity and responsibility required by the New Jersey Act, (iv) the determination that the Articles satisfy the requirements of the New Jersey Act, (v) the waiver of qualification of stockholders of the Company, (vi) the determination that the relevant officers and directors of ITT's New Jersey operations are qualified under the New Jersey Act, (vii) the qualification of the Company as a holding and intermediary company of ITT's New Jersey operations and (viii) the waiver of qualification of officers of the Company and ITT's New Jersey operations who are not significantly involved in the affairs of BRC.

     In addition, the New Jersey Gaming Authorities will require that the Company Credit Facilities -- which will be used to finance in part the Debt Tender Offer and the Stock Tender Offer -- be approved and that each financial source of ITT's New Jersey operations or holding companies and each holder of debt securities of ITT's New Jersey operations or holding companies be qualified. Banking and other licensed lending institutions are exempt from the qualification requirements of the New Jersey Act. Because the Company Credit Facilities will be used to finance in whole or in part the Debt Tender Offer and the Stock Tender Offer, the Company will seek the following approvals from the New Jersey Commission: (i) a determination that the lenders under the Company Credit Facilities are exempt from the qualification requirements because all such lenders are banking or other licensed lending institutions; (ii) approval of the material debt transaction, if such transaction involves the pledge of the assets of ITT's New Jersey operations; and (iii) a waiver of the qualification of the holders of any debt securities of the Company or its subsidiaries.

     The qualification requirements of any debt or equity security holder of the Company may be waived based on an express finding by the New Jersey Commission, with the consent of the Director of the New Jersey DGE, that the security holder either (a)(i) is not significantly involved in the activities of BRC, (ii) does not have the ability to control BRC or any of its holding or intermediary companies and (iii) does not have the ability to elect one or more members of the respective boards of directors of the Company, BRC or its holding or intermediary companies or (b) is an "institutional investor," as such term is defined in New Jersey Gaming Law. For purposes of clause (a) , the New Jersey Act presumes that any non- "institutional investor" security holder who owns or beneficially hold 5% or more of the equity securities of the Company has the ability to control the Company, BRC and its holding or intermediary companies, unless such presumption is rebutted by clear and convincing evidence.

     The New Jersey Act requires that each of the Company, BRC and its holding and intermediary companies maintain financial stability and capability. For purposes of these requirements, the New Jersey Commission has adopted regulations defining "financial stability" as the same applies to licensed casino operations and has set forth certain standards for determining compliance with the financial stability regulations. Under the New Jersey Regulations, "financial stability" has been defined as (i) the ability to assure the financial integrity of casino operations by the maintenance of a casino bankroll or equivalent provisions adequate to pay winning wagers to casino patrons when due, (ii) the ability to meet ongoing operating expenses which are essential to the maintenance of continuous and stable casino operations, (iii) the ability to pay, as and when due, all local, state and Federal taxes and any and all fees imposed by the New Jersey Act, (iv) the ability to make necessary capital and maintenance expenditures in a timely manner which are adequate to insure maintenance of a superior first-class facility of exceptional quality as required by the New Jersey Act and (v) the ability to pay, exchange, refinance or extend debts, including long-term and short-term principal and interest and capital lease obligations, which will mature or otherwise come due and payable during either the license term or within 12 months after the end of the license term or to otherwise manage such debts and any default with respect to the debts. The New Jersey Regulations provide that the financial stability standards concerning casino bankroll, operating expenses and capital and maintenance expenditures are met if the following is shown by clear and convincing evidence:
(i) casino bankroll -- the maintenance, on a daily basis, of a casino bankroll at least equal to the average daily casino bankroll, calculated on a monthly basis, for the corresponding month of the previous year, (ii) operating expenses -- the demonstration of the ability to achieve positive gross operating profit measured on an annual basis; and (iii) capital and maintenance expenditures -- the demonstration that its capital and maintenance expenditures for the five-year period, which includes the previous 36 calendar months and the upcoming license period, average at least five percent of net revenue per annum. ITT believes that, at current operating levels, BRC will be in compliance with these requirements.

     The New Jersey Commission has the authority to restrict or prohibit the transfer of cash or the assumption of liabilities by BRC if such action will adversely impact the financial stability of BRC and the prior approval of the New Jersey Commission is required to incur indebtedness and guarantees of affiliated indebtedness by BRC involving amounts greater than $25 million.

     The interaction of the various transactions contemplated by the Comprehensive Plan may trigger the need to seek additional approvals from the New Jersey Gaming Authorities. In addition, to the extent that the financing utilized in the Comprehensive Plan involves agreements to (i) restrict the transfer of equity securities issued by BRC or its holding or intermediary companies or (ii) not encumber equity securities issued by BRC or its holding or intermediary companies, ITT and the Company will be required to obtain the prior approval of the New Jersey Gaming Authorities.


     On July 16, 1997, ITT and the Company filed the relevant applications for approval with the New Jersey Gaming Authorities in conjunction with the Comprehensive Plan. ITT and the Company will promptly file any additional applications or notices, if necessary, with the New Jersey Gaming Authorities. On September 18, 1997, the New Jersey Commission held a hearing with respect to the Company's applications relating to the Comprehensive Plan. A decision relating to these applications is expected on or prior to September 26, 1997. There can be no assurances, however, as to when the New Jersey Commission will take final action. Further, any such approvals, if granted, do not constitute a finding, recommendation or approval by the New Jersey Commission as to the accuracy or adequacy of the Destinations Distribution or the merits of the Comprehensive Plan.


MISSISSIPPI GAMING REGULATORY APPROVALS

     In all material respects, casino gaming regulation in Mississippi is similar to the regulation of casino gaming in Nevada.

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

     STOCK TENDER OFFER. The Company believes that the Stock Tender Offer, in and of itself, does not require the prior approval of the Mississippi Commission. However, if the Stock Tender Offer involves the aggregate payment of cash to voting security holders in excess of 50% of the aggregate current market value of the securities, the Mississippi Commission may determine that the Comprehensive Plan, of which the Stock Tender Offer is a part, constitutes a "plan of recapitalization" under the Mississippi Regulations, in which case ITT and the Company would be required to obtain the approval of the Mississippi Commission before consummating the Stock Tender Offer and the Destinations Distribution. In addition, because the Stock Tender Offer involves the purchase of ITT's own equity securities, the Mississippi Commission may determine that the Stock Tender Offer constitutes an "exceptional repurchase of securities" under the Mississippi Regulations, in which case ITT and the Company would be required to obtain the approval of the Mississippi Commission before consummating the Stock Tender Offer.

     DEBT TENDER OFFER. ITT believes that the Debt Tender Offer, in and of itself, does not require the prior approval of the Mississippi Commission. However, since the Debt Tender Offer will be financed in whole or in part by the Company Credit Facilities, the interaction of the Debt Tender Offer and the Company Credit Facilities may require the prior approval of the Mississippi Commission.

     DESTINATIONS DISTRIBUTION. Because the Destinations Distribution involves the pro rata distribution of all the shares of Company Common Stock to stockholders of ITT, the Company is seeking the following approvals from the Mississippi Commission: (i) approval of the merger of the Company with and into Sheraton, with the Company as the surviving company; (ii) approval of the Company as the sole stockholder of Sheraton Tunica; (iii) registration of the Company on an interim basis, as an intermediary/holding company for Sheraton Tunica, (iv) registration of the Company as a publicly traded corporation; (v) approval of the listing of the Company Common Stock on the NYSE; (vi) approval of the granting of possessory security interests and/or the execution of other agreements which may impose transfer restrictions; and (vii) approval for continuous or delayed public offering by the Company or any affiliated company wholly owned by it which is or would thereby become a publicly traded corporation.

     In addition, the Mississippi Commission may require controlling stockholders, officers, directors and other persons associated with the Company having a material relationship or material involvement with Sheraton Tunica to be investigated and licensed as part of the approval process for the Destinations Distribution. The Mississippi Commission may deny an application for licensing or a finding of suitability for any cause that it deems reasonable. A finding of suitability is comparable to licensing and both require the submission of detailed personal and financial information followed by a thorough investigation. If the Mississippi Commission finds an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company and Sheraton Tunica, the companies involved would be required to sever all relationships with such person. Inasmuch as all the relevant officers, directors and other persons associated with the Company have already been subject to review by the Mississippi Commission, ITT believes that the investigation and licensing of such individuals will not present a substantial regulatory obstacle.

     The interaction of the various transactions contemplated by the Comprehensive Plan may be sufficient to characterize the Comprehensive Plan as a plan of recapitalization, and, in turn, require ITT to seek additional approvals from the Mississippi Commission. Similarly, the terms and/or conditions of the Stock Tender Offer may be sufficient to characterize the Stock Tender Offer as an exceptional repurchase of equity securities and, in turn, require ITT to seek additional approvals from the Mississippi Commission. In addition, to the extent that the financing proposed by the Comprehensive Plan involves agreements to (i) restrict the transfer of equity securities issued by Sheraton Tunica or any affiliated holding company or (ii) not encumber equity securities issued by Sheraton Tunica or any affiliated holding company, ITT and the Company will be required to obtain the prior approval of the Mississippi Commission.


     On July 18, 23 and 25, 1997, ITT and the Company filed the relevant applications for approval with the Mississippi Commission in conjunction with the Comprehensive Plan. On September 15, 1997, the Mississippi Commission unanimously approved the Company's applications relating to the Comprehensive Plan.

Such approvals do not constitute a finding, recommendation or approval by the Mississippi Commission as to the accuracy or adequacy of the Destinations Distribution or the merits of the Comprehensive Plan.


ONTARIO, CANADA GAMING REGULATORY APPROVALS

     None of the Debt Tender Offer, the Stock Tender Offer or the Destinations Distribution requires the approval of the Ontario Gaming Authorities. However, in keeping with ITT's policy of disclosure with its gaming regulatory agencies, appropriate disclosures concerning the Debt Tender Offer, the Stock Tender Offer and the Destinations Distribution will be made to the Ontario Gaming Authorities and full, complete and accurate response will be provided to the Ontario Gaming Authorities to all inquiries concerning the Comprehensive Plan.

NOVA SCOTIA, CANADA GAMING REGULATORY APPROVALS

     None of the Debt Tender Offer, the Stock Tender Offer or the Destinations Distribution requires the approval of the Nova Scotia Gaming Authorities. However, in keeping with ITT's policy of disclosure with its gaming regulatory agencies, appropriate disclosures concerning the Debt Tender Offer, the Stock Tender Offer and the Destinations Distribution will be made to the Nova Scotia Gaming Authorities and full, complete and accurate responses will be provided to the Nova Scotia Gaming Authorities to all inquiries concerning the Comprehensive Plan.

INDIANA GAMING REGULATORY APPROVALS

     None of the Debt Tender Offer, the Stock Tender Offer or the Destinations Distribution requires the approval of the Indiana Gaming Authorities. However, in keeping with ITT's policy of disclosure with its gaming regulatory agencies, appropriate disclosures concerning the Debt Tender Offer, the Stock Tender Offer and the Destinations Distribution will be made to the Indiana Gaming Authorities and full, complete and accurate responses will be provided to the Indiana Gaming Authorities to all inquiries concerning the Comprehensive Plan.

COMMUNICATIONS ACT OF 1934


     ITT holds a fifty percent interest in ITT-Dow Jones Television, the general partnership that is the licensee of WBIS+(TV), New York, New York, through ITT's wholly owned subsidiary ITT Broadcasting Corp. The transfer of the stock of ITT Broadcasting Corp. to the Company in preparation for the Destinations Distribution and the distribution of the shares of the Company to ITT's stockholders in the Destinations Distribution will require the prior approval of the FCC for a pro forma change in control of ITT Broadcasting Corp. The FCC is not required to provide 30 days prior public notice of and the opportunity for filing petitions to deny, such an application, as it would be in the case of an application requesting consent for a change in ultimate control. The FCC will consider informal objections filed against such an application. The FCC typically grants applications for consent to pro forma transfers of control within a few weeks after filing, although the filing of informal objections may delay the FCC's action on an application until the FCC considers the objections. On July 25, 1997, ITT filed an application for the FCC's consent to the pro forma change in control of ITT Broadcasting Corp. On August 28, 1997, the Federal Communications Commission granted approval of the pro forma change in control of ITT Broadcasting Corp.


                               LEGAL PROCEEDINGS

     On January 27, 1997, a complaint (the "Hilton Complaint") captioned Hilton Hotels Corporation and HLT Corporation v. ITT Corporation was filed against ITT in the U.S. District Court for the District of Nevada. The Hilton Complaint asks the court, among other things: (i) to enjoin ITT from amending its by-laws "in any way that would impede the effective exercise of the stockholder franchise in connection with the 1997 annual meeting" of ITT stockholders, from materially delaying the annual meeting, and from increasing the size of the ITT Board "in order to preserve the position of incumbent directors", (ii) to require the ITT Board to redeem ITT's the preferred stock purchase rights and to make inapplicable to the Hilton Offer and

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

the Proposed Squeeze Out Merger the Nevada Control Share Acquisition Statute and the Nevada Business Combination Statute and (iii) to declare that ITT does not have standing to institute an action under the Federal anti-trust laws to block or impede the Hilton Offer or the Proposed Squeeze Out Merger and that, in any event, the consummation of the Hilton Offer and the Proposed Squeeze Out Merger would not violate such laws.

     On January 27, 1997, Hilton and HLT filed a motion for a preliminary injunction (the "Hilton Preliminary Injunction Motion") seeking to enjoin ITT
(i) from increasing the size of the ITT Board or, alternatively, requiring ITT to give Hilton the opportunity to supplement the individuals it nominates for the ITT Board and (ii) from amending ITT's by-laws "to impede in any way the effective exercise of the stockholder franchise in connection with electing directors" at its 1997 annual meeting. Following a hearing on the preliminary injunction on March 5, 1997, the court issued an order denying the Hilton Preliminary Injunction Motion.

     On January 29, 1997, Hilton and HLT filed a motion for a temporary restraining order and preliminary injunction enjoining ITT from prosecuting any action against Hilton or HLT arising out of the Hilton Offer in any jurisdiction other than the U.S. District Court for the District of Nevada. On January 29, 1997, the U.S. District Court for the District of Nevada issued an order denying Hilton and HLT's motion.

     On February 12, 1997, ITT filed an answer and counterclaims to the Hilton Complaint denying all material allegations of the Hilton Complaint. The counterclaims seek injunctive relief prohibiting Hilton from proceeding with the Hilton Offer which is tainted by Hilton's misappropriation and misuse of ITT's confidential information and other relief to prevent Hilton from benefitting from access to ITT's confidential information. These counterclaims also seek injunctive relief, in the event the Hilton Offer is not enjoined, requiring Hilton to correct material inadequacies in the Hilton Schedule 14D-1 by disclosing and filing the information required under the Federal securities laws.

     On February 13, 1997, ITT filed a motion for an injunction (the "Counsel Motion") requiring Hilton to discharge Latham & Watkins as its counsel. The Counsel Motion sought (i) an order requiring Hilton to dismiss Latham & Watkins as its counsel in connection with the Hilton Offer or, in the alternative, (ii) a preliminary injunction enjoining Hilton from seeking Latham & Watkins' counsel until the court can review the merits of the Counsel Motion. On March 12, 1997, the court issued an order denying the Counsel Motion.

     On February 26, 1997, Hilton filed a motion (the "Hilton Annual Meeting Motion") for a preliminary injunction seeking to require ITT to hold its annual meeting of stockholders in May 1997. On March 13, 1997, ITT filed a memorandum in opposition to Hilton's motion. On March 25, 1997, Hilton filed a reply memorandum in response to ITT's memorandum in opposition. On April 21, 1997, the court issued on order denying the Hilton Annual Meeting Motion. Hilton appealed the court's denial of the Hilton Annual Meeting Motion to the United States Court of Appeals for the Ninth Circuit. On June 19, 1997, the Court of Appeals issued an order affirming the district court's denial of the Hilton Annual Meeting Motion.

     On June 12, 1997, Hilton filed a first amended and supplemental complaint (the "First Amended and Supplemental Hilton Complaint") in the U.S. District Court for the District of Nevada. In addition to the relief sought in the Hilton Complaint, the First Amended and Supplemental Hilton Complaint asks the court, among other things, (i) to enjoin ITT from further delaying its annual meeting,
(ii) to require ITT to conduct an auction of ITT, (iii) to enjoin ITT from selling any of its assets without conducting an auction in which Hilton may participate and without stockholder approval, (iv) to require ITT to rescind its transaction with FelCor, (v) to invalidate the change of control provisions in ITT's management agreements with FelCor and to enjoin ITT from entering into any other agreement containing change of control provisions and (vi) to enjoin the ITT Board from taking actions aimed at entrenching themselves in office.


     On July 2, 1997, ITT filed a motion to dismiss certain counts included in the First Amended and Supplemental Hilton Complaint or, in the alternative, for partial summary judgment in the U.S. District Court for the District of Nevada. On September 10, 1997, the court denied in part and granted in part ITT's motion.

     On July 16, 1997, ITT filed a complaint in the U.S. District Court for the District of Nevada seeking, among other relief, a declaratory judgment that Hilton cannot show that, in approving the Comprehensive Plan, the ITT Board acted outside its powers or failed to exercise its powers in good faith with a view to the interests of the Company. ITT also filed a motion with the court seeking a speedy hearing on its claims.

     On August 5, 1997, Hilton filed in the Nevada Federal court answers and counterclaims to ITT's complaint, claiming, among other things, that the ITT Board has breached its fiduciary duties and that ITT has made material misstatements and omissions.


     On August 25, 1997, Hilton filed a motion in the Nevada Federal court for injunctive and preliminary relief seeking, among other things, to enjoin ITT from proceeding with the Comprehensive Plan. On August 27, 1997, the court set a hearing date for Hilton's preliminary injunction motion of September 29, 1997. On September 9, 1997, ITT filed a memorandum in opposition to Hilton's motion. On September 22, 1997, Hilton filed a reply memorandum in response to ITT's memorandum in opposition.


     Following the Hilton Offer, a total of eight purported class action suits were filed on behalf of individual plaintiffs against ITT and its board of directors in various state courts in Nevada. These complaints were captioned Cohen v. ITT Corp. N.V., et al.; Kostick v. Araskog, et al.; Bernstein, et al.
v. ITT Corp. N.V., et al.; Feuerstein, et al. v. ITT Corp. N.V., et al.; Marks, et al. v. Araskog, et al.; Huntley v. ITT Corporation, et al.; Steiner v. Araskog, et al.; and Cohen v. Araskog, et al. Five purported class action suits were also filed on behalf of individual plaintiffs against ITT and its board of directors in the Nevada Federal court. The complaints were captioned Collins v. Anderson, et al.; Taub, et al. v. Araskog, et al.; Kanarek v. Araskog, et al.; Halebian v. Araskog, et al.; and Cohen, et al. v. Araskog, et al. In addition, four purported class action suits were filed on behalf of individual plaintiffs against ITT and its board of directors in the Supreme Court of the State of New York. The complaints were captioned Siegel v. Araskog, et al.; Waltzman v. Anderson., et al.; Hack v. ITT Corp., et al.; and Rand, et al. v. ITT Corporation, et al. The complaints allege, among other things, that the defendants have breached their fiduciary duties to ITT's stockholders by failing to maximize stockholder value. The complaints seek, among other things, to compel the defendants to carry out their fiduciary duties and to cooperate with any person having a bona fide interest in proposing a transaction with ITT which would maximize stockholder value. On March 10, 1997, the Nevada Federal court consolidated the five purported class action suits filed in that court. There have been no other material developments in any of the foregoing actions.

     In addition to the suits described above, there are various lawsuits pending against the Company and its subsidiaries, some of which involve claims for substantial amounts. However, the ultimate liability with respect to these lawsuits is not considered material in relation to the consolidated financial condition of the Company and its subsidiaries.

    THE COMPANY'S RELATIONSHIP WITH ITT AFTER THE DESTINATIONS DISTRIBUTION

     Prior to the Destinations Distribution, the Company will be a wholly owned subsidiary of ITT. After the Destinations Distribution, ITT ISI will not have any ownership interest in the Company, and the Company will be an independent public company.


     The Company expects to enter into certain agreements with ITT and ITT Educational, described below, for the purpose of giving effect to the Distributions. These agreements will govern the Company's relationships with ITT ISI and ITT Educational after the Distributions and provide for the allocation of tax and certain other liabilities arising from periods prior to the Distributions. The summaries below reflect the terms of such agreements as they have been finalized for execution in connection with the Distributions. ITT expects that these agreements may be amended in certain respects in connection with the Strategic Investment. Accordingly, no assurance can be made that the descriptions below will reflect the agreements between the parties as so amended or that there will not be other agreements covering other matters. Copies of the forms of such agreements will be filed as exhibits to the Company's Registration Statement on Form 10 registering the Company Common Stock under the Exchange Act, of which this Information Statement forms a part. The following descriptions do not purport to be complete and are qualified in their entirety by reference to such exhibits.

DISTRIBUTION AGREEMENTS

     The Company will enter into a distribution agreement with ITT (the "Destinations Distribution Agreement") providing for, among other things, certain transactions to effect the Destinations Distribution and other arrangements between ITT ISI and the Company after the Destinations Distribution.


     The Destinations Distribution Agreement will provide for, among other things, the merger of Sheraton with and into the Company and the transfer by ITT to the Company of certain miscellaneous subsidiaries and assets of ITT and the assumption of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for the liabilities (other than for taxes and certain employee benefits) arising out of or in connection with the hotels and gaming businesses and ITT's current and former businesses other than the telephone directories publishing business and the post-secondary technical education business to the Company. The Destinations Distribution Agreement also will provide that the Company will indemnify ITT ISI for certain liabilities, including, among others, liabilities relating to the transactions contemplated by the Comprehensive Plan, the Hilton Offer and certain other businesses formerly conducted by ITT. Liabilities (other than certain employee benefit and tax liabilities, the treatment of which are discussed below) under the distribution agreement relating to the 1995 Spin-off, will be assumed by Destinations under the Destinations Distribution Agreement.



     The Destinations Distribution Agreement will provide that each of ITT ISI and the Company will be granted access to certain records and information in the possession of the other.



     ITT and the Company also will enter into a distribution agreement with ITT Educational (the "ITT Educational Distribution Agreement") providing for, among other things, certain transactions to effect the ITT Educational Distribution and other arrangements between the parties. The ITT Educational Distribution Agreement will provide for, among other things, the assumption of liabilities and cross-indemnities designed to allocate generally, effective as of the distribution date for the ITT Educational Distribution, financial responsibilities for the liabilities (other than taxes and certain employee benefits) arising out of or in connection with the post-secondary technical education business to ITT Educational. The Company will be a party to the ITT Educational Distribution for purposes of indemnification by ITT Educational for certain liabilities arising out of its business and certain insurance administration and other matters.


TAX ALLOCATION AGREEMENTS


     The Company will enter into a Tax Allocation Agreement with ITT and ITT Educational (the "Tax Allocation Agreement") effectively providing that the Company will be responsible for its respective share of ITT's consolidated tax liability for the tax years that the Company was included in ITT's consolidated Federal income tax return. The Tax Allocation Agreement will also provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distribution Date. The Tax Allocation Agreement will also provide that the Company will be liable for any Distribution Tax and certain taxes arising out of the 1995 Spin-off (each such tax a "1995 Spin-off Tax") unless the actions or omissions (including, in the case of any Distribution Tax, actions or omissions taken with respect to the stock or assets) of ITT Educational and/or ITT materially contribute to the incurrence of such Distribution Tax and/or 1995 Spin-off Tax.


     If the actions or omissions (including, in the case of any Distribution Tax, actions or omissions taken with respect to the stock or assets) of the Company, ITT and/or ITT Educational materially contribute to the incurrence of such Distribution Tax and/or 1995 Spin-off Tax, then the companies so acting or omitting to act will be liable for any such Distribution Tax and/or Spin-off Tax, on a pro rata basis if more than one of the companies is so liable. ITT estimates that if the Distributions failed to qualify as tax-free under Section 355 of the Code (or, if as a result of the application of Section 355(e) of the Code to the Distributions, ITT recognized taxable gain with respect to the Distributions), the amount of the resulting Distribution Tax would be approximately $1.4 billion. In addition, ITT estimates that the Company's liability in respect of a 1995 Spin-off Tax could be as much as $1.75 billion if the actions or omissions of ITT, ITT Educational and/or the Company materially contribute to a final determination that the 1995 Spin-off was taxable or $583 million if the 1995 Spin-off is determined to be taxable notwithstanding that none of the parties to the 1995 Spin-off takes or omits to take any action that materially contributes to a final determination that such spin-off was taxable, and as little as $0, for example, if the actions or omissions of one or both of the other parties to the 1995 Spin-off materially contributes to a final determination that the 1995 Spin-off was taxable. None of ITT ISI, ITT Educational or the Company will be obligated to indemnify any stockholder for any tax liability.


     Upon the consummation of the Strategic Investment, an Amended and Restated Tax Allocation Agreement (the "Amended and Restated Tax Allocation Agreement") will become effective and supersede the Tax Allocation Agreement. The Amended and Restated Tax Allocation Agreement will provide that the Company will be responsible for its respective share of ITT's consolidated tax liability for the tax years that the Company was included in ITT's consolidated Federal income tax return and that the Company will be responsible for any deficiency with respect to ITT's respective share of ITT's consolidated tax liability for the tax years that precede the Distributions. The Amended and Restated Tax Allocation Agreement will also provide that ITT ISI, ITT Educational and the Company will each be responsible for their state, local and foreign taxes attributable to periods prior to the Distributions; provided, however, that the Company generally will be responsible for any deficiencies with respect to taxes payable by ITT that are attributable to periods before the consummation of the Strategic Investment unless ITT, CDRV or certain other parties named in the agreement between ITT and CDRV for the Strategic Investment breach any of their covenants or obligations made in connection with that agreement.


     The Amended and Restated Tax Allocation Agreement will also provide that the Company will generally be liable for any Distribution Tax that arises as a result of the Distributions failing to qualify as tax-free spin-offs under
Section 355 of the Code, and 90% of any Distribution Tax that arises as a result of the application of Section 355(e) of the Code to the Distributions. The Amended and Restated Tax Allocation Agreement will also provide that, notwithstanding the preceding sentence, if the actions or omissions (including actions or omissions taken with respect to the stock or assets) of ITT Educational materially contribute to the incurrence of any Distribution Tax, ITT Educational generally will be liable for such Distribution Tax. Further, if ITT ISI, CDRV or certain other persons named in the agreement between ITT and CDRV for the Strategic Investment breach certain of their covenants or obligations made in connection with that agreement and any Distribution Tax arises in connection with or as a result of such breach, ITT ISI generally will be liable for such Distribution Tax. None of ITT ISI, ITT Educational or the Company will be obligated to indemnify any stockholder for any tax liability.

     The Amended and Restated Tax Allocation Agreement will also provide that the Company will be liable for any 1995 Spin-off Tax in the same manner as provided in the Tax Allocation Agreement; provided, however, that in general, ITT ISI will only be liable for a 1995 Spin-off Tax if ITT ISI, CDRV or certain other persons named in the agreement between ITT and CDRV for the Strategic Investment breach any of their covenants or obligations made in connection with that agreement and a Spin-off Tax arises in connection with or as a result of such breach.

INTELLECTUAL PROPERTY AGREEMENTS


     The Company will enter into an Intellectual Property License and Assignment Agreement with ITT that will provide for a license to ITT ISI and its subsidiaries and associated companies to continue to use the "ITT" name in its corporate name and trade name and a Trade Name and Service Mark License Agreement with ITT World Directories that will provide for a license to ITT World Directories and its subsidiaries to continue to use the "ITT" name, mark and logo, in each case, in the operation of the telephone directories publishing businesses following the Distribution Date and subject to the maintenance of certain quality standards for their products and services and other condition in accordance with the terms thereof. The Company and ITT Educational currently are parties to a similar Trade Name and Service Mark License Agreement that provides for a license to ITT Educational and its subsidiaries and associated companies to continue to use the "ITT" name, mark and logo in the operation of ITT Educational's business for five years following the consummation of the ITT Educational Distribution, renewable for an additional five years thereafter.

EMPLOYEE BENEFITS AGREEMENT


     GENERAL. The Company will enter into an Employee Benefits Services and Liabilities Agreement (the "Benefits Agreement") with ITT and ITT Educational providing for the allocation of retirement, welfare and other employee benefit and executive compensation plans, programs, policies and arrangements among the Company, ITT ISI (or a subsidiary of ITT ISI) and ITT Educational. As a general matter, the Company, ITT ISI (or a subsidiary of ITT ISI) and ITT Educational will each (i) continue to employ their respective employees and (ii) assume the liabilities existing on the Distribution Date for their respective employees and former employees. For this purpose, as of the Distribution Date, all ITT headquarters staff employees (except for certain designated employees who will remain with ITT ISI (or a subsidiary of ITT ISI)) will become employees of the Company. The Benefits Agreement will provide for the treatment of certain retirement plans, investment and savings programs, medical and life insurance benefits, retiree medical and life insurance benefits and stock awards. In addition, it is expected that the Benefits Agreement will provide that, as of the Distribution Date, the Company will assume sponsorship of each compensation and benefit plan presently maintained by ITT or its subsidiaries, other than plans exclusively for the benefit of ITT ISI or ITT Educational employees.



     RETIREMENT PLANS. Except for stand-alone plans maintained exclusively for ITT ISI or ITT Educational (or their respective subsidiaries) employees, effective on the Distribution Date, it is expected that the Company will assume sponsorship of ITT's tax-qualified and non-qualified defined benefit pension plans ("Assumed Retirement Plans") and the related trusts established thereunder. Effective as of the Distribution Date, ITT ISI and ITT Educational may establish new qualified and non-qualified defined benefit plans. The Company will either transfer the assets and liabilities attributable to current employees of ITT and/or ITT Educational to new retirement plans established by ITT ISI (or a subsidiary of ITT ISI) and/or ITT Educational for their respective employees or the Company will retain such assets and liabilities under the tax-qualified Assumed Retirement Plans for benefits accrued prior to the Distribution Date for such employees.



     The Company may also retain assets and liabilities under the non-qualified Assumed Retirement Plans for current and former employees of ITT ISI and the Company or, alternatively, the Company may transfer the assets and liabilities for current and former employees of ITT Educational to one or more newly established non-qualified plans and related grantor trusts.



     Effective on the Distribution Date, to the extent practicable, the respective rights and obligations of the Company, ITT ISI and ITT Educational with respect to any foreign plan previously maintained by ITT will be treated in a manner consistent with the general principles described above.



     SAVINGS PLANS. Effective on the Distribution Date, it is expected that the Company will assume sponsorship of the ITT Corporation 401(k) Retirement Savings Plan and the ITT Corporation Excess Savings Plan (the "Assumed Savings Plans") and the related trusts established thereunder. Effective as of the Distribution Date, ITT ISI (or a subsidiary of ITT ISI) and ITT Educational may establish new tax-qualified and non-qualified savings plans. The Company will either transfer the assets and liabilities attributable to the current ITT ISI and ITT Educational employees under the Assumed Savings Plans to their respective newly created plans and trusts or the Company will retain such assets and liabilities under the Assumed Savings Plans for benefits accrued prior to the Distribution Date for such employees.



     MEDICAL AND LIFE PLANS. Effective on the Distribution Date, it is expected that (i) the Company will assume the medical and life insurance plans sponsored by ITT (other than any stand-alone arrangements for employees of ITT ISI (or a subsidiary of ITT ISI) and ITT Educational) (the "Assumed Medical and Life Plans") and (ii) ITT ISI (or a subsidiary of ITT ISI) and ITT Educational will adopt medical and life insurance plans for their respective employees. Effective as of the Distribution Date, it is expected that the Company will assume responsibility for retiree medical benefits for current and former Company employees and former employees of ITT ISI or ITT Educational unless such liability was allocated to a party other than ITT under the Employee Benefits and Services Liability Agreement dated as of November 1, 1995, between ITT, ITT Industries, Inc. and The Hartford Financial Services Group, Inc. (the "1995 Benefits Agreement"). It is expected that ITT ISI will retain and ITT Educational will assume liabilities for their respective employees who retire after the Distribution Date. Under certain specified circumstances, the Company may be secondarily liable for providing post-retirement medical benefits to ITT ISI employees (and their dependents) who meet the eligibility requirements for post-retirement medical benefits on the Distribution Date.



     It is expected that the Benefits Agreement will provide that, as of the Distribution Date, the Company will assume responsibility for retiree life benefits for current and former Company employees and former ITT ISI employees and it is intended that ITT Educational will assume liability for its current and former employees for whom ITT and ITT Educational are currently providing benefits. Subject to applicable law, an allocable share of assets held in the voluntary employees' beneficiary association ("VEBA"), which was established by ITT prior to the Distribution Date and assumed by the Company as of the Distribution Date, attributable to retiree life benefits of ITT ISI's current employees and ITT Educational's former and current employees may be transferred to newly established VEBAs of ITT ISI and ITT Educational, respectively, or to an insurance company.


     MISCELLANEOUS BENEFITS. It is expected that the Benefits Agreement will provide that ITT ISI, the Company and ITT Educational each will retain the obligation to make any payments to their respective employees in respect of the ITT Annual Incentive Bonus Plan and the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers with respect to the 1997 calendar year. It is expected that the Company will also assume certain director and executive compensation liabilities of ITT (and any assets associated therewith), including a deferred compensation plan, certain executive death benefit and life insurance arrangements and a frozen non-employee directors' pension plan. It is expected that the Company, ITT ISI and ITT Educational each will be liable for any outstanding options and restricted stock held by their respective employees. It is expected that the outstanding options and restricted stock held by ITT employees will also be adjusted in a manner designed to preserve the economic benefit of such options and restricted stock. It is expected that the Company, ITT ISI and ITT Educational will each be responsible pursuant to the Benefits Agreement for providing severance pay and benefits to their respective employees owing immediately prior to the Distribution Date.

     Following the Destinations Distribution, ITT ISI and the Company will have three common directors (Rand V. Araskog, Edward C. Meyer and Margita E. White) and no common officers. Non-employee directors of ITT ISI will receive an annual retainer of $25,000, payable in restricted stock of ITT ISI, and $750 for each meeting of the Board of Directors or a committee of the Board of Directors of ITT ISI attended by such director. Non-employee directors of the Company will receive an annual retainer of $48,000, payable in restricted Company Common Stock, and $1,000 for each meeting of the Board or a committee of the Board attended by such director. See "Management and Executive
Compensation -- Directors Compensation."

     See "Management and Executive Compensation" for a discussion of compensation and benefits matters for employees of the Company.

                     MANAGEMENT AND EXECUTIVE COMPENSATION

BOARD OF DIRECTORS


     The following table sets forth information as to persons who will serve as the Company's directors. The Board will be comprised of eleven directors, only two of whom are officers of the Company. The Board is divided into three classes consisting of four directors in each of the first two classes and three directors in the third class. The directors in classes I, II and III will come up for re-election at the Company's first, second and third annual meetings of stockholders, and thereafter will serve staggered three-year terms. The Company expects to hold its first annual meeting of stockholders at which the directors in Class I would come up for re-election after the Distribution Date in November 1997. The following table contains information concerning directors as of the date hereof.


NAME                                                                           CLASS OF DIRECTORS
-----------------------------------------------------------------------------  ------------------
Bette B. Anderson............................................................          I
Robert A. Burnett............................................................          I
Edward C. Meyer..............................................................          I
Vin Weber....................................................................          I
Robert A. Bowman.............................................................          II
Paul G. Kirk, Jr.............................................................          II
Benjamin F. Payton...........................................................          II
Kendrick R. Wilson III.......................................................          II
Rand V. Araskog..............................................................         III
Nolan D. Archibald...........................................................         III
Margita E. White.............................................................         III

                            ------------------------

     Mrs. Anderson, age 68, is Vice Chairman of Kelly, Anderson, Pethick & Associates, Inc. Mrs. Anderson has served as a director of ITT since December 1995 (Director of Old ITT 1981-1995). Mrs. Anderson joined Kelly, Anderson, Pethick & Associates, Inc., a Washington-based management firm, in 1990, was elected president in 1991 and was elected Vice Chairman in 1995. She had previously been executive vice president of that firm. Mrs. Anderson was formerly a partner in the public affairs company of Anderson, Benjamin, Read & Haney. She was Undersecretary of the United States Treasury from 1977 to 1981. Mrs. Anderson was affiliated for 27 years with the Citizens and Southern National Bank of Savannah, having served as a vice president until she assumed the Treasury post. Mrs. Anderson is a director of ITT Educational, The Hartford Financial Services Group, Inc., American Banknote Corp., United Payors & United Providers Inc., the Miller Foundation and the University of Virginia.

     Mr. Burnett, age 70, is Chairman and CEO (Retired) of Meredith Corporation. Mr. Burnett has served as a director of ITT since December 1995 (Director of Old ITT 1985-1995). Mr. Burnett served as chairman of Meredith Corporation from 1988 until his retirement in 1992 and as president and chief executive officer from 1977 to 1989. Mr. Burnett is a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc., Meredith Corporation, Whirlpool Corporation and MidAmerican Energy Corp.

     General Meyer, age 68, is Chairman of Mitretek Systems. General Meyer has served as a director of ITT since December 1995 (Director of Old ITT 1986-1995). General Meyer retired in 1983 as Chief of Staff of the United States Army. He is a director of FMC Corporation and its joint venture company in Turkey, Savunma Sanayii A.S., Aegon USA, the Brown Group and GRC International. General Meyer is also a director of ITT Industries, Inc. He is a managing partner of Cilluffo Associates Limited Partnership, which owns approximately 20% of GRC International.

     Mr. Weber, age 44, is a partner at Clark & Weinstock, Inc., a Washington-based public relations firm. Mr. Weber has served as a director of ITT since February 1996. He is vice chairman and co-founder of Empower America, a public interest group. He is also a senior fellow at the University of Minnesota's

Humphrey Institute of Public Affairs and codirector of the Institute's Policy Forum. Mr. Weber served in the United States House of Representatives from 1980 to 1992, representing Minnesota's 2nd district. He is a director of Department 56, Inc., ITT Educational, Mark Centers Trust, Inc., OneLink Communications, Inc. (formerly MarketLink, Inc.) and TCF Financial Corporation.
                            ------------------------

     Mr. Bowman, age 42, is President and Chief Operating Officer of the Company. Prior to the Destinations Distribution, Mr. Bowman served as President and Chief Operating Officer of ITT. Mr. Bowman has served as a director of ITT since December 1995. Mr. Bowman became President and Chief Operating Officer of ITT in December 1995. Prior thereto, he served with Old ITT as Executive Vice President and Chief Financial Officer since September 1992. From April 1991 to September 1992, Mr. Bowman served as Executive Vice President and Chief Financial Officer of Sheraton. Mr. Bowman was Treasurer of the State of Michigan from 1983 until December 1990. Mr. Bowman is a director of ITT Educational and a trustee of The Rockefeller Foundation.

     Mr. Kirk, age 59, is of Counsel to Sullivan & Worcester. Mr. Kirk has served as a director of ITT since December 1995 (director of Old ITT 1989-1995). Mr. Kirk became a partner in the law firm of Sullivan & Worcester in 1977. He served as Chairman of the Democratic National Committee from 1985 to 1989 and as Treasurer from 1983 to 1985. Following his resignation in 1989 as Chairman of the Democratic National Committee, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is Chairman and Treasurer. He is a director of the Bradley Real Estate Corporation, Hartford Financial Services Group, Inc. and Rayonier Inc.

     Dr. Payton, age 64, is President of Tuskegee University. Dr. Payton has served as a director of ITT since December 1995 (director of Old ITT 1987-1995). Dr. Payton has been President of Tuskegee University in Alabama since 1981. Previously he had served as President of Benedict College and as Program Officer, education and public policy, of the Ford Foundation. Dr. Payton is a director of Amsouth Bancorporation, the Liberty Corporation, Praxair Corporation, SONAT Inc., Morrisons, Inc., Ruby Tuesday, Inc., the Southern Regional Council and the Alabama Shakespeare Festival.

     Mr. Wilson, age 50, is Managing Director of Lazard Freres & Co. LLC. Mr. Wilson has served as a director of ITT since February 1996. Mr. Wilson joined Lazard Freres & Co. LLC in 1989 after serving as founder and President of Ranieri Wilson & Co., a merchant banking firm. Prior thereto, he was Senior Executive Vice President and a director of E.F. Hutton & Co. and Managing Director in the financial institutions group of Salomon Brothers Inc. Mr. Wilson is a director of American Buildings Company, Inc., American Marine Holdings, Inc., Bank United and Meigher Communications, Inc. He is also a trustee of BlackRock Asset Investors.
                            ------------------------

     Mr. Araskog, age 65, is Chairman and Chief Executive of the Company. Prior to the Destinations Distribution, Mr. Araskog served as Chairman and Chief Executive of ITT. Mr. Araskog has served as a director of ITT since December 1995 (director of Old ITT 1977-1995). Mr. Araskog became Chairman and Chief Executive of ITT in December 1995. In December 1996, Mr. Araskog became Chairman of Old Sheraton and Caesars. Prior thereto, since 1966, he served with Old ITT, including as Chief Executive from 1979, Chairman from 1980 and President from 1991. Mr. Araskog is a director of Alcatel Alsthom of France. Mr. Araskog is also a director of Dow Jones, ITT Educational, The Hartford Financial Services Group, Inc., ITT Industries, Inc., Rayonier Inc. and Shell Oil Company.

     Mr. Archibald, age 53, is Chairman, President and Chief Executive Officer of The Black & Decker Corporation. Mr. Archibald has served as a director of ITT since December 1995 (director of Old ITT 1991-1995 and 1986-1988). Mr. Archibald joined Black & Decker in 1985 as President and Chief Operating Officer and since that time has been elected Chief Executive Officer and Chairman. Prior to joining Black & Decker, he was Senior Vice President and President of the Consumer and Commercial Products Group of the Beatrice Companies, Inc. and held various executive and marketing positions with the Beatrice Companies, Inc. during the period 1977 to 1985. Mr. Archibald is also a director of Brunswick Corporation.

     Mrs. White, age 60, is President of the Association for Maximum Service Television, Inc. Mrs. White has served as a director of ITT since December 1995 (Director of Old ITT 1980-1995). Mrs. White has been President of the Association for Maximum Service Television, Inc. since 1987. She served in the United States federal government as a member of the Federal Communications Commission and as a Director of the White House Office of Communications, Assistant Press Secretary to President Ford, and Assistant Director of the United States Information Agency. She is a director of ITT Educational, The Growth Fund of Washington, Leitch Technology Corp., Washington Mutual Investors Fund and a trustee of Mitretek Systems.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company will be managed under the direction of the Board. The By-laws also provide for an Audit Committee, a Capital Committee, a Compensation and Personnel Committee, a Corporate Governance and Legal Affairs Committee, an Executive and Policy Committee, a Gaming Audit Committee, a Nominating Committee and a Public Affairs Committee of the Board.

  AUDIT COMMITTEE


     The Audit Committee will recommend the selection of independent auditors for the Company, confirm the scope of audits to be performed by such auditors, review audit results and internal accounting and control procedures and policies and review the fees paid to the Company's independent auditors. The Audit Committee will review and recommend approval of our audited financial statements and the annual reports to stockholders. It will also review the expense accounts of senior executives.


  CAPITAL COMMITTEE

     The Capital Committee will be responsible for maximizing the effective use of the assets of the Company and its subsidiaries and reviewing capital expenditures and appropriations.

  COMPENSATION AND PERSONNEL COMMITTEE

     The Compensation and Personnel Committee, which will be comprised entirely of non-employee directors, will oversee the compensation and benefits of employees, evaluate management performance and establish executive compensation. In the performance of its functions, the Compensation and Personnel Committee will have access to independent compensation counsel.

  CORPORATE GOVERNANCE AND LEGAL AFFAIRS COMMITTEE

     The Corporate Governance and Legal Affairs Committee will review and consider major claims and litigation and legal, regulatory and related governmental policy matters affecting the Company and its subsidiaries. The Committee will review and approve management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters.

  EXECUTIVE AND POLICY COMMITTEE

     The Executive and Policy Committee will exercise the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. The Committee will review the long-range corporate strategies formulated by senior management and the non-employee directors will meet in executive session to review the overall performance of the chief executive, particularly with respect to the Company's long-range strategies.

  GAMING AUDIT COMMITTEE

     The Gaming Audit Committee will review audit results and internal accounting, control and surveillance procedures and policies employed in connection with our casino gaming activities. Pursuant to the require-ments of certain gaming laws, the employees primarily responsible for internal accounting and internal surveillance at the Company's casinos will report directly to the Gaming Audit Committee.

  NOMINATING COMMITTEE

     The Nominating Committee will make recommendations concerning the organization, size and composition of the Board and its committees, propose nominees for election to the Board and its committees and consider the qualifications, compensation and retirement of directors.

     The Nominating Committee will consider recommendations for director nominees that are submitted by stockholders in writing to the Secretary of the Company. The By-laws contain provisions relating to nominations for director at a stockholders meeting.

  PUBLIC AFFAIRS COMMITTEE

     The Public Affairs Committee will review and define the Company's social responsibilities, including issues of significance to the Company and its stockholders and employees.

DIRECTORS' RETIREMENT POLICY


     The Board is expected to adopt a retirement policy that provides that (i) no person may be nominated for election or reelection as a non-employee director after reaching age 72 and (ii) no employee of the Company or of any of its subsidiaries (other than an employee who has served as the Company's chief executive) may be nominated for election or reelection as a director after reaching age 65, unless the Board has specifically waived these age requirements.


DIRECTORS' COMPENSATION

     Members of the Board who are employees of the Company or its subsidiaries will not be compensated for service on the Board or any committee of the Board. Non-employee directors will receive a fee of $1,000 for each meeting of the Board attended and for each meeting of a committee attended. Members of the Board, except for Mr. Araskog and Mr. Bowman, will receive an annual retainer fee of $48,000 payable solely in restricted shares of Company Common Stock. See "-- Restricted Stock Plan for Non-Employee Directors." Directors will be reimbursed for travel expenses incurred on behalf of the Company.

DIRECTORS' BENEFITS

     Certain directors of the Company who were non-employee directors of ITT have been offered participation in a group life insurance program and the ITT Group Accident Program for Officers and Directors. The Board has adopted substantially identical plans and programs (the "Destinations Directors Group Life Plan" and the "Destinations Group Accident Program for Officers and Directors", respectively).


     The Destinations Directors Group Life Plan will provide $100,000 of non-contributory group life insurance to participating non-employee directors during their service on the Board. Non-employee directors will be covered under the Destinations Group Accident program for Officers and Directors, which will be a non-contributory group accidental death and dismemberment program that will provide each director $750,000 of coverage during his or her service on the Board. Additional benefits will be permitted to be purchased.


     The Company has assumed an unfunded retirement plan to provide benefits accrued as of December 19, 1995, for its non-employee directors who were directors of Old ITT on December 18, 1995. No future benefits are accruing under the plan. The benefits are payable upon retirement from the Board at or after age 65 after completing at least five years of service on the Board, including service on the Board of Directors of Old ITT. Under the plan, directors may indicate a preference, subject to certain conditions, to receive any accrued benefit in the form of a single (discounted) lump-sum payment immediately payable upon such director's retirement.

RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


     The Company expects to put in place a restricted stock plan for non-employee directors (the "1997 Non-Employee Directors Plan"). The 1997 Non-Employee Directors Plan is designed to further the Company's objectives of attracting and retaining individuals of ability as directors and providing the directors with a closer identity with the interests of the Company's stockholders.


     Under the 1997 Non-Employee Directors Plan, directors of the Company who are not employees of the Company or any of its subsidiaries will automatically participate in the 1997 Non-Employee Directors Plan. There are presently nine directors of the Company who are eligible to participate in the 1997 Non-Employee Directors Plan.

     The 1997 Non-Employee Directors Plan will be administered by the Compensation and Personnel Committee of the Board. The Committee will have the responsibility of interpreting the 1997 Non-Employee Directors Plan and establishing the rules appropriate for the administration of the 1997 Non-Employee Directors Plan.


     Grants of restricted stock will be made automatically on the date of each annual meeting of stockholders to each non-employee director elected at the meeting or continuing in office following the meeting. The amount of the award shall equal (and be in lieu of) the annual retainer in effect for the calendar year within which the award date falls, divided by the fair market value of Company Common Stock. "Annual retainer" is defined as the amount payable to a director for service on the Board during the calendar year and does not include meeting attendance fees. The annual retainer is presently set at $48,000. "Fair market value" is defined as the average of the high and low sales price per share of Company Common Stock on the date of the applicable annual meeting, as reported on the NYSE Composite Tape. A total of 120,000 shares are reserved for issuance under the 1997 Non-Employee Directors Plan. The shares to be issued may be treasury shares or newly issued shares of Company Common Stock. The shares of Company Common Stock that are granted under the 1997 Non-Employee Directors Plan will be held in escrow by the Company and will be subject to a restriction period (after which restrictions will lapse) that shall mean a period commencing on the grant date and ending on the earliest of (i) the third anniversary of the grant date, (ii) upon retirement at age 72, (iii) upon a "change of control" (as defined) of the Company, (iv) death, (v) the onset of disability or (vi) resignation in certain cases of ill health, relocation, entering into any governmental, diplomatic or other service or employment or any circumstances which, in the opinion of outside counsel, could reasonably be expected to result in a conflict with law or Company policy or (vii) failure to be reelected after standing for reelection. Except as provided above, any resignation from board service within the restriction period will result in forfeiture of the shares. Shares may not be sold, assigned, transferred, pledged or otherwise disposed of during the restriction period. Until such risk of forfeiture lapses or the shares are forfeited, a director will not have the right to vote and to receive dividends on the shares granted under the 1997 Non-Employee Directors Plan.


     The Board may amend, suspend or discontinue the 1997 Non-Employee Directors Plan at any time except that the Board may not, without stockholder approval, take any action that would cause the 1997 Non-Employee Directors Plan to no longer comply with Rule 16b-3 under the Exchange Act. No amendment, suspension or discontinuance of the 1997 Non-Employee Directors Plan may impair a director's right under a restricted stock award previously granted without his consent.

     The 1997 Non-Employee Directors Plan will terminate on December 31, 2007, provided that grants of Restricted Stock made prior to the termination of the Plan may vest following such termination in accordance with their terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lazard Freres, of which Mr. Kendrick R. Wilson III is a Managing Director, performed various investment banking services for ITT and its subsidiaries in 1996 for which Lazard Freres was paid customary fees.

     Goldman Sachs, Lazard Freres and ITT have entered into an engagement letter, dated as of February 10, 1997, regarding investment banking services to be rendered to ITT in connection with the Hilton Offer. Pursuant to the engagement letter with Lazard Freres and Goldman Sachs, ITT has agreed to pay each of Lazard Freres and Goldman Sachs for their services 50% of (a) an initial fee equal to $1 million and (b) an additional advisory fee equal to $19 million, payable upon the later of September 30, 1997 and the date two business days before the scheduled date of the next annual meeting of stockholders of ITT (the "Payment Date"); provided, however, that if the Payment Date is later than September 30, 1997, ITT will pay one-half of the advisory fee on September 30, 1997 and the balance of the fee on the Payment Date. Notwithstanding the foregoing, and except as otherwise specified in the engagement letter, the advisory fee will be payable immediately upon a termination of the engagement letter by ITT or if a Change of Control (as defined in the engagement letter) of ITT has occurred or is imminent. Goldman Sachs and Lazard Freres have been assisting and advising ITT in connection with the Hilton Offer and the Comprehensive Plan from time to time through the date hereof. Mr. Wilson receives a percentage of Lazard Freres' income, including a percentage of any income earned by Lazard Freres under this engagement letter. The Company will assume the obligations of ITT under this engagement letter.

EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information as to the Company's executive officers. After the Distribution Date, all executive officers will have resigned from any positions then held with ITT.

           NAME, POSITION WITH THE
               COMPANY AND AGE                                BIOGRAPHICAL DATA
---------------------------------------------   ----------------------------------------------
Rand V. Araskog, 65
Chairman and Chief Executive.................   Mr. Araskog has been Chairman and Chief
                                                Executive and a director of ITT since December
                                                1995. In December 1996, he was also elected
                                                Chairman of Sheraton and Caesars. Prior to his
                                                election as Chairman and Chief Executive of
                                                ITT, he was Chairman, President and Chief
                                                Executive of Old ITT.
Robert A. Bowman, 42
President and Chief Operating Officer........   Mr. Bowman has been President and Chief
                                                Operating Officer and a director of ITT since
                                                December 1995. From September 1992 to December
                                                1995, he was Executive Vice President and
                                                Chief Financial Officer of Old ITT. From April
                                                1991 to September 1992, he was Executive Vice
                                                President and Chief Financial Officer of
                                                Sheraton. Prior to that he was Treasurer of
                                                the State of Michigan.
Ann N. Reese, 44 Executive Vice President,
Chief Financial Officer and Corporate
Secretary....................................   Ms. Reese has been Executive Vice President
                                                and Chief Financial Officer of ITT since
                                                December 1995. From September 1992 to December
                                                1995 she was Senior Vice President and
                                                Treasurer of Old ITT and prior to that time
                                                she was Vice President and Assistant Treasurer
                                                of Old ITT.

           NAME, POSITION WITH THE
               COMPANY AND AGE                                BIOGRAPHICAL DATA
---------------------------------------------   ----------------------------------------------
Richard S. Ward, 57
Executive Vice President and
General Counsel..............................   Mr. Ward has been Executive Vice President,
                                                General Counsel and Corporate Secretary of ITT
                                                since December 1995. From May 1994 to December
                                                1995, he was Executive Vice President and
                                                General Counsel of Old ITT. From September
                                                1992 to May 1994 he was Senior Vice President
                                                and General Counsel of Old ITT and prior to
                                                that time he was Vice President and Associate
                                                General Counsel of Old ITT.
Peter G. Boynton, 54
Senior Vice President of the Company and
President and Chief Executive Officer
of Caesars...................................   Mr. Boynton has been a Senior Vice President
                                                of ITT and the President and Chief Executive
                                                Officer of Caesars since December 1995. From
                                                July 1995 to December 1995 he was a Senior
                                                Vice President of Old ITT and from February
                                                1995 to December 1995 he was also President
                                                and Chief Operating Officer of Caesars. From
                                                1982 to February 1995 he was President and
                                                Chief Operating Officer of Caesars Atlantic
                                                City Hotel/Casino.
Juan Cappello, 58
Senior Vice President and the Director of
Corporate Relations..........................   Mr. Cappello has been a Senior Vice President
                                                and the Director of Corporate Relations of ITT
                                                since December 1995. He was also a Senior Vice
                                                President and the Director of Corporate
                                                Relations of Old ITT, a position he held since
                                                December 1984.
Jon F. Danski, 44
Senior Vice President and Controller.........   Mr. Danski has been a Senior Vice President
                                                and Controller of ITT since December 1995.
                                                From October 1993 to December 1995 he was
                                                Senior Vice President and Controller of Old
                                                ITT and prior to that he was Vice President
                                                and General Auditor of RJR Nabisco.
Nicholas J. Glakas, 52
Senior Vice President........................   Mr. Glakas has been a Senior Vice President of
                                                ITT since December 1995. From October 1995 to
                                                December 1995 he was Senior Vice President of
                                                Old ITT. From September 1992 to October 1995
                                                he was Vice President, Associate General
                                                Counsel & Director of Government Affairs of
                                                Old ITT and prior to that time he was Director
                                                of Government Affairs of Old ITT.

           NAME, POSITION WITH THE
               COMPANY AND AGE                                BIOGRAPHICAL DATA
---------------------------------------------   ----------------------------------------------
Ralph W. Pausig, 62
Senior Vice President and Director of Human
Resources....................................   Mr. Pausig has been a Senior Vice President
                                                and Director of Human Resources of ITT since
                                                December 1995. He was also a Senior Vice
                                                President and Director of Human Resources of
                                                Old ITT, a position he held since March 1987.
Mark Thomas, 41
Senior Vice President and Director of
Corporate Development........................   Mr. Thomas has been a Senior Vice President
                                                and Director of Corporate Development of ITT
                                                since June 1997. From October 1995 to June
                                                1997 he was Vice President and Director of
                                                Corporate Development of ITT. From June 1994
                                                to October 1995 he was Senior Vice President
                                                and Director of Corporate Development for
                                                Sheraton. From April 1994 to June 1994 he was
                                                Senior Vice President and General Counsel of
                                                Hilton Gaming Corporation, a subsidiary of
                                                Hilton. From April 1993 to April 1994 he was
                                                Vice President and General Counsel of Sheraton
                                                Gaming Corporation. From May 1980 to April
                                                1993 he held various positions in the Law
                                                Department of Holiday Corporation and its
                                                successor corporation, The Promus Companies
                                                Incorporated, the parent company of Holiday
                                                Inns, Hampton Inns, Embassy Suites, Homewood
                                                Suites and Harrahs.
Elizabeth A. Tuttle, 41
Senior Vice President and Treasurer..........   Ms. Tuttle has been a Senior Vice President
                                                and Treasurer of ITT since December 1995. From
                                                February 1995 to December 1995 she was Vice
                                                President and Assistant Treasurer of Old ITT.
                                                From October 1993 to February 1995 she was
                                                Assistant Treasurer & Director of Capital
                                                Markets of Old ITT. From July 1992 to October
                                                1993 she was Assistant Treasurer & Manager of
                                                Financial Planning and Operations of Old ITT
                                                and prior to that time she was Manager of
                                                Financial Planning and Operations of Old ITT.

           NAME, POSITION WITH THE
               COMPANY AND AGE                                BIOGRAPHICAL DATA
---------------------------------------------   ----------------------------------------------
Daniel P. Weadock, 57
Senior Vice President of the Company and
President and Chief Executive Officer of New
Sheraton.....................................   Mr. Weadock has been a Senior Vice President
                                                of ITT and the President and Chief Executive
                                                Officer of Sheraton since December 1995. In
                                                connection with the Distributions, Mr. Weadock
                                                will be appointed President and Chief
                                                Executive Officer of New Sheraton, a newly
                                                formed subsidiary which will be responsible
                                                for the Company's hotel operations. From July
                                                1995 to December 1995, he was a Senior Vice
                                                President of Old ITT. From November 1993 to
                                                December 1995 he was also the President and
                                                Chief Operating Officer of Sheraton. Prior to
                                                that time he was Chairman, President and Chief
                                                Executive Officer of ITT Communications and
                                                Information Services, Inc.

     The Company expects that Mr. Ward will replace Ms. Reese as Corporate Secretary following completion of Mr. Ward's licensing by the Nevada Gaming Authorities.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company's Chief Executive and the Company's four other most highly compensated executive officers (the "Named Executive Officers") for services rendered to ITT and Old ITT for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                         --------------------------------------------------------
                                     ANNUAL COMPENSATION                                                  PAYOUTS
                         -------------------------------------------               AWARDS                ---------
                                                           OTHER         ---------------------------     LONG- TERM      ALL
  NAME AND PRINCIPAL                                       ANNUAL        RESTRICTED     SECURITIES       INCENTIVE      OTHER
       POSITION                                           COMPEN-          STOCK        UNDERLYING         PLAN        COMPEN-
AS OF DECEMBER 31, 1996  YEAR   SALARY($)   BONUS($)    SATION(2)($)     AWARDS($)     OPTIONS(3)(#)      PAYOUTS    SATION(4)($)
-----------------------  ----   ---------   ---------   ------------     ---------     -------------     ---------   ------------
Rand V. Araskog........  1996   2,000,000   2,260,000      347,268              --        150,000               --      422,280
Chairman and Chief       1995   2,000,000   2,330,800      251,063       2,718,750        429,971        2,625,000      449,962
Executive                1994   1,625,000   2,405,000      219,457              --        429,971               --       58,656
Robert A. Bowman.......  1996     741,667     813,600       75,117              --        100,000               --       25,625
President and Chief      1995     583,333     611,800       44,942       1,087,500        143,324          900,000       37,380
Operating Officer        1994     456,250     471,750       25,534              --        143,324               --       13,844
Daniel P. Weadock......  1996     537,500     757,300       55,287              --         40,000               --       18,281
Senior Vice President
  of                     1995     516,667     398,800      433,646              --         59,718        1,280,000       44,321
ITT; President and
  Chief                  1994     500,000     385,000       13,408              --         83,605               --       17,500
Executive Officer of
ITT Sheraton
Corporation
Peter G. Boynton(1)....  1996     682,583      15,200      694,276              --         40,000               --       11,705
Senior Vice President
  of                     1995     578,117     299,776      105,288              --         59,718               --       14,500
ITT; President and
  Chief                  1994          --          --           --              --             --               --           --
Executive Officer of
Caesars World, Inc.
Ann N. Reese...........  1996     405,000     389,900       47,910              --         40,000               --       14,008
Executive Vice
  President              1995     303,571     252,300       45,369         543,750         71,662          113,600       30,018
and Chief Financial
  Officer                1994     263,333     210,000       33,738              --         71,662               --       10,998

---------------

(1) Mr. Boynton became an executive officer of ITT following the January 1995 acquisition of Caesars. As a result, the 1994 compensation paid to Mr. Boynton by Caesars has not been included.

(2) Amounts shown in this column are tax reimbursement allowances, which are intended to offset the inclusion in taxable income of the value of certain benefits, except that: (a) the amounts shown for Mr. Araskog also include $164,066, $92,224 and $128,873 in 1996, 1995 and 1994, respectively, for personal benefits including tax and financial counseling and transportation services, (b) the amount shown for Mr. Bowman in 1996 also includes $40,309 for personal benefits including tax and transportation services, (c) the amount shown for Mr. Weadock in 1995 includes $426,597 in relocation allowance, (d) the amounts shown for Mr. Boynton include $513,463 and $41,074 in 1996 and 1995, respectively, in relocation allowances and (e) the amounts shown for Ms. Reese also include $25,602, $22,186 and $20,973 in 1996, 1995 and 1994, respectively, for personal benefits including tax and transportation services.

(3) The named executives do not hold any stock appreciation rights in connection with the options shown above. The options shown for years prior to 1996 are substitute options which replaced surrendered options originally granted by Old ITT before the 1995 Spin-off.

(4) The amounts shown in this column are contributions by ITT under the ITT 401(k) Retirement Savings Plan and, in the case of Messers. Araskog, Bowman and Weadock and Ms. Reese, the ITT Excess Savings Plan which are defined contribution plans. Under such plans, ITT made a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed two and one-half percent (2.5%) of such employee's salary. Under these plans, ITT also made a non-matching retirement contribution equal to one percent (1%) of an employee's salary.

     In the case of Mr. Araskog, the amounts also include $353,113 and $354,156 paid in 1996 and 1995, respectively, by ITT for premiums on a split-dollar life insurance policy maintained jointly for Mr. and Mrs. Araskog. The Company is entitled to be reimbursed for its payments with respect to such policy upon the earlier to occur of (i) the death of Mr. Araskog or Mrs. Araskog, whichever occurs later, and (ii) the date on which the cash surrender value of the policy is sufficient to repay amounts paid by ITT or the Company and continue to sustain the policy until the year 2035, which is expected to occur at the end of the year 2008.

     In the case of Mr. Boynton, the amount shown for 1996 includes a life insurance premium of $8,538 paid by ITT.

ANNUAL INCENTIVE BONUS PLAN

     Under the ITT Annual Incentive Bonus Plan, the amounts of annual bonus awards are based upon corporate financial performance for the year compared to annual performance goals established by the Compensation and Personnel Committee at the beginning of the year. For 1996, such performance goal for ITT was based on EBITDA. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 113%. The calculated bonus amounts for 1996 performance for Messrs. Araskog and Bowman and for Ms. Reese are shown in the Summary Compensation Table set forth above and were determined strictly in accordance with the above described formula and standard bonus adjustment factor. The bonus factor for Mr. Weadock reflects the performance measurement formula applicable to Old Sheraton; the bonus amount for Mr. Boynton reflects the performance measurement formula applicable to Caesars. The bonus amounts paid to Messrs. Araskog, Bowman, Weadock and Boynton and Ms. Reese were reviewed and approved by the Compensation and Personnel Committee prior to payment.

OPTION GRANTS OF ITT COMMON STOCK TO THE COMPANY EXECUTIVES IN LAST FISCAL YEAR

     The following table sets forth as to the Named Executive Officers information relating to options granted by ITT from January 1, 1996 through December 31, 1996.

                          STOCK OPTION GRANTS IN 1996

                                                                                      POTENTIAL REALIZABLE
                            NUMBER OF                                                VALUE AT ASSUMED RATES
                            SECURITIES     % OF TOTAL                                    OF STOCK PRICE
                            UNDERLYING      OPTIONS                                     APPRECIATION FOR
                             OPTIONS        GRANTED       EXERCISE                         OPTION TERM
                            GRANTED(1)    TO EMPLOYEES    PRICE(3)     EXPIRATION    -----------------------
          NAME                 (#)         IN 1996(2)     ($/SHARE)       DATE         5%($)        10%($)
-------------------------   ----------    ------------    ---------    ----------    ---------    ----------
Rand V. Araskog(4).......     150,000          8.6          55.88        2/8/06      5,271,000    13,359,000
Robert A. Bowman(4)......     100,000          5.7          55.88        2/8/06      3,514,000     8,906,000
Daniel P. Weadock(4).....      40,000          2.3          55.88        2/8/06      1,405,600     3,562,400
Peter G. Boynton(4)......      40,000          2.3          55.88        2/8/06      1,405,600     3,562,400
Ann N. Reese(4)..........      40,000          2.3          55.88        2/8/06      1,405,600     3,562,400

---------------
(1) The numbers in this column represent options to purchase ITT Common Stock. It is expected that such options will be converted into options to purchase Company Common Stock in a manner designed to preserve the economic benefits of the existing options to officers of the Company. See "The Company's Relationship With ITT After the Destinations Distribution -- Employee Benefits Agreement."

(2) Percentages indicated are based on a total of 1,741,546 options granted to 457 employees during 1996.

(3) The exercise price per share is 100% of the fair market value of a share of ITT Common Stock on the date of grant. The exercise price may be paid in cash or in shares of ITT Common Stock valued at their fair market value on the date of exercise.

     Options granted on February 6, 1996 at the exercise price of $55.88 per share are not exercisable until the trading price of ITT Common Stock equals or exceeds $69.85 per share for five consecutive trading days at which time two-thirds of the options will be exercisable; when the trading price equals or exceeds $78.23 per share for five consecutive days, the options will be fully exercisable. Notwithstanding the above, the options will be fully exercisable after February 6, 2005, but not later than February 8, 2006.

(4) Securities underlying options granted in the first six months of 1997, and their associated exercise prices, for such individuals are as follows: Mr. Araskog, 162,500 options, $56.75; Mr. Bowman, 108,300 options, $56.75; Mr.
    Weadock, 43,300 options, $56.75; Mr. Boynton, 43,300 options, $56.75; and Ms. Reese, 43,300 options, $56.75.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth as to the Named Executive Officers information regarding options to purchase ITT Common Stock exercised during 1996 and the value of in-the-money outstanding options to purchase ITT Common Stock at December 31, 1996.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                   SHARES                         OPTIONS AT                  OPTIONS HELD AT
                                  ACQUIRED      VALUE         FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                                 ON EXERCISE   REALIZED   ---------------------------   ---------------------------
                                     (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                 -----------   --------   -----------   -------------   -----------   -------------
Rand V. Araskog................       --          --        1,251,617      150,000        6,718,105           --
Robert A. Bowman...............       --          --          521,653      100,000        4,357,947           --
Peter G. Boynton...............       --          --          322,186       40,000               --           --
Daniel P. Weadock..............       --          --           59,718       40,000        3,569,868           --
Ann N. Reese...................       --          --          236,544       40,000        1,797,819           --

---------------
(1) Based on the New York Stock Exchange consolidated trading closing price of ITT Common Stock on December 31, 1996 of $43.375.

SEVERANCE AGREEMENTS

     The Company will assume the ITT Corporation Senior Executive Pay Plan, a severance pay plan which applies to senior executives of the Company who are U.S. citizens or who are employed in the U.S., including all executive officers of the Company other than Mr. Araskog and the executive officers and other employees who are covered by the Severance Agreements described below. Under the plan, if a participant's employment is involuntarily terminated by the Company, other than for cause or as a result of other occurrences specified in the plan, or such executive terminates employment for good reason within two years following a Change in Control of the Company (as defined), the participant is entitled to receive severance consisting of (i) a lump-sum payment equal to the sum of (A) two times the executive's annual base salary in effect immediately prior to the executive's termination of employment and (B) for certain designated employees, including the executive officers covered by the plan, two times the highest bonus paid or awarded to the executive under the Company's executive compensation plans in respect of the three years immediately preceding the Change in Control, (ii) continued welfare benefits, fringe benefits and perquisites for two years and (iii) one year of outplacement services. The plan includes pre- and post-Change in Control offset provisions for other compensation from the Company and requirements on the part of executives with respect to noncompetition and compliance with the Company's Code of Corporate Conduct. All severance payable under the plan is subject to the same Gross-up Payment mechanism described below with respect to Mr. Araskog's employment contract. As of June 30, 1997, none of the Named Executive Officers participated in this plan.

     The Company has offered severance agreements (previously entered into or offered by ITT) to eight executives of the Company, including seven executive officers. Each agreement provides that, if the executive is involuntarily terminated other than for cause or such executive terminates for good reason within two years following a Change in Control, the executive will receive severance consisting of (i) a lump-sum payment equal to the sum of (A) two or three times the executive's annual base salary in effect immediately prior to the executive's termination of employment and (B) two or three times the highest bonus paid or awarded to the executive under the Company's executive compensation plans in respect of the three years immediately preceding the Change in Control, (ii) continued welfare benefits, fringe benefits and perquisites for a number of years equal to the number by which such executive's annual base salary is multiplied for purposes of determining such executive's severance and (iii) one year of outplacement services. All severance payable under each agreement is subject to the same Gross-up Payment mechanism described below with respect to Mr. Araskog's employment contract. The executive officers who have been offered the severance agreements by the Company are Robert A. Bowman, Peter G. Boynton, Ann N. Reese, Richard S. Ward, Daniel P. Weadock, Jon
F. Danski and Elizabeth A. Tuttle.


     The aggregate amount of all severance payments the Company would make under the ITT Corporation Senior Executive Pay Plan and all severance agreements with employees, assuming all participants therein and parties thereto were terminated after an applicable Change in Control of the Company, would be approximately $165 million. Certain of the provisions for severance payments were in effect prior to the Hilton Offer. Following the Hilton Offer on February 11, 1997 and August 14, 1997, the ITT Board approved severance agreements and other provisions designed to enhance severance arrangements for employees.


EMPLOYMENT CONTRACT

     The Company will assume an employment contract previously entered into by ITT with Mr. Araskog which provides for, among other things: (i) a base salary of $2,000,000 per year, entitlement to receive bonus and additional incentive compensation each year as may be awarded in the discretion of the Compensation and Personnel Committee of the Board, participation in the Company's benefit plans (other than pre-retirement and post-retirement life insurance benefits), contractual disability and death benefits, his employment as chairman and chief executive of the Company until October 31, 2000 (when he will have reached age
69); (ii) his service as a consultant to his successor as chief executive of the Company from November 1, 2000 through October 31, 2003 for a fee of not less than $400,000 per year, (iii) his nomination as a director of the Company at each annual meeting of the Company's stockholders at which he comes up for reelection, commencing with the annual meeting for 2001 and including the annual meeting to be held in 2003 and, upon election, payment to him of the usual director's fees for service in such capacity; (iv) the provision of office space and certain staff and transportation assistance in connection with his service as a director and consultant subsequent to October 31, 2000; (v) certain payments in the event that, after completion of services through October 31, 2000 in accordance with the terms of the contract, Mr. Araskog at any time prior to October 31, 2003 is not nominated as a director of the Company, which payments would be in the form of a discounted lump sum payment equal to the then present value of the balance remaining of the consulting fees and the director's fees referred to above; and (vi) covenants by Mr. Araskog against competition with any business actively conducted by the Company or any of its subsidiaries and for compliance with the Company's Code of Corporate Conduct.

     The contract also provides that, if Mr. Araskog is involuntarily terminated other than for cause or he terminates for good reason within two years following a Change in Control, he shall receive severance consisting of a lump-sum payment equal to the remaining payments owed to him during the respective employment and consulting terms set forth in the employment contract. The contract provides that if any payment made under it to Mr. Araskog would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Mr. Araskog shall be entitled to receive from the Company an additional payment (the "Gross-up Payment") in an amount such that the net amount of such payment and Gross-Up Payment retained by Mr. Araskog, after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on such payment and all Federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment, shall be equal to such payment.

1997 STOCK PLAN


     Effective as of the Distribution Date, the Company is expected to adopt an incentive stock plan (the "1997 Stock Plan"), under which the Company may grant to its employees awards in the form of stock options, stock appreciation rights, restricted stock and performance shares, as well as substitute stock options, stock appreciation rights and restricted stock awards. The 1997 Stock Plan will be administered by the Compensation and Personnel Committee, and is designed to enable the Company to attract and retain key employees and to directly link their incentives to the performance of Company Common Stock. The 1997 Stock Plan will be substantially similar to the current 1995 ITT Corporation Incentive Stock Plan.



ANNUAL PERFORMANCE-BASED INCENTIVE PLAN



     As of the Distribution Date, the Company is expected to adopt a bonus plan pursuant to which annual bonus awards are payable based upon the attainment of performance goals established by the Compensation and Personnel Committee at the beginning of the year. Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: earnings before interest, taxes, depreciation and amortization, pre-tax operating income, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on sales or productivity improvements.


PENSION PLANS

  GENERAL

     The Company will assume the ITT Salaried Retirement Plan (the "Retirement Plan") for its salaried employees. The Retirement Plan was previously amended by Old ITT to recognize service prior to December 19, 1995 with companies affiliated with Old ITT for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any ITT retirement plan covering the same period of service. Service with ITT on or after December 19, 1995 and prior to the Destinations Distribution will also be recognized under the Retirement Plan. Messrs. Araskog, Bowman and Weadock and Ms. Reese participate in the Retirement Plan.

     Prior to the Destinations Distribution, executives of Caesars did not participate in the retirement plans maintained by ITT and, immediately following the Destinations Distribution, they will not participate in the retirement plans maintained by the Company. Accordingly, Mr. Boynton is covered by the Caesars Executive

Security Plans (collectively, the "Caesars Pension Plan"). For a discussion of the impact of the Destinations Distribution on the Retirement Plan, see "The Company's Relationship with ITT After the Destinations Distribution -- Employee Benefits Agreement."

  RETIREMENT PLAN

     The Retirement Plan covers all eligible salaried employees of the Company and certain of its subsidiaries, including senior executive officers and other Company executives.

     A member's annual pension equals two percent of the member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) will be defined under the Plan as the total of (i) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

     Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. The Company has assumed non-qualified unfunded retirement plans which were sponsored by ITT prior to the Destinations Distribution (the "Excess Pension Plans") for payment of those benefits at retirement that cannot be paid from the qualified retirement plan. The practical effect of the Excess Pension Plans is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the Excess Pension Plans will generally be paid directly by the Company. The Company has assumed sponsorship of an excess plan trust under which excess benefits under the Excess Pension Plans for certain officers of ITT has been funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump-sum payment upon the occurrence of a change in corporate control (as defined in the Excess Pension Plans).

     Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Plan at retirement at age 65 that are paid for by the Company, subject to the offsets described above.

                             ITT PENSION PLAN TABLE

  AVERAGE                                YEARS OF SERVICE
   FINAL         -----------------------------------------------------------------
COMPENSATION        20            25            30            35            40
------------     ---------     ---------     ---------     ---------     ---------
 $   50,000      $  20,000     $  25,000     $  28,750     $  32,500     $  36,250
    100,000         40,000        50,000        57,500        65,000        72,500
    300,000        120,000       150,000       172,500       195,000       217,500
    500,000        200,000       250,000       287,500       325,000       362,500
    750,000        300,000       375,000       431,250       487,500       543,750
  1,000,000        400,000       500,000       575,000       650,000       725,000
  1,500,000        600,000       750,000       862,500       975,000     1,087,500
  2,000,000        800,000     1,000,000     1,150,000     1,300,000     1,450,000
  2,500,000      1,000,000     1,250,000     1,437,500     1,625,000     1,812,500
  3,000,000      1,200,000     1,500,000     1,725,000     1,950,000     2,175,000
  3,500,000      1,400,000     1,750,000     2,012,500     2,275,000     2,537,000
  4,000,000      1,600,000     2,000,000     2,300,000     2,600,000     2,900,000
  5,000,000      2,000,000     2,500,000     2,875,000     3,250,000     3,625,000

     The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table under "Compensation of Executive Officers" above comprise the compensation which is used for purposes of determining "average final compensation" under the plan. The amounts shown reflect compensation paid by ITT and Old ITT to such named individuals and years of service rendered by the named individuals to ITT and Old ITT, in each case, prior to the Destinations Distribution. The years of service of each of the individuals for eligibility and benefit purposes as of June 30, 1997 are as follows: Rand V. Araskog, 30.59 years; Robert A. Bowman, 6.23 years; Daniel P. Weadock, 35.96 years; and Ann N. Reese, 9.66 years.

  THE CAESARS PENSION PLAN

     The Caesars Pension Plan provides for annual pension benefits for individuals retiring at age 65 payable in the form of a straight life annuity for various levels of compensation and years of service. Under the Caesars Pension Plan, benefits may also be payable as a lump sum, subject to approval of the Compensation and Personnel Committee and other specified conditions. The Caesars Pension Plan is a defined benefit pension plan which is not a tax qualified plan and covers all full time salaried officers and selected other key executives. Benefits under the Caesars Pension Plan accrue at the rate of two percent of average annual salary for each year of credited service with a one-time additional 5% accrual after completion of ten years of credited service. Benefits vest after five years of credited service and are subject to a maximum of 30 years. Under certain circumstances, benefits may be forfeited concurrent with or following termination of employment.

     Based upon various assumptions as to remuneration and years of service, the following table illustrates the estimated annual benefits payable from the Caesars Pension Plan at retirement at age 65. The amounts shown in the table are not subject to reduction for Social Security benefits or other offset amounts and are based upon the assumption that the Caesars Pension Plan continues in its present form.

                           CAESARS PENSION PLAN TABLE

FIVE YEAR                     YEARS OF SERVICE
 AVERAGE       -----------------------------------------------
  SALARY          15           20           25           30
----------     --------     --------     --------     --------
$  125,000     $ 43,750     $ 56,250     $ 68,750     $ 81,250
   150,000       52,500       67,500       82,500       97,500
   175,000       61,200       78,750       96,250      113,750
   200,000       70,000       90,000      110,000      130,000
   225,000       78,750      101,250      123,750      146,250
   250,000       87,500      112,500      137,500      162,500
   300,000      105,000      135,000      165,000      195,000
   400,000      140,000      180,000      220,000      260,000
   500,000      175,000      225,000      275,000      325,000
   600,000      210,000      270,000      330,000      390,000
   800,000      280,000      360,000      440,000      520,000
 1,000,000      350,000      450,000      550,000      650,000
 1,200,000      420,000      540,000      660,000      780,000

     The remuneration covered by the Caesars Pension Plan is the average of the participant's highest five years of salary earned during the applicable employee's last ten years of employment with Caesars. The amount shown under "Salary" opposite the name of Mr. Boynton in the Summary Compensation Table under "Compensation of Executive Officers" above will be used for determining "average annual salary" under the plan. As of June 30, 1997, Mr. Boynton had
21.17 years of credited service under the Caesars Pension Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are not expected to be any compensation committee interlocks. The members of the Company's Nominating Committee are Bette B. Anderson, Nolan D. Archibald, Edward C. Meyer and Benjamin F. Payton and the members of the Company's Compensation and Personnel Committee are Bette B. Anderson, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer and Margita E. White.

                         PROJECTED BENEFICIAL OWNERSHIP

     All of the outstanding shares of Company Common Stock prior to the Destinations Distribution are held beneficially and of record by ITT. The following table sets forth the expected beneficial ownership of Company Common Stock after giving effect to the Destinations Distribution by (i) each person or entity known by the Company to own more than five percent of the outstanding ITT Common Stock, (ii) each person who will be a director of the Company at the time of the Destinations Distribution, (iii) each of the Named Executive Officers of the Company and (iv) all persons who will be a director or executive officer of the Company at the time of the Destinations Distribution, as a group. The information is based on the number of shares of ITT Common Stock owned by such persons or entities as of June 30, 1997, and reflects the distribution of one share of Company Common Stock for each share of ITT Common Stock and further assumes that none of such persons or entities tenders any of its shares of ITT Common Stock in the Stock Tender Offer (although percentage interests have not correspondingly been adjusted). Unless otherwise indicated in the footnotes below, each person or entity is expected to have sole voting and investment power with respect to the shares set forth opposite such person's or entity's name. Also shown in the table are shares of Company Common Stock which may be acquired within 60 days through the exercise of options.

                                                            AMOUNT AND
                                                             NATURE OF
                                                            BENEFICIAL
               NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)            PERCENT OF CLASS
-------------------------------------------------------  -----------------         ----------------
Bette B. Anderson......................................       2,811 shares(2)                *
Rand V. Araskog........................................   1,748,398 shares                 1.5%
Nolan D. Archibald.....................................       1,811 shares                   *
Robert A. Bowman.......................................     549,046 shares                   *
Robert A. Burnett......................................       2,981 shares                   *
Paul G. Kirk, Jr.......................................       1,821 shares                   *
Edward C. Meyer........................................       3,311 shares                   *
Benjamin F. Payton.....................................       1,303 shares                   *
Vin Weber..............................................         844 shares                   *
Margita E. White.......................................       2,811 shares                   *
Kendrick R. Wilson III.................................       3,744 shares                   *
Daniel P. Weadock......................................     396,061 shares                   *
Peter G. Boynton.......................................      60,855 shares                   *
Ann N. Reese...........................................     251,068 shares                   *
All directors and executive officers as a group (21)...   4,122,208 shares                 3.7%
Bankers Trust New York Corporation.....................   7,728,083 shares(3)              8.9%
280 Park Avenue
New York, New York 10017
FMR Corp...............................................  13,166,423 shares(4)            11.32%
82 Devonshire Street
Boston, Massachusetts 02109

---------------
 *  Less than one percent.

(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Commission, shares of ITT Common Stock (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after June 30, 1997, and (ii) allocated to the accounts of certain directors and executive officers under the ITT 401(k) Retirement Savings Plan at June 30, 1997, are deemed to be beneficially owned by such directors and executive officers at that date. Of the number of shares shown above the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Araskog, 1,196,617 shares; Mr. Bowman, 521,653 shares; Mr. Weadock, 322,186 shares; Mr. Boynton, 59,718 shares; Ms. Reese, 236,544 shares; and all present directors and executive officers as a group, 3,330,352 shares. The number of shares receivable upon the exercise of options shall be adjusted following consummation of the Distributions in a manner designed to preserve the economic benefits of such options. Of the number of shares shown above, the following amounts were allocated under the ITT 401(k) Retirement Savings Plan to the accounts of: Mr. Araskog, 20,255 shares; Mr. Bowman, 2,455 shares; Mr. Weadock, 52,796 shares; Mr. Boynton, 137 shares; Ms. Reese 1,348 shares; and all present directors and executive officers as a group, 113,404 shares.

(2) An additional 83 shares of ITT Common Stock are owned by Mrs. Anderson's husband. Mrs. Anderson disclaims beneficial ownership in such shares.

(3) A February 14, 1997 Schedule 13G filed with the Commission reflects that Bankers Trust New York Corporation, through its wholly owned subsidiaries Bankers Trust Company (as Trustee for various trusts and employee benefit plans, and as investment advisor) and BT Securities Corporation, and its indirectly wholly owned subsidiary Bankers Trust International PLC, beneficially owned 7,728,083 shares of ITT Common Stock. Of these shares, Bankers Trust Company is deemed to have (i) sole power to vote or to direct the vote with respect to 7,725,383 shares of ITT Common Stock, (ii) shared power to vote or to direct the vote with respect to 2,700 shares of ITT Common Stock, (iii) sole power to dispose or to direct the disposition of 1,990,982 shares of ITT Common Stock and (iv) shared power to dispose or to direct the disposition of 16,505 shares of ITT Common Stock.

(4) A February 14, 1997 Schedule 13G provided to ITT reflects that FMR Corp. ("FMR") beneficially owned 13,166,423 shares of ITT Common Stock. Of such reported shares, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR and an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940, beneficially owned 12,437,559 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, the Chairman of FMR, FMR, through its control of Fidelity, and the Fidelity Funds each reported sole power to dispose of the 12,437,559 shares of ITT Common Stock owned by the Fidelity Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, reported the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, and a bank as defined in
    Section 3(a)(6) of the Exchange Act, is the beneficial owner of 725,464 shares of ITT Common Stock or 0.62% of the ITT Common Stock outstanding as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR, through its control of FMTC, reported sole dispositive power over 725,464 shares and sole power to vote or to direct the voting of 513,264 shares, and no power to vote or to direct the voting of 212,000 shares of ITT Common Stock owned by certain institutional accounts. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson 3d owned 12.0% and Abigail Johnson owned 24.5% of the aggregate outstanding voting stock of FMR. Mr. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a Director of FMR. The Johnson family group and all other Class B stockholders have entered into a stockholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The number of shares of ITT Common Stock reported includes 3,400 shares owned directly by Edward C. Johnson 3d or in trusts for the benefit of Edward C. Johnson 3d or an Edward
    C. Johnson 3d family member for which Edward C. Johnson 3d serves as trustee. Edward C. Johnson 3d reported sole voting and dispositive power over 400 shares and shared voting and dispositive power over 3,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that the Company has authority to issue under the Articles is 250,000,000 shares of which 200,000,000 shares represent shares of Company Common Stock and 50,000,000 shares represent shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). Based on 116,528,681 shares of ITT Common Stock outstanding as of June 30, 1997, the distribution of one share of Company Common Stock for each share of ITT Common Stock and the assumed repurchase in the Stock Tender Offer of 30 million shares, it is expected that 86,528,681 shares of Company Common Stock will be distributed to holders of ITT Common Stock on the Distribution Date.

COMPANY COMMON STOCK

     Subject to any preferential rights of any Company Preferred Stock created by the Board, each outstanding share of Company Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board. See "Dividend Policy." Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. The Articles do not provide for cumulative voting rights; therefore, the holders of a majority of the shares voting for the election of the Board can elect all the directors up for election, if they so choose. In the event of liquidation, dissolution or winding up of the Company, holders of Company Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Company Preferred Stock.

COMPANY PREFERRED STOCK

     The authorized Company Preferred Stock is available for issuance from time to time at the discretion of the Board without stockholder approval. The Board has the authority to prescribe for each series of Company Preferred Stock it establishes the number of shares in that series, the number of votes (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designations, powers, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Company Preferred Stock, the issuance of Company Preferred Stock could have the effect of delaying or preventing a change in control of the Company, making removal of the Company's present management more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Company Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Nevada law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Company Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Company Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

     One of the effects of the existence of unissued and unreserved Company Common Stock and Company Preferred Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Company Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of the Rights Plan, which is discussed below.

RIGHTS PLAN

  RIGHTS

     Each share of Company Common Stock issued in the Destinations Distribution will be accompanied by one right (the "Rights"), and additional Rights will be issued with respect to Company Common Stock issued thereafter until the Rights Distribution Date (as defined below), and, in certain circumstances, with respect to Company Common Stock issued after the Rights Distribution Date. The description and terms of the Rights are set forth in the Rights Plan (the "Rights Plan") between the Company and The Bank of New York, as rights agent (the "Rights Agent"). The terms of the Rights Plan are identical in all material respects to the terms of the existing ITT Rights Plan. A copy of the Rights Plan has been filed as an exhibit to the Registration Statement of the Company in respect of the registration of the Company Common Stock under the Exchange Act, of which this Information Statement is a part. See "Additional Information." Each Right, when it becomes exercisable, will entitle the registered holder to purchase from the Company one one-thousandth (1/1000th) of a share of Company Preferred Stock (the "Company Preferred Shares") at a price specified in the Rights Plan (expected to be substantially above the price at which Company Common Stock is expected to trade after the Destinations Distribution) (the "Purchase Price"), subject to adjustment in certain circumstances. The Rights will not be exercisable until the Rights Distribution Date and will expire on the tenth annual anniversary of the Rights Plan (the "Expiration Date"), unless earlier redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends with respect to the Rights or the Preferred Shares relating thereto. Unless the context otherwise requires, references herein to the Company Common Stock include the related Rights.

  RIGHTS DISTRIBUTION DATE

     Under the Rights Plan, the Rights Distribution Date is the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of Company Common Stock (such person or group being an "Acquiring Person"), unless provisions preventing accidental triggering of the distribution of the Rights apply, and (ii) the close of business on such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% of the outstanding shares of Company Common Stock. A person or group (or any affiliate or associate of such person or group), however, that inadvertently acquires more than 15% of the outstanding shares of Company Common Stock will not be deemed to be an Acquiring Person provided that such person or group reduces the percentage of beneficial ownership to less than 15% of the outstanding shares of Company Common Stock by the close of business on the fifth business day after notice from the Company that such person's or group's ownership interest exceeds 15% of the outstanding shares of Company Common Stock. Such person or group will be deemed to be an Acquiring Person at the end of such five business day period absent such reduction.

  EVIDENCE OF RIGHTS

     Until the Rights Distribution Date, the Rights will be evidenced by the certificates for Company Common Stock registered in the names of the holders thereof (which certificates for Company Common Stock shall also be deemed to be Rights Certificates, as defined below) rather than separate Rights Certificates. Therefore, on and after the Distribution Date and until the Rights Distribution Date, the Rights will be transferred with and only with the Company Common Stock and each transfer of Company Common Stock also will transfer the associated Rights. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Company Common Stock as of the close of business on the Rights Distribution Date (and to each initial record holder of certain Company Common Stock originally issued after the Rights Distribution Date), and such separate Rights Certificates alone will thereafter evidence the Rights.

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

  ADJUSTMENTS

     The number of Company Preferred Shares or other securities issuable upon exercise of the Rights, the Purchase Price, the Redemption Price (as defined below) and the number of Rights associated with each share of Company Common Stock are all subject to adjustment from time to time in the event of any change in Company Common Stock or the Company Preferred Shares, whether by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization or any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Company Common Stock or Company Preferred Shares.

     The Company may, but is not required to, issue fractions of Rights or distribute Rights Certificates that evidence fractional Rights. In lieu of such fractional Rights, the Company may make a cash payment based on the market price of such Rights. In addition, the Company may, but is not required to, issue fractions of shares upon the exercise of the Rights or distribute certificates that evidence fractional Company Preferred Shares. In lieu of fractional Company Preferred Shares, the Company may utilize a depository arrangement as provided by the terms of the Company Preferred Shares and, in the case of fractions other than one one-thousandth (1/1000th) of a Company Preferred Share or integral multiples thereof, may make a cash payment based on the market price of such shares.

  TRIGGERING EVENT AND EFFECT OF TRIGGERING EVENT

     At such time as there is an Acquiring Person, the Rights will entitle each holder (other than such Acquiring Person) of a Right to purchase, for the Purchase Price, that number of one one-thousandths (1/1000ths) of a Company Preferred Share equivalent to the number of shares of Company Common Stock that at the time of such event would have a market value of twice the Purchase Price.

     In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, that number of common shares of such corporation that at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an affiliate or associate of an Acquiring Person that is not a publicly traded entity, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option,
(i) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) that at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of shares of such entity that at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate that has publicly traded common shares, that number of common shares of such affiliate that at the time of the transaction would have market value of twice the Purchase Price.

     Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right.

  REDEMPTION

     At any time prior to the earlier of (i) such time as a person or group becomes an Acquiring Person and (ii) the Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price (in cash or Company Common Stock or other securities of the Company deemed by the Board to be at least equivalent in value) of $.01 per Right (which amount shall be subject to adjustment as provided in the Rights Plan) (the "Redemption Price"). Immediately upon the action of the Board ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Within 10 business days after the action of the Board ordering the redemption of the Rights, the Company will give notice of such redemption to the holders of the then outstanding Rights by mail. Each such notice of redemption will state the method by which payment of the Redemption Price will be made.

     In addition, at any time after there is an Acquiring Person, the Board may elect to exchange each Right (other than Rights that have become null and void and nontransferable as described above) for consideration per Right consisting of one-half of the securities that would be issuable at such time upon exercise of one Right pursuant to the terms of the Rights Plan.

  AMENDMENT

     At any time prior to the Rights Distribution Date, the Company may, without the approval of any holder of any Rights, supplement or amend any provision of the Rights Plan (including, without limitation, the date on which the Rights Distribution Date shall occur, the definition of Acquiring Person, the time during which the Rights may be redeemed or the terms of the Company Preferred Shares), except that no supplement or amendment shall be made that reduces the Redemption Price (other than pursuant to certain adjustments therein) or provides for an earlier Expiration Date. From and after the Rights Distribution Date and subject to applicable law, the Company may amend the Rights Plan without the approval of any holders of Rights Certificates (i) to cure any ambiguity or to correct or supplement any provision contained in the Rights Plan that may be defective or inconsistent with any other provision of the Rights Plan or (ii) to make any other provisions that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person). Any supplement or amendment adopted during any period after any person or group has become an Acquiring Person but prior to the Rights Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Rights Distribution Date.

  CERTAIN EFFECTS OF THE RIGHTS PLAN

     The Rights Plan is designed to protect the Company's stockholders and other constituencies in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board, could impair its ability to represent stockholder interests. The provisions of the Rights Plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of the Company.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of the Company authorized at the time of the Destinations Distribution will have any preemptive right to subscribe to any securities of the Company of any kind or class.

NEVADA GENERAL CORPORATION LAW

     The terms of Chapter 78 of the NGCL apply to the Company since it is a Nevada corporation. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

  CONTROL SHARE ACQUISITIONS

     Pursuant to Sections 78.378 to 78.3793 of the NGCL, an "acquiring person" who acquires a "controlling interest" in an "issuing corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control shares" means those outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation which is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above provisions do not apply if the articles of incorporation or by-laws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Articles of Incorporation and By-laws do not exclude the Company from the restrictions imposed by such provisions.

  CERTAIN BUSINESS COMBINATIONS

     Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years after the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada public corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Articles of Incorporation do not exclude the Company from the restrictions imposed by such provisions.

  RIGHTS AND OPTIONS

     Section 78.200 of the NGCL provides that a corporation may create and issue, whether in connection with the issue and sale of any shares of stock or other securities of the corporation, rights or options for the purchase of shares of stock of any class of the corporation, to be evidenced by such instrument as is approved by the board of directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price at which, any such shares may be purchased from the corporation upon the exercise of any such right or option must be fixed and stated in the articles of incorporation or in a resolution adopted by the board of directors providing for the creation and issuance of such rights or options, and, in every case, set forth or incorporated by reference in the instrument evidencing the rights or options.

  DIRECTORS' DUTIES

     Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of the interests set forth above or if the board has reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or would lead to bankruptcy proceedings.

PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BY-LAWS AFFECTING A CHANGE IN CONTROL

     Certain provisions of the Articles and By-laws may provide the Board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board to be in the best interests of the Company and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the management of the Company without the concurrence of the Board. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board (see "-- Authorized But Unissued Capital Stock"), (ii) the classification of the Board into three classes, each of which serves for a term of three years, (iii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iv) requirements for advance notice for raising business or making nominations at stockholders' meetings and (v) the requirement of a super-majority vote to remove directors with or without cause. In addition, the By-laws currently contain a restriction on ownership of the Company's shares by "aliens" (to the United States). See
"Business -- Governmental Regulation and Related Matters -- Restrictions on Alien Ownership."

  CLASSIFIED BOARD; REMOVAL OF DIRECTORS

     The Articles provide that the Board's membership is divided into three classes as nearly equal in number as possible, each of which serves until the third succeeding annual meeting with one class being elected at each annual meeting of stockholders. As a result, at least two annual meetings of stockholders may be required for the Company's stockholders to change a majority of the members of our Board. In addition, directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 80% of the voting power of all shares of voting stock of the Company, voting together as single class. The Articles contain a provision requiring the affirmative vote of the holders of at least 80% of the voting power of all shares of voting stock of the Company, voting together as a single class, to alter, amend, repeal or adopt provisions inconsistent with the classified board provision of the Articles, and the provision requiring an 80% vote to remove directors. The By-laws prohibit increases in the size of the Board that have the effect of delaying the ability of stockholders to change a majority of the directors for more than two annual meetings.

     The classified board provision and the requirement of an 80% supermajority vote to remove directors may make it more difficult to change the composition of the Board.

     The Company believes that a classified board of directors will assure continuity and stability of the Company's management and policies, without diminishing accountability to stockholders. The Company's classified Board will ensure that a majority of directors at any given time will have experience in the business, competitive affairs and regulatory environment of the Company's business. The Company believes that an experienced board is best situated to enhance the value of the Company's business. A classified board and the continuity it fosters will be important in developing, refining and executing the Company's long-term strategic plan. The Company's classified Board will be better positioned to make fundamental decisions that are in the best interests of the Company. A classified board will also prevent an abrupt change in the composition of the Board and will therefore eliminate delays inherent in the familiarization by the new Board with the Company and its business and will moderate changes in corporate policies, decisions and strategies that may not be in the best interests of the Company and its stockholders and other appropriate constituencies. At the same time, stockholders have the power to propose and elect their own nominees for the class of directors to be elected at each annual meeting, and in that manner change the Board's composition. By reducing the threat of an abrupt change in the composition of the entire board, classification of directors will give the Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best results for all stockholders and other appropriate constituencies. The Company believes that a classified board will enhance the Company's ability to resist an abusive takeover attempt or to negotiate a fair price and appropriate protections for other constituencies. The Company does not expect the classified Board necessarily to discourage takeover offers or ultimately prevent a hostile acquisition at a fair price and with appropriate protections for other corporate constituents. The Company believes that a classified board of directors is fully accountable to stockholders. To ensure this accountability, the By-laws prohibit increases in the size of the Board that have the effect of delaying the ability of stockholders to change a majority of the directors for more than two annual meetings. The classified board provision also will not prevent persons from making unsolicited proposals to acquire the Company. The Company believes that a classified board of directors thus remains accountable to stockholders. Moreover, directors are bound by fiduciary duty to serve stockholders' interests throughout their term of office.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The Articles and By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Articles and By-laws also provide that special meetings of the stockholders can be called only by the Chairman of the Board or by a vote of the majority of the entire Board. Furthermore, the By-laws provide that only such business as is specified in the notice of any such special meeting of the stockholders may come before such meeting.

  ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

     The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make the determination of whether business has been properly brought before such meeting. Only persons who are nominated by, or at the direction of, the Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.


     To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting must be personally delivered or sent by United States mail, postage prepaid, to the Secretary of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the scheduled date of such meeting is first made. Similarly, notice of nominations to be brought before a special meeting must be received by the Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the 60th day prior to such special meeting or the tenth day following the date on which notice of such meeting is first given to stockholders.



     The notice of business to be brought before an annual meeting by a stockholder must set forth, as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles or the By-laws, the text of the proposed amendment; the name and address, as they appear on the Company's books, of the stockholder proposing such business; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; any material interest of the stockholder in such business; and if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect.


     The notice of any nomination for election as a director must set forth the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; the consent of each nominee to serve as a director if so elected; and, if the stockholder intends to solicit proxies in support of such stockholder's nominee(s) without such stockholder having made the foregoing representation, a representation to that effect.


     The Company expects to hold its first annual meeting of stockholders in November 1997. Each stockholder will have until the close of business on the tenth day following the day on which the first public disclosure of the date of such first annual meeting is made to give notice to the Company, in proper form, of such stockholder's intention to bring any matter before such first annual meeting.


  RESTRICTIONS ON OWNERSHIP UNDER GAMING LAWS

     The Articles provide that (i) all securities of the Company are subject to redemption by the Company to the extent necessary to prevent the loss or to secure the reinstatement of any casino gaming license held by the Company or any of its subsidiaries in any jurisdiction within or without the United States,
(ii) all securities of the Company are held subject to the condition that if a holder thereof is found by a gaming authority in any such jurisdiction to be disqualified or unsuitable pursuant to any gaming laws, such holder will be required to dispose of all securities of the Company held by such holder and
(iii) it will be unlawful for any such disqualified person to (a) receive payments of interest or dividends on any securities of the Company, (b) exercise, directly or indirectly, any rights conferred by any securities of the Company or (c) receive any remuneration in any form, for services rendered or otherwise, from the subsidiary that holds the gaming license in such jurisdiction.

  RESTRICTIONS ON ALIEN OWNERSHIP

     The By-laws contain a restriction on ownership of shares of the Company by "aliens" (to the United States), that is substantially identical to a similar provision contained in the ITT By-laws. Such provision has been included in the By-laws as a result of the requirements of certain United States statutes that are applicable to the Company because of its ownership with Dow Jones of television station WBIS+. This provision of the By-laws limits stock ownership by "aliens" (as used herein, the term "alien" includes the following and their representatives: individuals who are not nationals of the United States, partnerships unless a majority of the partners are such nationals and share in a majority of those profits, foreign governments, entities created under the laws of foreign governments and entities controlled directly or indirectly by one or more of such individuals, partnerships, governments or entities). The By-laws provide that under no circumstances shall the amount of stock of the Company owned of record by aliens exceed 25% of the total outstanding. The Company plans to remove this provision from the By-laws following consummation of our planned sale of WBIS+ to Paxson. See "Business -- Governmental Regulation and Related Matters -- Restrictions on Alien Ownership."

            LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Articles waive the personal liability of a director or officer for damages for breach of fiduciary duty except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of Section 78.300 of the NGCL, which concerns the unlawful payment of distributions to stockholders.

     While the Articles provide directors and officers with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officer's breach of his or her duty of care.

     The By-laws provide for indemnification of the directors and officers of the Company to the fullest extent permitted by applicable state law, as then in effect. The indemnification rights conferred by the By-laws are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers and will enter into an indemnification agreement with each of its directors. Under its form of indemnification agreement, the Company agrees to indemnify its directors against all expenses, liabilities or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws as in effect on the date of such agreement; and (iii) in the event the Company does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on the date of such agreement (the Company's obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the By-laws, which are subject to change. The Commission has taken the position that the provisions discussed in this section do not eliminate the monetary liability of directors or officers under the Federal securities laws.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form 10 under the Exchange Act with respect to the shares of Company Common Stock being issued in the Destinations Distribution (the "Registration Statement"). This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed below.

     The Company is subject to the informational requirements of the Exchange Act and under the Exchange Act the Company will file annual, quarterly and current reports, proxy statements and other information with the Commission. Stockholders may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these reports, proxy statements and other information may be obtained through the World Wide Web (http://www.sec.gov). The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, stockholders may read reports, proxy statements and other information concerning the Company at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company intends to furnish holders of Company Common Stock with annual reports containing consolidated financial statements (beginning with the year ending December 31, 1997) audited by independent accountants.

     STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE INTO IT. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE STOCKHOLDERS WITH ANY INFORMATION THAT IS DIFFERENT. STOCKHOLDERS SHOULD NOT ASSUME THAT THE DELIVERY OF THIS DOCUMENT OR THE DISTRIBUTION OF COMPANY COMMON STOCK IMPLIES THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS DOCUMENT OR IN THE COMPANY'S AFFAIRS SINCE THE DATE OF THIS DOCUMENT.

                             ITT DESTINATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                  AND SCHEDULE


                                                                                        PAGE
                                                                                        -----
Report of Independent Public Accountants..............................................    F-2
Consolidated Income for the three years ended December 31, 1996.......................    F-3
Consolidated Balance Sheet as of December 31, 1996 and 1995...........................    F-4
Consolidated Cash Flow for the three years ended December 31, 1996....................    F-5
Consolidated Stockholders Equity for the three years ended December 31, 1996..........    F-6
Notes to Financial Statements.........................................................    F-7
Quarterly Results for 1996 and 1995 (Unaudited).......................................   F-23
Business Segment Information..........................................................   F-24
Geographical Information -- Total Segments............................................   F-24
Consolidated Income for the six months ended June 30, 1997 and 1996 (Unaudited).......   F-25
Consolidated Balance Sheet as of June 30, 1997 (Unaudited) and December 31, 1996......   F-26
Consolidated Cash Flow for the six months ended June 30, 1997 and 1996 (Unaudited)....   F-27
Notes To Financial Statements (Unaudited).............................................   F-28
Business Segment Information (Unaudited)..............................................   F-32
Valuation and Qualifying Accounts.....................................................    S-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO ITT CORPORATION:

     We have audited the accompanying consolidated balance sheet of ITT Destinations, Inc. (a Nevada corporation and a wholly-owned subsidiary of ITT Corporation) and subsidiaries, as defined in the notes, as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flow and stockholders equity for each of the three years in the period ended December 31, 1996, as described in the accompanying Index to Financial Statements and Schedule. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITT Destinations, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index to Financial Statements and Schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                             Arthur Andersen LLP
New York, New York
July 15, 1997

                             ITT DESTINATIONS, INC.

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
  Revenues.......................................................  $5,718     $5,396     $3,876
  Costs and expenses:
    Salaries, benefits and other operating.......................   4,291      4,117      3,277
    Selling, general and administrative (net of service fee
       income of $--, $96 and $88)...............................     681        662        354
    Depreciation and amortization................................     247        223        106
                                                                   ------     ------     ------
                                                                    5,219      5,002      3,737
                                                                   ------     ------     ------
                                                                      499        394        139
  Interest expense (net of interest income of $68, $49, and
    $14).........................................................    (162)      (219)       (55)
  Miscellaneous income (expense), net............................       3          5        (17)
                                                                   ------     ------     ------
                                                                      340        180         67
  Provision for income taxes.....................................    (150)       (64)       (27)
  Minority equity................................................      (7)         1          4
                                                                   ------     ------     ------
  Income from continuing operations..............................     183        117         44
  Discontinued operations........................................      66         30         30
                                                                   ------     ------     ------
  Net income.....................................................  $  249     $  147     $   74
                                                                   ======     ======     ======
  Earnings per share (Pro forma for 1994 -- see Notes to
    Financial Statements):
    Income from continuing operations............................  $ 1.55     $  .98     $  .37
    Income from discontinued operations..........................     .56        .26        .26
                                                                   ------     ------     ------
    Net income...................................................  $ 2.11     $ 1.24     $  .63
                                                                   ======     ======     ======
  Weighted average common and common equivalent shares (Pro forma
    for 1994 -- see Notes to Financial Statements)...............     118        118        117
                                                                   ------     ------     ------

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                           CONSOLIDATED BALANCE SHEET
                    (IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
ASSETS
Current Assets:
  Cash and cash equivalents................................................  $  205     $  141
  Marketable securities....................................................     599         --
  Receivables, net.........................................................     435        484
  Inventories..............................................................      58         45
  Prepaid expenses and other...............................................     102         82
                                                                             ------     ------
          Total current assets.............................................   1,399        752
Plant, property and equipment, net.........................................   4,700      3,929
Investment in Madison Square Garden........................................     533        607
Other investments..........................................................     386      1,149
Long-term receivables, net.................................................     178        141
Other assets...............................................................     346        309
Goodwill, net..............................................................   1,323      1,294
Net assets of discontinued operations......................................      57         44
                                                                             ------     ------
                                                                             $8,922     $8,225
                                                                             ======     ======
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
  Accounts payable.........................................................  $  257     $  244
  Accrued expenses.........................................................     451        565
  Notes payable and current maturities of long-term debt...................     486        282
  Accrued taxes............................................................     171        140
                                                                             ------     ------
          Total current liabilities........................................   1,365      1,231
Allocated debt of ITT......................................................   2,095      2,131
Other long-term debt.......................................................     798        503
Deferred income taxes......................................................     186        101
Other liabilities..........................................................     378        302
Net liabilities of discontinued operations.................................     808        809
Minority interest..........................................................     218        212
                                                                             ------     ------
                                                                              5,848      5,289
                                                                             ------     ------
Stockholders equity:
  Common stock: authorized 200,000,000 shares, no par or stated value,
     outstanding 116,366,176 and 117,196,370 shares, respectively..........   2,897      2,944
  Cumulative translation adjustment........................................      (2)        --
  Unrealized loss on securities............................................     (62)        --
  Retained earnings........................................................     241         (8)
                                                                             ------     ------
          Total stockholders equity........................................   3,074      2,936
                                                                             ------     ------
                                                                             $8,922     $8,225
                                                                             ======     ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                  1996       1995        1994
                                                                  -----     -------     -------
OPERATING ACTIVITIES
Net income......................................................  $ 249     $   147     $    74
Discontinued operations.........................................    (66)        (30)        (30)
                                                                  -----     -------     -------
  Income from continuing operations.............................    183         117          44
Adjustments to income from continuing operations:
  Depreciation and amortization.................................    247         223         106
  Provision for doubtful receivables............................     39          50          39
  Minority equity in net income.................................      7          (1)         (4)
  Equity income, net of dividends received......................      8          21          16
  (Gain) loss on divestments -- pretax..........................    (36)          2          --
Changes in working capital:
  Receivables...................................................   (102)       (151)        (51)
  Inventories...................................................    (11)         --          (3)
  Accounts payable..............................................    (33)         46          (6)
  Accrued expenses..............................................      6          50          26
Accrued and deferred taxes......................................     41          53          35
Other, net......................................................     28         (10)        (38)
                                                                  -----     -------     -------
Cash from continuing operations.................................    377         400         164
Cash from discontinued operations...............................     31         150          26
                                                                  -----     -------     -------
  Cash from operating activities................................    408         550         190
                                                                  -----     -------     -------
INVESTING ACTIVITIES
Additions to plant, property and equipment......................   (563)       (416)       (229)
Proceeds from divestments.......................................    282          10          18
Acquisitions, net of acquired cash..............................   (364)     (2,309)     (1,249)
Other, net......................................................     50         109          10
                                                                  -----     -------     -------
  Cash used for investing activities............................   (595)     (2,606)     (1,450)
                                                                  -----     -------     -------
FINANCING ACTIVITIES
Short-term debt, net............................................     77          (4)         11
Long-term debt issued...........................................    454       3,132         260
Long-term debt repaid...........................................   (303)       (121)       (124)
Changes in investments and advances from ITT Industries.........     --        (929)        457
Other, net......................................................     22         (54)          6
                                                                  -----     -------     -------
  Cash from financing activities................................    250       2,024         610
                                                                  -----     -------     -------
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS...............      1          (2)         (1)
                                                                  -----     -------     -------
Increase/(decrease) in cash and cash equivalents................     64         (34)       (651)
Cash and cash equivalents -- Beginning of Year..................    141         175         826
                                                                  -----     -------     -------
CASH AND CASH EQUIVALENTS -- END OF YEAR........................  $ 205     $   141     $   175
                                                                  =====     =======     =======
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest......................................................  $ 171     $   238     $    42
                                                                  =====     =======     =======
  Income taxes..................................................  $  85     $    23     $    67
                                                                  =====     =======     =======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                        CONSOLIDATED STOCKHOLDERS EQUITY
                    (IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

                                                                                            CURRENCY      RETAINED
                                              INVESTMENTS AND           COMMON STOCK       TRANSLATION    EARNINGS
                                               ADVANCES FROM        --------------------   AND OTHER    (ACCUMULATED
                                          ITT INDUSTRIES, INC.(1)     SHARES      AMOUNT   ADJUSTMENT     DEFICIT)
                                          -----------------------   -----------   ------   ----------   ------------
Balance -- January 1, 1994..............          $ 2,765                    --   $   --      $ --          $ --
Net income..............................               74                    --       --        --            --
Transfers from ITT Industries, net......              549                    --       --        --            --
Translation of financial statements.....              (35)                   --       --        --            --
                                                  -------           -----------   ------      ----          ----
Balance -- December 31, 1994............            3,353                    --       --        --            --
Net income..............................              155                    --       --        --            --
Transfers to ITT Industries, net........             (539)                   --       --        --            --
Translation of financial statements.....              (25)                   --       --        --            --
Issuance of common stock in connection
  with the spin-off.....................           (2,944)          117,196,370    2,944        --            --
                                                  -------           -----------   ------      ----          ----
Balance -- December 19, 1995............               --           117,196,370    2,944        --            --
Net loss................................               --                    --       --        --            (8)
                                                  -------           -----------   ------      ----          ----
Balance -- December 31, 1995............               --           117,196,370    2,944        --            (8)
Net income..............................               --                    --       --        --           249
Stock option transactions...............               --               293,332       10        --            --
Common stock repurchases................               --            (1,123,526)     (57)       --            --
Translation of financial statements.....               --                    --       --        (2)           --
Unrealized loss on securities...........               --                    --       --       (62)           --
                                                  -------           -----------   ------      ----          ----
Balance -- December 31, 1996............          $    --           116,366,176   $2,897      $(64)         $241
                                                  =======           ===========   ======      ====          ====

---------------
(1) Investments and Advances from ITT Industries Inc., represents the means by which ITT was funded by ITT Industries Inc. prior to the 1995 Spin-off and consisted of both equity and interest bearing advances. As of December 19, 1995, ITT was recapitalized through issuances of its own debt and equity securities.

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

DISTRIBUTION AND BASIS OF PRESENTATION

     On July 15, 1997, the Board of Directors of ITT Corporation ("ITT," which is expected to be renamed ITT Information Services, Inc.) approved a plan to distribute to the holders of ITT's common stock all the outstanding shares of common stock of ITT Destinations, Inc. (which is expected to be renamed ITT Corporation and is herein referred to as the "Company"), a newly formed company that will hold the hotels and gaming businesses of ITT (the "Destinations Distribution"), and all the shares representing its approximately 83% interest in ITT Educational Services, Inc., its publicly traded post-secondary technical education business (the "ITT Educational Distribution" and, together with the Destinations Distribution, the "Distributions"). Upon completion of the Distributions, holders of ITT's common stock will receive the common stock of the Company and ITT Educational. For accounting purposes, because of the relative significance of the hotel and gaming operations, the businesses comprising the information services segment of ITT (ITT World Directories and ITT Educational) have been presented as discontinued operations. The net liabilities of discontinued operations includes an allocation of ITT's indebtedness which will occur prior to the Distributions.

     The Company is one of the world's largest hotel and gaming companies. Its principal lines of business are hotels and gaming. The hotels segment is comprised of a worldwide hospitality network of over 420 full-service hotels serving three markets: luxury, upscale and mid-price. The Company's hotel operations are represented on every continent and in nearly every major world market. The Company's gaming operations are located in several key domestic jurisdictions. The Company also operates various hotel/casino ventures outside the United States.

     These financial statements represent the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. ITT's historical basis in the assets and liabilities of the Company has been carried over and all majority-owned subsidiaries have been consolidated. All material intercompany transactions and balances have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING POLICIES

     Revenue Recognition: Generally, revenues are recognized when the services have been rendered. The following is a description of the composition of revenues of the Company's business segments:


     Hotels Operations: At December 31, 1996, the Company operated 135 hotels under long-term management agreements. These agreements effectively convey to the Company the right to use the hotel properties in exchange for payments to the property owners which are based primarily on the hotels' profitability. Accordingly, the Company includes the operating results of hotel properties under long-term management agreements in its consolidated financial statements. Revenues related to these hotel properties were $2.8 billion, $2.8 billion and $2.7 billion for 1996, 1995 and 1994, respectively. Amounts provided for payments to the property owners for the use of the hotel properties were $.6 billion, $.5 billion and $.5 billion for 1996, 1995 and 1994, respectively, and other hotel operating costs were $2.1 billion, $2.2 billion and $2.1 billion for 1996, 1995 and 1994, respectively.


     Gaming Operations: Casino revenues represent the net win from gaming wins and losses. Revenues exclude the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of these promotional allowances was $161, $144 and $17 for the years ended December 31, 1996, 1995 and 1994, respectively. The estimated cost of such promotional allowances was $111, $99 and $11 for the years ended December 31, 1996, 1995 and 1994, respectively, and has been included in Costs and Expenses in the accompanying statement of Consolidated Income.

     Revenues and Costs and Expenses of the Gaming operations are comprised of the following for the years ended December 31, 1996, 1995 and 1994:

                                                               YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------
                                                  1996                   1995                   1994
                                          --------------------   --------------------   --------------------
                                                     COSTS AND              COSTS AND              COSTS AND
                                          REVENUES   EXPENSES    REVENUES   EXPENSES    REVENUES   EXPENSES
                                          --------   ---------   --------   ---------   --------   ---------
Gaming..................................   $1,032     $   592     $1,004     $   516      $139       $  62
Rooms...................................       70          25         70          25        20           9
Food and beverage.......................       79          71         70          80        12          17
Other operations........................      104          57         88          99         5          10
Selling, general and administrative.....       --         215         --         172        --          37
Depreciation and amortization...........       --          80         --          88        --          10
Provision for doubtful accounts.........       --          34         --          50        --          22
                                           ------      ------     ------      ------      ----        ----
          Total.........................   $1,285     $ 1,074     $1,232     $ 1,030      $176       $ 167
                                           ======      ======     ======      ======      ====        ====

     Cash and Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories, comprised principally of hotel and gaming supplies, are generally valued at the lower of cost (first-in, first-out) or market and potential losses from obsolete and slow-moving inventories are provided for in the current period.

     Plant, Property and Equipment: Plant, property and equipment, including capitalized interest of $13 in 1996 applicable to major project expenditures, are recorded at cost. The Company normally claims the maximum depreciation deduction allowable for tax purposes. In general, for financial reporting purposes, depreciation is provided on a straight-line basis over the useful economic lives of the assets involved as follows: Buildings and improvements -- primarily 15 to 40 years, Machinery and equipment -- 2 to 10 years, and Other -- 5 to 40 years. Gains or losses on the sale or retirement of assets are included in income. The Company continually reviews plant, property and equipment to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred.

     Derivative Financial Instruments: The Company uses derivative financial instruments from time to time, including foreign currency forward contracts and/or swaps, as a means of hedging exposure to foreign currency and/or interest rate risks. Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52 "Foreign Currency Translation." The Company is an end-user and does not utilize these instruments for speculative purposes. The Company has strict policies regarding the financial stability and credit standing of its major counterparties. Changes in the spot rate of derivative instruments designated as hedges of foreign currency denominated assets have been classified in the same manner as the classification of the changes in the underlying assets.

     Foreign Currency: Balance sheet accounts are translated at the exchange rates in effect at each year end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

     Income Tax: Prior to the 1995 Spin-off (see "Transactions with ITT Industries"), ITT and its subsidiaries were included in the consolidated U.S. Federal tax return of ITT Industries and remitted to (received from) ITT Industries an income tax provision (benefit) computed in accordance with a tax sharing arrangement. Prior to the Distributions, the Company and ITT Educational were included in the consolidated U.S. Federal tax return of ITT and remitted to (received from) ITT an income tax provision (benefit) computed in accordance with a tax sharing arrangement. These arrangements generally required that ITT determine its tax provision (benefit) as if it were filing a separate U.S. Federal income tax return. However, the arrangements allowed ITT to record benefits of certain tax attributes, primarily foreign tax credits, utilizable on the ITT Industries consolidated tax return, which may not have been available on a separate company basis.

     Subsidiary Stock Issuance: The Company recognizes gains (losses) on sales of subsidiary stock. For the year ended December 31, 1994, Miscellaneous income (expense), net includes a pretax gain of $10 from the sale of 16.7% of the common stock of ITT Educational.

     Goodwill: The excess of cost over the fair value of net assets acquired is amortized on a straight-line basis over 40 years. Accumulated amortization was $72, $33 and $2 at December 31, 1996, 1995 and 1994, respectively. The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred.

     Earnings Per Share: Earnings per share through the 1995 Spin-off Date (as defined below) were computed based upon the number of ITT Industries common shares which were outstanding on the 1995 Spin-off date. Earnings per share from the 1995 Spin-off Date through December 31, 1996 were determined based upon the weighted average of common and common equivalent shares outstanding during the period.

     Reclassifications: Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

TRANSACTIONS WITH ITT INDUSTRIES

     On December 19, 1995 (the "1995 Spin-off Date"), the former ITT Corporation (which has been renamed ITT Industries, Inc. -- "ITT Industries"), distributed to its stockholders of record at the close of business on such date all of the outstanding shares of common stock of ITT, then a wholly owned subsidiary of ITT Industries (the "1995 Spin-off"). In such spin-off, holders of common stock of ITT Industries received one share of ITT common stock for every one share of ITT Industries common stock held. In connection with the 1995 Spin-off, ITT, which was then named "ITT Destinations, Inc.," changed its name to ITT Corporation.

     Prior to the 1995 Spin-off the Company included many of the corporate functions of ITT Industries and provided ITT Industries and other affiliates certain centralized systems for legal, accounting, tax, treasury and insurance services. The Company received fees for such services which ranged between 0.5% and 1% of net sales of the affiliate and totaled $96 and $88 in 1995 and 1994, respectively. Service fee income has been recorded in Costs and expenses in the accompanying statement of Consolidated Income.

     Interest expense was charged to the Company on the portion of its Investments and Advances from ITT Industries, Inc. which was deemed debt. Interest expense was charged at 8% and totaled $161 and $19 in 1995 and 1994, respectively.

     The Company was one of several affiliates participating in the ITT Salaried Retirement Plan as well as health care and life insurance programs for salaried employees and retirees sponsored by ITT Industries through the time of the 1995 Spin-off (see "Employee Benefit Plans").

ACQUISITIONS

     ITT completed various hotel acquisitions during 1996. These acquisitions were accounted for using the purchase method of accounting. The aggregate purchase price of $371, including assumed liabilities of $176, was approximately equal to the fair value of the assets acquired. The results of operations of these acquisitions have been included in Consolidated Income from their respective dates of acquisition. ITT also made minority investments in certain hotel properties during 1996 in the aggregate amount of $65. The pro forma effects of these transactions on revenues, net income and earnings per share were not material.

     On July 1, 1996, ITT Dow Jones Television, a general partnership in which each ITT and Dow Jones & Company, Inc. ("Dow Jones") owns a 50% interest, launched a new television station, WBIS+, which operates the broadcasting license of the former WNYC-TV. The partnership purchased the broadcasting license from New York City for $207. This purchase was funded equally by the partners. ITT's investment in this partnership is reported using the equity method of accounting. The Company's share of WBIS+'s results of operations are included in Consolidated Income from the date of acquisition.

     On May 12, 1997, the partnership agreed to sell the Federal Communications Commission license of WBIS+ to Paxson Communications Corporation for a purchase price of approximately $258. This agreement is subject to the approval of the Federal Communications Commission, which is expected to be received in 1997. This transaction is expected to be completed by the end of 1997.

     On January 30, 1995, ITT completed a cash tender offer for the outstanding shares of Caesars World, Inc. ("Caesars") for approximately $1.76 billion (including expenses directly attributable to the acquisition of approximately $10). The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets based on their estimated fair values. The purchase price, including assumed liabilities of $450, exceeded the fair value of assets acquired by approximately $1.1 billion. Caesars results of operations are included in Consolidated Income from the date of acquisition.

     On March 10, 1995, ITT, in a joint venture with Rainbow Programming Holdings, Inc., a subsidiary of Cablevision Systems Corporation ("Cablevision"), completed the acquisition of the businesses comprising Madison Square Garden ("MSG") for approximately $1 billion. The acquisition was funded by equity contributions from the venture partners of approximately $720 and the remainder was financed through bank debt. The Company's share of the results of MSG are included in Consolidated Income from the date of acquisition.

     On February 18, 1997, the Company received $169 as payment of the remaining amount necessary to equalize the partnership interests of Cablevision and ITT in MSG. On April 15, 1997, ITT entered into a Partnership Interest Transfer Agreement among ITT, ITT Eden Corporation, ITT MSG Inc., Cablevision, Rainbow Media Holdings Inc., Rainbow Garden Corp., Garden L.P. Holding Corp., MSG Eden Corporation and MSG (the "Partnership Interest Transfer Agreement"). Pursuant to the Partnership Interest Transfer Agreement, Cablevision paid ITT $500 in cash on June 17, 1997. ITT also has a "put" option to require Cablevision or MSG to purchase half of ITT's continuing interest in MSG for $75 on June 17, 1998 and the other half of this continuing interest for an additional $75 on June 17, 1999 (or, if the first option is not exercised the entire continuing interest for $150). In addition, pursuant to an Aircraft Contribution Agreement dated as of April 15, 1997, among Garden L.P. Holding Corp., MSG Eden Corporation, ITT MSG, Inc., ITT Flight Operations, Inc. and MSG, ITT has the right to cause to be contributed to MSG an ITT-owned aircraft which MSG has used for the Knicks and the Rangers. If the Company causes such contribution to occur, in consideration of the aircraft contribution, Cablevision has agreed to add an additional $19 to the exercise price of each of ITT's "put" options. The Partnership Interest Transfer Agreement also includes a "call" option requiring ITT to sell its remaining stake in MSG on the third anniversary of the closing at fair market value, but not below a minimum price based on the "put" prices.

     The following unaudited pro forma summary presents information as if the Caesars and MSG acquisitions had occurred at the beginning of the respective periods:

                                                                        YEARS ENDED
                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1995       1994
                                                                     ------     ------
        Revenues...................................................  $5,478     $5,050
        Net income (loss) from continuing operations...............  $  102     $  (22)
                                                                     ======     ======
        Earnings (loss) per share from continuing operations.......  $  .86     $ (.19)
                                                                     ======     ======

     The pro forma information is not necessarily indicative of the results that would have occurred had the acquisitions taken place at the beginning of the respective periods.

MARKETABLE SECURITIES

     Marketable securities consist of the Company's investment in Alcatel Alsthom. Accordingly, this investment has been classified as "available for sale" in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and carried at fair value with the change from cost basis reported in stockholders equity. The cost basis of this investment at December 31, 1996 was $661. Dividend income from Alcatel Alsthom was $12 and $29 in 1996 and 1995, respectively. During February and March 1997, ITT sold its remaining interest in the capital stock of Alcatel Alsthom. Total proceeds from these sales were approximately $830, resulting in a pretax gain of $183.

RECEIVABLES

     Current receivables of $435 and $484 at December 31, 1996 and 1995, including current maturities of notes receivable, are reported net of allowances for doubtful accounts of $121 and $81.

     Long-term receivables of $178 and $141 at December 31, 1996 and 1995, are net of allowances for doubtful accounts of $50 and $98, exclude current maturities of $15 and $21, respectively, and approximate fair value.

PLANT, PROPERTY AND EQUIPMENT

     Plant, property and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Land and improvements......................................  $1,337     $1,176
        Buildings and improvements.................................   2,671      2,297
        Machinery, furniture, fixtures and equipment...............     969        676
        Construction work in process...............................     293        249
        Other......................................................     120         80
                                                                     ------     ------
                                                                      5,390      4,478
        Less: Accumulated depreciation and amortization............    (690)      (549)
                                                                     ------     ------
                                                                     $4,700     $3,929
                                                                     ======     ======

OTHER INVESTMENTS

     Other investments consisted of the following:

                                                                       DECEMBER 31,
                                                                      ---------------
                                                                      1996      1995
                                                                      ----     ------
        Equity in WBIS+.............................................  $109     $   --
        Equity in and advances to other 20-50% owned companies......   261        261
        Alcatel Alsthom at cost.....................................    --        834
        Other investments at cost...................................    16         54
                                                                      -----
                                                                         -
                                                                               ------
                                                                      $386     $1,149
                                                                      ======   ======

     Equity in earnings of unconsolidated subsidiaries accounted for on the equity basis were $8, $1, and $-- in 1996, 1995 and 1994, respectively.

RESTRUCTURING

     The Company recorded a $51 pretax charge in the Hotels business segment during the 1995 third quarter to restructure and rationalize its world headquarters operations and provide for the planned disposal of non-core assets. Of the total pretax charge, approximately $17 represented severance and other related employee termination costs. The balance of the restructuring charge ($34 pretax) related primarily to asset write-offs, lease commitments, termination penalties and reserve actions in connection with the disposal of non-core assets and reduced facilities utilization. As of December 31, 1996, substantially all of these restructuring costs had been paid.

INCOME TAX

     Income tax data from continuing operations is as follows:

                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Pretax income
      U.S.........................................................  $244     $114     $  4
      Foreign.....................................................    96       66       63
                                                                    ----     ----     ----
                                                                    $340     $180     $ 67
                                                                    ====     ====     ====
    Provision (benefit) for income tax*
    Current:
      U.S. Federal................................................  $ 73     $ (2)    $ 49
      State and local.............................................    11       11        5
      Foreign.....................................................    29       21       16
                                                                    ----     ----     ----
                                                                     113       30       70
                                                                    ----     ----     ----
    Deferred:
      U.S. Federal................................................    22       32      (55)
      Foreign and other...........................................    15        2       12
                                                                    ----     ----     ----
                                                                      37       34      (43)
                                                                    ----     ----     ----
                                                                    $150     $ 64     $ 27
                                                                    ====     ====     ====

---------------
* The provision (benefit) for income tax was computed in accordance with tax sharing arrangements among the Company, ITT Industries and ITT that generally require that such provision (benefit) be computed as if the Company were a stand-alone entity. The primary exception to the stand-alone computation between ITT Industries and ITT relates to the utilization of foreign tax credits. The arrangements allow for the realization of such credits since they were utilized by ITT Industries in the respective consolidated tax returns. On a pro forma basis, the Company's tax provision, on a stand alone basis, would have been $146, $71 and $33 for the years ended December 31, 1996, 1995 and 1994, respectively.

     No provision was made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $268 since these amounts are permanently reinvested.

     Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Deferred tax assets (liabilities) include the following:

                                                                     DECEMBER 31,
                                                      -------------------------------------------
                                                             1996                    1995
                                                      -------------------     -------------------
                                                       U.S.       FOREIGN      U.S.       FOREIGN
                                                      FEDERAL     & OTHER     FEDERAL     & OTHER
                                                      -------     -------     -------     -------
    Plant, property and equipment...................   $(177)      $ (74)      $(184)      $ (12)
    Allowances for doubtful accounts................      50          --          45          --
    Employee benefits...............................      32          --          30          --
    Other...........................................      (5)        (12)         26          (6)
                                                       -----        ----       -----        ----
                                                       $(100)      $ (86)      $ (83)      $ (18)
                                                       =====        ====       =====        ====

     A reconciliation of the tax provision at the U.S. statutory rate to the provision for income tax as reported is as follows:

                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Tax provision at U.S. statutory rate...........................  $119     $63      $23
    Tax on repatriation of foreign earnings........................     1     (18)      --
    Non-deductible goodwill........................................    10       9       --
    Foreign tax rate differential..................................     6      (2)      (1)
    U.S. state and local income taxes..............................     8       8        3
    Other..........................................................     6       4        2
                                                                     ----     ---      ---
    Provision for income tax.......................................  $150     $64      $27
                                                                     ====     ===      ===

DEBT

     Debt consisted of the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Bank loans and other short-term............................  $  467     $  269
        Long-term..................................................     817        516
        Allocated debt of ITT......................................   2,095      2,131
                                                                     ------     ------
                                                                     $3,379     $2,916
                                                                     ======     ======

     The weighted average interest rate for bank loans and other short-term borrowings was 8.0% at December 31, 1996 and 9.6% at December 31, 1995 and their fair values approximated carrying value. This average is composed of interest rates on non-U.S. dollar denominated indebtedness. The estimated fair value of long-term debt at December 31, 1996 and 1995 was $2,863 and $2,696, respectively, and was determined based on quoted market prices and/or discounted cash flows using the Company's incremental borrowing rates for similar arrangements.

     Long-term debt consisted of the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                 DESCRIPTION                            1996     1995
        --------------------------------------------------------------  ----     ----
        8.875% senior subordinated notes due 2002.....................  $150     $150
        5.9%-10.1% domestic mortgage loans due 1998-2001..............   152      151
        4.75%-14.26% foreign loans due 1997-2009......................   514      204
        Other.........................................................     1       11
                                                                        ----     ----
        Total.........................................................   817      516
        Less current maturities.......................................   (19)     (13)
                                                                        ----     ----
                                                                        $798     $503
                                                                        ====     ====

     The aggregate maturities of long-term debt are $19 in 1997, $51 in 1998, $-- in 1999, $17 in 2000, $255 in 2001, and $475 thereafter. Assets pledged to secure indebtedness (including mortgage loans) amounted to $535 as of December 31, 1996.

     ITT's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. ITT maintains lines of credit under which bank loans and other short-term debt are drawn. On November 4, 1996, ITT renewed its two major revolving credit facilities ("Revolvers") with syndicate banks totaling $3.0 billion (five-year facility of $2.0 billion; 364-day facility of $1.0 billion). In addition, smaller credit lines are maintained by ITT's foreign subsidiaries. ITT had approximately $1.8 billion of available borrowing capacity under the Revolvers as of December 31, 1996. As of December 31, 1996 and

1995, $1,102 and $1,329 of commercial paper has been classified as long-term since it is anticipated that the Company will enter into similar credit arrangements upon consummation of the Distributions.

     Prior to the Distributions, ITT intends to realign its existing indebtedness. As part of the debt realignment, ITT will commence a tender offer for all publicly held debt securities issued by ITT and repay certain other debt. This tender offer will be financed by a combination of new lines of credit of the Company and ITT. Upon completion of the debt realignment, ITT will have approximately $1.0 billion of debt and the Company will have the remaining debt. Consequently, interest expense was allocated at a rate equivalent to the weighted average interest rate attributable to the allocated corporate debt, which was 7.5% for 1996, 1995 and 1994. Total pre-tax interest allocated to ITT was $75, $71 and $67 in 1996, 1995 and 1994, respectively.

     ITT corporate debt, including allocated indebtedness, consisted of the following:

                                                                       DECEMBER 31,
                                                                    ------------------
                               DESCRIPTION                           1996        1995
        ----------------------------------------------------------  -------     ------
        Commercial paper
          (5.75% and 5.94% weighted average rate in 1996 and 1995,
             respectively)........................................  $ 1,102     $1,329
        6.25% notes due 2000......................................      698        698
        6.75% notes due 2003......................................      250         --
        6.75% notes due 2005......................................      449        449
        7.375% debentures due 2015................................      448        448
        7.75% debentures due 2025.................................      148        148
                                                                     ------     ------
        Total.....................................................    3,095      3,072
        Less indebtedness classified in net liabilities of
          discontinued operations.................................   (1,000)      (941)
                                                                     ------     ------
                                                                    $ 2,095     $2,131
                                                                     ======     ======

DISCONTINUED OPERATIONS

     As more fully discussed in "Distributions and Basis of Presentation", the assets and liabilities of ITT World Directories and ITT Educational are included in Net Liabilities of Discontinued Operations and Net Assets of Discontinued Operations, respectively. Summary financial information of the discontinued operations is as follows:

ITT World Directories

Balance Sheet Data:

                                                                      DECEMBER 31,
                                                                    -----------------
                                                                     1996       1995
                                                                    -------     -----
        Total assets..............................................  $   510     $ 519
        Total liabilities.........................................     (318)     (387)
        Allocated debt of ITT.....................................   (1,000)     (941)
                                                                    -------     -----
        Net liabilities of discontinued operations................  $  (808)    $(809)
                                                                    =======     =====

Income Statement Data:

                                                                1996     1995     1994
                                                                ----     ----     ----
        Revenues..............................................  $647     $654     $646
                                                                ====     ====     ====
        Operating income......................................  $208     $160     $141
        Interest expense, net.................................    72       77       76
        Miscellaneous expense, net............................     1       --       --
        Income tax expense....................................    50       42       26
        Minority equity.......................................    31       20       16
                                                                ----     ----     ----
        Earnings from discontinued operations.................  $ 54     $ 21     $ 23
                                                                ====     ====     ====

ITT Educational Services

Balance Sheet Data:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ----     ----
        Total assets..................................................  $134     $113
        Total liabilities.............................................   (77)     (69)
                                                                        ----     ----
        Net assets of discontinued operations.........................  $ 57     $ 44
                                                                        ====     ====

Income Statement Data:

                                                                1996     1995     1994
                                                                ----     ----     ----
        Revenues..............................................  $232     $202     $187
                                                                 ===      ===      ===
        Operating income......................................  $ 21     $ 14     $ 12
        Interest income.......................................     4        5       --
        Miscellaneous expense, net............................     1       --       --
        Income tax expense....................................    10        8        5
        Minority equity.......................................     2        2       --
                                                                 ---      ---      ---
        Earnings from discontinued operations.................  $ 12     $  9     $  7
                                                                 ===      ===      ===

EMPLOYEE BENEFIT PLANS

     Pension Plans. The Company and its subsidiaries sponsor numerous pension plans. The plans are funded with trustees, except in some countries outside the U.S. where funding is not required. The plans' assets are comprised of a broad range of domestic and foreign equity securities, fixed income investments and real estate. Prior to the 1995 Spin-off, certain employees of the Company participated in the ITT Salaried Retirement Plan sponsored by ITT Industries. Subsequent to the 1995 Spin-off, those employees became participants of the Company plans.

     Total pension expenses were:

                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Defined Benefit Plans
      Service cost................................................  $ 22     $ 15     $  9
      Interest cost...............................................    22       14       12
      Return on assets............................................   (28)     (29)      (1)
      Net amortization and deferral...............................    15       16       (9)
                                                                    ----     ----     ----
      Net periodic pension cost...................................    31       16       11
    Defined contribution savings plans............................    10        5        5
    Other.........................................................    10        4        3
                                                                    ----     ----     ----
    Total pension expense.........................................  $ 51     $ 25     $ 19
                                                                    ====     ====     ====

     U.S. pension expenses included in the net periodic pension costs in the table above were $22, $9 and $9 for 1996, 1995 and 1994, respectively.

     The following table sets forth the funded status of the Company's pension plans, amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1996 and 1995, and the principal weighted average assumptions inherent in their determination:

                                                                   1996
                                        -----------------------------------------------------------
                                                 DOMESTIC                         FOREIGN
                                        ---------------------------     ---------------------------
                                          ASSETS        ACCUMULATED       ASSETS        ACCUMULATED
                                          EXCEED         BENEFITS         EXCEED         BENEFITS
                                        ACCUMULATED       EXCEED        ACCUMULATED       EXCEED
                                         BENEFITS         ASSETS         BENEFITS         ASSETS
                                        -----------     -----------     -----------     -----------
    Actuarial present value of benefit
      obligations:
      Vested benefit obligation.......     $ 138           $  45           $  39           $  29
      Accumulated benefit
         obligation...................     $ 154           $  49           $  39           $  29
                                          ======          ======          ======          ======
    Projected benefit obligation......     $ 188           $  63           $  42           $  31
    Plan assets at fair value.........       184              --              45              --
                                          ------          ------          ------          ------
    Projected benefit obligation
      (in excess of) less than plan
      assets..........................        (4)            (63)              3             (31)
    Unrecognized net (gain)/loss......        (6)              4               2              --
    Unrecognized net obligation.......        17               8              --               2
                                          ------          ------          ------          ------
    Pension asset (liability)
      recognized in the consolidated
      balance sheet...................     $   7           $ (51)          $   5           $ (29)
                                          ======          ======          ======          ======
    Discount rate.....................      7.50%           7.50%           7.44%           7.44%
    Rate of return on invested
      capital.........................      9.75%           9.75%           8.09%           8.09%
    Salary increase assumption........      4.50%           4.50%           5.43%           5.43%

                                                                   1995
                                        -----------------------------------------------------------
                                                 DOMESTIC                         FOREIGN
                                        ---------------------------     ---------------------------
                                          ASSETS        ACCUMULATED       ASSETS        ACCUMULATED
                                          EXCEED         BENEFITS         EXCEED         BENEFITS
                                        ACCUMULATED       EXCEED        ACCUMULATED       EXCEED
                                         BENEFITS         ASSETS         BENEFITS         ASSETS
                                        -----------     -----------     -----------     -----------
    Actuarial present value of benefit
      obligations:
      Vested benefit obligation.......     $ 121           $  45           $  --           $  28
      Accumulated benefit
         obligation...................     $ 137           $  48           $  --           $  28
                                           =====           =====           =====           =====
    Projected benefit obligation......     $ 190           $  57           $   1           $  30
    Plan assets at fair value.........       167               1               1              --
                                           -----           -----           -----           -----
    Projected benefit obligation in
      excess of plan assets...........       (23)            (56)             --             (30)
    Unrecognized net loss.............        33              16              --              --
    Unrecognized net obligation.......        --               8              --               3
                                           -----           -----           -----           -----
    Pension asset (liability)
      recognized in the consolidated
      balance sheet...................     $  10           $ (32)          $  --           $ (27)
                                           =====           =====           =====           =====
    Discount rate.....................      7.50%           7.50%           7.08%           7.08%
    Rate of return on invested
      capital.........................      9.75%           9.75%           7.51%           7.51%
    Salary increase assumption........      6.00%           6.00%           5.42%           5.42%

     Retirement Savings Plan. The Company maintains a qualified retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to contribute from 2% to 16% of their pretax pay subject to certain limits, as defined. The Company contributes an amount equal to 1% of an eligible employee's pay to the plan regardless of each employee's individual contribution decision. Employees are 100% vested in this contribution at all times. In addition, the Company matches 50% of eligible employees contributions to the plan up to a maximum of 5% of pretax pay. This matching contribution is 20% vested each year and fully vested after five years of employment with the Company. Both the retirement and matching contributions made by the Company are invested in the Company common stock. Contribution expense related to this plan was $10 in 1996. Prior to the 1995 Spin-off, the Company participated in ITT Industries' Investment and Savings Plans. The contribution expenses related to these plans which were charged to the Company were $9 in 1995 and $4 in 1994.

     Postretirement Health and Life. The Company and its subsidiaries provide health care and life insurance benefits for certain eligible retired employees. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expenses were comprised of the following:

                                                                       1996    1995    1994
                                                                       ---     ---     ---
    Service cost.....................................................  $ 1     $ 1     $ 1
    Interest cost....................................................    2       2       1
    Return on assets.................................................   (2)     (2)     --
    Net amortization and deferral....................................   (1)     --      (1)
                                                                       ---     ---     ---
    Net periodic expense.............................................  $--     $ 1     $ 1
                                                                       ===     ===     ===

     The following table sets forth the funded status of the postretirement benefit plans other than pensions, amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1996 and 1995 and the principal weighted average assumptions inherent in their determination:

                                                                        1996     1995
                                                                        ----     ----
        Accumulated postretirement benefit obligation.................  $ 23     $ 26
        Plan assets at fair value.....................................    14       10
                                                                        ----     ----
        Accumulated postretirement benefit obligation in excess of
          plan assets.................................................    (9)     (16)
        Unrecognized net gain.........................................    (8)      (2)
        Unrecognized past service liability...........................    (4)      (4)
                                                                        ----     ----
        Liability recognized in the consolidated balance sheet........  $(21)    $(22)
                                                                        ====     ====
        Discount rate.................................................  7.50%    7.50%
        Rate of return on invested assets.............................  9.75%    9.75%
        Ultimate health care trend rate...............................  5.00%    6.00%
                                                                        ====     ====

     The assumed rate of future increases in the per capita cost of health care (the "health care trend rate") was 8.3% for 1996, decreasing ratably to 5.0% in the year 2001 and remaining at that level thereafter. Increasing the table of health care trend rates by 1% per year would have the effect of increasing the accumulated postretirement benefit obligation by $1 and the annual expense by $--. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered active employees.

LEASES AND RENTALS

     As of December 31, 1996, minimum rental commitments under operating leases were $36, $33, $31, $28 and $27 for 1997, 1998, 1999, 2000, and 2001,
respectively. For the remaining years, such commitments amounted to $188, aggregating total minimum lease payments of $343.

     Rental expenses for operating leases were $47, $50 and $48 in 1996, 1995 and 1994, respectively.

CAPITAL STOCK

     The Company is authorized to issue 50 million shares of preferred stock, none of which was outstanding at December 31, 1996.

     The Company expects to issue one Series A Participating Cumulative Preferred Stock Purchase Right (a "Right") for each share of the Company's common stock issued in the Destinations Distribution. Additionally, Rights will be issued in respect of common stock subsequently issued until the Rights Distribution Date, as defined, and, in certain circumstances, with respect to common stock issued after the Rights Distribution Date. In the event a person or group has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock or certain specified tender offers occur for more than 15% of the common stock, or in the event the Company is acquired in a merger or other business combination or certain other specified events occur, the Right will entitle each holder, subject to certain exceptions, to purchase the number of 1/1,000ths of a share of Series A Participating Cumulative Preferred Stock of the Company equivalent to the number of shares of the Company common stock or common stock of the surviving corporation or other specified entity, as applicable, which have a market value of twice the specified Purchase Price at the relevant date. The Rights, which do not have voting rights, will expire on the tenth anniversary of the related rights agreement and will be redeemable by the Company at any time at a price of $.01 per Right.

STOCK INCENTIVE PLANS

     Concurrent with the 1995 Spin-off, ITT adopted the 1995 ITT Corporation Incentive Stock Plan (the "1995 Plan") for key employees. The 1995 Plan provides for the granting of nonqualified or incentive stock options, stock appreciation rights payable in stock or cash, performance shares, restricted stock or any combination of the foregoing. Awards may be made under the 1995 Plan through the year 2005.

     In connection with the 1995 Spin-off, ITT granted substitute stock options to acquire 6,276,596 of ITT's common shares, all of which were outstanding at December 31, 1995. These substitute options replaced 2,627,591 options which were outstanding prior to the 1995 Spin-off, and maintain the same economic value, vesting, expiration dates and other restrictions, terms and conditions which existed under the ITT Industries stock incentive plans.

     The 1995 Plan limits awards to employees to no more than 1.5% of the issued and outstanding shares (including treasury shares) on the last day of each year plus any unused portions of such limit carried over from prior years. Additionally, no more than 5,000,000 shares may be available for incentive stock options and no more than 20% of the total may be available for awards of restricted stock or performance shares under the 1995 Plan. No more than 10% of the annual limit may be granted to any one person. The exercise price of each stock option granted is equal to the closing price of ITT's common stock on the date of grant. Generally, stock options have a maximum term of ten years and vest ratably over a three year period from the date of grant. Options granted to senior officers of ITT vest after nine years from the grant date or upon attaining certain defined market price levels of ITT's common stock, whichever occurs first.

     The following table summarizes ITT's stock option activity as of and for the year ended December 31, 1996:

                                                                           WEIGHTED-AVERAGE
                                                                            EXERCISE PRICE
                                                                OPTIONS       PER SHARE
                                                               ---------   ----------------
      Outstanding at the Spin-off Date and at December 31,
        1995.................................................  6,276,596        $37.24
      Granted................................................  1,741,546        $55.80
      Exercised..............................................   (288,107)       $33.84
      Forfeited..............................................   (116,256)       $49.66
                                                               ---------
      Outstanding at December 31, 1996.......................  7,613,779        $41.43
                                                               =========
      Exercisable at December 31, 1996.......................  5,035,111        $36.31
                                                               =========

     The following table summarizes information about ITT's outstanding stock options at December 31, 1996:

                                     OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    ------------------------------------------------------     --------------------------------
                       NUMBER        WEIGHTED-AVERAGE     WEIGHTED-AVERAGE       NUMBER        WEIGHTED-AVERAGE
   RANGE OF         OUTSTANDING         REMAINING             EXERCISE         EXERCISABLE         EXERCISE
EXERCISE PRICES     AT 12/31/96*     CONTRACTUAL LIFE       PRICE/SHARE         12/31/96         PRICE/SHARE
---------------     ------------     ----------------     ----------------     -----------     ----------------
$18.00 - $25.04         609,456      4.5 years....             $20.03              609,456          $20.03
$27.81 - $40.14       3,180,439      7.3 years....             $35.17            2,972,005          $35.14
$41.97 - $62.13       3,823,884      8.7 years....             $50.04            1,453,650          $45.54
                      ---------                                                  ---------
                      7,613,779                                                  5,035,111
                      =========                                                  =========

---------------
* Included in the number of shares outstanding at December 31, 1996, are 696,000 non exercisable options, granted on February 6, 1996 at an exercise price of $55.88, that will become exercisable in whole or in part upon achievement of specified market prices for ITT's common stock or fully exercisable after the passage of nine years from the date of grant, whichever occurs first.

     ITT applies APB Opinion 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for the 1995 Plan. Accordingly, no compensation cost has been recognized for grants of stock options from the 1995 Plan. Had compensation cost for those grants been determined based on the fair value at the grant dates consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", ITT's net income and earnings per share would have been reduced by $20 ($0.18 per share) and $6 ($0.05 per share) in 1996 and 1995, respectively. During the initial phase-in period, the effects of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year. In addition, pro forma compensation expense may vary due to the impact of accelerated vesting of certain employee stock options. The fair value of each option grant used in the above pro forma amounts is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of zero for all years; expected volatility of 33 percent for all years; risk free interest rates of 5.3 percent and 6.4 percent; and an expected life of 4 years for all options. The weighted-average fair value of each option granted during 1996 was $19.12.

     In addition to the 1995 Plan, ITT maintains a restricted stock plan for non-employee directors called the 1996 Restricted Stock Plan for Non-Employee Directors (the "1996 Restricted Stock Plan"). ITT has reserved 120,000 common shares for grants under the 1996 Restricted Stock Plan. Under this plan, grants of restricted shares are made automatically on the date of each Annual Meeting of Stockholders to each non-employee director elected at the meeting, or continuing in office following the meeting. The amount of each award is equal to (and in lieu of) the annual retainer in effect for the calendar year within which the award date falls, divided by the fair market value of ITT's common stock. Grants of approximately 7,000 restricted shares, resulting in $1 of expense, were made under this plan in 1996, all of which were outstanding on December 31, 1996. These shares are expected to vest on various dates from June 1999 through May 2001.

     ITT converted 127,401 substitute restricted common shares from the ITT Industries employee stock incentive plans on the date of the 1995 Spin-off, all of which were outstanding at December 31, 1995. During 1996, 7,964 of these restricted shares vested. The remaining 119,437 restricted shares, which were outstanding at December 31, 1996, are expected to vest on various dates from April 1997 through January 2001. Amortization expense recorded during 1996 was $1 related to these employee restricted stock awards.

     Upon the occurrence of an acceleration event, as defined, all outstanding stock options will become immediately exercisable for 60 days beginning on the date of the event. Additionally, limited stock appreciation rights ("Rights") will be automatically granted for each outstanding option and become exercisable for 60 days beginning with the day after the acceleration event. Such Rights allow option holders to receive, when exercised, cash payments equal to the spread between a formula market price and the applicable option price, less withholding taxes.

     As of the date of the Distributions, the number and exercise price of all stock options and restricted common shares outstanding will be adjusted to recognize the effect of the Distribution. This adjustment will increase the number of stock options and restricted common shares and reduce the exercise price of these shares to reflect the value of the common stock of the Company and ITT Educational which will be distributed to ITT's stockholders.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has entered into three forward exchange contracts with major financial institutions to hedge exchange rate exposure on the Company's foreign currency denominated assets. The contractual amounts of these hedges at December 31, 1996 and 1995, were $300 and $250, respectively. The contracts mature in 1997. Under these contracts, $250 represents hedges of dollars against French francs while $50 represents a hedge of U.K. pounds against Belgian francs. The total unrealized losses on these contracts at December 31, 1996 and 1995 were $25 and $36, respectively, and approximate the fair value of these contracts. The fair value of forward exchange contracts is the estimated amount the Company would pay to terminate the contracts at the reporting date.

     From time to time the Company uses derivatives to manage its exposure to interest rate fluctuations on its variable rate debt in U.S. dollars and other currencies. The Company currently has three interest rate swaps in place with an aggregate notional amount of $95 in which the Company pays fixed rates and receives variable rates. The estimated unrealized loss on these interest rate swaps was $8 at December 31, 1996. The unrealized loss represents the amount the Company would pay to terminate the swap agreements based on current interest rates.

NEW ACCOUNTING PRONOUNCEMENT

     In March 1997, the Financial Accounting Standards Board issued SFAS No.128 "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires replacement of primary and fully diluted earnings per share with basic and diluted earnings per share. The impact of SFAS No.128 to the Company's current presentation is immaterial for all periods presented.

COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are involved in various legal matters, some of which include claims for substantial sums. Reserves have been established when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does not expect that the resolution of all legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow.

     The Company has guaranteed certain loans and commitments of various ventures to which it is a party. These commitments, which in the aggregate were approximately $130 at December 31, 1996, are not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

     For purposes of governing certain of the ongoing relationships between the Company and ITT Industries after the 1995 Spin-off, the Company and ITT Industries have entered into various agreements including a Distribution Agreement, Employee Benefits Services and Liability Agreement, Tax Allocation Agreement and Intellectual Property Transfer and License Agreements. The Company may be liable to or due reimbursement from ITT Industries relating to the resolution of certain matters under these agreements.

     In order to assist in the orderly transition of ITT, the Company and ITT Educational into separate, publicly held companies, the Company intends to modify, amend or enter into certain contractual agreements with ITT and ITT Educational, including distribution agreements, tax allocation agreements (see "Income Tax"), an employee benefits agreement and other ancillary agreements. These agreements will provide, among other things, that: (i) the Company will become the sole sponsor of the ITT Retirement Plan for Salaried Employees, the ITT Investment Savings Plan, and various ITT welfare benefit plans; (ii) an allocation of responsibilities for tax payments owing in respect of the Distributions will be made among ITT, the Company and ITT Educational; (iii) ITT and ITT Educational will retain specific insurance policies relating to their businesses and will continue to have rights and obligations under certain parent-company level insurance policies of ITT; and (iv) the Company may provide certain transition services to ITT World Directories and ITT Educational for a limited period of time following the Distributions. The Company may be liable to or due reimbursement from ITT and/or ITT Educational relating to the resolution of certain matters under these agreements.

SUBSEQUENT EVENTS

     On January 31, 1997, Hilton Hotels Corporation ("Hilton") commenced a tender offer for approximately 50.1% of the outstanding shares of ITT's common stock (the "Hilton Tender Offer") at $55 per share, net to the seller in cash and without interest upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 31, 1997 and the related Letter of Transmittal. The Hilton Tender Offer has been extended to September 29, 1997.

     Hilton has announced that, if the Hilton Tender Offer succeeds, it will obtain the entire equity interest in ITT by merging ITT with Hilton or a subsidiary of Hilton (the "Squeeze Out Merger" and, together with the Hilton Tender Offer, the "Hilton Transaction") in a transaction pursuant to which all shares not tendered and purchased pursuant to the Hilton Tender Offer (other than shares owned by Hilton and its subsidiaries or held in ITT's treasury) would be converted into the right to receive a number of shares of Hilton common stock, par value $2.50 per share, having a nominal value of $55 per share, subject to unspecified collar provisions. The Hilton Transaction is more fully described in the Tender Offer Statement on Schedule 14D-1 filed by Hilton with the Securities and Exchange Commission.

     During the 1997 first quarter, ITT recorded a $58 pretax charge to restructure and rationalize its World Headquarters operations. Of the total pretax charge, $28 represents severance and other related employee termination costs associated with the elimination of nearly 115 positions. It is expected that the majority of the severance costs will be paid by the end of 1997. The balance of the restructuring charge ($30 pretax) relates to charges for reduced facilities utilization.

                      QUARTERLY RESULTS FOR 1996 AND 1995
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                -----------------------------------------------
                                                MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    YEAR
                                                --------   -------   ------------   -----------   ------
1996
Revenues......................................   $1,290    $ 1,450      $1,430        $ 1,548     $5,718
Costs and Expenses............................   $1,203    $ 1,305      $1,309        $ 1,402     $5,219
Income from continuing operations.............   $   24    $    62      $   49        $    48     $  183
Income (loss) from discontinued operations....   $   (4)   $    34      $   18        $    18     $   66
                                                 ------     ------      ------         ------     ------
Net income....................................   $   20    $    96      $   67        $    66     $  249
                                                 ======     ======      ======         ======     ======
Earnings Per Share Income from continuing
  operations..................................   $  .20    $   .52      $  .42        $   .41     $ 1.55
  Income (loss) from discontinued
     operations...............................   $( .03)   $   .29      $  .15        $   .16     $  .56
                                                 ------     ------      ------         ------     ------
  Net income..................................   $  .17    $   .81      $  .57        $   .57     $ 2.11
                                                 ======     ======      ======         ======     ======

1995
Revenues......................................   $1,169    $ 1,371      $1,420        $ 1,436     $5,396
Costs and Expenses............................   $1,112    $ 1,261      $1,323        $ 1,306     $5,002
Income from continuing operations.............   $   14    $    18      $   50        $    35     $  117
Income (loss) from discontinued operations....   $   (7)   $    28      $   --        $     9     $   30
                                                 ------     ------      ------         ------     ------
Net income....................................   $    7    $    46      $   50        $    44     $  147
                                                 ======     ======      ======         ======     ======
Earnings Per Share (Pro Forma through
  September 30)
  Income from continuing operations...........   $  .12    $   .15      $  .42        $   .30     $  .98
  Income (loss) from discontinued
     operations...............................   $ (.06)   $   .24      $   --        $   .07     $  .26
                                                 ------     ------      ------         ------     ------
  Net income..................................   $  .06    $   .39      $  .42        $   .37     $ 1.24
                                                 ======     ======      ======         ======     ======

                          BUSINESS SEGMENT INFORMATION
                                 (IN MILLIONS)

                                                          REVENUES                  INCOME
                                                  ------------------------   ---------------------
                                                   1996     1995     1994    1996    1995    1994
                                                  ------   ------   ------   -----   -----   -----
Hotels..........................................  $4,433   $4,164   $3,700   $ 371   $ 197   $ 152
Gaming..........................................   1,066      944       --     212     168      --
                                                  ------   ------   ------   -----   -----   -----
  Ongoing Segments..............................   5,499    5,108    3,700     583     365     152
Dispositions....................................     219      288      176      (1)     34       9
                                                  ------   ------   ------   -----   -----   -----
  Total Segments................................   5,718    5,396    3,876     582     399     161
Other...........................................                               (83)     (5)    (22)
                                                                             -----   -----   -----
                                                                               499     394     139
Interest expense, net...........................                              (162)   (219)    (55)
Miscellaneous income (expense), net.............                                 3       5     (17)
Provision for income taxes......................                              (150)    (64)    (27)
Minority equity.................................                                (7)      1       4
                                                                             -----   -----   -----
Income from continuing operations...............                               183     117      44
Discontinued operations.........................                                66      30      30
                                                  ------   ------   ------   -----   -----   -----
                                                  $5,718   $5,396   $3,876   $ 249   $ 147   $  74
                                                  ======   ======   ======   =====   =====   =====

                                                                 GROSS PLANT
                                     IDENTIFIABLE ASSETS          ADDITIONS           DEPRECIATION
                                   ------------------------   ------------------   ------------------
                                    1996     1995     1994    1996   1995   1994   1996   1995   1994
                                   ------   ------   ------   ----   ----   ----   ----   ----   ----
Hotels...........................  $4,543   $3,774   $3,484   $267   $278   $123   $125   $106   $ 70
Gaming...........................   2,481    2,269       --    206    100     --     31     44     --
Dispositions.....................     412      372      345     51     35    102     13     11      6
                                   ------   ------   ------   ----   ----   ----   ----   ----   ----
Total Segments...................   7,436    6,415    3,829    524    413    225    169    161     76
Other............................   1,486    1,810      806     39      3      4      7      8      8
                                   ------   ------   ------   ----   ----   ----   ----   ----   ----
                                   $8,922   $8,225   $4,635   $563   $416   $229   $176   $169   $ 84
                                   ======   ======   ======   ====   ====   ====   ====   ====   ====

     Hotels: Operates a worldwide network of hotels and resorts under the Sheraton name, including the hotels and resorts in the ITT Sheraton Luxury Collection.

     Gaming: Includes the casino operations of ITT Sheraton Gaming Corporation and effective January 31, 1995, includes the newly acquired operations of Caesars. Caesars owns and operates three hotel/casinos in Las Vegas and Stateline, Nevada, and in Atlantic City, New Jersey. In conjunction with another entity, Caesars manages a casino owned by the Ontario government in Windsor, Canada.

     "Dispositions" include the operating results of certain gaming operations which are held for sale in Las Vegas, Nevada and Tunica, Mississippi.

     "Income" consists of gross profit on revenues less operating expenses incurred. "Other" includes non-operating income and corporate expenses. Intercompany revenues, which are priced on an arm's-length basis, are not material.

                   GEOGRAPHICAL INFORMATION -- TOTAL SEGMENTS
                                 (IN MILLIONS)

                                       REVENUES            OPERATING INCOME      IDENTIFIABLE ASSETS
                               ------------------------   ------------------   ------------------------
                                1996     1995     1994    1996   1995   1994    1996     1995     1994
                               ------   ------   ------   ----   ----   ----   ------   ------   ------
U.S..........................  $3,209   $3,038   $1,841   $358   $240   $ 67   $4,596   $4,281   $2,151
Western Europe...............     890      827      625     91     48      5    1,920    1,544    1,041
Canada and Other.............   1,619    1,531    1,410    133    111     89      920      590      637
                               ------   ------   ------   ----   ----   ----   ------   ------   ------
Total Segments...............  $5,718   $5,396   $3,876   $582   $399   $161   $7,436   $6,415   $3,829
                               ======   ======   ======   ====   ====   ====   ======   ======   ======

                             ITT DESTINATIONS, INC.

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                    SIX
                                                                               MONTHS ENDED
                                                                                 JUNE 30,
                                                                             -----------------
                                                                              1997       1996
                                                                             ------     ------
Revenues...................................................................  $2,815     $2,740
Costs and expenses:
  Salaries, benefits and other operating...................................   2,129      2,060
  Selling, general and administrative......................................     335        334
  Restructuring charge.....................................................      58         --
  Depreciation and amortization............................................     134        114
                                                                             ------     ------
                                                                              2,656      2,508
                                                                             ------     ------
                                                                                159        232
Interest expense, net......................................................     (76)       (83)
Gain on sale of Alcatel Alsthom shares.....................................     183         --
Gain on sale of investment in Madison Square Garden........................     200         --
Miscellaneous income (expense), net........................................     (18)         9
                                                                             ------     ------
                                                                                448        158
Provision for income taxes.................................................    (189)       (70)
Minority equity............................................................      --         (2)
                                                                             ------     ------
Income from continuing operations..........................................     259         86
Discontinued operations....................................................      20         30
                                                                             ------     ------
Net income.................................................................  $  279     $  116
                                                                             ======     ======
Earnings per share:
  Income from continuing operations........................................  $ 2.19     $  .72
  Income from discontinued operations......................................     .18        .25
                                                                             ------     ------
  Net income...............................................................  $ 2.37     $  .97
                                                                             ======     ======
Weighted average common and common equivalent shares.......................     118        119
                                                                             ======     ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                           CONSOLIDATED BALANCE SHEET
                    (IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

                                                                       JUNE 30,       DECEMBER 31,
                                                                         1997             1996
                                                                      -----------     ------------
                                                                      (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.........................................    $   312          $  205
  Marketable securities.............................................         --             599
  Accounts receivable, net..........................................        403             435
  Inventories.......................................................         56              58
  Prepaid expenses and other........................................        148             102
                                                                         ------          ------
          Total current assets......................................        919           1,399
Plant, property and equipment, net..................................      4,465           4,700
Investment in Madison Square Garden.................................         85             533
Other investments...................................................        349             386
Long-term receivables, net..........................................        210             178
Other assets........................................................        400             346
Goodwill, net.......................................................      1,290           1,323
Net assets held for sale............................................        339              --
Net assets of discontinued operations...............................         63              57
                                                                         ------          ------
                                                                        $ 8,120          $8,922
                                                                         ======          ======
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
  Accounts payable..................................................    $   262          $  257
  Accrued expenses..................................................        484             451
  Notes payable and current maturities of long-term debt............        403             486
  Accrued taxes.....................................................        201             171
                                                                         ------          ------
          Total current liabilities.................................      1,350           1,365
Allocated debt of ITT...............................................      1,098           2,095
Other long-term debt................................................        691             798
Deferred income taxes...............................................        184             186
Other liabilities...................................................        438             378
Net liabilities of discontinued operations..........................        815             808
Minority interest...................................................        198             218
                                                                         ------          ------
                                                                          4,774           5,848
                                                                         ------          ------
Stockholders equity:
  Common stock: authorized 200,000,000 shares, no par or stated
     value, outstanding 116,528,691 and 116,366,176 shares,
     respectively...................................................      2,903           2,897
  Cumulative translation adjustment.................................        (77)             (2)
  Unrealized loss on securities.....................................         --             (62)
  Retained earnings.................................................        520             241
                                                                         ------          ------
     Total stockholders equity......................................      3,346           3,074
                                                                         ------          ------
                                                                        $ 8,120          $8,922
                                                                         ======          ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                                   SIX
                                                                              MONTHS ENDED
                                                                                JUNE 30,
                                                                            -----------------
                                                                             1997       1996
                                                                            -------     -----
OPERATING ACTIVITIES
Net income................................................................  $   279     $ 116
Discontinued operations...................................................      (20)      (30)
                                                                               ----      ----
  Income from continuing operations.......................................      259        86
Adjustments to income from continuing operations:
  Depreciation and amortization...........................................      134       114
  Provision for doubtful receivables......................................       19        17
  Gain on divestments -- pretax...........................................     (411)      (20)
Changes in working capital:
  Receivables.............................................................      (17)      (17)
  Inventories.............................................................       (2)       (7)
  Accounts payable........................................................      (22)      (37)
  Accrued expenses........................................................       41       (36)
Accrued and deferred taxes................................................       25         1
Other, net................................................................      (25)        7
                                                                               ----      ----
Cash from continuing operations...........................................        1       108
Cash (to)/from discontinued operations....................................      (23)       24
                                                                               ----      ----
  Cash (used for)/from operating activities...............................      (22)      132
                                                                               ----      ----
INVESTING ACTIVITIES
Additions to plant, property and equipment................................     (470)     (233)
Proceeds from divestments.................................................    1,597       219
Collection of Cablevision note receivable.................................      169        --
Acquisitions..............................................................      (29)      (75)
Other, net................................................................      (34)        7
                                                                               ----      ----
  Cash from/(used for) investing activities...............................    1,233       (82)
                                                                               ----      ----
FINANCING ACTIVITIES
Short-term debt, net......................................................       (8)       30
Long-term debt issued.....................................................       98       139
Long-term debt repaid.....................................................   (1,197)     (260)
Other, net................................................................        5        50
                                                                               ----      ----
  Cash used for financing activities......................................   (1,102)      (41)
                                                                               ----      ----
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS.........................       (2)        1
                                                                               ----      ----
Increase in cash and cash equivalents.....................................      107        10
Cash and cash equivalents -- Beginning of Period..........................      205       141
                                                                               ----      ----
CASH AND CASH EQUIVALENTS -- END OF PERIOD................................  $   312     $ 151
                                                                               ====      ====
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest................................................................  $    72     $  74
                                                                               ====      ====
  Income taxes............................................................  $   152     $  53
                                                                               ====      ====

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

COMPREHENSIVE PLAN

     At a July 15, 1997 meeting of the Board of Directors of ITT Corporation ("ITT"), the Board approved a comprehensive plan (the "Comprehensive Plan") designed to enhance the value of the ongoing investment of stockholders as well as further the interests of ITT's employees, creditors, customers and the economies and communities in which ITT operates. The major elements of the Comprehensive Plan are:

          (i) A tender offer to repurchase up to 30 million shares (or approximately 25.7% of all the outstanding shares) of ITT's common stock from the public for a price per share of $70, net to the seller in cash (the "Stock Tender Offer"). ITT commenced the Stock Tender Offer on July 17, 1997 and the Stock Tender Offer is currently scheduled to expire at 5:00 p.m., New York City time, on Tuesday, September 9, 1997, unless extended;

          (ii) the pro rata distribution to stockholders of ITT of all the shares of common stock of ITT Destinations, Inc. (the "Company"), a new subsidiary that was formed to hold ITT's hotels and gaming business (the "Destinations Distribution");

          (iii) the pro rata distribution to stockholders of ITT of all the shares of common stock owned by ITT of ITT Educational Services, Inc. ("ITT Educational"), the subsidiary that operates ITT's post-secondary technical education business (the "ITT Educational Distribution" and, together with the Destinations Distribution, the "Distributions"); and

          (iv) the allocation of ITT's indebtedness between its hotels and gaming business and telephone directories publishing business in a manner that is appropriate for the credit capacity and capitalization requirements of each business. In order to effect this allocation, ITT commenced a tender offer (the "Debt Tender Offer") for all of its outstanding public debt on August 11, 1997. The Debt Tender Offer is currently scheduled to expire at 5:00 p.m., New York City time, on Tuesday, September 9, 1997, unless extended.

     Consummation of the Comprehensive Plan is subject to receipt of certain regulatory and other approvals. Following the Distributions, ITT's only direct subsidiary will be ITT World Directories, Inc. ("ITT World Directories"), the subsidiary that operates ITT's telephone directories publishing business and it is expected that ITT will change its name to "ITT Information Services, Inc."

BASIS OF PRESENTATION

     The Company is one of the world's largest hotel and gaming companies. The Company's principal lines of business are hotels and gaming. The hotels segment is comprised of a worldwide hospitality network of over 420 full-service hotels serving three markets: luxury, upscale and mid-price. ITT's hotel operations are represented on every continent and in nearly every major world market. The Company's gaming operations are located in several key domestic jurisdictions. The Company also operates various hotel/casino ventures outside the United States.

     These financial statements represent the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. ITT's historical basis in the assets and liabilities of the Company has been carried over and all majority-owned subsidiaries have been consolidated. All material intercompany transactions and balances have been eliminated.

INTERIM PERIOD FINANCIAL STATEMENTS

     The unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company and it subsidiaries at

June 30, 1997 and their results of operations and cash flows for the six months ended June 30, 1997 and 1996. Interim results are not necessarily indicative of full year performance.

GAMING OPERATIONS

     Casino revenues represent the net win from gaming wins and losses. Revenues exclude the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of such promotional allowances was $75 and $83 for the six months ended June 30, 1997 and 1996, respectively. The estimated cost of such promotional allowances was $59 and $56 for the six months ended June 30, 1997 and 1996, respectively, and has been included in costs and expenses.

     Revenues and costs and expenses of the Gaming operations are comprised of the following:

                                                                                 SIX MONTHS
                                                                                    ENDED
                                                                                  JUNE 30,
                                                                                -------------
                                                                                1997     1996
                                                                                ----     ----
Revenues
  Gaming......................................................................  $473     $526
  Rooms.......................................................................    33       36
  Food and beverage...........................................................    36       39
  Other operations............................................................    53       54
                                                                                ----     ----
          Total...............................................................  $595     $655
                                                                                ====     ====

Cost and Expenses
  Gaming......................................................................  $296     $302
  Rooms.......................................................................    12       13
  Food and beverage...........................................................    34       35
  Other operations............................................................    28       25
  Selling, general and administrative.........................................    91      105
  Depreciation and amortization...............................................    41       39
  Provision for doubtful accounts.............................................    14       14
                                                                                ----     ----
          Total...............................................................  $516     $533
                                                                                ====     ====

DISCONTINUED OPERATIONS

     As more fully discussed in "Distributions and Basis of Presentation," the assets and liabilities of ITT World Directories and ITT Educational are included in Net Liabilities of Discontinued Operations and Net Assets of Discontinued Operations, respectively. Summary financial information of the discontinued operations is as follows:

ITT World Directories

Balance Sheet Data:

                                                               JUNE 30,       DECEMBER 31,
                                                                 1997             1996
                                                              -----------     ------------
                                                              (UNAUDITED)
        Total assets........................................    $   459         $    510
        Total liabilities...................................       (274)            (318)
        Allocated debt of ITT...............................     (1,000)          (1,000)
                                                                -------          -------
        Net liabilities of discontinued operations..........    $  (815)        $   (808)
                                                                =======          =======

Income Statement Data:

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                 1997             1996
                                                              -----------     ------------
                                                                      (UNAUDITED)
        Revenues............................................     $ 276            $291
                                                                   ===             ===
        Operating income....................................     $  83            $103
        Interest expense, net...............................        36              37
        Provision for income taxes..........................        19              26
        Minority equity.....................................        13              14
                                                                   ---             ---
        Income from discontinued operations.................     $  15            $ 26
                                                                   ===             ===

ITT Educational Services

Balance Sheet Data:

                                                               JUNE 30,       DECEMBER 31,
                                                                 1997             1996
                                                              -----------     ------------
                                                              (UNAUDITED)
        Total assets........................................     $ 138            $134
        Total liabilities...................................       (75)            (77)
                                                                  ----            ----
        Net assets of discontinued operations...............     $  62            $ 57
                                                                  ====            ====

Income Statement Data:

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                 1997             1996
                                                              -----------     ------------
                                                                      (UNAUDITED)
        Revenues............................................     $ 124            $109
                                                                   ===             ===
        Operating income....................................     $  10            $  7
        Interest income.....................................         2               2
        Miscellaneous expense, net..........................        --               1
        Provision for income taxes..........................         5               4
        Minority equity.....................................         2              --
                                                                   ---             ---
        Earnings from discontinued operations...............     $   5            $  4
                                                                   ===             ===

INVESTMENT IN MADISON SQUARE GARDEN

     On February 18, 1997, the Company received $169 as payment of the remaining amount necessary to equalize the partnership interests of Cablevision and ITT in MSG. On April 15, 1997, ITT entered into a Partnership Interest Transfer Agreement among ITT, ITT Eden Corporation, ITT MSG Inc., Cablevision, Rainbow Media Holdings Inc., Rainbow Garden Corp., Garden L.P. Holding Corp., MSG Eden Corporation and MSG (the "Partnership Interest Transfer Agreement"). Pursuant to the Partnership Interest Transfer Agreement, Cablevision paid ITT $500 in cash on June 17, 1997. ITT also has a "put" option to require Cablevision or MSG to purchase half of ITT's continuing interest in MSG for $75 on June 17, 1998 and the other half of this continuing interest for an additional $75 on June 17, 1999 (or, if the first option is not exercised the entire continuing interest for $150). In addition, pursuant to an Aircraft Contribution Agreement dated as of April 15, 1997, among Garden L.P. Holding Corp., MSG Eden Corporation, ITT MSG, Inc., ITT Flight Operations, Inc. and MSG, ITT has the right to cause to be contributed to MSG an ITT-owned aircraft which MSG has used for the Knicks and the Rangers. If the Compnay causes such Contribution to occur, in consideration of the aircraft contribution, Cablevision has agreed to add an additional $19 to the exercise price of each of ITT's "put" options. The Partnership Interest Transfer Agreement also includes a "call" option requiring ITT to sell its remaining stake in MSG on the third anniversary of the closing at fair market value, but not below a minimum price based on the "put" prices.

NEW ACCOUNTING PRONOUNCEMENT

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires replacement of primary and fully diluted earnings (loss) per share with basic and diluted earnings per share. The impact of SFAS No. 128 to the Company's current presentation is immaterial for all periods presented.

RECLASSIFICATIONS

     Certain amounts in the 1996 financial statements have been reclassified to conform to the current year presentation.

NET ASSETS HELD FOR SALE

     On April 29, 1997, ITT announced its intention to sell two of its Gaming properties: The Desert Inn Resort & Casino in Las Vegas, Nevada (the "Desert Inn"), and The Sheraton Casino in Tunica, Mississippi. For financial reporting purposes, the assets and liabilities attributable to these two properties have been classified in the Consolidated Balance Sheet as "Net assets held for sale."

     On August 1, 1997, ITT Sheraton Corporation entered into an agreement in principle with Davis Gaming, L.L.C. ("Davis Gaming"), a Delaware limited liability company owned by Marvin Davis, to form two 50/50 joint ventures to own the Desert Inn and the 34 acre parcel of land adjacent to the Desert Inn. The Desert Inn and the 34 acre parcel of land are currently owned by a subsidiary of ITT. Under the terms of the agreement in principle, ITT will receive $250 in cash, including a $150 cash payment from Davis Gaming and $100 from the proceeds of new debt issued by the Desert Inn joint venture. ITT, through its Caesars World, Inc. subsidiary, will manage the Desert Inn for a period of ten-years with an option to extend the management contract for an additional ten-year period. Over the next two years, the joint venture partners will consider the feasibility of developing a new hotel and casino on the 34 acre parcel. Should the decision be made to proceed, ITT will also manage the new property. At the insistence of Davis Gaming, the transaction documentation will include certain "change of control" provisions.

     This transaction, which is subject to the execution of definitive agreements, due diligence and certain other customary closing conditions, is expected to be completed by November 1, 1997. ITT's rights under the transaction will be retained by the Company after the completion of the Destinations Distribution.

SALE OF WBIS+

     On May 12, 1997, ITT Dow Jones Television, a general partnership in which each of ITT and Dow Jones & Company Inc. ("Dow Jones") owns a 50% interest, agreed to sell the Federal Communications Commission license of WBIS+ Channel 31 in New York City, to Paxson Communications Corporation for a purchase price of approximately $258. This agreement is subject to the approval of the Federal Communications Commission, which is expected to be received in 1997. This transaction is expected to be completed by the end of 1997.

THE HILTON OFFER

     On January 31, 1997, Hilton Hotels Corporation ("Hilton") commenced a tender offer for approximately 50.1% of the outstanding shares of ITT's common stock (the "Hilton Tender Offer") at $55 per share, net to the seller in cash and without interest upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 31, 1997 and the related Letter of Transmittal. The Hilton Tender Offer has been extended to September 29, 1997.

     Hilton has announced that, if the Hilton Tender Offer succeeds, it will obtain the entire equity interest in ITT by merging ITT with Hilton or a subsidiary of Hilton (the "Squeeze Out Merger" and, together with the Hilton Tender Offer, the "Hilton Transaction") in a transaction pursuant to which all shares not tendered and purchased pursuant to the Hilton Tender Offer (other than shares owned by Hilton and its subsidiaries or held in ITT's treasury) would be converted into the right to receive a number of shares of Hilton common stock, par value $2.50 per share, having a nominal value of $55 per share, subject to unspecified collar provisions. On August 7, 1997, Hilton amended the Hilton Tender Offer to increase the offered purchase price to $70 per share of ITT common stock and to indicate that each share not tendered pursuant to the Hilton Tender Offer would be converted in the Squeeze Out Merger into the right to receive a number of shares of Hilton common stock having a nominal value of $70 per share of ITT common stock, subject to unspecified collar conditions. The Hilton Transaction is more fully described in the Tender Offer Statement on
Schedule 14D-1 filed by Hilton with the Securities and Exchange Commission.

                          BUSINESS SEGMENT INFORMATION
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                 REVENUES             INCOME
                                                             -----------------     -------------
                                                                  SIX MONTHS ENDED JUNE 30,
                                                             -----------------------------------
                                                              1997       1996      1997     1996
                                                             ------     ------     ----     ----
Hotels.....................................................  $2,220     $2,086     $181     $158
Gaming.....................................................     514        533       98      117
                                                             ------     ------     ----     ----
  Ongoing Segments.........................................   2,734      2,619      279      275
Dispositions...............................................      81        121      (20)       6
                                                             ------     ------     ----     ----
  Total Segments...........................................   2,815      2,740      259      281
  Restructuring charge.....................................                         (58)      --
Other......................................................      --         --      (42)     (49)
                                                             ------     ------     ----     ----
                                                              2,815      2,740      159      232
Interest expense, net......................................                         (76)     (83)
Gain on sale of Alcatel Alsthom shares.....................                         183       --
Gain on sale of investment in Madison Square Garden........  ......                 200       --
Miscellaneous expenses, net................................                         (18)       9
Provision for income taxes.................................                        (189)     (70)
Minority equity............................................                          --       (2)
                                                                                   ----     ----
Income from continuing operations..........................                         259       86
Discontinued operations....................................                          20       30
                                                             ------     ------     ----     ----
                                                             $2,815     $2,740     $279     $116
                                                             ======     ======     ====     ====

                                                                     SCHEDULE II

                             ITT DESTINATIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                                                                 ADDITIONS (DEDUCTIONS)
                                                       -------------------------------------------
                                                       CHARGED TO                      WRITE-OFFS/
                                          BALANCE      COSTS AND      TRANSLATIONS     RECOVERIES/       BALANCE
              DESCRIPTION                JANUARY 1      EXPENSES       ADJUSTMENT         OTHER        DECEMBER 31
---------------------------------------  ---------     ----------     ------------     -----------     -----------
YEAR ENDED DECEMBER 31, 1996
Trade Receivables -- Allowance for
  doubtful accounts....................     $81           $ 39             $--            $   1           $ 121
Notes Receivable -- Allowance for
  doubtful accounts....................     $98           $ --             $--            $ (48)          $  50
YEAR ENDED DECEMBER 31, 1995
Trade Receivables -- Allowance for
  doubtful accounts....................     $26           $ 50             $--            $   5           $  81
Notes Receivable -- Allowance for
  doubtful accounts....................     $78           $ --             $--            $  20           $  98
YEAR ENDED DECEMBER 31, 1994
Trade Receivables -- Allowance for
  doubtful accounts....................     $13           $ 33             $--            $ (20)          $  26
Notes Receivable -- Allowance for
  doubtful accounts....................     $76           $  6             $--            $  (4)          $  78

                      STATEMENT OF STOCKHOLDERS RECEIVING
                           A DISTRIBUTION OF STOCK OF
                             ITT DESTINATIONS, INC.

              FILED PURSUANT TO TREASURY REGULATION SEC.1.355-5(B)

     1. The undersigned stockholder owning shares of ITT Corporation as of
                      , 1997 received a distribution on               , 1997 of
        stock in a controlled corporation (ITT Destinations, Inc.) to which
        Section 355 of the Internal Revenue Code applies.

     2. The names and addresses of the corporations involved are:
       (a) ITT Corporation
          1330 Avenue of the Americas
          New York, New York 10019-5490

        (b) ITT Destinations, Inc.
          1330 Avenue of the Americas
          New York, New York 10019-5490

     3. No stock or securities in ITT Corporation were surrendered by the undersigned.

     4. ________ common shares of ITT Destinations, Inc. were received.

     5. By letter dated               , 1997, Cravath, Swaine & Moore, special
        counsel to ITT Corporation, advised ITT Corporation that the distribution of shares of ITT Destinations, Inc. was a nontaxable
        Section 355 corporate separation.

                                          --------------------------------------
                                                       Stockholder